UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

METROPOLITAN HEALTH NETWORKS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Metropolitan Health Networks, Inc. Shareholder:

You are cordially invited to attend a special meeting of the shareholders of Metropolitan Health Networks, Inc., which is referred to as the “special meeting”, to be held on Friday, December 21, 2012, at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, Florida at 9:30 a.m., Eastern Time.

The board of directors of Metropolitan Health Networks, Inc., which is referred to as “Metropolitan”, has adopted and approved an agreement and plan of merger, which is referred to as the “merger agreement”, which provides for the acquisition of Metropolitan by Humana Inc., which is referred to as “Humana”. Pursuant to the terms of the merger agreement, Miner Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Humana, which is referred to as “merger subsidiary”, will merge with and into Metropolitan, and Metropolitan will continue as a wholly-owned subsidiary of Humana, which is referred to as the “merger”.

In the merger, each issued and outstanding share of common stock, par value $0.001, of Metropolitan (other than any shares owned by Metropolitan, Humana, merger subsidiary or any of their respective subsidiaries) will automatically be converted into the right to receive $11.25 per share in cash, without interest and less any required withholding taxes.

The common stock of Metropolitan currently trades on the New York Stock Exchange, which is referred to as the “NYSE”, under the symbol “MDF”. On November 2, 2012, the last trading day before the proposed merger was publicly announced, the closing price per share of the common stock of Metropolitan as reported by the NYSE was $10.85.

After careful consideration, the board of directors of Metropolitan, which is referred to as the “Metropolitan Board”, has unanimously adopted and approved the merger agreement and approved the merger and has determined that the merger agreement and the transactions contemplated thereby are in the best interests of Metropolitan and the shareholders of Metropolitan.

At the special meeting you are being asked to adopt and approve the merger agreement and to approve the merger. In addition, you are being asked to approve the adjournment of the Metropolitan special meeting under certain circumstances and to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Metropolitan to its named executive officers in connection with the merger.

The Metropolitan Board unanimously recommends that Metropolitan shareholders vote “FOR” the adoption and approval of the merger agreement and approval of the merger, “FOR” the adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and to approve the merger at the time of the Metropolitan special meeting and “FOR” the “golden parachute” compensation proposal.

In addition to the adoption and approval of the merger agreement and approval of the merger by the affirmative vote of holders of a majority of the outstanding shares of Metropolitan common stock, the obligations of Metropolitan and Humana to complete the merger are also subject to the satisfaction (or, to the extent permissible, waiver) of several other conditions to the merger set forth in the merger agreement and described in this proxy statement. More information about Metropolitan, Humana, and the proposed merger is contained in this proxy statement. We urge you to read this proxy statement and the merger agreement included as Annex A to this proxy statement carefully and in their entirety.

Thank you for your consideration and support.

Michael M. Earley Chairman and Chief Executive Officer Metropolitan Health Networks, Inc.

This proxy statement is dated November 26, 2012, and, together with the accompanying proxy card, is first being mailed to Metropolitan shareholders on or about November 26, 2012.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER DESCRIBED IN THIS PROXY STATEMENT OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED. THE FAILURE TO VOTE YOUR SHARES OF METROPOLITAN COMMON STOCK WILL HAVE THE SAME EFFECT AS A VOTE “AGAINST” APPROVAL OF THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND TO APPROVE THE MERGER.

REFERENCES TO ADDITIONAL INFORMATION

Except where we indicate otherwise, as used in this proxy statement, “Metropolitan” refers to Metropolitan Health Netoworks, Inc. and its consolidated subsidiaries, “Humana” refers to Humana Inc. and its consolidated subsidiaries, and “merger subsidiary” refers to Miner Acquisition Subsidiary, Inc.

Metropolitan’s filings with the Securities and Exchange Commission, which is referred to as the “SEC”, may be obtained for free by accessing Metropolitan’s website at www.metcare.com and clicking on the link entitled “About Us”, then clicking on the “Investors” link and then clicking on the link for “SEC Filings”. Information contained on Metropolitan’s website or any other website is not incorporated by reference into this proxy statement, and you should not consider information contained on those websites as part of this proxy statement.

Metropolitan will provide you with copies of this information relating to Metropolitan, without charge, if you request them in writing or by telephone from:

Metropolitan Health Networks, Inc.

777 Yamato Road, Suite 510

Boca Raton, Florida 33431

Telephone: (561) 805-8500

If you would like to request documents, please do so by December 18, 2012 in order to receive them before the Metropolitan special meeting.

Humana has supplied certain information contained in this proxy statement relating to Humana.

METROPOLITAN HEALTH NETWORKS, INC.

777 Yamato Road, Suite 510

Boca Raton, Florida 33431

Telephone: (561) 805-8500

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON

DECEMBER 21, 2012

To the Shareholders of Metropolitan Health Networks, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Metropolitan Health Networks, Inc., a Florida corporation, which is referred to as “Metropolitan”, will be held at 9:30 a.m., Eastern Time, on Friday, December 21, 2012, at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, Florida, to consider and vote on the following proposals:

1.	a proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 3, 2012, among Humana Inc., which is referred to as “Humana”, Miner Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Humana formed for the purpose of the merger, and Metropolitan, which is referred to as the “merger agreement”, a copy of which is attached as Annex A to the accompanying proxy statement, pursuant to which Metropolitan will become a wholly-owned subsidiary of Humana, which is referred to as the “merger”, and to approve the merger;

2.	a proposal to approve an adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposal; and

3.	a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Metropolitan to its named executive officers in connection with the merger.

The Board of Directors of Metropolitan has unanimously adopted and approved the merger agreement and the transactions contemplated thereby and has unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of Metropolitan and its shareholders. The Board of Directors of Metropolitan unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and the approval of the merger, “FOR” the adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposal and “FOR” the “golden parachute” compensation proposal.

Only shareholders of record at the close of business on November 16, 2012 are entitled to notice of the special meeting and to vote at the special meeting and any adjournments or postponements of the special meeting. The merger cannot be completed unless the merger agreement is adopted and approved and the merger is approved by the affirmative vote of the holders of a majority of the outstanding shares of Metropolitan common stock as of the record date.

Metropolitan directs your attention to the proxy statement accompanying this notice for more information regarding the matters proposed to be acted upon at the Metropolitan special meeting. You are encouraged to read the entire proxy statement carefully including the merger agreement, which is included as Annex A to the proxy statement.

Your vote is very important. Whether or not you plan to attend the special meeting in person, please complete, sign and date the enclosed proxy card(s) as soon as possible and return it in the postage-prepaid envelope provided or submit your proxy by telephone or the internet in accordance with the instructions printed on the enclosed proxy card. Submitting a proxy now will not prevent you from being able to vote at the special meeting by attending in person and casting a vote. However, if you do not return or submit your proxy or vote in person at the Metropolitan special meeting, the effect will be the same as a vote against the merger agreement and the merger.

By order of the board of directors,

Roberto L. Palenzuela, Esq.
General Counsel and Secretary

YOUR VOTE IS VERY IMPORTANT.

Please complete, date, sign and return your proxy card(s) in the postage-prepaid envelope provided or submit your proxy by telephone or the internet in accordance with the instructions printed on your proxy card(s) at your earliest convenience so that your shares are represented at the Metropolitan special meeting.

Boca Raton, Florida, November 26, 2012

(i)

Payment Procedures	71
Exchange of Shares	71
Lost Stock Certificates	72
Effect of the Merger on Metropolitan’s Stock Options	72
Effect of the Merger on Metropolitan’s Restricted Stock Awards	72
Representations and Warranties	72
Covenants and Agreements	75
Conditions to Completion of the Merger	84
Termination of the Merger Agreement	86
Termination Fees and Expenses	88
Third Party Beneficiaries	89
Prevailing Parties	90
Amendments and Waivers	90

THE METROPOLITAN SPECIAL MEETING	91

Overview	91
Date, Time and Place of the Metropolitan Special Meeting	91
Purposes of the Metropolitan Special Meeting	91
Metropolitan Board of Directors Recommendation	91
Record Date; Outstanding Shares; Shares Entitled to Vote	91
Quorum	92
ITEM 1 — PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND TO APPROVE THE MERGER.	93
ITEM 2 — PROPOSAL TO APPROVE AN ADJOURNMENT OF THE METROPOLITAN SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE MERGER AGREEMENT.	93
ITEM 3 — “GOLDEN PARACHUTE” COMPENSATION PROPOSAL.	93
Stock Ownership and Voting by Metropolitan’s Directors and Executive Officers	94
How to Vote	94
Voting of Proxies	96
Revoking Your Proxy	96
Other Voting Matters	96
Stock Certificates	97
Solicitation of Proxies; Expenses of Solicitation	97
Assistance	97

INFORMATION ABOUT METROPOLITAN	97

FUTURE SHAREHOLDER PROPOSALS	98

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS	99

WHERE YOU CAN FIND MORE INFORMATION	99

Annex A — Agreement and Plan of Merger	A-1

Annex B — Opinion of Barclays Capital Inc.	B-1

(ii)

QUESTIONS AND ANSWERS ABOUT THE METROPOLITAN SPECIAL MEETING OF

SHAREHOLDERS AND THE MERGER

The following are some questions that you, as a shareholder of Metropolitan Health Networks, Inc., which is referred to as “Metropolitan”, may have regarding the merger, the adjournment proposal, the “golden parachute” compensation proposal and the special meeting of the Metropolitan shareholders described in this proxy statement, which is referred to as the “special meeting”, and brief answers to those questions. Metropolitan urges you to read carefully this entire proxy statement, including the annexes and the other documents to which we have referred you in their entirety because this section may not provide all of the information that is important to you with respect to the merger, the adjournment proposal, the “golden parachute” compensation proposal and the Metropolitan special meeting.

The Merger

Q:	Why am I receiving this proxy statement?

A:	The board of directors of Metropolitan, which is referred to as the “Metropolitan Board”, has unanimously adopted and approved an agreement and plan of merger, which is referred to as the “merger agreement”, which provides for the acquisition of Metropolitan by Humana Inc., which is referred to as “Humana”. Pursuant to the terms of the merger agreement, Miner Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Humana, which is referred to as “merger subsidiary”, will merge with and into Metropolitan, and Metropolitan will continue as a wholly-owned subsidiary of Humana, which is referred to as the “merger”. The merger agreement is described in this proxy statement and a copy of the merger agreement is attached to this proxy statement as Annex A. See “The Merger Agreement”.

In order to complete the merger and the other transactions contemplated by the merger agreement, Metropolitan shareholders must adopt and approve the merger agreement and approve the merger, and all other conditions to the merger set forth in the merger agreement must be satisfied (or waived, to the extent permitted). Metropolitan shareholders will vote on the adoption and approval of the merger agreement and the approval of the merger at the Metropolitan special meeting.

As required by law, Metropolitan shareholders will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Metropolitan to its named executive officers in connection with the merger.

This proxy statement contains important information about the merger agreement, the transactions contemplated by the merger agreement, the “golden parachute” compensation proposal, and the Metropolitan special meeting. You should read this proxy statement carefully and in its entirety. The enclosed proxy materials allow you to grant a proxy and vote on the proposals without attending the Metropolitan special meeting in person.

Your vote is very important. Metropolitan encourages you to complete, date, sign and return your proxy card(s) in the postage-prepaid envelope provided or to submit your proxy by telephone or the internet in accordance with the instructions printed on the enclosed proxy card as soon as possible.

Q:	What will happen in the merger?

A:	In the merger, merger subsidiary will merge with and into Metropolitan, and Metropolitan will continue as the surviving corporation and a wholly-owned subsidiary of Humana.

Q:	What will Metropolitan shareholders receive in the merger?

A:

At the effective time of the merger, which is referred to as the “effective time”, each share of Metropolitan common stock will be converted into the right to receive $11.25 in cash, without interest and less any required withholding taxes, which is referred to as the “merger consideration”. Any shares of Metropolitan owned by Metropolitan, Humana or merger subsidiary or any of their respective subsidiaries, will not be convertible into the merger consideration.

Prior to the effective time, each outstanding option to purchase shares of Metropolitan common stock will become fully vested and exercisable and will be cancelled in exchange for the right to receive, at the effective time, an amount in cash equal to the product of (1) the total number of shares of Metropolitan common stock subject to such option, multiplied by (2) the excess, if any, of $11.25 over the exercise price per share of such option, without interest and less any required withholding taxes.

Prior to the effective time, each restricted share of Metropolitan common stock will become fully vested and will be converted into the right to receive, at the effective time, $11.25 in cash, without interest and less any required withholding taxes.

Q:	How does the per share merger consideration to be received by Metropolitan shareholders compare to the market price of Metropolitan common stock before the announcement of the merger?

A:

The per share Merger Consideration represents a premium of approximately 3.7% over the closing price of $10.85 per share of Metropolitan common stock on the NYSE on November 2, 2012, the last trading day before the public announcement of the merger agreement. The closing prices of the Metropolitan common stock on the 31st, 60th and 90th days prior to the public announcement of the merger were $9.91, $8.48 and $7.83, respectively.

Q:	What am I being asked to vote on?

A:	Metropolitan shareholders are being asked to vote on the following proposals:

•	to adopt and approve the merger agreement, a copy of which is attached as Annex A to this proxy statement, and to approve the merger;

•

to approve the adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and to approve the merger at the time of the Metropolitan special meeting; and

•	to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Metropolitan to its named executive officers in connection with the merger.

The adoption and approval of the merger agreement and the approval of the merger by Metropolitan shareholders is a condition to the obligations of Metropolitan and Humana to complete the merger. Neither the approval of the proposal to adjourn the Metropolitan special meeting, if necessary, nor the approval of the “golden parachute” compensation proposal is a condition to the obligations of Metropolitan or Humana to complete the merger.

Q:	Why is Metropolitan proposing the merger?

A:	The Metropolitan Board believes that the transaction will allow Metropolitan shareholders to receive maximum value. To review the reasons for the merger in greater detail, see “The Merger — Metropolitan’s Reasons for the Merger”.

Q:	How does the Metropolitan Board recommend that you vote on the proposal to adopt and to approve the merger agreement and to approve the merger?

A:	The Metropolitan Board has unanimously adopted and approved the merger agreement and approved the merger and has unanimously determined that the merger agreement and the transactions contemplated thereby are in the best interests of Metropolitan and its shareholders. The Metropolitan Board unanimously recommends that Metropolitan shareholders vote “FOR” the proposal to adopt and approve the merger agreement and to approve the merger at the Metropolitan special meeting. See “The Merger — Recommendations of the Metropolitan Board”.

Q:	Does the Metropolitan Board recommend that shareholders approve the adjournment of the Metropolitan special meeting, if necessary?

A:	Yes. Metropolitan Board unanimously recommends that you vote “FOR” the proposal to adjourn the Metropolitan special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and to approve the merger at the time of the Metropolitan special meeting. See “Item 2—Proposal To Approve An Adjournment Of The Metropolitan Special Meeting, If Necessary, To Solicit Additional Proxies To Adopt and Approve the Merger Agreement and To Approve the Merger”.

Q:	What is “golden parachute” compensation and why am I being asked to vote on it?

A:	The Securities and Exchange Commission has adopted rules that require Metropolitan to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is certain compensation that is tied to or based on the merger and that will or may be paid by Metropolitan to its named executive officers in connection with the merger. This proposal is referred to in this proxy statement as the “golden parachute” compensation proposal.

Q:	Does the Metropolitan Board recommend that shareholders approve the “golden parachute” compensation proposal?

A:	Yes. The Metropolitan board of directors unanimously recommends that you vote “FOR” the proposal to approve the “golden parachute” compensation payments that will or may be paid by Metropolitan to its named executive officers in connection with the merger. See “Item 3—“Golden Parachute” Compensation Proposal”.

Q:	What happens if the “golden parachute” compensation is not approved?

A:	Approval of the “golden parachute” compensation is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, Metropolitan may pay “golden parachute” compensation to its named executive officers in connection with the merger even if Metropolitan shareholders fail to approve the “golden parachute” compensation proposal.

Q:	What are the quorum requirements for the Metropolitan special meeting?

A:

The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Metropolitan’s common stock entitled to vote at the special meeting is necessary to constitute a quorum with respect to all matters presented. Shares of Metropolitan common stock held by shareholders present in person or represented at the special meeting but not voted, including shares of Metropolitan common stock for which proxies have been received but for which shareholders have abstained and shares held in “street name” with respect to which shareholders have failed to provide voting instructions to the broker, bank or other nominee holding such shares, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. If a quorum is not present at the special meeting, the special meeting may be adjourned or postponed to solicit additional proxies.

Q:	What shareholder vote is required for the approval of each proposal?

A:	The following are the vote requirements for the proposals:

•

Adoption and Approval of the Merger Agreement and Approval of the Merger: The affirmative vote of holders of at least a majority of the shares of Metropolitan common stock outstanding and entitled to vote on the proposal. Accordingly, a Metropolitan shareholder’s abstention from voting, the failure of a Metropolitan shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to that broker, bank or other nominee or a Metropolitan shareholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•	Adjournment (if necessary):

•

If a quorum exists, the meeting may be adjourned by the affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the Metropolitan special meeting and voting on the proposal. Under such circumstances, a Metropolitan shareholder’s abstention from voting or the failure of a Metropolitan shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to that broker, bank or other nominee or a Metropolitan shareholder’s other failure to vote will have no effect on the proposal.

•

If a quorum does not exist, an adjournment will require the affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the Metropolitan special meeting and entitled to vote on the proposal. Under such circumstances, a Metropolitan shareholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal, while the failure of a Metropolitan shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to that broker, bank or other nominee or a Metropolitan shareholder’s other failure to vote will have no effect on the proposal.

•

Approval of Golden Parachute Compensation: The affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the Metropolitan special meeting and voting on the proposal. Accordingly, a Metropolitan shareholder’s abstention from voting, the failure of a Metropolitan shareholder who holds his or her shares in “street name” through a broker, bank or other nominee to give voting instructions to that broker, bank or other nominee or a Metropolitan shareholder’s other failure to vote will have no effect on the proposal.

Q:	Why is your vote important?

A:	In order to complete the merger, Metropolitan shareholders must vote to adopt and approve the merger agreement and to approve the merger.

Q:	Do Metropolitan shareholders have appraisal rights?

A:	No. Metropolitan shareholders will not be entitled to appraisal rights under the Florida Business Corporation Act, which is referred to as the “FBCA”, or Metropolitan’s Articles of Incorporation. Accordingly, Metropolitan’s shareholders will have no right to dissent and obtain payment for their shares in connection with an appraisal process.

Q:	What happens if I sell or transfer my shares of Metropolitan common stock after the record date but before the special meeting?

A:	The record date for Metropolitan shareholders entitled to vote at the Metropolitan special meeting is earlier than both the date of the Metropolitan special meeting and the consummation of the merger. If you sell or transfer your shares of Metropolitan common stock after the record date but before the special meeting, you will, unless other arrangements are made (such as provision of a proxy), retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you sell or transfer your shares.

Q:	When do Metropolitan and Humana expect to complete the merger?

A:	If the merger agreement is adopted and approved and the merger is approved at the Metropolitan special meeting, Metropolitan and Humana expect to complete the merger as soon as possible after the satisfaction of the other conditions to the merger. The closing of the merger, which is referred to as the “closing”, will occur at a date and time agreed to by the parties, but no later than the third business day following the date on which all of the conditions to the merger (unless the parties agree on another time) are satisfied or, to the extent permissible, waived, other than conditions that, by their nature are to be satisfied at the closing (but subject to satisfaction, or, to the extent permissible, waiver of those conditions at closing). Metropolitan and Humana expect that the transaction will be completed by the end of the first calendar quarter of 2013. However, upon the adoption and approval of the merger agreement and approval of the merger by the Metropolitan shareholders, Metropolitan and Humana intend to consummate the merger as soon as commercially practicable, which could be earlier than the end of the first calendar quarter of 2013. See “The Merger Agreement — The Merger; Closing”.

Q:	What are the U.S. federal income tax consequences of the merger to Metropolitan shareholders?

A:	In general, the exchange of shares of Metropolitan common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes with respect to all of the merger consideration. See “Material United States Federal Income Tax Consequences” for more information. Metropolitan urges its shareholders to consult a tax advisor about the tax consequences of the exchange of the shares of Metropolitan common stock for cash pursuant to the merger in light of the particular circumstances of each Metropolitan shareholder.

Q:	What happens if the merger is not consummated?

A	If the merger agreement is not adopted and approved and the merger is not approved by Metropolitan shareholders or if the merger is not consummated for any other reason, Metropolitan shareholders will not receive any payment for their shares in connection with the merger. Instead, Metropolitan will remain an independent public company and Metropolitan common stock will continue to be listed and traded on the NYSE.

Under specified circumstances, Metropolitan may be required to pay to Humana a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fees and Expenses.”

Q:	Should I send in my stock certificates now?

A:	NO, PLEASE DO NOT SEND YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY CARD(S). If the merger is completed, Metropolitan shareholders will be sent written instructions for sending in their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares. See “The Metropolitan Special Meeting — Proxy Solicitations and Expenses”, and “The Merger Agreement — Exchange of Shares”.

Q:	Who can answer my questions about the merger?

A:	If you are a Metropolitan shareholder and have any questions about the merger or the Metropolitan special meeting, need assistance in voting your shares of Metropolitan common stock, or need additional copies of this proxy statement or the enclosed proxy card, you should contact:

Georgeson Inc.

199 Water Street,

26th FloorNew York, NY 10037

Banks and Brokers Call: (212) 440-9800

All Others Call Toll-Free: (800) 267-4403

or

Metropolitan Health Networks, Inc.

777 Yamato Road, Suite 510

Boca Raton, Florida 33431

Attention: Roberto L. Palenzuela, Esq.

General Counsel and Secretary

Telephone: (561) 805-8500

The Special Meeting

Q:	When and where will the Metropolitan special meeting be held?

A:	The Metropolitan special meeting will be held at 9:30 a.m., Eastern Time, on Friday, December 21, 2012, at the Boca Raton Marriott at Boca Center, 5150 Town Center Circle, Boca Raton, Florida.

Q:	Who is eligible to vote at the Metropolitan special meeting?

A:	Owners of Metropolitan common stock are eligible to vote at the Metropolitan special meeting if they were shareholders of record at the close of business on November 16, 2012. See “The Metropolitan Special Meeting — Record Date; Outstanding Shares; Shares Entitled to Vote”.

Q:	What is a proxy?

A:	A proxy is a shareholder’s legal designation of another person, referred to as a “proxy,” to vote shares of such shareholder’s common stock at a shareholders’ meeting. The document used to designate a proxy to vote your shares of Metropolitan common stock is called a “proxy card”.

Q:	What should I do now?

A:	You should read this proxy statement carefully, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope as soon as possible so that your shares will be represented and voted at the Metropolitan special meeting. You may also submit your proxy by telephone or the internet in accordance with the instructions printed on the enclosed proxy card.

A number of brokers, banks and other nominees participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the internet. This option, if available, will be reflected in the voting instructions from the broker, bank or other nominee that accompany this proxy statement. If your shares are held in an account at a broker, bank or other nominee that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the broker, bank or other nominee. See “The Metropolitan Special Meeting — How to Vote”.

Q:	May I attend the Metropolitan special meeting?

A:	All Metropolitan shareholders of record as of the close of business on November 16, 2012, the record date for the Metropolitan special meeting, may attend the Metropolitan special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the Metropolitan special meeting, you must present proof of your ownership of Metropolitan common stock, such as a bank or brokerage account statement, to be admitted to the meeting. You also must present at the meeting a proxy issued to you by the holder of record of your shares.

Q:	If I am going to attend the Metropolitan special meeting, should I return my proxy card(s)?

A:	Yes. Returning your completed, signed and dated proxy card(s) ensures that your shares will be represented and voted at the Metropolitan special meeting. See “The Metropolitan Special Meeting — How to Vote”.

Q:	How will my proxy be voted?

A:	If you complete, sign and date your proxy card(s) or submit your proxy by telephone or the internet, your shares will be voted in accordance with your instructions. If you sign and date your proxy card(s) or submit your proxy by telephone or the internet but do not indicate how you want to vote at the special meeting, your shares will be voted “FOR” the adoption and approval of the merger agreement and the approval of the merger, “FOR” the adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and to approve the merger, and “FOR” the “golden parachute” compensation proposal.

Q:	What if my broker, bank or other nominee holds my shares in “street name?”

A:	If a broker, bank or other nominee holds your shares for your benefit but not in your own name, your shares are in “street name.” A number of brokers, banks and other nominees participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a broker, bank or other nominee that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the broker, bank or other nominee. The internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Metropolitan special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the Metropolitan special meeting, you must present proof of your ownership of Metropolitan common stock, such as a bank or brokerage account statement, to be admitted to the meeting. In addition, you must first obtain a signed and properly executed legal proxy from your bank, broker or other nominee to vote your shares held in “street name” at the Metropolitan special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. If you are a shareholder of record (that is, you hold your shares in your own name), you can change your vote by:

•

sending a written notice to the General Counsel and Secretary of Metropolitan, bearing a date later than the date of the proxy, that is received prior to the Metropolitan special meeting and states that you revoke your proxy;

•

submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 p.m., Eastern Time, on December 20, 2012, or by signing, dating and delivering a new valid proxy card(s) bearing a later date that is received prior to the Metropolitan special meeting; or

•

attending the Metropolitan special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke your proxy.

If your shares of Metropolitan common stock are held in “street name” by your broker, bank or other nominee you will need to follow the instructions you receive from your broker, bank or other nominee to revoke or change your proxy.

Q:	What if I don’t provide my broker, bank or other nominee with instructions on how to vote?

A:	Generally, a broker, bank or other nominee may vote the shares that it holds for you only in accordance with your instructions. However, if your broker, bank or other nominee has not received your instructions, your broker, bank or other nominee has the discretion to vote on certain matters that are considered routine. A “broker non-vote” occurs if your broker cannot vote on a particular matter because your broker, bank or other nominee has not received instructions from you and because the proposal is not routine.

If you wish to vote on any of the proposals described in this proxy statement, you must provide instructions to your broker, bank or other nominee because such proposals are not routine. If you do not provide your broker, bank or other nominee with instructions with respect to any proposal, your broker, bank or other nominee will not be authorized to vote with respect to such proposal and a broker non-vote will occur. A broker non-vote will have the same effect as a vote “AGAINST” the adoption and approval of the merger agreement and the approval of the merger and will have no effect on the proposal to adjourn the Metropolitan special meeting or the “golden parachute” compensation proposal. Broker non-votes will be counted for purposes of determining whether a quorum is present at the Metropolitan special meeting.

Q:	What if I abstain from voting?

A:	Your abstention from voting will be counted in determining whether a quorum is present at the Metropolitan special meeting. If you abstain from voting with respect to the proposal to adopt and approve the merger agreement and to approve the merger, it will have the same effect as a vote “AGAINST” this proposal. Abstentions will count as a vote “AGAINST” the proposal to adjourn the Metropolitan special meeting, if necessary to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and to approve the merger (if a quorum does not exist) and the “golden parachute” compensation proposal. If a quorum exists, a Metropolitan shareholder’s abstention from voting will have no effect on the proposal to adjourn the Metropolitan special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and to approve the merger.

Q:	What does it mean if I receive multiple proxy cards?

A:	Your shares may be registered in more than one account, such as brokerage accounts and 401(k) accounts. It is important that you complete, sign, date and return each proxy card or voting instruction form you receive or vote using the telephone or over the internet as described in the instructions included with your voting instruction form(s).

Q:	Who is paying for this solicitation?

A:

Metropolitan is conducting this proxy solicitation and will bear the cost of soliciting proxies. Metropolitan directors, officers, and employees, as well as its proxy solicitor Georgeson Inc., may solicit proxies by mail,

e-mail, telephone, facsimile, or other means of communication. Metropolitan’s directors, officers and employees will not be paid additional remuneration for their roles. Metropolitan will also request brokers, banks and other nominees and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Metropolitan common stock that the brokers, banks or other nominees and fiduciaries hold of record. Upon request Metropolitan will reimburse them for their reasonable out-of-pocket expenses.

Q:	Where can I find more information about Metropolitan?

A:	See “Where You Can Find More Information”, which describes where you can find additional information regarding Metropolitan.

SUMMARY

This summary highlights material information from this proxy statement. It may not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the annexes, and the other documents to which this proxy statement refers to understand fully the merger and the related transactions. See “Where You Can Find More Information”. Each item in this summary includes a page reference directing you to a more complete description of those items.

The Companies

Metropolitan Health Networks, Inc. (page 97)

777 Yamato Road, Suite 510

Boca Raton, Florida 33431

Telephone: (561) 805-8500

www.metcare.com (The information contained on Metropolitan’s website is not deemed part of this proxy statement.)

Metropolitan is a for profit corporation incorporated under the laws of Florida. Metropolitan’s primary business is the operation of a provider services network, which is referred to as the “PSN”, primarily through its wholly-owned subsidiaries, Metcare of Florida, Inc. and Continucare Corporation, which is referred to as “Continucare”, the latter of which Metropolitan acquired on October 4, 2011. Prior to 2012, the PSN provided and arranged for the provision of healthcare services to Medicare Advantage, Medicaid and commercially insured customers only in the State of Florida. In 2012, the PSN expanded its operations to include Ohio, Kentucky and Indiana. At September 30, 2012, the PSN operated through 33 wholly-owned primary care practices, a wholly-owned oncology practice and contracted with independent physician affiliates, which are referred to as “IPAs”. As of September 30, 2012, the PSN operated throughout the Florida market, including in the cities of Miami, Ft. Lauderdale, West Palm Beach, Tampa, Daytona and Pensacola, as well as the Cincinnati, Ohio/Northern Kentucky and Indianapolis, Indiana markets.

Prior to the acquisition of Continucare, substantially all of Metropolitan’s revenue was derived from Medicare Advantage health plans operated by Humana. As a result of the acquisition of Continucare, Metropolitan now has managed care agreements under the Medicare Advantage and Medicaid programs, as well as commercially insured customers with, several additional health maintenance organizations, which are referred to as “HMOs”. Metropolitan’s most significant managed care agreements continue to be Medicare Advantage risk agreements with Humana. Metropolitan also has agreements with UnitedHealthcare of Florida, Inc., Vista Healthplan of South Florida, Inc. and its affiliated companies, a subsidiary of Coventry Health Care, Inc., and Wellcare Health Plans, Inc. and its affiliated companies (collectively, together with Humana, the “Contracting HMOs”) as well as other HMOs. Under its HMO contracts, the substantial majority of which are risk agreements, the Contracting HMOs assign to Metropolitan each member who has selected one of its physicians or IPAs as his or her primary care physician, referred to as a “Participating Customer”. Under its risk agreements, Metropolitan receives a capitated fee which is a significant percentage of the premium that the HMOs receive with respect to those Participating Customers. In return, Metropolitan takes full financial responsibility for the care of its Participating Customers, even for services it does not provide directly. Revenue from Humana accounted for 82.8% and 99.4% of Metropolitan’s total revenue in the third quarter of 2012 and 2011, respectively. Revenue from Humana accounted for 82.8% and 99.5% of Metropolitan’s total revenue in the nine months ended September 30, 2012 and 2011, respectively.

Metropolitan also has non-risk agreements with these HMOs. Under its non-risk agreements, Metropolitan receives a monthly administrative fee based on the number of Participating Customers for which it is providing services and, under certain of these agreements, Metropolitan also receives a percentage of any surplus generated as determined by the respective contract. The fees and Metropolitan’s portion of the surplus are recorded as revenue in the period in which services are provided. Under non-risk agreements, Metropolitan is not responsible for the cost of medical care provided to Participating Customers.

As of September 2012, Metropolitan provided services to or for approximately 70,400 Participating Customers on a risk basis and approximately 17,100 Participating Customers on a non-risk basis. Metropolitan also provides services to non-Participating Customers on a fee-for-service basis.

Metropolitan common stock is listed on the NYSE and trades under the symbol “MDF”. See “Where You Can Find More Information”, which describes where you can find additional information regarding Metropolitan.

Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

Telephone: (502) 580-1000

www.humana.com (The information contained on Humana’s website is not deemed part of this proxy statement.)

Headquartered in Louisville, Kentucky, Humana is a leading health care company that offers a wide range of insurance products and health and wellness services that incorporate an integrated approach to lifelong well-being. By leveraging the strengths of its core businesses, Humana believes that it can better explore opportunities for existing and emerging adjacencies in health care that can further enhance wellness opportunities for the millions of people across the nation with whom it has relationships.

Humana manages its business with three reportable segments: retail, employer group, and health and well-being services. The retail segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, marketed directly to individuals. The employer group segment consists of Medicare and commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products, as well as administrative services only products marketed to employer groups. The health and well-being services segment includes services offered to Humana’s health plan members as well as to third parties that promote health and wellness, including primary care, pharmacy, integrated wellness, and home care services. The other business segments consist of Humana’s military services, Medicaid, and closed-block long-term care businesses as well as its contract with Centers for Medicare and Medicaid Services, which is referred to as “CMS”, to administer the Limited Income Newly Eligible Transition program.

Miner Acquisition Subsidiary, Inc.

500 West Main Street

Louisville, Kentucky 40202

Telephone: (502) 580-1000

Miner Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Humana, is a Florida corporation formed on October 19, 2012, for the purpose of effecting the merger. Merger subsidiary will merge with and into Metropolitan at the effective time, with Metropolitan continuing as the surviving corporation and a wholly-owned subsidiary of Humana.

Commercial Agreements with Humana (page 63)

Pursuant to Metropolitan’s risk agreements with Humana, which are referred to as the “Humana Agreements”, at September 30, 2012, the PSN provided or arranged for the provision of healthcare services to

Medicare Advantage, Medicaid and commercial customers in Florida and has contract rights to expand its service offerings to additional Florida counties. The PSN assumes full financial responsibility for the provision or management of all necessary medical care for each Participating Customer covered by the Humana Agreements, each of whom is referred to as a “Humana Participating Customer”, even for services it does not provide directly. For approximately 25,000 Humana Participating Customers, the PSN and Humana share in the cost of inpatient hospital services and the PSN is responsible for the full cost of all other medical care provided to the Humana Participating Customers. For the remaining Humana Participating Customers, the PSN is responsible for the cost of all medical care provided, including the cost of inpatient hospital services. In return for the provision of these medical services, the PSN receives from Humana a capitation fee for each Humana Participating Customer established pursuant to the Humana Agreements. The amount the PSN receives from Humana represents a substantial percentage of the monthly premiums received by Humana from CMS or the State of Florida with respect to Humana Participating Customers. Revenue from Humana accounted for 82.8% and 99.4% of Metropolitan’s total revenue in the third quarter of 2012 and 2011, respectively. Revenue from Humana accounted for 82.8% and 99.5% of Metropolitan’s total revenue in the nine months ended September 30, 2012 and 2011, respectively.

In August 2012, Metropolitan formed a joint venture with Humana through which it has begun to operate in the Cincinnati, Ohio/Northern Kentucky and Indianapolis, Indiana markets. The joint venture, Symphony Health Partners—Midwest, LLC, which is referred to herein as “Symphony”, is jointly owned by Metropolitan’s wholly-owned subsidiary Symphony Health Partners, Inc. and Humana, with Symphony Health Partners, Inc. being the majority owner. For greater detail on the Humana Agreements, you are encouraged to read “The Merger—Certain Relationships between Humana and Metropolitan” on page 63.

Confidentiality Agreement (page 65)

On July 18, 2012, Metropolitan and Humana entered into a confidentiality agreement for the sole purpose of determining whether or not Humana would enter into an agreement with Metropolitan to acquire Metropolitan or a material amount of the assets or outstanding voting stock of Metropolitan and/or its subsidiaries. Under the terms of the confidentiality agreement, each of Metropolitan and Humana agreed that it will keep in confidence all confidential information (expect as required by applicable law) and will use such confidential information only in connection with evaluating, negotiating and consummating any potential transaction with the other party. The restrictions set forth in the confidentiality agreement expire on July 18, 2017.

The Merger; Closing (page 70)

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Florida law, at the effective time, merger subsidiary will merge with and into Metropolitan with Metropolitan continuing as the surviving corporation and a wholly-owned subsidiary of Humana. The surviving corporation is referred to in this proxy statement as “the surviving corporation”. As a result of the merger, Metropolitan will cease to be a publicly traded company.

Metropolitan encourages you to read the merger agreement in its entirety, which is attached as Annex A to this proxy statement, because it is the principal legal document that governs the merger.

Merger Consideration (page 71)

At the effective time, each share of Metropolitan common stock outstanding immediately before the effective time, other than shares owned by Metropolitan, Humana, merger subsidiary or their respective wholly-owned subsidiaries, will be converted into the right to receive $11.25 in cash, without interest and less any required withholding taxes.

Effect of the Merger on Metropolitan’s Stock Options (page 72)

Prior to the effective time, each outstanding option to purchase Metropolitan common stock will become fully vested and exercisable and will be canceled in exchange for the right to receive, at the effective time, a cash payment in an amount equal to the product of (a) the total number of shares of Metropolitan common stock subject to the option, and (b) the excess, if any, of $11.25 over the exercise price per share of such option, without interest and less any required withholding taxes. This cash payment, if any, will be made to the option holder as soon as reasonably practicable after the effective time.

Effect of the Merger on Metropolitan’s Restricted Stock Awards (page 72)

Prior to the effective time, each outstanding restricted stock award granted by Metropolitan will become fully vested and will be converted into the right to receive, at the effective time, a cash payment in an amount equal to the product of (a) the total number of shares of Metropolitan common stock subject to the restricted stock award, and (b) $11.25, without interest and less any required withholding taxes. This cash payment, if any, will be made to the restricted stock award holder as soon as reasonably practicable after the effective time.

Metropolitan’s Reasons for the Merger (page 37)

In evaluating the merger, the Metropolitan Board consulted with Metropolitan’s management, as well as Metropolitan’s legal and financial advisors. In reaching its decision to adopt and approve the merger agreement and to approve the merger and to recommend that Metropolitan shareholders adopt and approve the merger agreement and approve the merger, the Metropolitan Board considered a number of factors, including those listed in “The Merger — Metropolitan’s Reasons for the Merger”.

Recommendations of the Metropolitan Board (page 42)

The Metropolitan Board has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are in the best interests of Metropolitan and its shareholders and has unanimously adopted and approved the merger agreement and approved the merger. The Metropolitan Board has resolved to recommend that Metropolitan shareholders vote “FOR” the adoption and approval of the merger agreement and the approval of the merger.

Opinion of Metropolitan’s Financial Advisor (page 43)

In connection with the merger, the Metropolitan Board received a written opinion, dated November 3, 2012, from Barclays Capital Inc., referred to as “Barclays”, that as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the consideration to be offered to the holders of Metropolitan common stock in the proposed transaction is fair, from a financial point of view, to such shareholders. The full text of Barclays’ written opinion, dated November 3, 2012, is attached to this proxy statement as Annex B. Holders of Metropolitan common stock are encouraged to read Barclays’s opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Barclays. Barclays’ opinion was provided for the benefit of the Metropolitan Board (in its capacity as such) in connection with, and for the purpose of, its evaluation of the merger consideration from a financial point of view and did not address any other aspect of the merger. The opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available with respect to Metropolitan or Metropolitan’s underlying business decision to effect the merger. The summary of Barclays’ opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the opinion. The opinion does not constitute a recommendation to any shareholder as to how to vote or act with respect to the merger. See “The Merger — Opinion of Metropolitan’s Financial Advisor”.

The Metropolitan Special Meeting (page 91)

Record Date; Outstanding Shares; Shares Entitled to Vote. The record date for the Metropolitan special meeting is November 16, 2012. This means that you must be a shareholder of record of Metropolitan common stock at the close of business on November 16, 2012 to vote at the Metropolitan special meeting. At the close of business on the record date, there were 44,481,304 shares of Metropolitan common stock outstanding and entitled to vote, held by 240 holders of record. Each share of Metropolitan common stock entitles its holder to one vote on all matters properly presented at the special meeting.

At the Metropolitan special meeting, Metropolitan shareholders will be asked to consider and vote on the following proposals:

•	to adopt and approve the merger agreement and to approve the merger;

•

to approve the adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and to approve the merger at the time of the Metropolitan special meeting; and

•	to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by Metropolitan to its named executive officers in connection with the merger.

Quorum. The presence, in person or by proxy, of the holders of at least a majority of the outstanding shares of Metropolitan’s common stock entitled to vote at the special meeting is necessary to constitute a quorum with respect to all matters presented. Shares of Metropolitan common stock held by shareholders present in person or represented at the special meeting but not voted, including shares of Metropolitan common stock for which proxies have been received but for which shareholders have abstained and broker non-votes, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Required Vote. Adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of the holders of at least a majority of the shares of Metropolitan common stock outstanding and entitled to vote on the proposal at the special meeting. The proposal to adjourn the special meeting, if necessary, to solicit additional proxies to adopt and approve the merger agreement and to approve the merger (if a quorum exists) and the “golden parachute” compensation proposal will each require the affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the Metropolitan special meeting and voting on the proposal. If a quorum does not exist, the adjournment of the meeting, if necessary, to solicit additional proxies to adopt and approve the merger agreement and to approve the merger will require the affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Stock Ownership of Directors and Executive Officers of Metropolitan (page 60)

At the close of business on November 16, 2012, the directors and executive officers of Metropolitan beneficially owned and were entitled to vote approximately 2,254,092 shares of Metropolitan common stock, collectively representing approximately 5.07% of the shares of Metropolitan common stock outstanding on that date.

Interests of Metropolitan Directors and Executive Officers in the Merger (page 52)

In considering the recommendation of the Metropolitan Board, you should be aware that Metropolitan directors and executive officers may have financial interests in the merger that are in addition to or different from their interests as shareholders and the interests of Metropolitan shareholders generally and may present actual or potential conflicts of interest. The Metropolitan Board was aware of these interests and considered them, among other matters, in unanimously adopting and approving the merger agreement and approving the transactions contemplated thereby. You should consider these and other interests of Metropolitan directors and executive officers that are described in this proxy statement.

Such interests of Metropolitan directors and executive officers include the following:

•	certain executive officers of Metropolitan may continue as officers or employees of the surviving corporation or Humana following completion of the merger;

•

payment of cash bonuses for 2012, which, based on historical practice, would have been determined and paid in March 2013, were determined in November 2012 and are payable upon the earlier of the consummation of the merger or March 2013;

•

prior to the effective time, unvested stock options held by Metropolitan’s directors and executive officers will become fully vested and, thereafter, the directors and executive officers will be entitled to receive cash payments in connection with the cancellation of their respective stock options at the effective time;

•

prior to the effective time, restricted stock awards held by Metropolitan’s directors and executive officers will become fully vested and exercisable and, thereafter, the directors and executive officers will be entitled to receive cash payments in respect of their respective restricted stock awards at the effective time; and

•

Metropolitan’s directors and executive officers will be entitled to continued indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger for a period of six years following the effective time.

Conditions to Completion of the Merger (page 84)

The obligations of Metropolitan and Humana to complete the merger are subject to the satisfaction or, if permissible, waiver, of certain conditions, including:

•	the adoption and approval of the merger agreement and the approval of the merger by the shareholders of Metropolitan;

•

the absence of any order, injunction, decree or other legal restraint issued by any governmental authority, or other rule or regulation that is in effect and prevents or prohibits the consummation of the merger;

•

the expiration or termination of the waiting periods applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to as the “HSR Act”, and the absence of any proceeding, investigation or inquiry initiated by a governmental authority that is challenging or seeking to prevent or prohibit consummation of the merger or seeking to impose any undertaking, condition or consent decree to compel any material divestiture or operational restriction;

•	the accuracy of the representations and warranties of the other party and compliance by the other party with its respective obligations under the merger agreement;

•	Metropolitan’s cancellation of each outstanding share of series A preferred stock (by way of redemption, repurchase, conversion or other action of substantially similar effect); and

•	the absence of any changes, effects, developments or events that have had or would reasonably be expected to have a material adverse effect on Metropolitan.

Regulatory Approvals Required for the Merger (page 65)

The completion of the merger is subject to compliance with the HSR Act. The notifications required under the HSR Act to the U.S. Federal Trade Commission, which is referred to as the “FTC”, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the “Antitrust Division”, were filed on November 9, 2012.

Termination of the Merger Agreement (page 86)

The merger agreement may be terminated at any time before the effective time, whether or not the Metropolitan shareholders have approved the merger agreement:

•	by mutual written agreement of Metropolitan and Humana;

•	by either Metropolitan or Humana if:

•

the merger has not been consummated on or before the outside date of April 30, 2013 (which will be extended to May 10, 2013 if on the outside date only the closing conditions relating to the expiration or termination of the applicable waiting periods under the HSR Act and the absence of any proceedings, investigations or inquiries initiated by a governmental authority challenging or seeking to prevent or prohibit consummation of the merger or seeking to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction have not been satisfied); provided further that the right to terminate pursuant to this provision is not available to a party if the failure of the effective time to occur by the outside date is due wholly or partly to the failure of the party seeking to terminate to fulfill in all material respects all of its obligations under the merger agreement; or

•

if any governmental authority obtains, enacts, promulgates, issues or enforces any final and non-appealable arbitration award, finding or order restraining, enjoining, preventing, prohibiting or making illegal the consummation of the merger.

•	by Humana if:

•

Metropolitan breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause any of the conditions to the closing not to be satisfied and such breach, if curable, is not cured by the earlier of the outside date or 15 days after the receipt of written notice thereof or the day immediately prior to the outside date;

•

the Metropolitan Board fails to include in this proxy statement its recommendation to the Metropolitan shareholders that they approve the merger or effects a Metropolitan adverse recommendation change;

•	Metropolitan enters into an alternative acquisition agreement;

•	the Metropolitan Board approves or recommends any acquisition proposal;

•	Metropolitan or the Metropolitan Board publicly announce its intention to take any action described in the preceding three bullets;

•

a third party commences a tender or exchange offer constituting an acquisition proposal relating to Metropolitan’s securities, and Metropolitan does not send (within ten business days after such offer is first published) its shareholders a statement disclosing that the Metropolitan Board recommends rejection of such tender or exchange offer; or

•	the Metropolitan shareholders do not approve the merger at the special meeting.

•	by Metropolitan if:

•

(i) prior to obtaining the Metropolitan shareholders approval of the merger, the Metropolitan Board enters into a definitive agreement relating to a superior proposal and Metropolitan did not enter into such agreement in violation of its non-solicitation obligations under the merger agreement, and (ii) prior to or concurrent with the termination of the merger agreement, Metropolitan pays to Humana the expense reimbursement and termination fee discussed under “The Merger Agreement — Termination Fees and Expenses”;

•

Humana or merger subsidiary breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause any of the conditions to the closing not to be satisfied and such breach, if curable, is not cured by the earlier of the outside date or 15 days after the receipt of written notice thereof or the day immediately prior to the outside date; or

•	the Metropolitan shareholders do not approve the merger at the special meeting.

Termination Fees and Expenses (page 88)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination of the Merger Agreement”:

•

Metropolitan may be obligated to pay to Humana a termination fee of $16 million and to reimburse Humana for up to $5.333 million of its out-of-pocket costs and expenses incurred in connection with the merger agreement; or

•	Humana may be obligated to reimburse Metropolitan for up to $5.333 million of its out-of-pocket costs and expenses incurred in connection with the merger agreement.

In the event of a termination of the merger agreement due to the breach or failure to perform by any party to the agreement, the non-breaching party will be entitled to pursue and recover such additional damages as it may be entitled to under applicable law resulting from the breach or failure to perform by the other party which gave rise to the right to terminate the merger agreement. Metropolitan and Humana expressly agreed that such additional damages may include damages based on the loss of economic benefits of the transactions contemplated by the merger agreement to the non-breaching party and, in the case of Metropolitan, to its shareholders.

In general, except as described above, each of Metropolitan and Humana will bear its own expenses in connection with the merger agreement and the related transactions.

Material United States Federal Income Tax Consequences (page 67)

In general, the exchange of shares of Metropolitan common stock for cash pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes with respect to all of the merger consideration. You should read the section entitled “Material United States Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the transaction. Tax matters can be complicated, and the tax consequences of the transaction to Metropolitan shareholders will depend on their particular tax situations. Metropolitan shareholders should consult their tax advisors to determine the tax consequences of the transaction to them.

No Appraisal Rights (page 66)

No appraisal rights are available under the FBCA or Metropolitan’s articles of incorporation for any Metropolitan shareholder who dissents from or votes against any of the proposals presented for consideration. See “The Merger — No Rights of Appraisal.”

Litigation Relating to the Merger (page 66)

Since November 8, 2012, seven putative class action complaints challenging the merger have been filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida by plaintiffs seeking to represent a class of Metropolitan shareholders. All the cases have been consolidated as In re Metropolitan Health Networks Shareholder Litigation matter, Case No. 2012-CA-020609-XXXX-MB-AF.

The complaint in each of these suits names Metropolitan, the members of the Metropolitan Board, Humana and merger subsidiary as defendants. The complaints allege that the merger consideration is inadequate and the product of conflicts of interest, that the Metropolitan Board breached their fiduciary obligations to Metropolitan’s stockholders in approving the merger agreement, and assert that the other defendants aided and abetted the breach of those duties. In addition, two of the complaints allege that the disclosures in the preliminary proxy statement filed by Metropolitan on November 13, 2012 were inadequate. The complaints seek various forms of relief, including injunctive relief that would, if granted, prevent the completion of the merger, rescission if the merger is consummated, unspecified compensatory damages and attorneys’ fees and expenses.

All defendants intend to vigorously defend against these actions.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which is referred to as the “Securities Act”, and Section 21E of the Exchange Act. All statements that do not relate to historical or present facts, including without limitation information regarding Metropolitan’s expected future financial results, the expected completion and timing of the merger and other information related to the merger, are forward looking statements. Such statements are often expressed through the use of words such as “anticipate”, “approximate”, “believe”, “plan”, “estimate”, “expect”, “project”, “could”, “should”, “will”, “intend”, “may” and other similar expressions. These forward-looking statements are made based upon current expectations and beliefs and are subject to risks and uncertainties that could cause actual results to differ materially from those matters expressed or implied by these forward-looking statements.

The following risks and uncertainties, among others, could cause actual results to differ from those set forth in the forward-looking statements:

•	the failure to receive, on a timely basis or at all, the regulatory clearances required to complete the merger under the HSR Act;

•

the inability to complete the merger, on a timely basis or at all, due to the failure to obtain the approval of Metropolitan’s shareholders or the failure to satisfy any other condition to the completion of the merger;

•	the possible adverse effect on Metropolitan’s business and the price of its common stock if the merger is not completed;

•	diversion of management time and resources from day to day operations in seeking to complete the merger;

•

the effect of the announcement of the merger on Metropolitan’s business relationships, operating results and business generally, including the ability of Metropolitan to attract and retain key employees and to preserve its relationships with its patients, IPAs and other providers and Contracting HMOs (other than Humana);

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including under circumstances that could require Metropolitan to pay to Humana a termination of $16 million plus reimbursement of up to $5.333 million of expenses;

•	the amount of costs, fees, expenses and charges related to the merger;

•

limitations placed on Metropolitan’s ability to operate its business prior to the completion of the merger or termination of the merger agreement as a result of covenants contained in the merger agreement;

•

the litigation relating to the merger described in this proxy statement, which may delay or prevent the consummation of the merger and may cause Metropolitan to incur substantial defense costs and/or substantially divert the attention of Metropolitan’s management and its resources in general;

•	the length of time necessary to consummate the merger;

•	unforeseen material adverse changes to Metropolitan’s business and operations; and

•

other risk factors that are described from time to time in Metropolitan’s periodic and other filings with the SEC, including the risk factors discussed in Metropolitan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and Current Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 2012.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement and are not guarantees of performance or results. There can be no assurance that forward-looking statements will prove to be accurate. Shareholders should also understand that it is not possible to predict or identify all risk factors and that neither the preceding list nor the factors identified in Metropolitan’s SEC filings should be considered a complete statement of all potential risks and uncertainties. Metropolitan undertakes no obligation to publicly update or release any revisions to the preceding forward-looking statements to reflect events or circumstances after the date of this proxy statement except as required by law.

THE MERGER

The following is a description of the material aspects of the merger, which may not contain all of the information that is important to you and is qualified in its entirety by reference to the merger agreement attached to this proxy statement as Annex A. Shareholder are encouraged to read carefully this entire proxy statement, including the merger agreement, for a more complete understanding of the merger.

Overview

The Metropolitan Board has unanimously adopted and approved the merger agreement and the transactions contemplated by the merger agreement. Pursuant to the merger agreement, merger subsidiary will merge with and into Metropolitan, and Metropolitan will continue as the surviving corporation and a wholly-owned subsidiary of Humana. As a result of the merger, Metropolitan will cease to be a publicly traded company.

Merger Consideration

At the effective time, each share of Metropolitan common stock outstanding immediately before the effective time, other than shares owned by Metropolitan, Humana, merger subsidiary or their respective wholly-owned subsidiaries, will be converted into the right to receive $11.25 in cash, without interest and less any required withholding taxes.

Prior to the effective time, each outstanding option to purchase shares of Metropolitan common stock will become fully vested and exercisable and will be cancelled in exchange for the right to receive, at the effective time, an amount in cash equal to the product of (1) the total number of shares of Metropolitan common stock subject to such option, multiplied by (2) the excess, if any, of $11.25 over the exercise price per share of such option, without interest and less any required withholding taxes.

Prior to the effective time, each restricted share of Metropolitan common stock will become fully vested and will be converted into the right to receive, at the effective time, $11.25 in cash, without interest and less any required withholding taxes.

Background of the Merger

Metropolitan believes that before any shareholder makes a decision whether to vote to approve the merger, it is important to understand various events that occurred, and actions taken by the Metropolitan Board, which led to the Metropolitan Board’s decision to sell Metropolitan to Humana pursuant to the terms of the merger agreement.

Historical Consideration of Strategic Alternatives

The Metropolitan Board and management have reviewed and modified from time to time Metropolitan’s operating strategy, business focus and performance objectives both in anticipation of and in response to various developments, trends, risks and conditions in and affecting Metropolitan’s business and Metropolitan’s industry. In particular, the Metropolitan Board reviewed with management the increasing consolidation trend in Metropolitan’s industry and how that trend could impact Metropolitan’s market share, competitive strengths and weaknesses, business opportunities and threats and short- and long-term value.

Between May 2007 and November 2011, several of Metropolitan’s most senior executives were contacted directly or through Metropolitan’s advisors on an unsolicited basis by certain parties that expressed an interest in pursuing a potential transaction with Metropolitan. The Metropolitan Board took the position that, although Metropolitan was not being positioned for sale, consistent with the Metropolitan Board’s fiduciary duties to Metropolitan’s shareholders, it would engage in exploratory discussions with bona fide third parties who demonstrated the willingness and ability to consummate a transaction that could offer Metropolitan’s shareholders maximum value relative to what the Metropolitan Board and management believed could be achieved through the continued execution of management’s business plan. Morgan Joseph TriArtisan LLC, which is referred to as “MJTA”, one of Metropolitan’s independent financial advisors engaged to advise the Metropolitan Board with respect to the sale of Metropolitan to Humana, assisted and advised the Metropolitan Board in connection with these unsolicited expressions of interest. Throughout this process, MJTA reviewed with management and the Metropolitan Board Metropolitan’s business model and strategic plans and had the opportunity to review and analyze, during that same period, the consolidation trend and valuation methodologies and transaction structures used by acquirors, sellers and business combination partners in various M&A transactions in Metropolitan’s industry.

Specifically, in addition to numerous exploratory discussions conducted by representatives of Metropolitan with third parties, the Metropolitan Board received and reviewed with management and MJTA unsolicited expressions of interest with respect to a number of diverse purchase, sale, business combination and recapitalization transactions described below.

In August 2007, the Board reviewed the proposed acquisition of all of Metropolitan’s outstanding common stock for cash by a medical group of similar size and market position as the PSN at a price per share of $2.75 to $3.00 at a time when the market price of Metropolitan’s common stock was approximately $1.85 per share. In November 2008, the Metropolitan Board reviewed the proposed acquisition of all of Metropolitan’s outstanding common stock for cash by a large, privately-held provider of managed healthcare services with operations in a number of states at a price per share of $2.25 to $2.45 at a time when the market price of Metropolitan’s common stock was approximately $1.75. In December 2008, the Metropolitan Board reviewed the proposed stock-for-stock combination of Metropolitan with another large operator of PSNs and related businesses at an implied, pro forma price per share (based upon the estimated trading price per share of the common stock of the resulting combined company) of $1.82 to $2.34 (which is referred to as the “stock swap merger”) at a time when the market price of Metropolitan’s common stock was approximately $1.47 per share. During this same month, the Metropolitan Board also received recapitalization proposals from the counterparty to the stock swap merger whereby the counterparty proposed to acquire a controlling interest in Metropolitan in exchange for certain assets and operations of the proponent. The Metropolitan Board also reviewed in December 2008 various business combination proposals between Metropolitan and Continucare.

High level discussions between representatives of Metropolitan and representatives of various interested parties ensued over this approximately 18-month period, but more detailed negotiations of the material terms and conditions, including a specific price per share, of these possible transactions never ensued because, among other reasons, the Metropolitan Board determined that the foregoing indications of price ranges did not adequately reflect the intrinsic value of Metropolitan’s common stock. However, in view of these inadequate price indications and the Metropolitan Board’s concern about the continued consolidation trend in Metropolitan’s industry, the Metropolitan Board instructed MJTA in the fourth quarter of 2008 to “test the waters” and contact certain of the parties who previously expressed an interest in acquiring Metropolitan to determine whether such parties would be willing to re-engage in exploratory discussions and share with Metropolitan their valuation methodologies, synergies analyses and integration strategies. MJTA’s efforts did not result in Metropolitan receiving any proposals that it believed merited further consideration.

Although no firm offers were received by Metropolitan, this transaction review process enabled the Metropolitan Board to more closely study the valuation techniques and transaction structures used in

Metropolitan’s industry (including by certain competitors of Metropolitan), and enhanced the Metropolitan Board’s understanding of various methodologies used to derive Metropolitan’s intrinsic value.

In conjunction with its review of the foregoing alternatives, from approximately September 2007 through September 2012 the Metropolitan Board, in consultation with MJTA and other advisors described below also reviewed organic growth (“stay the course”) and strategic acquisition strategies (including platform acquisitions and consolidation-oriented “tuck-in” transactions). Specifically, the Metropolitan Board reviewed during this time management’s long-term business plan and operating strategy in relation to prevailing and anticipated trends in Metropolitan’s industry and the potential divestiture of non-core assets and businesses to enhance profitability and increase shareholder value. In the course of this process, as a means to enhance shareholder value, in 2008, the Metropolitan Board determined to sell Metropolitan’s non-core HMO business (which was underperforming Metropolitan’s core PSN business, generating operating losses and disproportionally using Metropolitan’s resources) and to augment the organic growth of Metropolitan’s PSN business by acquiring small and more sizable PSNs and/or provider groups and establishing a presence in new domestic geographic markets. In August 2008, Metropolitan sold its HMO business to Humana, which allowed Metropolitan to expand its commercial relationship with Humana pursuant to a practice association agreement entered into with Humana as part of the sale. Following the sale, the Metropolitan Board executed a hybrid strategy of consummating “tuck-in” acquisitions of other PSNs (in many cases consisting of small individual physician practice groups) and establishing new primary care operations so that a substantial majority of the patients served by Metropolitan were treated by primary care practices owned by Metropolitan.

The foregoing process culminated in Metropolitan’s largest acquisition — the acquisition of Continucare on October 4, 2011. At the date of acquisition, Continucare provided managed care for approximately 36,400 Participating Customers (approximately 28,000 on a risk basis and approximately 8,400 on a non-risk basis) through its 19 medical centers and contracted independent physician affiliates. Substantially all of its revenues were derived from managed care agreements with four HMOs: Humana Medical Plans, Inc., UnitedHealthcare of Florida, Inc., Vista Healthplan of South Florida, Inc. and its affiliated companies, a subsidiary of Coventry Health Care, Inc. and Wellcare Health Plans, Inc.

The Continucare acquisition was completed for a total purchase price of approximately $417 million. The Metropolitan Board authorized the acquisition and determined that it was in the best interest of Metropolitan and its shareholders because of: (i) the expectation that the resources and economies of scale resulting from the newly combined company would facilitate the development of new business relationships and enable Metropolitan to execute strategic and financial transactions not available to it on a stand-alone basis, (ii) anticipated risks for smaller PSNs/providers in the healthcare industry in the wake of Congress’ adoption of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2012, which are collectively referred to as the “Reform Acts”, including reimbursement rate reductions and increased regulatory burdens, adverse market and economic conditions, continued consolidation in Metropolitan’s industry, and the potential impact of the foregoing on Metropolitan’s growth, development, profitability and strategic direction; (iii) the expectation that the newly combined company’s larger economic scale and enhanced growth prospects would increase Metropolitan’s value as a potential acquisition target or business combination partner; and (iv) the expectation that the newly combined company would be followed more closely and viewed more favorably by Wall Street equity research analysts and the equity capital markets, and that Metropolitan would have greater access to external sources of financing on better commercial terms, thereby favorably impacting the liquidity in, and market price of, Metropolitan’s common stock. The closing price of Metropolitan’s common stock on the date the Continucare acquisition was consummated was $4.78 per share. In connection with the Continucare acquisition, Metropolitan borrowed a total of $315 million under two credit facilities.

Metropolitan’s senior management believed that the Continucare acquisition positioned Metropolitan as the fourth largest MSO in the United States and established a platform for potential accelerated organic growth and growth through further acquisitions. Between August 2011 and February 2012, the Metropolitan Board considered several potential strategic acquisitions of and/or business combinations with operating companies in

Metropolitan’s industry. Most notably, in February 2012, with the assistance of Barclays and MJTA, the Metropolitan Board engaged in exploratory acquisition and/or combination discussions with two large strategic operating companies, each of which was among the ten largest MSOs in the United States. Barclays was contacted by Metropolitan because of the magnitude of the external financing that would be necessary to finance these potential, large acquisitions and/or combinations and because of Barclays’ reputation and stature on Wall Street, its significant financial resources, its expertise and experience in the capital markets and its financial and strategic relationships. During this same period, the Metropolitan Board also considered expressions of interest from a number of private equity funds who suggested they might be willing to make significant debt and/or equity investments in Metropolitan, both on a stand-alone basis and as a source of potential acquisition financing. At this time, the Metropolitan Board began consulting with each of Barclays and MJTA to help analyze the strategic and financial alternatives available for Metropolitan and, ultimately, both independent financial advisors would become engaged to assist the Metropolitan Board in analyzing the merger with Humana, with Barclays rendering an opinion regarding the fairness from a financial point of view of the merger consideration to Metropolitan’s shareholders. See “The Merger — Opinion of Metropolitan’s Financial Advisor” below. Discussions regarding these two proposed acquisitions terminated in the first half of 2012 due to the inability of the parties to reach an agreement-in-principle with respect to material transaction terms and conditions and the perception that, with respect to one such acquisition, the consent or endorsement of the target’s largest HMO customer would be needed to secure the financing necessary to conclude the transaction.

Following the completion of the Continucare acquisition and consideration of the transactions discussed above, MJTA was authorized to continue discussions with certain persons who had previously submitted unsolicited expressions of interest to Metropolitan, to identify and contact certain strategic operating targets in Metropolitan’s industry to gauge their interest in a potential transaction with Metropolitan, and to identify and contact one or more potential business combination partners who might be interested in a transaction with Metropolitan. During this process, MJTA consulted with the Metropolitan Board with respect to Metropolitan’s common stock price, industry growth estimates and Wall Street equity research analysts’ estimates regarding Metropolitan’s results of operations and common stock price, recently announced and completed healthcare M&A transactions, and the trading multiples of selected peer companies.

Throughout this entire period, the Metropolitan Board also reviewed with management the regulatory and economic trends and conditions in Metropolitan’s industry and determined that, while growth in enrollment and premium dollars was likely to continue, long-term sustainability of Metropolitan’s historic margins would be difficult to achieve and more aggressive management and reduction of costs would become an increasingly important component of Metropolitan’s business plan. The Metropolitan Board also believed that the consolidation trend in Metropolitan’s industry would continue and likely accelerate significantly based upon recent transaction announcements and related events in Metropolitan’s industry.

Events Leading to the Merger Proposal

On February 27, 2012, Metropolitan’s senior management team and MJTA provided the Metropolitan Board with an update on the state of the managed care industry, including rumored M&A transactions, recently announced transactions and the continuing trend of consolidation among risk providers and MSOs across the country. In addition, management reviewed with the Metropolitan Board the anticipated trend of large insurers seeking to acquire physician practices and MSOs to vertically integrate risk providers with existing insurance underwriting operations. The Metropolitan Board reviewed the potential effects of this trend on Metropolitan’s business operations and future relationship with Humana, including the challenges that could arise if Metropolitan was required to compete (directly or indirectly) with Humana. In 2011, 2010, 2009 and 2008, Metropolitan’s revenue from Medicare Advantage health plans operated by Humana accounted for approximately 94.2%, 99.5%, 99.6% and 83.0%, respectively, of its total revenue and, in the first nine months of 2012, revenue from Medicare Advantage health plans operated by Humana accounted for approximately 82.8% of Metropolitan’s total revenue. In addition, most of Metropolitan’s agreements with these health plans are short-term in duration (ranging between one and two years) and provide for specified termination rights and restrictive covenants as described more fully under “The Merger — Certain Relationships Between Humana and Metropolitan”.

On May 4, 2012, Metropolitan’s senior management provided the Metropolitan Board with an update regarding the various strategic opportunities that Metropolitan was exploring, including the acquisition of a number of smaller physician practices, the status of Metropolitan’s negotiations regarding a potential commercial joint venture with Humana (now known as Symphony), and the status of Metropolitan’s discussions with the two larger strategic acquisition targets described above.

On May 4, 2012 and May 5, 2012, Michael M. Earley, Metropolitan’s Chief Executive Officer and Chairman of the Metropolitan Board, met in Louisville, Kentucky with Bruce Perkins, President of the Health and Well-Being Services Segment of Humana, during which they discussed the Florida healthcare market in general and the state of Metropolitan’s commercial relationship with Humana. Mr. Perkins also inquired about Metropolitan’s efforts to raise capital to fund the execution of its growth strategies.

On May 11, 2012, Bruce Broussard, President of Humana, met with Mr. Earley and visited two of Metropolitan’s locations in Florida to discuss how to optimize Metropolitan’s and Humana’s commercial relationship going forward. In this discussion Mr. Broussard outlined Humana’s strategy of providing a high-quality, consistent experience for its members in all segments of the healthcare delivery value chain. That same day, Mr. Earley received an e-mail from Mr. Perkins expressing interest to meet in person, which prompted Mr. Earley to coordinate a meeting date in June 2012.

On May 21, 2012, DaVita, Inc., which is referred to as “DaVita”, one of the largest kidney care companies in the United States, announced that it had signed a definitive agreement to acquire a PSN, HealthCare Partners, which is referred to as “HCP”, for $4.42 billion in cash and DaVita common stock. The transaction was seen throughout Metropolitan’s industry as indicative of the accelerating consolidation trend in the industry, including among some of the largest strategic operating companies.

At or about the time of the DaVita announcement, widespread industry rumors surfaced that Humana was actively seeking, and engaged in discussions with, various PSNs or MSOs to seek to consummate a “platform acquisition”, which, if successful, would enable Humana to become a more substantial and vertically integrated care provider over time through subsequent roll-up acquisitions.

On June 5, 2012, Mr. Earley received a call from Mr. Perkins suggesting that they meet the following week. On June 7, 2012, Mr. Earley and Metropolitan’s Chief Operating Officer, Dr. Jose A. Guethon, attended a dinner in Louisville, Kentucky with Mr. Perkins, Paul Kusserow, Senior Vice President and Chief Strategy Officer of Humana, and Charles Beckman, Vice President of Corporate Development of Humana, at which Humana’s representatives stated that they were interested in pursuing a potential strategic transaction with Metropolitan. Mr. Earley and Dr. Guethon indicated to Humana’s representatives that they were not in a position to respond to Humana’s general inquiry without better understanding Humana’s strategic goals and business plan. No pricing discussions occurred during this meeting.

On June 8, 2012, Mr. Earley and Dr. Guethon attended a meeting with Jim Murray, Executive Vice President and Chief Operating Officer of Humana, Mr. Perkins, Mr. Kusserow, and Mr. Beckman. At that meeting, Humana’s representatives outlined Humana’s broad acquisition strategy, including stating that Florida was one of Humana’s most important Medicare Advantage markets and acknowledging that Metropolitan was one of the largest PSNs in that market. Mr. Earley and Dr. Guethon were informed that this strategy had been discussed with Humana’s senior management and Board of Directors and that Humana wished to pursue an acquisition of Metropolitan as an important part of that strategy.

On June 11, 2012, Mr. Earley received a call from Mr. Perkins to notify him that, if Metropolitan did not have an objection to receiving a proposal from Humana, Humana intended to present Metropolitan in the near-

term with a proposal for a strategic transaction. Mr. Perkins also advised Mr. Earley that Humana would convene a Board meeting the next day to obtain authorization to send a proposal to Metropolitan.

On June 12, 2012, Mr. Earley convened a meeting of the Metropolitan Board to discuss how to respond to Humana’s proposal if and when it was received. At this meeting, the Metropolitan Board reviewed a variety of factors regarding whether to explore a potential sale of Metropolitan to Humana and authorized Mr. Earley to inform Humana that the Metropolitan Board would be willing to consider a written proposal on a confidential basis.

In making its decision, the Metropolitan Board considered, among other things: (i) the anticipated trend of large insurers, including Humana, seeking to become more vertically integrated, including Humana’s stated intention to acquire “platform acquisition” targets to further expand Humana’s presence in targeted markets (including Florida); (ii) the potential disruption to Metropolitan’s business if Humana (Metropolitan’s largest customer responsible for over 80% of its revenue) completed one or more acquisitions of Metropolitan’s competitors and, as a consequence, opted not to renew its existing customer contracts with Metropolitan after their scheduled expiration (during the next two years); (iii) Humana’s rumored acquisition of a large minority interest in a direct competitor of Metropolitan, and how such an acquisition could adversely impact Metropolitan’s business and its potential to obtain maximum value in a potential strategic transaction with Humana where Metropolitan could be Humana’s PSN “platform acquisition” target for vertical integration in Florida; (iv) the Metropolitan Board’s understanding and analyses of Metropolitan’s intrinsic value and the strategic and financial alternatives reasonably available to Metropolitan based upon, among other things, Metropolitan’s discussions and negotiations over the past five years with most of the major participants in its industry; (v) the accelerating consolidation trend in Metropolitan’s industry; and (vi) the increased competition from third parties, including certain of Metropolitan’s competitors and one or more insurers with whom it has contractual relationships, to acquire physician practices throughout Florida.

During the June 12, 2012 meeting of the Metropolitan Board, Barclays and MJTA updated certain of the financial analyses they had previously provided to the Metropolitan Board in connection with prior considerations of strategic and financial alternatives. Greenberg Traurig, Metropolitan’s outside legal counsel, also reviewed with the Metropolitan Board its fiduciary obligations which had been previously explained during its prior review of strategic avenues which potentially entailed a change-of-control.

The Metropolitan Board considered the competitive advantages and disadvantages of Humana as a potential purchaser relative to other potential purchaser candidates. The Metropolitan Board also considered Humana’s substantial financial resources and its ability to undertake and complete an acquisition of Metropolitan without the need to raise additional equity capital, seek to sell debt securities or arrange for new and amended bank lines of credit.

Accordingly, the Metropolitan Board authorized Mr. Earley to continue exploratory discussions with Humana regarding a potential sale of Metropolitan and to report to the Metropolitan Board as developments warranted.

On June 29, 2012, Mr. Earley received a call from Mr. Perkins to notify him that Humana intended to submit to Metropolitan a written acquisition proposal. The Metropolitan Board authorized Mr. Earley to inform Mr. Perkins that Metropolitan would be willing to consider Humana’s confidential submission of a proposal to acquire Metropolitan.

On July 10, 2012, Humana submitted to Mr. Earley a written proposal, based on publicly available information including analyst research reports, to acquire all of Metropolitan’s outstanding common stock at a proposed purchase price of $12.00 per share, which represented a premium of approximately 21% to the $9.92 closing price of the Metropolitan common stock on such date. Humana also requested that Metropolitan agree to negotiate exclusively with Humana until October 31, 2012.

On the afternoon of July 10, 2012, Mr. Earley and Arthur D. Kowaloff, in his capacity as Metropolitan’s lead independent director, met with Metropolitan’s senior management, representatives of Barclays and MJTA, and representatives of Greenberg Traurig to discuss Humana’s proposal.

On July 13, 2012, the Metropolitan Board convened a special meeting to review Humana’s proposal. The Metropolitan Board requested and received from Barclays and MJTA a presentation highlighting the material terms of Humana’s acquisition proposal. The Metropolitan Board also received an update from management regarding certain operating losses Metropolitan experienced through June 30, 2012 with respect to certain insurer contracts, and the potential impact these losses would have on Humana’s $12.00 per share offer, as well as Metropolitan’s projected financial performance.

The Metropolitan Board also reviewed at this meeting an analysis prepared by Barclays and MJTA of potential strategic and financial purchaser candidates and the advantages and disadvantages of engaging in transaction discussions and negotiations with these candidates (including with respect to deal structure, offer price capacity, transaction timing, regulatory approvals and external financing requirements). The Metropolitan Board also reviewed certain precedent transactions in the healthcare sector announced over the last few years. The Metropolitan Board further received a presentation from Greenberg Traurig regarding the Metropolitan Board’s fiduciary duties in general and in the context of a change of control transaction under Florida law.

After consideration of the foregoing analyses and reports, the Metropolitan Board authorized management to engage in further discussions with Humana and, subject to Humana’s execution of an appropriate confidentiality agreement containing customary standstill provisions, to provide Humana with access to limited due diligence materials. The Metropolitan Board determined that, in view of the preliminary nature of the pending transaction discussions, a “staged” production schedule was appropriate, with more detailed business, operating and financial information being made available to Humana only if an appropriate price indication was submitted to Metropolitan on a “firm offer” basis and material transaction terms were agreed to. The Metropolitan Board instructed Metropolitan’s senior management team not to engage in any discussions with Humana regarding their potential future employment by Metropolitan and/or Humana and to apprise the Metropolitan Board of any communications initiated by Humana with respect to such subject matter or equity participation program, voting or other arrangements. The Metropolitan Board also requested that Metropolitan’s management explain to Humana why certain operating losses under specified insurer contracts would not have any material impact on Metropolitan’s long-term value.

At this meeting, the Metropolitan Board also reviewed the importance of maintaining strict confidentiality of the discussion process with Humana and that any “leaks” could cause the termination of such discussions and materially harm Metropolitan’s business. The Metropolitan Board concluded that a market check of potential purchaser candidates at that time would not be productive for a variety of reasons, including an increased likelihood of “leaks” in an industry where consolidation transaction rumors were prevalent, the Metropolitan Board’s understanding of Metropolitan’s intrinsic value and the valuation methodologies used by potential buyers and sellers in the industry from the prior processes in which it had been engaged, the relatively small number of potential strategic and financial purchaser candidates with the ability and willingness to acquire Metropolitan in its entirety, and the fact that, in light of Humana’s commercial relationships with Metropolitan, any potential acquirer would likely condition any transaction upon Humana’s consent to the transaction and potentially upon Humana’s agreement to maintain certain commercial contracting terms for an agreed upon period of time (which is referred to as a “Humana Endorsement”). However, to ensure that Metropolitan maintained the flexibility to actively solicit and review solicited and unsolicited competing proposals, the Metropolitan Board instructed management to inform Humana that Metropolitan would not agree to an exclusive discussion period. On July 18, 2012, Metropolitan entered into a confidentiality and standstill agreement with Humana, which did not provide for exclusivity.

On July 19, 2012, members of Metropolitan’s senior management met with members of Humana’s management team to present to Humana certain financial and operating analyses relating to Metropolitan to enable Humana to develop its valuation and vertical integration model for Metropolitan. Metropolitan’s and Humana’s respective in-house legal and independent financial advisors also attended these discussions in person and via teleconference.

From mid-July 2012 through early November 2012, Humana and its advisors conducted legal, business and financial due diligence on Metropolitan and its subsidiaries. The due diligence process included telephonic and in-person due diligence discussions visits to certain facilities of Metropolitan, and access to Metropolitan’s electronic data room containing financial, operational, regulatory, intellectual property, human resources, legal and other information concerning Metropolitan and its subsidiaries. In furtherance of the Metropolitan Board’s mandate for a staged production schedule, this diligence review was conducted in two phases, with all diligence efforts conducted prior to October 10, 2012 being more high-level and less “granular” in nature, and all such efforts conducted after October 10, 2012, when draft transaction documentation had been discussed between the parties, being far more comprehensive.

On July 28, 2012 and July 31, 2012, Metropolitan also made available to Humana additional financial and operating analyses to enable Humana to refine its valuation and vertical integration model for Metropolitan.

On August 9, 2012, Metropolitan issued an earnings release and filed a quarterly report on Form 10-Q for the quarter ended June 30, 2012 and reported adjusted EBITDA for the first six months of 2012 that was lower than published “street” estimates.

On August 21, 2012, Humana reduced its proposed purchase price to $10.50 per share from $12.00 per share, which reduced price reflected a premium of approximately 31% to the closing price of $8.02 on that date. Humana’s representatives indicated that this price reduction was due in large part to differences between Metropolitan’s recently announced financial results and consensus “street” estimates used by Humana to calculate its initial $12.00 price indication.

On August 22, 2012, the Metropolitan Board met to discuss Humana’s revised proposal. The Metropolitan Board reviewed with management, Barclays and MJTA the various strategic alternatives available to Metropolitan and the advantages and disadvantages of each. Following discussion and analysis, the Metropolitan Board instructed Metropolitan’s senior management and independent financial advisors to inform Humana that the revised proposal did not reflect Metropolitan’s value and that the continuation of transaction discussions would not be productive at that time. However, the Metropolitan Board also authorized management and Metropolitan’s independent financial advisors to describe to Humana why its $10.50 per share proposal undervalued Metropolitan and to invite Humana to review certain additional information to help Humana better understand Metropolitan’s intrinsic value.

In addition, to assist the Metropolitan Board in determining whether other purchaser candidates might be interested in proposing a transaction on terms more favorable to Metropolitan’s shareholders than Humana’s proposal while minimizing disruption to Metropolitan’s business, the Metropolitan Board authorized management, Barclays and MJTA to contact another significant healthcare provider, which is referred to as the “Alternative Bidder”. The Alternative Bidder was selected as an alternative candidate because it had recently concluded a transaction with an entity which, like Metropolitan, earned a substantial portion of its revenues under contracts with Humana, but, based on a review of publicly available information, was not believed to have sought a Humana Endorsement prior to completing such acquisition. As a result, the Alternative Bidder was viewed by Metropolitan as the most viable candidate. Although the Metropolitan Board considered with Metropolitan’s financial and legal advisors other potential candidates who might present a strong strategic fit with Metropolitan, the Metropolitan Board believed that the necessity to obtain a Humana Endorsement would chill their interest in pursuing a transaction with Metropolitan.

On August 28, 2012, in response to an invitation from Barclays to the Chief Executive Officer of the Alternative Bidder, the Alternative Bidder expressed an interest in having initial discussions with Metropolitan.

After executing a customary confidentiality and standstill agreement with Metropolitan on September 6, 2012, members of the Alternative Bidder’s senior management team and its independent financial advisors met with members of Metropolitan’s senior management team and independent financial advisors to discuss a potential transaction. At this meeting, Metropolitan provided the Alternative Bidder’s representatives with certain financial information and other analyses that had been provided to Humana.

Between September 6, 2012 and September 17, 2012, Metropolitan and its independent financial advisors responded to various due diligence questions from the Alternative Bidder. The Alternative Bidder did not ask for, and did not receive, access to comprehensive due diligence materials in Metropolitan’s electronic data room.

On September 7, 2012, members of Metropolitan’s senior management team and its independent financial advisors met with representatives of Humana, including members of Humana’s senior management and Humana’s financial advisor, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which is referred to as “BofA Merrill Lynch”, to discuss Humana’s reduced purchase price of $10.50 per share and Metropolitan’s management team’s view that such purchase price did not adequately reflect Metropolitan’s value. At this meeting, Metropolitan provided Humana’s representatives with a written presentation including a merger synergy and integration analysis.

On September 17, 2012, Messrs. Kusserow and Beckman of Humana contacted Mr. Earley and indicated that Humana would be willing to increase its proposed purchase price from $10.50 per share to $11.00 per share. The revised purchase price represented a premium of approximately 30% in relation to the $8.43 closing price of Metropolitan’s common stock on that date.

Also on September 17, 2012, the financial advisor to the Alternative Bidder participated in a conference call with representatives of Barclays and MJTA. The financial advisor indicated that the Alternative Bidder intended to submit a written expression of interest the next day.

On September 18, 2012, Barclays and MJTA received from the Alternative Bidder a non-binding proposal to acquire for cash all of Metropolitan’s outstanding common stock at an initial price range of $10.00 to $11.00, subject to the completion of comprehensive due diligence, negotiation of definitive documentation, other customary conditions, and a condition that the Alternative Bidder receive assurances that it could obtain a Humana Endorsement to the transaction before it would engage in substantive discussions with Metropolitan. The closing price of Metropolitan’s common stock on that day was $8.35.

During the following week, Barclays and MJTA communicated to the Alternative Bidder that Metropolitan was considering its proposal.

On September 19, 2012, Messrs. Earley and Kowaloff met with members of Metropolitan’s senior management and representatives of Metropolitan’s independent financial advisors and Greenberg Traurig to review the proposals made by Humana and the Alternative Bidder.

During the meeting, Messrs. Earley and Kowaloff suggested that a “term sheet” with Humana should be prepared to address various issues that the Metropolitan Board identified as being important and to advance the discussions between the parties.

Between September 19, 2012 and September 21, 2012, Metropolitan’s senior management, independent financial advisors and Greenberg Traurig prepared a draft term sheet that outlined a potential “single-step” merger transaction with Humana. Although the draft term sheet excluded any price information (which was being discussed separately), it contained certain material transaction terms, including the proposed timing for the transaction, representations, warranties and covenants of the parties, regulatory and corporate approvals, certain so-called “deal protections” provisions, conditions to closing, termination provisions and remedies. Moreover, in response to Humana’s prior requests for exclusivity, the term sheet proposed a post-signing “go-shop” period during which Metropolitan could actively solicit competing superior transactions from third parties with a two-tiered, reduced break-up fee payable to Humana under certain circumstances (which is referred to as a “Go Shop Provision”).

On September 21, 2012, Barclays delivered to BofA Merrill Lynch Metropolitan’s proposed draft term sheet. Prior thereto, Barclays and MJTA informed BofA Merrill Lynch that, although the Metropolitan Board authorized discussions with Humana for the purpose of better understanding the material terms and conditions of Humana’s proposal, the Metropolitan Board would not participate in negotiations unless Humana’s purchase price was increased and that Barclays and MJTA could not assure Humana that the Metropolitan Board would be interested in discussing a transaction that did not offer to Metropolitan’s shareholders a price of at least $11.50 per share.

On September 24, 2012, representatives of Barclays, MJTA and BofA Merrill Lynch participated in a conference call to discuss various provisions of Metropolitan’s draft term sheet. Later the same day, Metropolitan received Humana’s written responses to various provisions of Metropolitan’s draft term sheet and Humana’s proposal to increase its purchase price to $11.15 per share (which represented a premium of approximately 26.7% to the closing price for Metropolitan’s common stock of $8.80 on that date), subject to Metropolitan accepting the balance of Humana’s proposed changes to Metropolitan’s term sheet, including : (i) a five-week exclusive diligence and negotiating period; (ii) the elimination of the proposed “Go Shop Provision”; (iii) a singular termination fee equal to 4% of the proposed equity transaction value plus expense reimbursement, which would not be subject to any limit; (iv) a 180-day outside date for terminating the merger agreement if various conditions to closing were not satisfied or waived (which is referred to as the “Outside Termination Date”); and (v) provisions that would not require Humana to divest any of its existing assets or restrict its future operations if any such divestitures or restrictions were required by any competition (or antitrust regulatory) authority as a condition to approving the transaction, which is referred to as the “Competition Out”. The email also indicated that Humana was considering a “two-step” acquisition — involving a front-end tender offer and second-step merger — in lieu of the single-step merger proposed by Metropolitan.

On September 24, 2012, Messrs. Earley and Kowaloff met with Metropolitan’s independent financial advisors and Greenberg Traurig to review Humana’s responses to the term sheet. Messrs. Earley and Kowaloff instructed Metropolitan’s independent financial advisors and Greenberg Traurig to prepare another draft of the term sheet responding to Humana’s written responses referred to above.

On September 25, 2012, Barclays delivered to BofA Merrill Lynch a revised term sheet that continued to exclude pricing information. In response to Humana’s request for a five-week exclusive due diligence and negotiating period and refusal to accept a “go-shop” provision, the revised term sheet proposed: (i) a two-week exclusivity period, subject to extension in certain circumstances; (ii) references to customary no-shop and fiduciary out provisions; and (iii) a two-tiered termination fee, whereby a 1.5% fee would be payable to Humana in the case of Metropolitan’s termination of the merger agreement within 40 days after signing to accept a superior proposal and a 3.0% fee would be payable to Humana in the case of such termination occurring more than 40 days after signing (in each case inclusive of reimbursement of Humana’s transaction expenses). The termination fee was based on the total equity value of the transaction and the revised draft term sheet did not include the Competition Out and included a 90-day Outside Termination Date.

Given the progression of the discussions to date with Humana, per the Metropolitan Board’s prior guidance, Barclays contacted the appropriate representatives of the Alternative Bidder and informed them that Metropolitan was still deliberating on its expression of interest but was not ready to move forward. During these discussions with a representative of the Alternative Bidder’s financial advisor, the representative indicated without prompting that he did not think that there was “room” for the Alternative Bidder to increase its proposed price range of $10.00 to $11.00 per share, suggesting that if Metropolitan had a better offer from another potential acquirer, it should pursue that offer and that in any case the Alternative Bidder would insist on receipt of the Humana

Endorsement. Accordingly, on September 27, 2012, Metropolitan terminated transaction discussions with the Alternative Bidder.

That same day, Metropolitan received a revised draft of the term sheet from Humana, which did not include any changes to Humana’s proposed price of $11.15 per share. The September 27, 2012 revised draft term sheet contemplated, among other things, (i) structuring the transaction as a two-step acquisition, consisting of a first-step, cash tender offer (with an 80% minimum tender condition) and a second-step, short-form merger permitted under the FBCA when at least 80% of Metropolitan’s outstanding shares of common stock were acquired; (ii) a top-up option to enable Humana to effect the short-form, second-step merger immediately following consummation of the tender offer if the 80% minimum tender condition was waived; (iii) the Competition Out; (iv) an Outside Termination Date of 180 days, and up to 365 days if certain regulatory approvals have not been obtained; (v) a no-shop covenant with certain fiduciary outs; (vi) a 3.8% termination fee based upon the proposed equity value of the transaction plus expense reimbursement which would not be subject to any limit; and (vii) a four-week exclusivity period with an optional one- week extension under certain circumstances.

On September 28, 2012, Messrs. Earley and Kowaloff met with representatives of Metropolitan’s independent financial advisors and Greenberg Traurig to review the September 27, 2012 revised draft term sheet submitted by Humana.

On the evening of September 28, 2012, Barclays and MJTA had a conference call with BofA Merrill Lynch regarding Humana’s September 27, 2012 revised draft term sheet, during which Barclays and MJTA highlighted to BofA Merrill Lynch Metropolitan’s preliminary questions and comments with respect to the draft.

On the afternoon of September 30, 2012, Barclays, MJTA, Greenberg Traurig and Metropolitan’s General Counsel had a conference call with representatives of Humana, including BofA Merrill Lynch, Humana’s outside legal counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, which is referred to as “Fried Frank”, and Humana’s Associate General Counsel, during which the group collectively discussed, among other things, the relative risks and benefits of Humana’s proposed “two-step” acquisition structure and Metropolitan’s proposed “single-step” merger structure and how Metropolitan and Humana should formulate a mutual understanding of how best to present the transaction to any relevant competition authorities.

Between September 30, 2012 and October 5, 2012, Greenberg Traurig’s competition lawyers worked with Humana’s competition lawyers to: (i) enter into a letter agreement regarding the confidential exchange of competition-related information between Metropolitan and Humana, (ii) identify the competition-related information that Metropolitan and Humana were willing to share with each other, and (iii) review and understand the exchanged information.

On October 4, 2012, Messrs. Earley and Kowaloff met with Metropolitan’s independent financial advisors and Greenberg Traurig to discuss Metropolitan’s proposed counterproposal to the September 27, 2012 revised draft term sheet.

On the afternoon of October 5, 2012, under the terms of a confidentiality agreement entered into between Humana and Metropolitan, Metropolitan’s competition lawyers at Greenberg Traurig received and analyzed certain competition-related information provided by Humana’s competition lawyers at Crowell & Moring LLP.

Between September 30, 2012 and October 5, 2012, Metropolitan’s senior management team, financial advisors and Greenberg Traurig prepared a revised draft of the term sheet that retained the two-step acquisition structure proposed by Humana, but with a 50% minimum tender condition. The October 5, 2012 revised draft, which did not include any pricing information, contemplated, among other things: (i) a top-up option; (ii) eliminating Humana’s Competition Out, but with Humana agreeing to a timetable for seeking and obtaining competition authority approval and paying to Metropolitan a $30 million “reverse termination fee” if such approval of the transaction was not obtained; (iii) an Outside Termination Date of 90 days, which could be extended to 180 days if competition authority approvals were not obtained; (iv) a no-shop covenant with fiduciary outs; (v) a combined Humana expense reimbursement and termination fee of 3%, based on the total equity value of the transaction; and (vi) a three-week exclusivity period, with an optional one-week extension period under certain circumstances (which extension would not be granted if Metropolitan received a proposal that it reasonably believed was “superior” during that three week period).

Also on the afternoon of October 5, 2012, Barclays and MJTA participated in a conference call with BofA Merrill Lynch during which Barclays and MJTA previewed the material changes made in Metropolitan’s October 5, 2012 revised draft term sheet. During the call, Barclays requested that Humana reconsider increasing its proposed purchase price from its current $11.15 per share price indication. That evening, Barclays delivered Metropolitan’s October 5, 2012 revised draft term sheet.

On the afternoon of October 6, 2012, Barclays and MJTA participated in a conference call with BofA Merrill Lynch to discuss the changes proposed in Metropolitan’s October 5, 2012 revised draft term sheet. BofA Merrill Lynch indicated that Humana would increase its proposed purchase price from $11.15 per share to $11.25 per share, but only if Metropolitan accepted as a framework for continued due diligence and negotiations: (i) a transaction structure whereby Humana and Metropolitan would pursue, simultaneously, both a single-step and a two-step acquisition such that, if the number of shares tendered in the tender offer (together with any shares issuable to Humana pursuant to the top-up option) did not equal or exceed the 80% threshold needed to allow Humana to effect a “short-form merger” without a shareholder vote under the FBCA, Humana could terminate the tender offer without purchasing any shares and require Metropolitan to file with the SEC immediately after the termination of the tender offer a proxy statement relating to a special meeting of Metropolitan’s shareholders to vote on the adoption of the merger agreement (which proxy statement would be drafted during the pendency of the tender offer); (ii) an Outside Termination Date of 180 calendar days; (iii) the elimination of the “reverse termination fee” proposed by Metropolitan; (iv) a termination fee, including reimbursement of Humana’s transaction expenses, of up to 4% (based on the total equity value of the transaction); and (v) a three-week exclusivity period with an optional one-week extension, which extension would apply even if Metropolitan received a proposal that it reasonably believed was “superior” during that three week period.

On the morning of October 7, 2012, on behalf of Humana, BofA Merrill Lynch indicated to Barclays that Humana expected to deliver a revised draft of Metropolitan’s October 5, 2012 term sheet reflecting the matters discussed during the October 6, 2012 call.

On the morning of October 8, 2012, Fried Frank sent to Greenberg Traurig (i) a revised draft of the term sheet reflecting Humana’s comments and (ii) a proposed draft exclusivity agreement providing for an initial three-week exclusivity period, with an optional one-week extension under certain circumstances.

On the afternoon of October 8, 2012, Barclays, MJTA, Greenberg Traurig and Metropolitan’s General Counsel had a conference call with representatives of Humana, including Fried Frank, Humana’s Associate General Counsel and BofA Merrill Lynch, to discuss the latest revised draft term sheet. On that call, Humana stated that it would be prepared to pursue single-step merger transaction, which would be conditioned upon the approval of the holders of a majority of Metropolitan’s outstanding common stock.

Humana also emphasized on the October 8, 2012 call that, even if Humana and Metropolitan could not agree at that time to all of the material terms of a transaction in a term sheet, if Metropolitan executed Humana’s proposed three-week exclusivity agreement, Humana would accelerate its due diligence examination of Metropolitan and instruct Fried Frank to prepare transaction documents with a goal of executing such documents by October 29, 2012.

Following that call, at the direction of Metropolitan’s senior management, Metropolitan’s independent financial advisors communicated to BofA Merrill Lynch that Metropolitan would present Humana’s latest transaction proposal and timetable to the Metropolitan Board.

On the evening of October 8, 2012 and on the morning of October 9, 2012, at the direction of Metropolitan’s senior management, Metropolitan’s independent financial advisors and Greenberg Traurig negotiated with Fried Frank, BofA Merrill Lynch, and Humana’s Associate General Counsel regarding the terms of the Outside Termination Date, which was determined to be 180 days after the execution of the merger agreement plus an additional 10 days if competition authority approvals were not received.

On October 10, 2012, the Metropolitan Board met to consider Humana’s most recent proposal. The Metropolitan Board received a presentation from Barclays, MJTA and senior management regarding, among other things, the material terms of Humana’s oral proposal and the proposed exclusivity agreement, a detailed summary of the history of Metropolitan’s commercial relationship and transaction discussions with Humana to date and with other potential acquirors over the last several months, including the private equity firms that had approached Metropolitan regarding potential investment and financing transactions, and Metropolitan’s efforts to acquire certain large-scale MSOs.

The Metropolitan Board also reviewed the impact of increasing governmental regulation in the managed care and physician services industries and the anticipated effects of such regulation on, among other things, the pricing and quality of Metropolitan’s provider services. The Metropolitan Board further reviewed the anticipated effects on Metropolitan’s industry of the Reform Acts and anticipated cuts in discretionary and other Federal government programs scheduled to take effect on January 1, 2013 under certain circumstances.

At the October 10, 2012 meeting, the Metropolitan Board reviewed and considered a report from Barclays, MJTA and senior management updating the analyses previously provided to the Metropolitan Board at the July 13, 2012 Board meeting. The Metropolitan Board also reviewed management’s presentation of projected financial performance for the next five years. See “The Merger — Projected Financial Information”. The Metropolitan Board further reviewed an updated analysis of potential strategic and financial purchaser candidates, including the advantages and disadvantages of engaging in transaction discussions and negotiations with such candidates, and reviewed certain precedent transactions in the healthcare industry announced over the last few years. The Metropolitan Board also reviewed an updated presentation from Greenberg Traurig regarding the Metropolitan Board’s fiduciary duties in general and in the context of a change of control transaction under Florida law. At this meeting, the Metropolitan Board also reviewed with Barclays, MJTA and Greenberg Traurig the advantages and disadvantages of entering into an exclusivity agreement with Humana. The Metropolitan Board considered the disruption, distraction and professional advisory costs incurred in connection with the exploratory transaction processes previously conducted by Metropolitan with numerous potential transaction candidates, the fact that, other than Humana’s most recent proposal, no firm offers were received from any other transaction candidate and each proposal that was received had a price range that, in the Metropolitan Board’s view, was significantly lower than the intrinsic value of Metropolitan.

After next considering the potential benefits and risks of a proposed change of control transaction with Humana, the Metropolitan Board authorized management to execute and deliver the three-week exclusivity agreement with Humana with a possible one week extension, negotiate with Humana definitive transaction documents relating to the proposed transaction, and provide Humana with second-stage comprehensive due diligence information to expedite the completion of its due diligence investigation.

On October 11, 2012, members of Metropolitan’s senior management team, Metropolitan’s lead independent director, Mr. Kowaloff, and representatives of Humana had a conference call to discuss an expanded due diligence process that necessarily involved additional Metropolitan personnel as well as Humana’s operational plans with respect to Metropolitan if the proposed merger was completed, including Humana’s general thoughts with respect to Metropolitan’s senior management and managers.

On October 15, 2012, members of Metropolitan’s senior management team and representatives of Humana had an in person meeting in Miami, Florida during which Humana presented its long term strategy and desire to generally retain Metropolitan’s existing management if the merger was completed.

On October 18, 2012, Metropolitan and Greenberg Traurig received from Fried Frank an initial draft of the merger agreement to be entered into between Metropolitan, Humana and the merger subsidiary. The draft was based in large part on the merger agreement Metropolitan and Continucare signed in connection with Metropolitan’s acquisition of Continucare.

On October 21, 2012 and October 22, 2012, members of Metropolitan’s senior management team and representatives of Humana met in person in Ft. Lauderdale, Florida to discuss an expanded due diligence process, diligence items and other procedural matters.

On October 23, 2012, the Metropolitan Board received from management, Barclays, MJTA and Greenberg Traurig an analysis of the October 18, 2012 draft merger agreement and discussed the material issues raised by the draft merger agreement. The Metropolitan Board also requested and received from Barclays, MJTA and Metropolitan’s senior management a summary of all discussions that occurred between representatives of Metropolitan and Humana since the October 10, 2012 Metropolitan Board meeting and a summary of various historical information and analyses previously presented to the Metropolitan Board at the October 10, 2012 meeting.

Between October 24, 2012 and November 3, 2012, Metropolitan’s and Humana’s respective internal and outside advisors engaged in negotiations regarding the terms of the merger agreement and the disclosure schedules to the merger agreement, which negotiations are summarized below. During such period, Mr. Earley also had conversations with Mr. Beckman and/or Mr. Kusserow regarding Metropolitan’s management capabilities at various levels.

On October 24, 2012, Greenberg Traurig delivered to Humana and Fried Frank a revised draft of the merger agreement. As directed by Metropolitan’s senior management, material revisions reflected in this revised draft included, among other things: (i) eliminating the “force the vote” covenant proposed by Humana; (ii) eliminating the requirement that the Metropolitan Board make certain fiduciary determinations prior to determining whether to take or not take certain actions in respect of unsolicited acquisition proposals received by Metropolitan; (iii) revising provisions enabling the Metropolitan Board to make any communications to Metropolitan’s shareholders that it determines are required by its fiduciary duties under applicable law; (iv) reducing the period available to Humana to “match” any superior proposal from five business days to three business days; (v) eliminating Humana’s right to match a superior proposal that had a price of more than 120% of Humana’s proposed $11.25 price per share; (vi) modifying certain of the provisions requiring notification and the delivery of certain information to Humana prior to the Metropolitan Board making an adverse recommendation change; (vii) increasing the stock and asset acquisition threshold in the definition of “acquisition proposal” to 20% from 15%; (viii) expressly including the ability of the Metropolitan Board to make an adverse recommendation change; (ix) modifying certain conditions to the Metropolitan Board’s ability to make an adverse recommendation change in the case of a superior proposal; (x) expressly permitting Metropolitan to furnish information to third party suitors that the Metropolitan Board determines have submitted acquisition proposals reasonably likely to lead to superior proposals under a confidentiality agreement no less restrictive to such suitors than the terms of the confidentiality agreement between Humana and Metropolitan, and further permitting Metropolitan to waive or release third parties from the provisions of preexisting standstill agreements, in certain circumstances, to enable such third parties to submit acquisition proposals to Metropolitan Board on a confidential (non-public) basis; (xi) modifying the rights of Metropolitan and Humana to terminate the merger agreement; (xii) modifying the events triggering Metropolitan’s obligation to pay Humana a termination fee and modifying the timing of making such payments, and reducing the termination fee to 2% of the total equity value of the transaction (plus the reimbursement of certain of Humana’s transaction expenses not to exceed 1% of the total equity value) from 3% plus the (reimbursement of certain of Humana’s transaction expenses not to exceed 1% of the total equity value); (xiii) modifying the “material adverse effect” definition and the exceptions thereto; (xiv) modifying the definition of “superior proposal”; (xv) the inclusion of a covenant whereby Metropolitan would be prohibited from becoming the beneficial owner of 20% or more of Metropolitan’s voting securities or acquiring the power to cause the appointment or election of 25% or more of directors to Metropolitan’s Board prior to the Closing; (xvi) adding various qualifications and modifications to Metropolitan’s representations and warranties in the merger agreement to impose higher thresholds of materiality and other exceptions thereto; (xvii) expanding the subject matter and scope of the representations provided by Humana in the merger agreement, including modifying Humana’s representation regarding its ability to pay the aggregate merger consideration and all fees and expenses of the transactions contemplated by the merger agreement; (xviii) limiting the restrictions on Metropolitan’s ability to enter into certain transactions and to take certain actions between the signing of the merger agreement and the effective time; (xix) modifying Metropolitan’s obligation to prepare and file with the SEC the proxy statement and to notice and convene the shareholder meeting and to postpone and adjourn such meeting under certain circumstances; (xx) revising the covenants of Humana and Metropolitan with respect to seeking governmental and regulatory approvals of the merger agreement and the merger, including the relative “efforts” covenants in respect thereof; (xxi) changes with respect to some of the provisions relating to available remedies of the parties; (xxii) modifying the obligations of Humana, merger subsidiary and the surviving corporation in the Merger to provide indemnification and advancement of expenses to Metropolitan’s officers and directors and the obligations of such parties to obtain and maintain in effect directors’ and officers’ liability insurance; and (xxiii) eliminating and modifying certain conditions to Humana’s obligation to consummate the merger.

On October 28, 2012, Fried Frank distributed a revised draft of the merger agreement to Metropolitan and Greenberg Traurig, which accepted certain of the changes (described above) made by Metropolitan and Greenberg Traurig in their October 24, 2012 revised draft of the merger agreement. After review of the October 28, 2012 draft, Metropolitan, following discussion with Greenberg Traurig, agreed that the following changes made by Humana and Fried Frank in such October 28, 2012 draft were acceptable: (i) expanding the subject matter and scope of certain of Metropolitan’s representations and warranties, but adding certain “knowledge qualifiers” thereto; (ii) eliminating Humana’s direct contractual obligation to indemnify Metropolitan’s officers and directors for actions in such capacities prior to the effective time and limiting such contractual obligation to the surviving corporation; (iii) increasing the termination fee payable by Metropolitan to Humana to 3% of the total equity value of the transaction (plus the reimbursement of certain of Humana’s transaction expenses not to exceed 1% of the total equity value) from Metropolitan’s counterproposal of 2% (plus the reimbursement of certain of Humana’s transaction expenses not to exceed 1% of the total equity value); (iv) expanding Humana’s right to terminate the merger agreement following (1) a Metropolitan adverse recommendation change and (2) the commencement of a tender or exchange offer by an unaffiliated, third party; and (v) the right of prevailing parties in any proceeding to recover reasonable fees and costs.

On October 28, 2012 and October 29, 2012, Mr. Beckman and Mr. Earley discussed the existing employment agreements between Metropolitan and a number of its senior executives, including the change of control provisions in these agreements, and alternate mechanisms for incentivizing Metropolitan’s executives to remain with Metropolitan if the merger was completed. At the conclusion of such discussions, Mr. Beckman indicated that Humana would prefer to defer any discussion regarding contracts or retention incentives until a later time.

On October 29, 2012, after discussing the second draft of the agreement with Metropolitan, Greenberg Traurig circulated its comments to the draft merger agreement reflecting additional comments from both Metropolitan and Greenberg Traurig and rejecting various changes reflected in the last draft of the agreement from Fried Frank and Humana. Greenberg Traurig’s October 29th draft of the merger agreement included the following material revisions: (i) modifications to certain conditions relating to the Metropolitan Board’s ability to make an adverse recommendation change in the case of a superior proposal; (ii) modifications to certain conditions relating to the Metropolitan Board’s ability to make an adverse recommendation change in the case of an intervening event; (iii) elimination of the requirement to provide Humana notice prior to making certain communications to Metropolitan’s shareholders required by its fiduciary duties under applicable law; (iv) modifications to the provisions relating to the redemption request or conversion of Metropolitan’s Series A Preferred Stock; (v) revisions to the provisions relating to filings made under the HSR Act; (vi) modifications to the negative covenants imposed on Metropolitan with respect to its operations and business between the signing of the merger agreement and the effective time; (vii) modification to the covenants relating to the preparation of the proxy statement and the noticing and convening of the shareholder meeting; (viii) modifications of certain closing conditions, including making the redemption of Metropolitan’s Series A Preferred Stock a reciprocal condition of the parties; (ix) expansion of Humana’s representation relating to financing the transactions contemplated by the merger agreement; (x) addition of a covenant that Humana maintain its ability to finance the merger under its existing credit agreement; (xi) various modifications to Metropolitan’s representations and warranties in the merger agreement to impose higher monetary thresholds with respect to certain representations; (xii) modifications to the rights of Metropolitan and Humana to terminate the merger agreement; and (xiii) modifications to the merger agreement termination events that would trigger the payment to Humana of a termination fee and the timing of the payment of such fee.

On October 30, 2012, Greenberg Traurig delivered draft schedules to the merger agreement to Fried Frank.

On October 31, 2012, Fried Frank returned a revised version of the merger agreement to Metropolitan and Greenberg Traurig containing the following material changes, which Metropolitan, after consultation with Greenberg Traurig, agreed to: (i) the modification and expansion of certain Metropolitan representations and warranties to encompass employees and include additional knowledge qualifiers; (ii) modifications to certain negative covenants imposed on Metropolitan with respect to its operations and business prior to the effective time; (iii) the addition of a covenant requiring Metropolitan to request the return and destruction of all confidential information regarding Metropolitan possessed by third parties; (iv) modifications to the definition of a Metropolitan “adverse recommendation change”; (v) modifications to Metropolitan’s ability to make an adverse recommendation change for an intervening event; (vi) elimination of the requirement that Humana and Metropolitan comply with any request for additional information pursuant to the HSR Act within four months of receipt of such request; (vii) setting of the outside date at April 30, 2013, plus 10 additional days if competition authority approvals were not obtained; and (viii) modifications of the merger agreement termination events that would trigger the payment to Humana of a termination fee and the timing of the payment of such fee.

On November 1, 2012, Greenberg Traurig provided comments to the merger agreement with changes that addressed nonsubstantive matters. Greenberg Traurig also coordinated with Fried Frank to finalize the disclosure schedules to the merger agreement.

On November 1, 2012, the Metropolitan Board again convened a special meeting to receive an update on management’s, Barclays’, MJTA’s and Greenberg Traurig’s negotiations of the merger agreement. At this meeting, the Metropolitan Board approved (including the vote of Mr. Earley as the sole disinterested director) entry into indemnification agreements with each current member of the Metropolitan Board (other than Mr. Earley who was already a party to an indemnification agreement).

Between November 1, 2012 and November 2, 2012, representatives of Humana and Metropolitan worked to and did finalize the merger agreement. A copy of such final form of merger agreement, which was later signed by Metropolitan, Humana and merger subsidiary, was provided to Barclays on November 2, 2012.

On November 2, 2012, a final draft of the merger agreement was sent to the Metropolitan Board and Barclays.

On November 2, 2012, Metropolitan entered into an amendment to its first lien credit facility and second lien credit facility that expressly permits Metropolitan to redeem, repurchase or allow the conversion of its Series A Preferred Stock. On November 2, 2012, Metropolitan delivered a notice of redemption to the holder, who is referred to as the “Series A Holder”, of all 5,000 of the outstanding shares of Metropolitan’s Series A Preferred Stock. Pursuant to the notice of redemption, Metropolitan notified the Series A Holder that Metropolitan was exercising its right to redeem all of the outstanding shares of Series A Preferred Stock at a redemption price of $105 per share unless the Series A Holder elected to convert all of the Series A Preferred Stock, and any accrued dividends, to Metropolitan common stock pursuant to a conversion rate specified in Metropolitan’s Articles of Incorporation.

On November 7 , 2012, the Series A Holder elected to make such a conversion and such conversion was completed on November 13, 2012.

On November 2, 2012, representatives of Humana advised representatives of Metropolitan that Humana’s board of directors held a meeting earlier that day during which each member of Humana’s board who attended the meeting approved the merger agreement.

On November 3, 2012, a meeting of the Metropolitan Board was held to consider the approval of the merger agreement. At the meeting, the Metropolitan Board was updated on the negotiations of the merger agreement since the November 1, 2012 meeting. Greenberg Traurig circulated and reviewed with the Metropolitan Board an executive summary detailing the process undertaken by Metropolitan since the decision was made by the Metropolitan Board to begin the due diligence and negotiating process with Humana and the progression of such negotiations that culminated in the final terms of the merger agreement (including Metropolitan’s fiduciary protection provisions and the deal protection provisions therein). Greenberg Traurig also discussed with the Metropolitan Board previously circulated presentations regarding applicable Florida law concerning the Metropolitan Board’s fiduciary duties in the change of control context.

The Metropolitan Board requested and received a presentation from Barclays and senior management providing a summary of the discussions that had comprised the negotiations of the transaction. In addition, to ensure the $11.25 price point was still a compelling price to induce execution of the merger agreement, the Metropolitan Board requested and received from Barclays and Metropolitan’s senior management a financial presentation and analysis of certain historical and projected financial information for Metropolitan.

The Metropolitan Board reviewed the factors which ultimately drove its determination that a sale of Metropolitan to Humana at this time delivered maximum value to Metropolitan’s shareholders. For a review of such factors, see “The Merger — Reasons for the Recommendation of the Board of Directors”.

Barclays then delivered to the Metropolitan Board its oral opinion (which was subsequently confirmed in writing), addressed to the Metropolitan Board that, as of such date, and based upon and subject to the qualifications, limitations and assumptions stated in its written opinion, the merger consideration to be offered to shareholders in the proposed transaction was fair, from a financial point of view, to such holders. The full text of the written opinion of Barclays, dated November 3, 2012, is attached as Annex B to this proxy statement. See “The Merger — Opinion of Metropolitan’s Financial Advisor” below.

After further discussion among the directors regarding the advisability of entering into the merger agreement, by unanimous vote, the Metropolitan Board:

(i) determined that the merger agreement, the merger and the transactions contemplated thereby are in the best interests of Metropolitan and its shareholders;

(ii) adopted and approved the merger agreement, the merger and the other transactions contemplated thereby in accordance with the FBCA;

(iii) recommended the merger agreement and the merger and the adoption and approval of the merger agreement and the merger to the Metropolitan shareholders in accordance with the relevant provisions of the FBCA and as being in the best interests of Metropolitan and its shareholders;

(iv) adopted and approved the merger agreement, the merger and the acquisition contemplated thereby in accordance with the “Florida Control Share Acquisition Statute” (Section 607.0902 of the FBCA);

(v) directed that the merger agreement and the merger be submitted to shareholders for their consideration and adoption;

(vi) approved acceleration and conversion of all outstanding and unvested stock options and other equity awards of Metropolitan as contemplated by the merger agreement;

(vii) approved redemption or purchase by Metropolitan or the conversion by the holder of all outstanding shares of Metropolitan’s Series A Preferred Stock (a condition to Humana’s obligation to consummate the merger); and

(viii) approved the amendment of certain credit facilities of Metropolitan to allow for the redemption of the Series A Preferred Stock.

On November 3, 2012, Greenberg Traurig advised Fried Frank that the Metropolitan Board had unanimously adopted and approved the merger agreement.

On November 3, 2012, Metropolitan and Humana finalized the disclosure schedules to the merger agreement and executed the merger agreement. In addition, concurrently with the execution of the merger agreement, each of the members of the Metropolitan Board (except Mr. Earley who was already a party to an indemnification agreement) entered into the indemnification agreements referred to above. On November 5, 2012, Metropolitan and Humana issued a press release announcing the transaction.

Metropolitan’s Reasons for the Merger

During its evaluation and consideration of the merger agreement and the transactions contemplated thereby, the Metropolitan Board consulted with Metropolitan’s senior management team, Greenberg Traurig, Barclays and MJTA. Prior to taking the board actions described above, the Metropolitan Board reviewed, took into account and considered the following factors:

•	Financial Condition and Prospects of Metropolitan; Economic Conditions.

•

Best Price Reasonably Available: the Metropolitan Board’s belief that the merger consideration constitutes the best price that Metropolitan reasonably could obtain under all prevailing and reasonably anticipated circumstances as evidenced by Metropolitan’s inability to obtain a proposal or offer from any strategic or financial third party, including the Alternative Bidder, on terms equal or superior to Humana’s offer with respect to price, closing certainty and otherwise, after having engaged in discussions, over an approximately five-year period, with numerous proponents of unsolicited and solicited expressions of interest and proposals to acquire, combine with and recapitalize Metropolitan.

•

Outlook as a Stand-alone Independent Company; Economic, Market and Industry Conditions: if Metropolitan was to remain a stand-alone, independent company, the risk that Humana may find it in its best interest to provide health care services pursuant to a payment or reimbursement structure other than its managed care agreements with Metropolitan, potentially including the provision of health care services through another PSN or MSO that Humana has a direct financial interest in; the risk that Humana and Metropolitan may have different views regarding the proper pricing of Metropolitan’s services in the future; the regulatory and operating risks facing Metropolitan’s business; the scheduled reductions of funding of Medicare programs and reimbursement rates; the anticipated and indeterminate effects of the Reform Acts and the anticipated cuts in discretionary and other Federal government programs scheduled to take effective on January 1, 2013 under certain circumstances; and the potential increase in competition with companies having significantly greater resources and the general risks of the foregoing on the realization of management’s business plan (as described in Metropolitan’s public filings with the SEC).

•

Acquisition Driven Growth Appears Challenging: although Metropolitan has been successful in completing large and small acquisitions, the Metropolitan Board is not confident that Metropolitan can maintain its recent rate of revenue growth through an acquisition strategy. Since Metropolitan’s success in acquiring Continucare in 2011, Metropolitan has encountered increased competition in its efforts to acquire both large PSNs and sizable physician practices. With respect to small acquisitions, Metropolitan has continued to pursue and complete acquisitions; however, such acquisitions are not being done at a rate and/or in a manner that is viewed as transformative. To aggressively grow through acquisitions, Metropolitan believes it would need to secure additional capital resources and dedicate additional personnel resources to such effort which Metropolitan has been challenged to accomplish on terms it believed were in the best interest of its shareholders.

•

Growth Constraints and Need to Supplement Existing Capital Resources: the consolidation trend in the industry has reduced (and is expected to continue to reduce) the number of potential, sizable acquisition targets available for Metropolitan; given the limited strategic alternatives available to Metropolitan to accelerate the realization of Metropolitan’s PSN emphasis, Metropolitan believes the long-term enhancement of shareholder value will require Metropolitan to grow organically or through small acquisitions at a rate that cannot be funded exclusively with its existing capital resources; and since Metropolitan has already incurred significant debt to acquire Continucare and is required to dedicate substantially all of its cash flow from operations to the payment of principal and interest, Metropolitan will require new, external equity and/or debt financing, which may not be available to it on commercially reasonable terms, if at all, especially if some of the risks outlined above materialize.

•

Limitations on Contracts or Relationships with Other HMOs: as a result of various restrictive provisions that appear in some of Metropolitan’s managed care agreements with Humana, Metropolitan may, at times, have limitations on its ability to cancel an agreement with an HMO and immediately thereafter contract with a competing HMO with respect to the same service area; the foregoing contracting restrictions may limit its value to any potential acquirer that is seeking to modify its existing portfolio of managed care contracting arrangements with various HMOs. See “The Merger — Certain Relationships between Humana and Metropolitan”.

•

Uncertainty of Achieving Projected Results: Metropolitan’s management’s financial projections, and its statements regarding the reasonableness and reliability of its assumptions underlying such projections and its qualifications thereof, and its statements with respect to the inherent uncertainty of, and risks in achieving, such projections, and the fact that the actual financial results for Metropolitan in future periods could differ materially from projected results, all as set forth in this proxy statement under “The Merger — Projected Financial Information” leads to significant uncertainty and concerns regarding management’s ability to achieve such results.

•

Platform Acquisition; Optimal Timing to Sell Control of Metropolitan: the Metropolitan Board’s belief that this is the optimum time to sell control of Metropolitan because the industry in which Metropolitan operates is viewed as being on the cusp of competitive changes; its belief that a sale of control at this time takes advantage of the projected wave of consolidation in the industry; and its belief that certain restrictive covenants in Metropolitan’s commercial arrangements with Humana would likely chill any bona fide purchaser-candidate from initiating and continuing a transaction process with Metropolitan without first obtaining certain assurances from Humana (as evidenced by Metropolitan’s recent discussions with the Alternative Bidder); and its belief that Humana was willing and able to offer and pay a higher price per share at this time because Metropolitan may constitute a “platform acquisition” in Humana’s vertical integration and “roll up” strategy.

•

Understanding of Metropolitan’s Intrinsic Value and the Valuation Methodologies and M&A Transaction Structures Used in the Industry: the Metropolitan Board’s understanding of Metropolitan’s intrinsic value derived from its consultation with, and review and consideration of various reports, analyses and presentations received from Metropolitan’s management, Barclays and MJTA and its experience valuing and acquiring a large PSN; and, based on its five-year history of engaging in discussions with numerous M&A transaction candidates and analyzing the consolidation trend in the industry, the Metropolitan Board developed an enhanced understanding of the valuation methodologies and transaction structures used by such transaction candidates and by the constituent parties in transactions announced in the industry.

•	Transaction Financial Terms.

•

Merger Consideration Premiums: the relationship of the Merger Consideration to the current and historical market prices of the Metropolitan common stock, including that the merger consideration represented a premium of approximately 38.4% over the closing price of the Metropolitan common stock reported on the NYSE on August 21, 2012, the day Humana delivered its revised proposal of $10.50 per share, and a premium of approximately 39.1% over the closing price of the Metropolitan common stock reported on the NYSE on May 18, 2012, the last trading day before announcement of the DaVita acquisition, when prices of companies operating within Metropolitan’s sector were trading on a basis that was more agnostic to the consolidation trend impacting the industry.

•	Immediate Liquidity for Shareholders: the merger consideration will be paid in cash, providing shareholders with the opportunity for immediate liquidity for their investment in Metropolitan.

•

Opinion of Metropolitan’s Financial Advisor: the opinion of Barclays, dated as of November 3, 2012, to the effect that, as of such date, and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to Metropolitan’s shareholders was fair, from a financial point of view, to such shareholders. (The full text of this written opinion to the Metropolitan Board, setting forth the assumptions made, the procedures followed, the matters considered, and the limitations on the review undertaken by Barclays, is attached as Annex B to this Proxy Statement. Shareholders are encouraged to read this opinion in its entirety.)

•

Identity of Humana; Certainty of Value: Humana is a long-standing and well-known commercial partner of Metropolitan with substantial resources and the ability to consummate the merger promptly, without any financing contingency and with a high degree of closing certainty.

•

Arms-Length Negotiations with Humana: the approximately four-month period of arms-length discussions and negotiations between Metropolitan and Humana, including multiple drafts and negotiating sessions in respect of the term sheet and the merger agreement.

•

Absence of Competitive Offer: Metropolitan was unable to elicit an acquisition proposal price and other terms as favorable as Humana’s proposal from the Alternative Bidder and, although the Alternative Bidder was viewed by the Metropolitan Board as the strategic party best positioned to make an acquisition proposal that was not conditioned upon receipt of a Humana Endorsement, the Alternative Bidder expressly conditioned its proposal and even engaging in substantive strategic discussions upon receipt of a Humana Endorsement.

•

Ability of Third Parties to Submit Unsolicited Acquisition Proposals and Fiduciary Provisions of the Merger Agreement: the merger agreement contains certain deal protection provisions that the Metropolitan Board believed do not preclude or unreasonably restrict the ability of potential competing purchasers to submit to Metropolitan unsolicited proposals to acquire Metropolitan and to receive information from and engage in discussions and negotiations with Metropolitan with respect thereto, and which did not jeopardize Metropolitan’s ability to obtain for Metropolitan’s shareholders the best price reasonably available from Humana ($11.25 per share) and such potential competing purchasers, including, among other things:

•	the various fiduciary exceptions to Metropolitan’s no-solicitation covenant;

•

subject to certain procedural requirements and other conditions, Metropolitan’s ability to terminate the merger agreement and simultaneously enter into a definitive acquisition agreement with a third party (other than Humana) providing for a superior proposal;

•	the Metropolitan Board’s ability to withdraw or change its recommendation of the merger agreement in the case of a superior proposal and in the case of an intervening event, and the

Metropolitan Board’s ability to make disclosures to Metropolitan’s shareholders if it determines in good faith that such disclosures are required by the Metropolitan Board’s fiduciary duties under applicable law;

•

the termination fee provisions in the merger agreement, including the amount thereof and the limited circumstances under which, and the timing at which, such fee (including the reimbursement of certain of Humana’s transaction expenses) would become payable to Humana;

•	the elimination of Humana’s originally proposed “force-the-vote” covenant; and

•	the definitions of “superior proposal,” “acquisition proposal” and “intervening event” contained in the merger agreement.

•

Likelihood of Consummation: the likelihood that the merger will be consummated; in particular, that there are no perceived substantive regulatory approval risks and are no conditions to the merger that make consummation of the merger highly or unusually conditional, including that consummation of the merger is not conditioned on Humana obtaining external financing for the transaction or obtaining any non-governmental third party approvals or consents.

•

Terms of the Merger Agreement: the Metropolitan Board’s belief that the individual and collective provisions of the merger agreement, including the respective representations, warranties, covenants and termination rights of the parties, and the deal protections, fiduciary provisions, remedial provisions and the conditions to consummation of the merger as described above and elsewhere in this proxy statement, were negotiated at arms-length through multiple drafts and negotiating sessions, and that at all times Metropolitan sought to obtain the best price and overall deal terms reasonably attainable under the circumstances.

The Metropolitan Board also reviewed and considered a number of risks, uncertainties and other factors in its deliberations prior to determining whether to approve entering into the merger agreement and the transactions contemplated thereby, including:

•

Impact on Shareholders: that, subsequent to the completion of the merger, Metropolitan would no longer exist as an independent public company and that the all-cash nature of the transaction would permanently foreclose shareholders from participating in any future earnings or growth potential of Metropolitan or from benefiting from any appreciation in value of the combined company following the effective time.

•

Effect of Public Announcement: the effect of a public announcement of the merger agreement on Metropolitan’s operations, common stock price, customers and employees, and on Metropolitan’s ability to attract and retain key management and employees and to preserve its relationships with its patients, IPAs and other providers and Contracting HMOs (other than Humana), pending completion of the merger or if the merger is not consummated.

•

Operating Covenants: the impact on Metropolitan’s business operations from and after the signing of the merger agreement, by reason of Metropolitan’s various pre-closing covenants pursuant to which Metropolitan agreed to conduct its business in the ordinary course, consistent with past practice, and not to take various specified actions without the prior written consent of Humana.

•	Effect of Disruption or Failure to Complete Transaction: the amount of time it could take to complete the merger, including the risk that:

•	a third-party suitor could seek to disrupt the transaction without a bona fide intention of proposing a superior transaction;

•	a dispute might arise regarding the terms of the merger agreement; and

•	the possibility that the merger might not be consummated, resulting in the Metropolitan Board, senior management and other employees having expended extensive time and effort and experienced significant distraction from their work during the pendency of the transactions, Metropolitan having incurred significant transaction costs that cannot be amortized or capitalized, Metropolitan having disclosed confidential and proprietary information to a potential competitor, and Metropolitan being imprinted with the negative perception of a failed transaction — all of which could have an adverse effect on Metropolitan’s continuing business operations and could potentially result in a loss of business partners and employees and a reduced valuation of Metropolitan and market price for Metropolitan’s common stock.

•

Change in Prospects Pending Closing: subject to the Metropolitan Board’s right to withdraw or change its recommendation of the merger agreement in the case of an intervening event, the risk that Metropolitan’s prospects after the date the merger agreement was entered into could change materially and in a manner unforeseen at such date, including in ways materially beneficial to Metropolitan, and that the cash merger consideration is fixed at $11.25 per share, and not subject to adjustment regardless of any such changes.

•

Certain Perceived Business Risks May Never Fully Materialize or May be Short Lived: in considering the intrinsic value of Metropolitan, the Metropolitan Board assessed the various business risks that could have a depressive effect on the intrinsic value of Metropolitan as a stand-alone, independent company and the Metropolitan Board recognized that some of these business risks may never fully materialize or may materialize for only a short period of time resulting in an inflation of the intrinsic value of Metropolitan from which the shareholders will never benefit if the merger is consummated. For example:

•

Although Humana has indicated that it is seeking to pursue a strategy of increasingly providing health insurance services through one or more PSNs or MSOs in which Humana has a direct financial interest, the Metropolitan Board recognized that Humana could potentially curtail or completely abandon its efforts to pursue such a strategy for a variety of reasons, including difficulties in locating, competition for and the risks of integrating suitable PSN or MSO acquisition targets; the expense and diversion of management and other resources associated with pursuing such a strategy; regulatory impediments to the implementation of such a strategy; and the potential that such a strategy may not yield sufficient operational, economic and other benefits to justify the associated costs and/or risks to Humana.

•

Although Humana might have a different view than Metropolitan regarding the proper pricing of Metropolitan’s services in the future, the Metropolitan Board recognized that Metropolitan’s track record with Humana over more than 13 years, including Metropolitan’s proven ability to provide superior care coordination and medical management and to lower costs of care while improving outcomes could assist Metropolitan in its efforts to maintain the reimbursement rates it receives from Humana and other HMOs.

•

Although the implementation of healthcare reform legislation and the anticipated cuts in discretionary and other Federal government programs scheduled to take effect on January 1, 2013 could adversely affect Metropolitan and/or its industry, the Metropolitan Board considered that Metropolitan has limited ability to predict the direct and indirect effects of this legislation and such anticipated cuts to Metropolitan and/or its industry due to, among other things, the scope and complexity of the legislation and Metropolitan’s inability to predict or dictate how the Contracting HMOs, Participating Customers and/or its various direct and indirect competitors will react to this legislation and/or such cuts. As a result, the Metropolitan Board recognized the possibility that the implementation of the legislation and the anticipated cuts in discretionary and other Federal government programs might not be as adverse as initially contemplated and could potentially benefit Metropolitan if they caused its industry to increasingly pay higher reimbursement rates to PSN’s that provide a high quality, risk-based managed care model.

•

Taxation: that, because the consideration payable to shareholders in the merger consists entirely of cash, any gain from the sale of shares in the merger will be taxable to shareholders for U.S. federal income tax purposes.

•

No Appraisal Rights Under Florida Law or Metropolitan’s Organizational Instruments: that irrespective of whether shareholders dissent from or vote against the adoption and approval of the merger agreement and approval of the merger, Metropolitan’s shareholders will not be entitled to dissenter’s rights or to have the value of their shares appraised by a Florida court under applicable provisions of Florida law or the provisions of Metropolitan’s Articles of Incorporation or Bylaws.

The Metropolitan Board also considered a variety of other factors, including:

•

Potential continued employment of management: the Metropolitan Board considered the possibility that, while the Metropolitan Board had required management to either refrain from discussions with Humana relating to management’s potential employment until the principal terms of the merger agreement were agreed and, although the initial discussions with Humana regarding management’s potential future employment were observed by the lead independent director of the Metropolitan Board, the Metropolitan Board recognized that management might remain employees of Metropolitan and therefore have interests in the merger that are different from, or in addition to, those of other Metropolitan shareholders. See “The Merger — Interests of Metropolitan Directors and Executive Officers in the Merger”.

•

Interests of Metropolitan’s Directors and Officers: The Metropolitan Board considered the potential conflicts of interest of Metropolitan’s directors and executive officers in light of their ownership of shares of Metropolitan’s common stock, the effect of the merger on outstanding options and restricted stock awards, and other severance awards and compensation arrangements that are potentially triggered or otherwise accelerated by the merger. See “The Merger — Interests of Metropolitan Directors and Executive Officers in the Merger”.

The Metropolitan Board believed that, in their totality, the potential benefits to the Metropolitan shareholders of Metropolitan entering into the merger agreement with Humana and merger subsidiary, upon the terms and subject to the conditions set forth therein, outweighed any potential risks, and that agreeing to such terms and conditions was consistent with the Metropolitan Board’s obligations to seek to obtain for shareholders the best price and overall deal terms reasonably available to Metropolitan under all of the prevailing and reasonably anticipated circumstances.

The foregoing discussion of information and material factors considered by the Metropolitan Board is not intended to be exhaustive, but it does describe all material factors considered. In view of the variety of factors considered in connection with its evaluation of the merger agreement and the merger, the Metropolitan Board did not find it practicable to, and did not, quantify or otherwise seek to assign relative weights to the factors summarized above in reaching its conclusions and in making its recommendation. In addition, each individual member of the Metropolitan Board applied his own personal business judgment to the process and may have given different weight to different factors. Except as specifically described above, the Metropolitan Board did not reach any collective view that any individual factor described above either supported or did not support the overall recommendation of the Metropolitan Board.

Recommendations of the Metropolitan Board

In view of the number and wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the Metropolitan Board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered. In addition, the Metropolitan Board did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to the Metropolitan Board’s ultimate determination or assign any particular weight to any factor, but conducted an overall review of the factors described above, including discussions with Metropolitan’s management and legal and financial advisors. In considering the factors described above, individual members of the Metropolitan Board may have given different weight to different factors.

The Metropolitan Board considered all these factors together and considered them in their totality to be favorable to, and to support, its determination to adopt and approve the merger agreement and to approve the merger and recommend the adoption and approval of the merger agreement and the approval of the merger by the Metropolitan shareholders.

The Metropolitan Board unanimously recommends that you vote “FOR” the proposal to adopt and approve the merger agreement and to approve the merger, “FOR” the proposal to adjourn or postpone the special meeting, if necessary, to solicit additional proxies, and “FOR” the “golden parachute” compensation proposal.

The Metropolitan shareholders should be aware that Metropolitan’s directors and executive officers have interests in the merger that are different from, or in addition to, the Metropolitan shareholders, as described below in “The Merger — Interests of Metropolitan Directors and Executive Officers in the Merger”. The Metropolitan Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted and approved and the merger be approved by the Metropolitan shareholders.

Opinion of Metropolitan’s Financial Advisor

Metropolitan engaged Barclays to act as its financial advisor with respect to pursuing strategic alternatives for Metropolitan, including a possible sale of Metropolitan. On November 3, 2012, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Metropolitan Board that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, from a financial point of view, the consideration to be offered to the Metropolitan shareholders is fair to such shareholders.

The full text of Barclays’ written opinion, dated as of November 3, 2012, is attached as Annex B to this proxy statement. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Metropolitan Board, addresses only the fairness, from a financial point of view, of the consideration to be offered to the shareholders of Metropolitan and does not constitute a recommendation to any Metropolitan shareholder as to how such shareholder should vote with respect to the proposed transaction or any other matter. The terms of the proposed transaction were determined through arm’s-length negotiations between Metropolitan and Humana and were unanimously approved by the Metropolitan Board. Barclays did not recommend any specific form of consideration to Metropolitan or that any specific form of consideration constituted the only appropriate consideration for the proposed transaction. Barclays was not requested to opine as to, and its opinion does not in any manner address, Metropolitan’s underlying business decision to proceed with or effect the proposed transaction or the likelihood of consummation of the proposed transaction. In addition, Barclays expressed no opinion on, and it does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the proposed transaction, or any class of such persons, relative to the consideration to be offered to the Metropolitan shareholders in the proposed transaction.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed a draft of the merger agreement, as of November 2, 2012, and the specific terms of the proposed transaction;

•

reviewed and analyzed publicly available information concerning Metropolitan that Barclays believed to be relevant to its analysis, including Metropolitan’s most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Metropolitan furnished to Barclays by Metropolitan, including financial projections of Metropolitan prepared by Metropolitan’s management;

•

reviewed and analyzed a trading history of Metropolitan’s common stock from June 27, 2011 to November 1, 2012 and a comparison of such trading history with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the historical financial results and present financial condition of Metropolitan with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance and price targets of Metropolitan; and

•	reviewed and analyzed a comparison of the financial terms of the proposed transaction with the financial terms of certain other recent transactions that Barclays deemed relevant.

Barclays also considered the commercial relationship between Metropolitan and Humana and its potential implication on the proposed transaction or any other similar transaction. In addition, Barclays had discussions with Metropolitan’s management concerning its business, operations, assets, liabilities, financial condition and prospects and also undertook such other studies, analyses and investigations that Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of management of Metropolitan that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of Metropolitan, upon advice of Metropolitan, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Metropolitan as to Metropolitan’s future financial performance and that Metropolitan would perform substantially in accordance with such projections. In arriving at its opinion, Barclays assumed no responsibility for and expressed no view as to any such projections or estimates or the assumptions on which they were based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Metropolitan and did not make or obtain any evaluations or appraisals of the assets or liabilities of Metropolitan. In addition, at Metropolitan’s request Barclays solicited an indication of interest from a third party with respect to the purchase of all or a part of Metropolitan’s business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, November 3, 2012. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after November 3, 2012.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Metropolitan, that all material governmental, regulatory and third party approvals, consents and releases for the proposed transaction will be obtained within the constraints contemplated by the merger agreement and that the proposed transaction will be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the proposed transaction, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understands that Metropolitan has obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of the Metropolitan common stock but rather made its determination as to fairness, from a financial point of view, to Metropolitan’s shareholders of the consideration to be offered to such shareholders in the proposed transaction on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Metropolitan Board. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses. In performing its analyses, Barclays made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Metropolitan or any other parties to the proposed transaction. None of Metropolitan, Humana, merger subsidiary, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of the businesses do not purport to be appraisals or reflect the prices at which the businesses may actually be sold.

Historical Share Price Analysis

To illustrate the trend in the historical trading prices of Metropolitan’s common stock, Barclays considered historical data with regard to the trading prices of Metropolitan’s common stock for the period from June 27, 2011 to November 1, 2012.

Barclays noted that the closing price of Metropolitan’s common stock during the previous 52-week period ranged from a low of $6.12 to a high of $11.03. The average price of Metropolitan’s common stock for the 20-days prior to November 1, 2012 was $10.30 and the 200 day average price of Metropolitan’s common stock was $8.83.

Research Price Targets Analysis

Barclays considered publicly available research per share price targets for Metropolitan’s common stock provided by independent research analysts. Barclays noted that such independent research analysts had provided per share targets for Metropolitan’s common stock ranging from a low of $10.00 per share to a high of $13.00 per share.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies, Barclays reviewed and compared specific financial and operating data relating to Metropolitan with selected companies that Barclays, based on its experience in the managed care industry, deemed comparable to Metropolitan. The selected companies were grouped into three categories (identified by Barclays as Humana, Universal American Corp. and Diversified Companies), each of which Barclays deemed relevant in certain respects. The Diversified Companies consisted of the following:

•	UnitedHealth Group Incorporated

•	WellPoint Inc.

•	Aetna Inc.

•	Health Net, Inc.

•	Cigna Corp

•	Triple-S Management Corporation

Barclays calculated and compared various financial multiples and ratios of Metropolitan and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio, or P/E), and each company’s enterprise value to certain projected financial criteria (such as revenue, earnings before interest, taxes, depreciation and amortization, which is referred to as “EBITDA”, for 2012 and 2013, adjusted (x) in the case of Metropolitan by adding back stock-based compensation and (y) in the case of Humana and the other companies, by adding back investment income, or in each of (x) and (y), Adjusted EBITDA (calculated as described under the heading “The Merger — Financial Information”). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, the value of any preferred stock (at book value) and the book value of any minority interest, and subtracting therefrom its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data (including First Call/I/B/E/S International, Inc., which is referred to as “IBES”) and closing prices, as of November 1, 2012. The results of this selected comparable company analysis are summarized below:

	Diversified	Humana	Universal American Corp.	Metropolitan (per management’s projections)	Metropolitan (per IBES)
Estimated 2012 P/E Multiples	9.4x	10.6x	14.7x	15.9x	19.4x
Estimated 2013 P/E Multiples	9.2x	9.6x	12.8x	14.6x	14.0x
Enterprise Value / Estimated 2012 Adjusted EBITDA	6.4x	6.0x	8.0x	7.6x	8.3x
Enterprise Value / Estimated 2013 Adjusted EBITDA	6.2x	5.7x	6.4x	7.1x	7.0x

(1)	The multiples for the Diversified Companies represent the average of the multiple for each of the Diversified Companies.

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Metropolitan. However, because of the inherent differences between the business, operations and prospects of Metropolitan and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Metropolitan and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Metropolitan and the companies included in the selected company analysis. Based upon these judgments, Barclays selected a range of 9.5x to 15.0x multiples of the 2012 estimated earnings per share, which is referred to as “EPS”, which it adjusted for one-time adjustments for the sleep diagnostics business, under accrued mid-year adjustments, losses under certain contracts, public company expenses and nonrecurring professional costs, which is referred to as “Adjusted EPS”, for Metropolitan and applied such range to the management projections to calculate a range of implied prices per share of Metropolitan’s common stock.

The following summarizes the result of these calculations:

Implied Equity Value Per Share of Metropolitan’s Common Stock
Price / Estimated 2012 EPS	$6.56 – 10.35

Based upon its judgment, Barclays then selected a range of 6.0x to 8.0x multiples of the 2012 Adjusted EBITDA for Metropolitan and applied such range to the management projections to calculate a range of implied equity value per share of Metropolitan’s common stock. The following summarizes the result of these calculations:

Implied Equity Value Per Share of Metropolitan’s Common Stock
Enterprise Value / 2012 Estimated Adjusted EBITDA	$7.68 – 11.92

Selected Precedent Transaction Analysis

Barclays reviewed and compared the purchase prices and financial multiples paid in selected other transactions that Barclays, based on its experience with merger and acquisition transactions, deemed relevant. Barclays chose such transactions based on, among other things, the similarity of the applicable target companies in the transactions to Metropolitan with respect to the size, mix, margins and other characteristics of their businesses. Barclays reviewed the following transactions:

Announcement Date	Target	Acquiror
5/21/2012	HealthCare Partners	DaVita Inc.
5/21/2012	HealthCare Partners with Earn-Outs	DaVita Inc.
6/27/2011	Continucare Corporation	Metropolitan

Using publicly available information for each of the precedent transactions, Barclays calculated and analyzed the Purchase Price to the target company’s last 12 months’ which is referred to as “LTM”, Adjusted EBITDA. The following table presents the results of this analysis:

Target	Acquiror	Purchase Price /LTM Adjusted EBITDA (with adjustments) (1)	Purchase Price /LTM Adjusted EBITDA (without adjustments) (1)
HealthCare Partners	DaVita	6.9x	8.0x
HealthCare Partners with Earn-Outs(2)	DaVita	7.3x	8.5x
Continucare	Metropolitan	8.0x	8.0x

(1)	DaVita/HealthCare Partners LTM as of 3/31/2012; Metropolitan/Continucare LTM as of 6/30/2012.
(2)	Adjustments to DaVita/HealthCare Partners represent tax benefits associated the transaction.

The reasons for and the circumstances surrounding each of the selected precedent transactions analyzed were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Metropolitan and the companies included in the selected precedent transaction analysis. Accordingly, Barclays believed that a purely quantitative selected precedent transaction analysis would not be particularly meaningful in the context of considering the proposed transaction. Barclays therefore made qualitative judgments concerning differences between the characteristics of the selected precedent transactions and the proposed transaction that would affect the acquisition values of the selected target companies and Metropolitan.

Based upon these judgments, Barclays selected a range of 6.9x to 8.0x multiples of the Purchase Price / LTM Adjusted EBITDA and applied such ranges to Metropolitan’s Adjusted EBITDA for LTM ended September 30, 2012, to calculate the range of implied price per share of Metropolitan. The following summarizes the results of these calculations:

Implied Equity Value Per Share of Metropolitan’s Common Stock
Purchase Price / Adjusted EBITDA	$9.53 – 11.84

Discounted Cash Flow Analysis

In order to estimate the present value of Metropolitan’s common stock, Barclays performed a discounted cash flow analysis of Metropolitan. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Metropolitan using the discounted cash flow method, Barclays added (i) Metropolitan’s projected after-tax unlevered free cash flows for fiscal years 2013 through 2017 based on management projections to (ii) the “terminal value” of Metropolitan as of 2018, and discounted such amount to its present value using a range of selected discount rates. The after-tax unlevered free cash flows were calculated by taking the tax-affected earnings before interest and tax, adding back depreciation and amortization, stock-based compensation, subtracting capital expenditures, changes in working capital and changes in deferred tax liability. In addition, Barclays also estimated Metropolitan’s estimated enterprise value using the discounted cash flow method by assuming implementation of a 2% tax on all risk premiums of managed care companies starting in 2014 and assuming that management care companies pass through 1% to Metropolitan, referred to as the “Premium Tax”, with no offset for the medical expense ratio (calculated as the total medical expense divided by revenue, and which is referred to as “MER”) and adjusted Metropolitan’s projected after-tax unlevered free cash flows for the fiscal years 2014 through 2017 by such effect. The residual value of Metropolitan at the end of the forecast period, or “terminal value”, was estimated by applying a range of next 12-months’ multiples for Metropolitan of 5.5x to 6.5x to Metropolitan’s projected Adjusted EBITDA for 2018. The range of after-tax discount rates of 10.5% to 12.0% was selected based on an analysis of the weighted average cost of capital of Metropolitan and comparable companies. Barclays then calculated a range of implied prices per share of Metropolitan by subtracting estimated net debt from the estimated enterprise value using the discounted cash flow method and dividing such amount by the fully diluted number of shares of Metropolitan’s common stock.

The following summarizes the result of these calculations:

Implied Equity Value Per Share of Metropolitan’s Common Stock
Discounted Cash Flow (without Premium Tax)	$10.79 – 13.78
Discounted Cash Flow (with Premium Tax)	$9.66 - 12.43

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Metropolitan Board selected Barclays because of its familiarity with Metropolitan and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the proposed transaction.

Barclays is acting as financial advisor to Metropolitan in connection with the merger. As compensation for its services in connection with the merger, Barclays will receive fees for its services of approximately $8.45 million, of which $2.25 million became due and payable upon delivery of its opinion on November 3, 2012, and the remainder of which is contingent upon the consummation of the proposed transaction. In addition, Metropolitan has agreed to reimburse Barclays for a portion of its reasonable out-of-pocket expenses incurred in connection with the proposed transaction and to indemnify Barclays for certain liabilities that may arise out of its engagement by Metropolitan and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Metropolitan and Humana in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Specifically, an affiliate of Barclays currently serves, and has served since prior to October 10, 2012, as a lender under Humana’s $1 billion five-year revolving credit facility that expires on November 21, 2016.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Metropolitan and Humana for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Certain Projections

Metropolitan does not, as a matter of course, make public forecasts or projections beyond the current fiscal year due to the inherent unpredictability of the underlying assumptions and estimates. However, in connection with the Metropolitan Board’s review process, the Metropolitan Board reviewed certain non-public projections, which are refered to as the “Projections”, that were based on Metropolitan’s estimate of its future financial performance as of the date they were provided.

Set forth below are the material portions of the Projections in order to provide Metropolitan’s shareholders access to this previously non-public information that Metropolitan prepared for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that Metropolitan’s management, the Metropolitan Board or Barclays considered, or now considers, this information to be a reliable prediction of actual future results, and such data should not be relied upon as such. Neither Metropolitan nor any of its affiliates or representatives has made or makes any representations to any person regarding the ultimate performance of Metropolitan compared to the information contained in the Projections, and none of them intends to provide any update or revision thereof, even in the event that all or any of the assumptions underlying the Projections are shown to be in error.

The Projections reflect various assumptions and estimates made by Metropolitan’s management in preparing such Projections:

•	Management projections assume no change in existing contract terms and no acquisitions.

•	Revenue growth driven by:

•	Modest growth in base rate and improvement in risk score.

•	Integration of Symphony and shift from non-risk to risk revenue in 2015.

•	Integration of two IPAs which for purposes of these Projections takes into account that:

•	An agreement is reached between Metcare of Florida, Inc. and IPA “A” for which documents were being negotiated at the time the Projections were prepared; and

•	A definitive acquisition agreement had been signed between Metcare of Florida, Inc. and IPA “B” at the time the Projections were prepared.

•	Medical costs driven by:

•	2-4.5% growth in per customer per month claims expense.

•	2% growth in member months.

•

Renegotiated Union risk agreement provides for reduction of impact of pre-tax losses on Participating Customers added under such agreement and, after such negotiation, the Union agreement is break-even in 2012 and 2013 and profitable thereafter.

•	Operating costs driven by:

•	Annual 3.5% payroll expense growth.

•	Annual 3.0% general and administrative expenses growth.

•	Projections exclude:

•

Impact from sequestration. Without Congressional intervention in the immediate future, federal across-the-board spending cuts (also known as a sequestration) are scheduled to take effect on January 2, 2013 and run through fiscal year 2021. In the case of Medicare Parts C and D, reductions are expected to be made to the monthly payments to Medicare Advantage plans. These reductions will be made at a uniform rate and may not exceed 2%. If implemented, sequestration is expected to result in a reduction in capitation fees paid by Medicare Advantage plans, and could result in a decrease in benefits offered by Medicare Advantage plans. It is anticipated that reductions in capitation fees due to sequestration may be partly offset by a decrease in the medical services managed care providers are required to provide and in reduced payments to fee-for-service providers that provide service to Medicare Advantage and/or Medicare Advantage patients.

•

Impact from premium tax. Beginning in 2014, the Reform Acts will impose an annual fee on U.S. health insurance providers with which Metropolitan contracts. The fee amount will depend upon the amount of the net premiums collected by the health insurance providers such that the more premiums collected, the higher the fees. Metropolitan’s projections assume that this fee will not be passed on to Metropolitan or result in a reduction of the capitation fee paid to it.

Operating Projections

The following table shows management’s operating projections for the calendar years 2012 through 2017 (in millions):

Operating Projections

	2012P	2013P	2014P	2015P	2016P	2017P	‘12P –‘17P CAGR / r bps
Total Revenue	$780	$816	$866	$1,018	$1,087	$1,158	8.2%
% growth	11.7%	4.5%	6.1%	17.6%	6.7%	6.6%
Medical Costs	$632	$658	$698	$839	$892	$946	8.4%
% MER	81.0%	80.6%	80.6%	82.3%	82.1%	81.7%	72 bps
Operating Costs	$66	$68	$69	$69	$70	$71	1.3%
% of revenue	8.5%	8.3%	8.0%	6.8%	6.4%	6.1%	(238 bps )
Adjusted EBITDA(1)	$104	$110	$118	$128	$141	$155	8.3%
% margin	13.3%	13.5%	13.7%	12.6%	13.0%	13.4%	5 bps
% growth	(5.5%)	5.9%	7.3%	8.3%	10.2%	9.9%
Net Income	$32	$36	$43	$54	$65	$80	20.1%
% margin	4.1%	4.4%	5.0%	5.3%	6.0%	6.69%	281 bps
% growth	1.2%	11.9%	20.1%	25.0%	21.5%	22.5%
Diluted EPS	$0.69	$0.75	$0.88	$1.07	$1.27	$1.52	17.1%
% growth	(2.8%)	8.9%	17.0%	21.9%	18.5%	19.6%

(1)	Adjusted EBITDA is not defined under generally accepted accounting principles, which is referred to as “GAAP”, and it may not be comparable to similarly titled measures reported by other companies. Metropolitan uses Adjusted EBITDA, along with other GAAP measures, as a measure of profitability because Adjusted EBITDA helps Metropolitan to compare its performance on a consistent basis by removing from its operating results the impact of its capital structure, the accounting methods used to compute depreciation and amortization and the effect of non-cash stock-based compensation expense.

Metropolitan believes Adjusted EBITDA is useful to investors as it is a widely used measure of performance and the adjustments Metropolitan makes to Adjusted EBITDA provide further clarity on Metropolitan’s profitability. Metropolitan removes the effect of non-cash stock-based compensation from Metropolitan’s earnings which can vary based on share price, share price volatility and expected life of the equity instruments Metropolitan grant. In addition, this stock-based compensation expense does not result in cash payments by Metropolitan. Adjusted EBITDA has limitations as a profitability measure in that it does not include the interest expense on Metropolitan’s debts, Metropolitan’s provisions for income taxes, the effect of Metropolitan’s expenditures for capital assets and the effect of non-cash stock-based compensation expense.

The following table presents the projected Adjusted EBITDA (Non-GAAP measure) for the years 2012 through 2017 as well as a reconciliation of the projected Adjusted EBITDA to the projected net income for such periods (in millions):

	2012P	2013P	2014P	2015P	2016P	2017P
Net income	$32	$36	$43	$54	$65	$80
Income taxes	20	23	27	34	41	50
Depreciation and amortization	17	16	15	14	12	11
Interest expense	31	32	29	23	18	9
Stock-based compensation expense	4	4	4	4	4	5

Adjusted EBITDA	$104	$110	$118	$128	$141	$155

Free Cash Flow Projections

The following table presents the projected unlevered free cash flow, which is referred to as “FCF”, for the years 2013 through 2017 as well as a reconciliation of the projected unlevered FCF to the projected net income for such periods (in millions). Unlevered FCF is not defined under GAAP and the unlevered FCF projections included below were calculated for use by Barclays in performing its illustrative discounted cash flow analysis described above under “The Merger — Opinion of Metropolitan’s Financial Advisor”.

	2013P	2014P	2015P	2016P	2017P
Net Income	$36	$43	$54	$65	$80
Income tax provision	23	27	34	41	50

Pre-tax Income	58	70	88	107	131
Interest expense	(32)	(29)	(23)	(18)	(9)

EBIT	91	99	110	124	140
Taxes on EBIT	35	38	42	48	54

After-Tax EBIT	56	61	68	76	86
Depreciation and amortization	16	15	14	12	11
Stock-based compensation expense	4	4	4	4	5
Capital expenditures	(6)	(6)	(7)	(7)	(7)
Changes in net working capital (1)	(6)	(2)	(2)	(2)	(2)
Changes in deferred tax liability	(4)	(4)	(4)	(3)	(3)

Unlevered FCF	$59	$68	$74	$82	$90

(1)	Excludes the impact of projected changes in cash and the current portion of Metropolitan’s long-term indebtedness.

The projected financial information above was prepared by and is the responsibility of management and was not prepared with a view towards public disclosure or compliance with GAAP or with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projected financial information. Metropolitan’s independent registered public accounting firm, Grant Thornton LLP, has neither examined, compiled nor performed any procedures with respect to the projected financial information and, accordingly, Grant Thornton LLP does not express an opinion or any other form of assurance with respect thereto. The internal financial forecasts (upon which the projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and business developments. The projections described above also reflect numerous assumptions made by Metropolitan’s management with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond management’s control. Accordingly, there is no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

Readers of this proxy statement are cautioned not to rely on the projections described above. These projections are forward-looking statements and are based on expectations and assumptions at the time they were prepared. The projections are not guarantees of future performance and involve risks and uncertainties that may cause future financial results and shareholder value of Metropolitan to materially differ from those expressed in the projections. The risks and uncertainties include, but are not limited to, the risks and uncertainties described in Metropolitan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and its subsequent filings with the SEC. Accordingly, Metropolitan cannot assure you that the projections described above will be realized or that Metropolitan’s future financial results will not materially vary from the projections. The projections described above do not take into account the merger or any of the transactions contemplated by the merger agreement.

Interests of Metropolitan Directors and Executive Officers in the Merger

In considering the recommendation of the Metropolitan Board, you should be aware that Metropolitan directors and executive officers may have financial interests in the merger that are in addition to or different from their interests as shareholders and the interests of Metropolitan shareholders generally and may present actual or potential conflicts of interest. The Metropolitan Board was aware of these interests and considered them, among other matters, in unanimously adopting and approving the merger agreement and the transactions contemplated thereby. Such interests relate to, or arise from, among other things, the following:

•	certain executive officers of Metropolitan may continue as officers or employees of the surviving corporation or Humana following the completion of the merger;

•

payment of cash bonuses for 2012, which, based on historical practice, would have been determined and paid in March 2013, were determined in November 2012 and are payable upon the earlier of the consummation of the merger or March 2013;

•

prior to the effective time, unvested stock options held by Metropolitan’s directors and executive officers will become fully vested and exercisable and, thereafter, the directors and executive officers will be entitled to receive cash payments in connection with the cancellation of their respective stock options at the effective time;

•

prior to the effective time, restricted stock awards held by Metropolitan’s directors and executive officers will become fully vested and, thereafter, the directors and executive officers will be entitled to receive cash payments in respect of their respective restricted stock awards at the effective time; and

•

Metropolitan’s directors and executive officers will be entitled to continued indemnification and insurance coverage by the surviving corporation for acts or omissions occurring prior to the merger for a period of six years following the effective time.

The Metropolitan Board was aware of the interests of Metropolitan’s directors and executive officers during its deliberations on the merits of the merger and in deciding to recommend that Metropolitan shareholders vote “FOR” the adoption and approval of the merger agreement and the approval of the merger at the Metropolitan special meeting. For purposes of all of the agreements and plans described below, the approval of the merger by Metropolitan’s shareholders and/or the completion of the merger will constitute a change in control.

Agreements with Executive Officers

Metropolitan is a party to (1) an amended and restated employment agreement, effective as of April 26, 2010, with Michael M. Earley, its Chairman of the Board and Chief Executive Officer; (2) an employment agreement, effective as of November 16, 2006, as amended effective December 22, 2008, with Robert J. Sabo, its Chief Financial Officer; and (3) an amended and restated employment agreement, effective as of January 3, 2005, as amended effective December 22, 2008, with Roberto L. Palenzuela its General Counsel and Secretary. Dr. Jose A. Guethon, M.D., Metropolitan’s President and Chief Operating Officer, entered into an employment agreement with Metcare of Florida, Inc., Metropolitan’s wholly-owned subsidiary, which agreement was amended effective December 22, 2008. The foregoing employment agreements are collectively referred to herein as the “NEO Employment Agreements”.

Each of the NEO Employment Agreements has an initial term of one year and is automatically renewable for successive one-year terms, unless terminated in accordance with the terms of the respective NEO Employment Agreements. Each of the NEO Employment Agreements provides for an annual base salary to be reviewed annually, and the Metropolitan Board may, in its sole discretion, increase a named executive officer’s salary and award bonuses and options at any time. The employment agreements with Mr. Earley and Mr. Sabo provide for an automobile allowance in the amount of $850 and $800 per month, respectively, a telephone allowance in the amount of $250 per month, vacation, participation in all benefit plans offered by Metropolitan to its executives and the reimbursement of reasonable business expenses. The employment agreement with Mr. Palenzuela provides for an automobile allowance in the amount of $500 per month, a telephone allowance in the amount of $100 per month, vacation, participation in all benefit plans offered by Metropolitan to its executives and the reimbursement of reasonable business expenses. The employment agreement with Dr. Guethon provides for a telephone allowance in the amount of $100 per month, vacation, participation in all benefit plans offered by Metropolitan to its executives and the reimbursement of reasonable business expenses. Dr. Guethon also receives an automobile allowance. Effective September 1, 2011, the automobile and telephone allowances for each of Metropolitan’s named executive officers serving at such time were adjusted so that each such officer would receive an automobile allowance of $800 per month and a telephone allowance of $250 per month.

The NEO Employment Agreements also contain non-disclosure, non-solicitation and non-compete restrictions. The non-solicitation and non-compete restrictions survive for a period of two years and one year, respectively, following the date of termination of a named executive officer’s employment with Metropolitan. Either party to an NEO Employment Agreement may terminate the applicable named executive officer’s employment with Metropolitan at any time.

In the event that following a “change in control” of Metropolitan (as defined below), a named executive officer is terminated without cause or resigns for good reason within one year of the event causing the “change in control”, Metropolitan shall be required pursuant to the NEO Employment Agreements to:

•	pay to the executive any unpaid base salary earned through the date of termination or resignation;

•

pay to the executive, within 30 days of the date of such termination of employment, a single lump sum payment, in an amount equal to the sum of (a) his or her then annual base salary plus any bonuses payable, (b) the value of annual health and welfare and fringe benefits paid to him or her for the year preceding the year of termination (based on the cost to Metropolitan), and (c) the value of the portion, if any, of his or her benefits under any retirement and/or deferred compensation plan which are forfeited for reason of the termination;

•	reimburse the executive for reasonable business expenses incurred prior to the date of termination of employment; and

•	pay to the executive (or his estate, as applicable) for any accrued yet unused vacation days.

A “change in control” will be deemed to occur pursuant to the NEO Employment Agreements in the event Metropolitan’s shareholders approve (x) the sale of substantially all of Metropolitan’s assets, (y) Metropolitan’s liquidation or dissolution or (z) a merger or other similar transaction which would result in Metropolitan’s shareholders prior to the transaction owning 50% or less of the combined voting power of the merged entity immediately following the transaction. In addition, with certain exceptions, a “change of control” will be deemed to occur upon any person or group’s acquisition of more than 50% of Metropolitan’s outstanding shares or voting power.

Stock Options

Certain of Metropolitan’s executive officers and directors hold options, issued pursuant to the Metropolitan Health Networks, Inc. Omnibus Equity Compensation Plan, to purchase shares of Metropolitan common stock. Prior to the effective time, each outstanding option to purchase Metropolitan common stock will become fully vested and exercisable and will be canceled in exchange for the right to receive, at the effective time, a cash payment in an amount equal to the product of (a) the total number of shares of Metropolitan common stock subject to the option, and (b) the excess, if any, of $11.25 over the exercise price per share of such option, without interest and less any required withholding taxes. This cash payment, if any, will be made to the option holder as soon as practicable after the effective time. The following table sets forth, as of November 16, 2012, for each of Metropolitan’s directors, named executive officers, and all other executive officers as a group:

•	the number of shares subject to outstanding options for Metropolitan common stock held by such person;

•	the weighted average exercise price for such options; and

•

the aggregate value of such options (without regard to deductions or withholdings for applicable taxes), assuming the closing of the merger as soon as practicable after the Metropolitan special meeting, calculated by multiplying (1) the number of shares of Metropolitan common stock subject to the options by (2) the excess, if any, of (a) $11.25 over (b) the weighted average exercise price per share of such options.

	Stock Options
Directors and Executive Officers	Shares	Weighted Average Exercise Price	Value
Michael M. Earley Chairman and Chief Executive Officer	1,455,900	$2.63	$12,550,692
Jose A. Guethon, M.D. President and Chief Operating Officer	495,075	3.20	3,985,590
Robert J. Sabo Chief Financial Officer	378,000	3.27	3,017,522
Gemma Rosello President - Continucare	34,100	8.29	100,936
Roberto L. Palenzuela General Counsel and Secretary	190,450	3.19	1,534,555
Michael E. Cahr Director	5,989	3.04	49,170
Richard A. Franco Sr. Director	5,989	3.04	49,170
Casey L. Gunnell Director	5,989	3.04	49,170
Arthur D. Kowaloff Director	5,989	3.04	49,170
Mark D. Stolper Director	5,989	3.04	49,170
John S. Watts, Jr. Director	5,989	3.04	49,170

All directors and executive officers as a group (11 persons)	2,589,459	$2.95	$21,484,315

Restricted Stock Awards

Certain of Metropolitan’s executive officers and directors hold restricted stock granted pursuant to the Metropolitan Health Networks, Inc. Omnibus Equity Compensation Plan. Prior to the effective time, each outstanding restricted stock award granted by Metropolitan will become fully vested and will be converted into the right to receive, at the effective time, a cash payment in an amount equal to the product of (a) the total number of shares of Metropolitan common stock subject to the restricted stock award, and (b) $11.25, without interest and less any required withholding taxes. This cash payment, if any, will be made to the restricted stock award holder as soon as practicable after the effective time. The following table sets forth, as of November 16, 2012, for each of Metropolitan’s directors, named executive officers, and all other executive officers as a group, the number of shares subject to outstanding restricted stock awards held by such person:

Directors and Executive Officers	Shares Subject to Restricted Stock Awards
Michael M. Earley Chairman and Chief Executive Officer	153,125
Jose A. Guethon, M.D. President and Chief Operating Officer	181,772
Robert J. Sabo	147,130
Chief Financial Officer
Gemma Rosello	25,900
President - Continucare
Roberto L. Palenzuela	97,537
General Counsel and Secretary
Michael E. Cahr	9,069
Director
Richard A. Franco, Sr.	9,069
Director
Casey L. Gunnell	9,069
Director
Arthur D. Kowaloff	9,069
Director
Mark D. Stolper	9,069
Director
John S. Watts, Jr.	9,069
Director
All directors and executive officers as a group (11 persons)	659,878

Indemnification and Insurance

For a period of six years following the effective time, Humana shall cause the surviving corporation to indemnify and hold harmless each current and former officer and director of Metropolitan and its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses upon receipt of an undertaking to repay such amount if it shall be ultimately determined that the indemnified person is not entitled to be indemnified), judgments, fines, losses, claims, damages, liabilities and/or amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the effective time, and by reason of the fact that such indemnified person is or was a director, officer, employee or agent of Metropolitan or is or was serving at the request of Metropolitan as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by applicable law.

All rights in existence under Metropolitan’s organizational documents on the date of the merger agreement and existing agreements regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them shall survive the merger for a period of six years from the effective time.

Prior to the effective time, Metropolitan has agreed to purchase a prepaid six-year officers’ and directors’ “tail” liability policy on terms and conditions that are substantially similar to its existing officers’ and directors’ liability policy and providing coverage benefits that are not materially more or less favorable to the indemnified persons than its current such policy. The aggregate cost of the officers’ and directors’ insurance shall not exceed 350% of the current annual premium paid by Metropolitan for its existing officers’ and directors’ liability policy and if the cost of the officers’ and directors’ insurance exceeds such amount, then Metropolitan shall purchase as much comparable insurance as is available for such amount.

In addition, Metropolitan shall cooperate with Humana to enable Humana to purchase “tail” coverage for professional liability and other similar insurance policies of Metropolitan and its subsidiaries to be placed through such brokers and with such insurance carriers as may be specified by Humana.

Concurrent with its approval of the merger agreement, the Metropolitan Board authorized Metropolitan’s entry into a customary indemnification agreement with each director serving on the Metropolitan Board (other than Michael M. Earley, who already was a party to an indemnification agreement with Metropolitan), pursuant to which Metropolitan has agreed, among other things, to indemnify and hold harmless each director against certain liabilities, costs and expenses incurred by such director in connection with proceedings in which such director has been made, or is threatened to be made, a party in respect of such director’s service to Metropolitan. Under the indemnification agreements, which were executed and delivered by Metropolitan and each of the directors (other than Mr. Earley) on November 3, 2012, Metropolitan has also agreed to indemnify these individuals against certain liabilities that may arise in connection with their status or service as one of Metropolitan’s directors or in their capacity at other specified entities at which they may serve at Metropolitan’s request. In addition, pursuant to the indemnification agreements, Metropolitan has agreed to advance expenses to the applicable directors in advance of the final determination of any proceeding in respect of which they may be entitled to indemnification. The indemnification and advancement provisions contained in the indemnification agreements are subject to certain customary conditions, and such provisions are in addition to, and do not otherwise limit, the directors’ respective rights to indemnification and advancement of expenses provided for under applicable state law, including the FBCA, and Metropolitan’s Articles of Incorporation and/or Bylaws.

For additional information about the indemnification rights of Metropolitan directors and executive officers under the merger agreement, see “The Merger Agreement — Covenants and Agreements — Indemnification and Insurance”.

Quantification of Potential Payments to Metropolitan Named Executive Officers in Connection with the Merger

Metropolitan’s “named executive officers” for purposes of the disclosure in this proxy statement are the following individuals:

•	Michael M. Earley, Chairman and Chief Executive Officer;

•	Jose A. Guethon, M.D., President and Chief Operating Officer;

•	Gemma Rosello, President—Continucare Corporation;

•	Robert J. Sabo, Chief Financial Officer; and

•	Roberto L. Palenzuela, General Counsel and Secretary

In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of Metropolitan’s named executive officers.

Pursuant to the NEO Employment Agreements, in the event that following a “change in control” of Metropolitan (as previously defined in “The Merger—Interests of Metropolitan Directors and Executive Officers in the Merger—Agreements with Executive Officers”), a named executive officer is terminated without cause or resigns for good reason within one year of the event causing the “change in control”, Metropolitan shall be required to:

•	pay to the executive any unpaid base salary earned through the date of termination or resignation;

•

pay to the executive, within 30 days of the date of such termination of employment, a single lump sum payment in an amount equal to the sum of (a) his then annual base salary plus any bonuses payable, (b) the value of annual health and welfare and fringe benefits paid to him for the year preceding the year of termination (based on the cost to Metropolitan), and (c) the value of the portion, if any, of his benefits under any retirement and/or deferred compensation plan which are forfeited for reason of the termination;

•	reimburse the executive for reasonable business expenses incurred prior to the date of termination of employment; and

•	pay the executive (or his estate, as applicable) for any accrued yet unused vacation days.

2012 Cash Bonus Plan

On November 3, 2012, upon the recommendation of Metropolitan’s compensation committee, the Metropolitan Board amended Metropolitan’s 2012 cash bonus plan for certain executive officers and key management employees to provide for the payment of cash incentive bonuses to each participant in the plan on the earlier of March 1, 2013 or the consummation of the merger, which is referred to as the “2012 Amended Bonus Plan”.

In determining the award amounts payable to Metropolitan’s named executive officers under the 2012 Amended Bonus Plan, the Metropolitan Board generally considered each named executive officer’s progress towards achievement of his or her predetermined goals under Metropolitan’s 2012 bonus plan and each named executive officer’s direct or indirect contributions to the Metropolitan’s efforts to explore and/or pursue strategic alternatives. The cash incentive awards payable to each of Metropolitan’s named executive officers are included in the amounts reflected in the “Cash” column in the table below.

The amounts indicated below are estimates of amounts that would be payable assuming the merger is completed on October 31, 2012. These estimates are based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash		Equity(1)	Pension/ Non-Qualified Deferred Compensation	Perquisites/ Benefits	Tax Reimbursement	Other	Total
Michael M. Earley (2) Chairman and Chief Executive Officer	$980,750	(3)	$14,273,348	—	—	—	—	$15,254,098
Jose A. Guethon, MD (4) President and Chief Operating Officer	795,963	(5)	6,030,525	—	—	—	—	6,826,488
Gemma Rosello (6) President—Continucare	250,000	(7)	392,311	—	—	—	—	642,311
Robert J. Sabo (8) Chief Financial Officer	676,574	(9)	4,672,735	—	—	—	—	5,349,309
Roberto L. Palenzuela (10) General Counsel and Secretary	482,629	(11)	2,631,846	—	—	—	—	3,114,475

(1)

The amounts set forth in this column represent payments that the named executive officers will receive in connection with the acceleration and cashout of outstanding stock options and restricted stock awards in connection with the merger, based upon the closing price for Metropolitan’s common stock of $10.93 on October 31, 2012.
(2)	The amounts set forth for Mr. Earley in this table represent amounts payable or potentially payable under or as a result of: (a) the terms of the Amended and Restated Employment Agreement, made and entered into on April 26, 2010, by and between Metropolitan and Michael M. Earley, (b) the 2012 Amended Bonus Plan, which provides for the payment of cash bonuses on the earlier to occur of the effective time or March 1, 2013; and (c) the acceleration and cashout of the outstanding stock option and restricted stock awards previously granted to him (which acceleration and cashout is being made to all holders of Metropolitan stock options and restricted stock).
(3)	Represents both (i) a cash payment to be made to Mr. Earley under the 2012 Amended Bonus Plan, which shall be paid on the earlier to occur of the effective time or March 1, 2013, which for the above calculation is $480,533; and (ii) a cash lump sum severance payment to be paid following termination by Metropolitan without cause or by the executive with good cause within one year following a “change in control” of Metropolitan calculated as follows: the sum of (a) his then-current annual base salary until the date of termination, which for the above calculation is $460,000, plus any bonuses payable to Mr. Earley in accordance with his employment agreement; (b) any unused vacation pay, which for the above calculation equals $23,000, and the value of the annual health and welfare fringe benefits (based upon the cost to Metropolitan) required to be provided to Mr. Earley under his employment agreement for the year immediately preceding the year in which his employment terminates, which for the above calculation is $8,717; and (c) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment, which for the above calculation is $8,500.
(4)	The amounts set forth for Dr. Guethon in this table represent amounts payable or potentially payable under or as a result of: (a) the terms of the Employment Agreement, made and entered into on February 1, 2005, by and between Metcare of Florida, Inc. and Jose A. Guethon, M.D., as amended on July 1, 2005, and as further amended on December 22, 2008; (b) the 2012 Amended Bonus Plan, which provides for the payment of cash bonuses on the earlier to occur of the effective time or March 1, 2013; and (c) the acceleration and cashout of the outstanding stock option and restricted stock awards previously granted to him (which acceleration and cashout is being made to all holders of Metropolitan stock options and restricted stock).
(5)	Represents both (i) a cash payment to be made to Dr. Guethon under the accrued 2012 cash bonuses awarded by the Metropolitan Board, which shall be paid on the earlier to occur of the effective time or March 1, 2013, which for the above calculation is $328,000; and (ii) a cash lump sum severance payment to be paid following termination by Metropolitan without cause or by the executive with good cause within one year following a “change in control” of Metropolitan calculated as follows: the sum of (a) his then-current annual base salary until the date of termination, which for the above calculation equals $410,00, plus any bonuses payable to Dr. Guethon in accordance with his employment agreement; (b) any unused vacation pay, which for the above calculation equals $27,699, and the value of the annual health and welfare fringe benefits (based upon the cost to Metropolitan) required to be provided to Dr. Guethon under his employment agreement for the year immediately preceding the year in which his employment terminates which for the above calculation equals $21,764; and (c) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment, which for the above calculation equals $8,500.
(6)	The amounts set forth for Ms. Rosello in this table represent amounts payable or potentially payable under or as a result of: (a) the 2012 Amended Bonus Plan, which provides for the payment of cash bonuses on the earlier to occur of the effective time or March 1, 2013 and (b) the acceleration and cashout of the outstanding stock option and restricted stock awards previously granted to her (which acceleration and cashout is being made to all holders of Metropolitan stock options and restricted stock). Ms. Rosello is not a party to an employment agreement with Metropolitan or Continucare Corporation.
(7)	Represents the cash payment to be made to Ms. Rosello under the 2012 Amended Bonus Plan, which shall be paid on the earlier to occur of the effective time or March 1, 2013, which for the above calculation is $250,000.

(8)	The amounts set forth for Mr. Sabo in this table represent amounts payable or potentially payable under or as a result of: (a) the terms of the Employment Agreement, made and entered into as of November 9, 2006, by and between Metropolitan and Robert J. Sabo, as amended on December 22, 2008; (b) the 2012 Amended Bonus Plan, which provides for the payment of cash bonuses on the earlier to occur of the effective time or March 1, 2013; and (c) the acceleration and cashout of the outstanding stock option and restricted stock awards previously granted to him (which acceleration and cashout is being made to all holders of Metropolitan stock options and restricted stock).
(9)	Represents both (i) a cash payment to be made to Mr. Sabo under the 2012 Amended Bonus Plan, which shall be paid on the earlier to occur of the effective time or March 1, 2013, which for the above calculation is $231,000; and (ii) a cash lump sum severance payment to be paid following termination by Metropolitan without cause or by the executive with good cause calculated as follows: the sum of (a) his then-current annual base salary until the date of termination, which for the above calculation equals $330,000, plus any bonuses payable to Mr. Sabo in accordance with his employment agreement; (b) any unused vacation pay, which for the above calculation equals $95,078, and the value of the annual health and welfare fringe benefits (based upon the cost to Metropolitan) required to be provided to Mr. Sabo under his employment agreement for the year immediately preceding the year in which his employment terminates, which for the above calculation equals $11,996; and (c) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment, which for the above calculation equals $8,500.
(10)	The amounts set forth for Mr. Palenzuela in this table represent amounts payable or potentially payable under or as a result of: (a) the terms of the Amended and Restated Employment Agreement, made and entered into on January 3, 2005, by and between Metropolitan and Roberto L. Palenzuela, as amended on December 22, 2008; (b) the 2012 Amended Bonus Plan, which provides for the payment of cash bonuses on the earlier to occur of the effective time or March 1, 2013; and (c) the acceleration and cashout of the outstanding stock option and restricted stock awards previously granted to him (which acceleration and cashout is being made to all holders of Metropolitan stock options and restricted stock).
(11)	Represents both (i) a cash payment to be made to Mr. Palenzuela under the 2012 Amended Bonus Plan, which shall be paid on the earlier to occur of the effective time or March 1, 2013, which for the above calculation is $162,720; and (ii) a cash lump sum severance payment to be paid following termination by Metropolitan without cause or by the executive with good cause within one year following a “change in control” of Metropolitan calculated as follows: the sum of (a) his then-current annual base salary until the date of termination, which for the above calculation equals $270,000, plus any bonuses payable to Mr. Palenzuela in accordance with his employment agreement; (b) any unused vacation pay, which for the above calculation equals $1,442, and the value of the annual health and welfare fringe benefits (based upon the cost to Metropolitan) required to be provided to Mr. Palenzuela under his employment agreement for the year immediately preceding the year in which his employment terminates, which for the above calculation equals $7,004; and (c) the value of the portion of his benefits under any savings, pension or profit sharing plans that are forfeited under those plans by reason of the termination of his employment, which for the above calculation equals $8,500.

Stock Ownership of Directors and Executive Officers of Metropolitan

At the close of business on the record date for the Metropolitan special meeting, the directors and executive officers of Metropolitan beneficially owned and were entitled to vote approximately 2,254,092 shares of Metropolitan common stock, collectively representing approximately 5.07% of the shares of Metropolitan common stock outstanding on that date.

The following table sets forth the beneficial ownership of Metropolitan common stock as of November 16, 2012, for each of (1) Metropolitan’s directors, (2) Metropolitan’s named executive officers and (3) all of Metropolitan’s directors and executive officers as a group.

Name	Common Stock		Options Currently Exercisable or Exercisable within 60 Days for Shares of Common Stock		Total Common Stock and Common Stock Based Holdings (1) (2)	Percentage of Class (1) (2)
Michael M. Earley	513,695	(3)	1,104,700	(4)	1,618,395	3.64%
Jose A. Guethon, M.D.	307,990	(5)	265,025	(6)	573,015	1.29%
Robert J. Sabo	296,370	(7)	194,650	(8)	491,020	1.10%
Gemma Rosello	28,900	(9)	-0-	(10)	28,900	*
Roberto L. Palenzuela	163,378	(11)	102,100	(12)	265,478	*
Michael E. Cahr	708,299	(13)	5,989	(14)	714,288	1.61%
Richard A. Franco, Sr.	38,232	(15)	5,989	(14)	44,221	*
Casey L. Gunnell	37,232	(16)	5,989	(14)	43,221	*
Arthur D. Kowaloff	57,232	(17)	5,989	(14)	63,221	*
Mark D. Stolper	37,232	(18)	5,989	(14)	43,221	*
John S. Watts, Jr.	37,232	(19)	5,989	(14)	43,221	*

Directors and Executive Officers as a group (11 persons)	2,254,092		1,702,409		3,956,501	8.89%

*	Represents less than 1% of the total number of shares of Metropolitan common stock outstanding.
(1)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from November 16, 2012 upon the exercise of options, warrants and convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and that are exercisable within 60 days from October 31, 2012 have been exercised.
(2)	Applicable percentage ownership is based on 44,481,304 shares of Metropolitan common stock outstanding as of November 16, 2012.
(3)	Includes (i) 25,200 restricted shares of common stock issued to Mr. Earley that are scheduled to vest on February 5, 2013, (ii) 36,150 restricted shares of common stock issued to Mr. Earley that are scheduled to vest ratably over two years on each of February 24, 2013 and February 24, 2014, (iii) 39,675 restricted shares of common stock issued to Mr. Earley that are scheduled to vest ratably over three years on each of February 28, 2013, February 28, 2014 and February 28, 2015, (iv) 9,000 restricted shares of common stock issued to Mr. Earley that are scheduled to vest ratably over three years on each of October 4, 2013, October 4, 2014 and October 4, 2015 and (v) 43,100 restricted shares of common stock issued to Mr. Earley that are scheduled to vest ratably over four years on each of March 4, 2013, March 4, 2014, March 4, 2015 and March 4, 2016.
(4)

Includes (i) 400,000 shares issuable upon the exercise of options at a price of $1.83 per share, (ii) 150,000 shares issuable upon the exercise of options at a price of $1.66 per share, (iii) 192,800 shares issuable upon the exercise of options at a price of $2.31 per share, (iv) 226,800 shares issuable upon the exercise of options at a price of $1.62 per share, (v) 108,400 shares issuable upon the exercise of options at a price of $3.04 per share and (vi) 26,700 shares issuable upon the exercise of options at a price of $4.97 per share. Does not include (i) 75,600 shares issuable upon the exercise of options at a price of $1.62 per share,

(ii) 108,400 shares issuable upon the exercise of options at a price of $3.04,(iii) 80,100 shares issuable upon the exercise of options at a price of $4.97 and (iv) 87,100 shares issuable upon the exercise of options at a price of $8.29 per share, in each case, that have not yet vested.
(5)	Includes (i) 15,800 restricted shares of common stock issued to Dr. Guethon that are scheduled to vest on February 5, 2013, (ii) 77,597 restricted shares of common stock issued to Dr. Guethon that are scheduled to vest ratably over two years on each of January 26, 2013 and January 26, 2014, (iii) 22,650 restricted shares of common stock issued to Dr. Guethon that are scheduled to vest ratably over two years on each of February 24, 2013 and February 24, 2014, (iv) 29,025 restricted shares of common stock issued to Dr. Guethon that are scheduled to vest ratably over three years on each of February 28, 2013, February 28, 2014 and February 28, 2015, (v) 9,000 restricted shares of common stock issued to Dr. Guethon that are scheduled to vest ratably over three years on each of October 4, 2013, October 4, 2014 and October 4, 2015 and (vi) 27,700 restricted shares of common stock issued to Dr. Guethon that are scheduled to vest ratably over four years on each of March 4, 2013, March 4, 2014, March 4, 2015 and March 4, 2016.
(6)	Includes (i) 25,000 shares issuable upon the exercise of options at a price of $1.66 per share, (ii) 57,600 shares issuable upon the exercise of options at a price of $2.31 per share, (iii) 94,850 shares issuable upon the exercise of options at a price of $1.62 per share, (iv) 68,000 shares issuable upon the exercise of options at a price of $2.40 per share and (v) 19,575 shares issuable upon the exercise of options at a price of $4.95 per share. Does not include (i) 47,425 shares issuable upon the exercise of options at a price of $1.62 per share, (ii) 68,000 shares issuable upon the exercise of options at a price of $2.40 per share,(iii) 58,725 shares issuable upon the exercise of options at a price of $4.97 per share and (iv) 55,900 shares issuable upon the exercise of options at a price of $8.29 per share, in each case, that have not yet vested.
(7)	Includes (i) 12,700 restricted shares of common stock issued to Mr. Sabo that are scheduled to vest on February 5, 2013, (ii) 62,355 restricted shares of common stock issued to Mr. Sabo that are scheduled to vest ratably over two years on each of January 26, 2013 and January 26, 2014, (iii) 18,200 restricted shares of common stock issued to Mr. Sabo that are scheduled to vest ratably over two years on each of February 24, 2013 and February 24, 2014, (iv) 22,575 restricted shares of common stock issued to Mr. Sabo that are scheduled to vest ratably over three years on each of February 28, 2013, February 28, 2014 and February 28, 2015, (v) 9,000 restricted shares of common stock issued to Mr. Sabo that are scheduled to vest ratably over three years on each of October 4, 2013, October 4, 2014 and October 4, 2015 and (vi) 22,300 restricted shares of common stock issued to Mr. Sabo that are scheduled to vest ratably over four years on each of March 4, 2013, March 4, 2014, March 4, 2015 and March 4, 2016.
(8)	Includes (i) 48,600 shares issuable upon the exercise of options at a price of $2.31 per share, (ii) 76,200 shares issuable upon the exercise of options at a price of $1.62 per share, (iii) 54,650 shares issuable upon the exercise of options at a price of $2.40 per share and (iv) 15,200 shares issuable upon the exercise of options at a price of $4.97 per share. Does not include (i) 38,100 shares issuable upon the exercise of options at a price of $1.62 per share, (ii) 54,650 shares issuable upon the exercise of options at a price of $2.40 per share and (iii) 45,600 shares issuable upon the exercise of options at a price of $4.97 and (iv) 45,000 shares issuable upon the exercise of options at a price of $8.29 per share, in each case, that have not yet vested.
(9)	Includes (i) 9,000 restricted shares of common stock issued to Ms. Rosello that are scheduled to vest ratably over three years on each of October 4, 2013, October 4, 2014 and October 4, 2015 and (ii) 16,900 restricted shares of common stock issued to Ms. Rosello that are scheduled to vest ratably over four years on each of March 4, 2013, March 4, 2014, March 4, 2015 and March 4, 2016.
(10)	Does not include 34,100 shares issuable upon the exercise of options at a price of $8.29 per share, that have not yet vested.
(11)

Includes (i) 6,050 restricted shares of common stock issued to Mr. Palenzuela that are scheduled to vest on February 5, 2013, (ii) 51,962 restricted shares of common stock issued to Mr. Palenzuela that are scheduled to vest ratably over two years on each of January 26, 2013 and January 26, 2014, (iii) 8,650 restricted shares of common stock issued to Mr. Palenzuela that are scheduled to vest ratably over two years on each of February 24, 2013 and February 24, 2014, (iv) 11,775 restricted shares of common stock issued to Mr. Palenzuela that are scheduled to vest ratably over three years on each of February 28, 2013, February 28, 2014 and February 28, 2015, (v) 9,000 restricted shares of common stock issued to Mr. Palenzuela that are scheduled to vest ratably over three years on each of October 4, 2013, October 4, 2014 and October 4, 2015 and (vi) 10,100 restricted shares of common stock issued to Mr. Palenzuela that are scheduled to vest ratably over four years on each of March 4, 2013, March 4, 2014, March 4, 2015 and March 4, 2016.
(12)	Includes (i) 8,750 shares issuable upon the exercise of options at a price of $1.66 per share, (ii) 23,150 shares issuable upon the exercise of options at a price of $2.31 per share, (iii) 36,300 shares issuable upon the exercise of options at $1.62 per share, (iv) 26,000 shares issuable upon the exercise of options at $2.40 per share and (v) 7,900 shares issuable upon the exercise of options at a price of $4.97 per share. Does not include (i) 18,150 shares issuable upon the exercise of options at a price of $1.62 per share, (ii) 26,000 shares issuable upon the exercise of options at a price of $2.40 per share, (iii) 23,700 shares issuable upon the exercise of options at a price of $4.97 per share and (iv) 20,500 shares issuable upon the exercise of options at a price of $8.29 per share, in each case, that have not yet vested.
(13)	Includes (i) 14,900 shares owned directly by Mr. Cahr or in individual accounts he controls, (ii) 535,167 shares held in the Cahr Dynastic Trust, over which Mr. Cahr has voting and investment power, (iii) 40,400 shares held by Mr. Cahr jointly with Mr. Cahr’s spouse, (iv) 39,900 shares held in Mr. Cahr’s individual retirement account, (v) 26,200 shares held by Mr. Cahr in a money purchase plan, (vi) 10,000 shares held in Mr. Cahr’s spouse’s individual retirement account, (vii) 4,500 shares held by Mr. Cahr in a 401(k) retirement plan and (viii) 9,069 restricted shares of common stock issued to Mr. Cahr that are scheduled to vest in full on June 30, 2013. Does not include 57,700 shares held by Mr. Cahr’s daughter, with respect to which Mr. Cahr disclaims beneficial ownership.
(14)	Include 5,989 shares issuable upon the exercise of options at a price of $3.04 per share.
(15)	Includes (i) 1,000 shares held by Mr. Franco jointly with his spouse, and (ii) 9,069 restricted shares of common stock issued to Mr. Franco that are scheduled to vest in full on June 30, 2013.
(16)	Includes 9,069 restricted shares of common stock issued to Mr. Gunnell that are scheduled to vest in full on June 30, 2013.
(17)	Includes (i) 36,002 shares owned directly by Mr. Kowaloff, (ii) 1,000 shares held in Mr. Kowaloff’s individual retirement account and (iii) 9,069 restricted shares of common stock issued to Mr. Kowaloff that are scheduled to vest in full on June 30, 2013.
(18)	Includes 9,069 restricted shares of common stock issued to Mr. Stolper that are scheduled to vest in full on June 30, 2013.
(19)	Includes 9,069 restricted shares of common stock issued to Mr. Watts that are scheduled to vest in full on June 30, 2013.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as to the beneficial owner of more than five percent of Metropolitan common stock, information regarding shares owned by such beneficial owner as of November 16, 2012.

Name and Address of Beneficial Owner	Common Stock	Percentage of Class (1)
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	2,774,245	6.24%

(1)	Applicable percentage ownership is based on 44,481,304 shares of common stock outstanding as of November 16, 2012.
(2)	Reported share ownership is based upon information contained in Schedule 13G filed by BlackRock, Inc. on February 13, 2012.

Certain Relationships between Humana and Metropolitan

Risk Based Managed Care Agreements with Humana

Pursuant to the Humana Agreements, at September 30, 2012, the PSN provided or arranged for the provision of healthcare services to Medicare Advantage, Medicaid and commercial customers in Florida and has contract rights to expand its service offerings to additional Florida counties. The PSN assumes full financial responsibility for the provision or management of all necessary medical care for each Participating Customer covered by the Humana Agreements (which is referred to as a “Humana Participating Customer”), even for services it does not provide directly. For approximately 25,000 Humana Participating Customers, the PSN and Humana share in the cost of inpatient hospital services and the PSN is responsible for the full cost of all other medical care provided to the Humana Participating Customers. For the remaining Humana Participating Customers, the PSN is responsible for the cost of all medical care provided, including the cost of inpatient hospital services. In return for the provision of these medical services, the PSN receives from Humana a capitation fee for each Humana Participating Customer established pursuant to the Humana Agreements. The amount the PSN receives from Humana represents a substantial percentage of the monthly premiums received by Humana from CMS or the State of Florida with respect to Humana Participating Customers. Revenue from Humana accounted for 82.8% and 99.4% of Metropolitan’s total revenue in the third quarter of 2012 and 2011, respectively. Revenue from Humana accounted for 82.8% and 99.5% of Metropolitan’s total revenue in the nine months ended September 30, 2012 and 2011, respectively.

The Humana Agreements covering a majority of the Humana Participating Customers have one-year terms, subject to automatic renewal unless either party provides the other party notice of non-renewal 90, 120 or 180 days prior to the end of the subject agreement’s term (as applicable). The remaining Humana Agreements have terms that extend to between August 31, 2013 and July 31, 2014, subject to automatic renewal for additional terms of one to three years, unless either party provides the other party notice of non-renewal 90 or 120 days prior to the end of the subject agreement’s term (as applicable).

Under several of the Humana Agreements, Humana may amend the benefit and risk obligations and compensation rights from time to time by providing the PSN 30 days’ prior written notice of the proposed amendment. Thereafter, the PSN will generally have 30 days to object to or be deemed to have accepted the proposed amendment. Upon receipt of such an objection, Humana may terminate the subject agreement upon 90 days’ notice. In the approximately 13 years that Metropolitan has been working with Humana, after Humana and the PSN have agreed upon the terms pursuant to which the PSN will provide services for an upcoming year, Humana has only occasionally requested contract amendments and has never requested a contract amendment that has materially, negatively impacted the PSN’s benefit obligations, risk obligations or compensation rights.

Humana may immediately terminate a Humana Agreement and/or the services of any individual physician in the PSN’s primary care physician network if: (i) the PSN’s or such physician’s continued participation may adversely affect the health, safety or welfare of any Humana customer or bring Humana into disrepute; (ii) Humana loses its authority to do business in total or as to any limited segment or business provided that, in the event of a loss of authority with respect to a limited segment, Humana may only terminate a Humana Agreement as to that segment; (iii) the PSN or such physician violates certain provisions of Humana’s policies and procedures manual; and (iv) under certain of the Humana Agreements, the PSN or any of its physicians fails to meet Humana’s credentialing or re-credentialing criteria or is excluded from participation in any federal healthcare program.

In addition to the foregoing termination provisions, each of the Humana Agreements permits the PSN or Humana to terminate any such agreement upon 60 to 90 days prior written notice (subject to certain cure periods) in the event the other party breaches other provisions of the agreement.

Under most of the Humana Agreements, Metropolitan’s subsidiary that is party to such agreement and its affiliated providers are generally prohibited, during the term of the applicable agreement plus one year, from:

(i) engaging in any activities that are in competition with Humana’s health insurance, HMO or benefit plans business; (ii) having a direct or indirect interest in any provider sponsored organization or network that administers, develops, implements or sells government sponsored health insurance or benefit plans; (iii) contracting or affiliating with another licensed managed care organization for the purpose of offering and sponsoring HMO, Preferred Provider Organization, which is referred to as “PPO”, or point of service, which is referred to as “POS”, products where such subsidiary and/or its affiliated providers obtain an ownership interest in the HMO, PPO or POS products to be marketed; and (iv) under certain provisions of the Humana Agreements, entering into agreements with managed care entities, insurance companies, or provider sponsored networks for the provision of healthcare services to Medicare HMO, POS and/or replacement Participating Customers at the same office sites or within five miles of the office sites where services are provided to the Humana Participating Customers.

In addition, under the Humana Agreements covering a majority of the areas the PSN serves, or is eligible to serve, Metropolitan’s subsidiary that is party to any such agreement and/or its participating physicians and affiliated entities (including Metropolitan) are prohibited from entering into a risk contract with any non-Humana Medicare Advantage HMO or provider sponsored organization in the counties subject to the agreement. These restrictions lapse between January 1, 2013 and January 1, 2015, as applicable, and are not applicable to certain previously established contracts that Metropolitan’s subsidiaries have with non-Humana HMOs with respect to a number of designated counties.

In addition, under each of the Humana Agreements, Metropolitan’s subsidiary that is party to any such agreement and/or its participating physicians and affiliated entities (including us) are prohibited from causing groups of Medicare Participating Customers assigned to an individual physician to disenroll from a Humana plan and to enroll in a competing HMO plan.

PPO/PFS Agreement with Humana

In August 2012, Metcare of Florida, Inc. entered into an agreement with Humana to manage, on a non-risk basis, the provision of healthcare services to approximately 7,000 Medicare Advantage members covered under certain Humana Medicare Advantage PPO, and Private Fee-For-Service, which is referred to as “PFS”, plans in a three year pilot program covering the 2013 through 2015 plan years. The agreement covers members in the Daytona and Pensacola areas of Florida, including Okaloosa and Walton counties, two counties where Metropolitan and its subsidiaries did not previously have operations. Metcare of Florida, Inc. receives a monthly administrative fee based on the number of Humana Medicare Advantage members covered under the agreement and a percentage of the surplus, if any, generated under the agreement.

Joint Venture with Humana

In August 2012, Metropolitan formed a joint venture with Humana through which Metropolitan has begun to operate in the Cincinnati, Ohio/Northern Kentucky and Indianapolis, Indiana markets. The joint venture, Symphony, is jointly owned by Metropolitan’s wholly-owned subsidiary, Symphony Health Partners, Inc. and Humana, with Symphony Health Partners, Inc. being the majority owner.

In August 2012, Symphony entered into two new agreements with Humana. Pursuant to one of these agreements, which was effective retroactive to January 1, 2012, Symphony has agreed to manage the provision of healthcare services to certain Humana Medicare Advantage members in the Cincinnati, Ohio/Northern Kentucky market. There were approximately 7,900 Participating Customers covered under this agreement at September 30, 2012. Through 2013, Symphony is entitled to receive a monthly administrative fee based on the number of Humana Medicare Advantage members covered under the agreement and a percentage of the surplus, if any, generated under the agreement. Symphony is expected to assume partial medical risk for the members covered under the agreement in 2014 and is expected to assume substantially all medical risk for such members in 2015 and thereafter.

Pursuant to the second agreement, which was effective as of August 1, 2012, Symphony has agreed to manage the provision of healthcare services to certain Humana Medicare Advantage members in the Indianapolis, Indiana market. There were approximately 2,000 Participating Customers covered under this agreement at September 30, 2012. Through 2013, Symphony is entitled to receive a monthly administrative fee based on the number of Humana Medicare Advantage members covered under the agreement and a percentage of the surplus, if any, generated under the agreement. Symphony is expected to assume partial medical risk for the members covered under the agreement in 2014 and is expected to assume substantially all medical risk for such members in 2015 and thereafter.

The other material terms of these two agreements are similar to the material terms of the Humana Agreements, as described above.

Confidentiality Agreement

On July 18, 2012, Metropolitan and Humana entered into a confidentiality agreement for the sole purpose of determining whether or not Humana would enter into an agreement with Metropolitan to acquire Metropolitan or a material amount of the assets or outstanding voting stock of Metropolitan and/or its subsidiaries. Under the terms of the confidentiality agreement, each of Metropolitan and Humana agreed to keep in confidence all confidential information of the other party (subject to exceptions for certain disclosures required by applicable law) and to use such confidential information only in connection with evaluating, negotiating and consummating any potential transaction with the other party. The restrictions set forth in the confidentiality agreement will expire on July 18, 2017.

Regulatory Approvals Required for the Merger

Humana and Metropolitan have agreed to use their commercially reasonable efforts, subject to specified limitations, to take, or cause to be taken, all actions necessary, proper or advisable under applicable law and regulations to complete the merger in the most expeditious manner possible. See “The Merger Agreement — Covenants and Agreements”.

Under the merger agreement, the use of such commercially reasonable efforts does not require Metropolitan, Humana or any of their affiliates to (A) agree to defend any action or proceeding instituted by any governmental authority or private party challenging the transactions contemplated by the merger agreement or (B) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take, any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses or other assets of Humana, Metropolitan or any of their subsidiaries, or any interest or interest therein or enter into operational restrictions.

The completion of the merger is subject to compliance with the HSR Act. Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which is referred to as the “FTC”, and the Antitrust Division of the Department of Justice, which is referred as the “DOJ”. If notice of a transaction is required under the HSR Act, such transaction may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. If the DOJ or the FTC issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Metropolitan and Humana filed Notification and Report Forms with the Antitrust Division of the DOJ and the FTC on November 9, 2012. The parties have requested early termination of the 30-day waiting period under the HSR Act. If early termination is not granted, the 30-day waiting period with respect to the merger will expire at 11:59 p.m., Eastern time, on December 10, 2012, unless it is extended by a request for further information or terminated earlier.

No Rights of Appraisal

Shareholders of Metropolitan will not be entitled to appraisal rights under the FBCA or Metropolitan’s Articles of Incorporation in connection with the merger. Accordingly, Metropolitan’s shareholders will not have the right to dissent and obtain payment for their shares in connection with an appraisal process.

Litigation Related to the Merger

Since November 8, 2012, seven putative class action complaints challenging the merger have been filed in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida by plaintiffs seeking to represent a class of Metropolitan shareholders. All the cases have been consolidated as In re Metropolitan Health Networks Shareholder Litigation matter, Case No. 2012-CA-020609-XXXX-MB-AF.

The complaint in each of these suits names Metropolitan, the members of the Metropolitan Board, Humana and merger subsidiary as defendants. The complaints allege that the merger consideration is inadequate and the product of conflicts of interest, that the Metropolitan Board breached their fiduciary obligations to Metropolitan’s stockholders in approving the merger agreement, and assert that the other defendants aided and abetted the breach of those duties. In addition, two of the complaints allege that the disclosures in the preliminary proxy statement filed by Metropolitan on November 13, 2012 were inadequate. The complaints seek various forms of relief, including injunctive relief that would, if granted, prevent the completion of the merger, rescission if the merger is consummated, unspecified compensatory damages and attorneys’ fees and expenses.

All defendants intend to vigorously defend against these actions.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) of Metropolitan common stock who hold their stock as a capital asset (generally, assets held for investment). This summary is based on the provisions of the Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth herein.

This summary is not a complete description of all the tax consequences of the merger and, in particular, may not address U.S. federal income tax considerations applicable to holders of Metropolitan common stock who are subject to special treatment under U.S. federal income tax law, including, for example, certain U.S. expatriates, financial institutions, an S corporation, partnership, limited liability company taxed as a partnership, or other pass-through entity (or an investor in such pass-through entity), dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, persons whose “functional currency” is not the U.S. dollar, holders who acquired Metropolitan common stock pursuant to the exercise of an employee stock option or right or otherwise as compensation, and holders who hold Metropolitan common stock as part of a hedge, straddle, constructive sale or conversion transaction.

This summary does not address U.S. federal income tax considerations applicable to holders of options to purchase Metropolitan common stock or holders of restricted stock awards. In addition, this summary does not address any aspect of state, local or non-U.S. laws or estate, gift, excise or other non-income tax laws. Neither Humana nor Metropolitan has requested a ruling from the Internal Revenue Service, which is referred to as the “IRS”, in connection with the merger. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position. Furthermore, no opinion of counsel has been, or is expected to be, rendered with respect to the tax consequences of the merger.

METROPOLITAN URGES HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES AND THE CONSEQUENCES OF THE MERGER UNDER U.S. FEDERAL NON-INCOME TAX LAWS AND STATE, LOCAL AND NON-U.S. TAX LAWS.

For purposes of this discussion, the term “U.S. holder” means a beneficial holder of Metropolitan common stock that is:

•	a citizen or resident of the U.S.;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the U.S. or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the U.S. and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) holds Metropolitan common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the merger to them.

U.S. Holders

Tax Consequences of the Merger. The exchange of Metropolitan common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder whose Metropolitan common stock is converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between (1) the amount of cash received by such holder in the merger, and (2) the U.S. holder’s adjusted tax basis in such Metropolitan common stock. A U.S. holder’s adjusted tax basis in its Metropolitan common stock will generally equal the price the U.S. holder paid for such Metropolitan common stock. Gain or loss will be determined separately for each block of Metropolitan common stock. A block of stock is generally a group of shares acquired at the same cost in a single transaction. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such Metropolitan common stock is more than one year at the time of the completion of the merger.

The maximum rate of U.S federal income tax for non-corporate taxpayers imposed on long-term capital gain from the sale or exchange of capital assets before January 1, 2013 is 15%. Beginning in 2013, the 15% maximum rate on long-term capital gain is scheduled to increase to 20% (not including the new Medicare contribution tax discussed below). The maximum rate of U.S federal income tax for non-corporate taxpayers imposed on short-term capital gain from the sale or exchange of capital assets before January 1, 2013 is 35%. Beginning in 2013, the 35% maximum rate on short-term capital gain is scheduled to increase to 39.6% (not including the new Medicare contribution tax discussed below).

Beginning in 2013, there is a new tax, referred to as the Medicare contribution tax, on certain income of taxpayers who are individuals, estates or trusts. The tax only applies to individuals whose modified adjusted gross income exceeds certain threshold amounts. The tax is imposed at the rate of 3.8% of the taxpayer’s “net investment income”, which includes gains from the sale of property (other than property held in a trade or business). Accordingly, if the merger occurs on or after January 1, 2013, this tax may apply to gain recognized by a U.S. holder in the merger. As this tax depends on the investor’s personal income level, each investor should consult with its own tax advisor regarding the applicability of this tax.

Non-U.S. Holders

A “non-U.S. holder” is a beneficial owner of Metropolitan common stock (other than an entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Tax Consequences of the Merger. Any gain a non-U.S. holder recognizes from the exchange of Metropolitan common stock for cash in the merger generally will not be subject to U.S. federal income tax unless (a) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States, (b) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for 183 days or more in the taxable year of the sale and other conditions are met or (c) Metropolitan is, or has been in the last five years a United States real property holding corporation and the non-U.S. holder owns, actually or constructively, more than 5% of Metropolitan’s common stock. Metropolitan does not believe it is, or has been, a United States real property holding corporation.

Non-U.S. holders described in (a) above will be subject to tax on gain recognized at applicable U.S. federal income tax rates and, in addition, non-U.S. holders that are corporations (or treated as corporations for U.S. federal income tax purposes) may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) on their effectively connected earnings and profits for the taxable year, which would include such gain. Non-U.S. holders described in (b) above will be subject to a flat 30% tax on any gain recognized, which may be offset by U.S. source capital losses.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to the amounts paid to U.S. holders and non-U.S. holders in connection with the consideration received in connection with the merger, unless an exemption applies. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a

U.S. holder or non-U.S. holder (1) fails to provide a taxpayer identification number or appropriate certifications or (2) fails to report certain types of income in full.

Any amounts withheld under the backup withholding rules are not additional tax and will be allowed as a refund or credit against applicable U.S. federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DISCUSSION OF UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE MERGER. TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO HOLDERS WILL DEPEND UPON THE FACTS OF THEIR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE APPLICABILITY TO THEM OF THE RULES DISCUSSED ABOVE AND THE PARTICULAR TAX EFFECTS TO THEM OF THE MERGER, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN TAX LAWS.

THE MERGER AGREEMENT

The following is a summary of certain material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement. Metropolitan urges you to read carefully this entire proxy statement, including the annexes and the other documents which have been referred to you. You should also review the section entitled “Where You Can Find More Information”.

This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. The merger agreement has been included for your convenience to provide you with information regarding its terms, and Metropolitan recommends that you read it in its entirety. Except for its status as the contractual document that establishes and governs the legal relations between Humana and Metropolitan with respect to the merger, Humana and Metropolitan do not intend for the merger agreement to be a source of factual, business or operational information about either Humana or Metropolitan. The merger agreement contains representations and warranties that Humana and Metropolitan have made to each other for the principal purpose of establishing the circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstances or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Those representations and warranties are qualified in several important respects, which you should consider as you read them in the merger agreement.

First, except for the parties themselves, under the terms of the merger agreement, only certain other specifically identified persons are third party beneficiaries of the merger agreement who may enforce it and rely on its terms.

Second, certain of the representations and warranties made by Metropolitan are qualified in their entirety by certain information of Metropolitan filed with the SEC prior to the date of the merger agreement, and the representations and warranties of each of Metropolitan and Humana are qualified in their entirety by the respective confidential disclosure schedules that each of Metropolitan and Humana prepared and delivered to the other immediately prior to signing the merger agreement.

Third, certain of the representations and warranties made by Metropolitan, on the one hand, and Humana, on the other hand, were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, and may have been used for the purpose of allocating risk between the parties to the merger agreement rather than as establishing matters as facts.

Fourth, none of the representations or warranties will survive the closing of the merger and they will therefore have no legal effect under the merger agreement after the closing.

For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement.

The Merger; Closing

Upon the terms and subject to the conditions of the merger agreement, and in accordance with Florida law, at the effective time, merger subsidiary will merge with and into Metropolitan, with Metropolitan continuing as the surviving corporation and a wholly-owned subsidiary of Humana.

Unless Humana and Metropolitan agree otherwise, the closing of the merger will occur as soon as possible, but no later than the third business day following the date on which all of the conditions to the merger, other than conditions that, by their nature are to be satisfied at the closing (but subject to satisfaction, or, to the extent permissible, waiver of those conditions at closing).

Assuming timely satisfaction of the necessary closing conditions, Humana and Metropolitan are targeting a closing of the merger during the first calendar quarter of 2013. However, upon the adoption and approval of the merger agreement and approval of the merger by the Metropolitan shareholders and assuming all other conditions to closing are then satisfied, Metropolitan and Humana intend to consummate the merger as soon as commercially practicable, which could be earlier than the first calendar quarter of 2013.

Upon the closing, merger subsidiary and Metropolitan will file articles of merger with the Secretary of State of the State of Florida. The effective time will be the time the articles of merger are filed or at a later time upon which Humana and Metropolitan shall agree to and specify in the articles of merger.

Articles of Incorporation and Bylaws of the Surviving Corporation

At the effective time, the articles of incorporation of Metropolitan will become the articles of incorporation of the surviving corporation.

At the effective time, the bylaws of merger subsidiary will become the bylaws of the surviving corporation.

Directors and Officers of the Surviving Corporation

At the effective time, the directors and officers of merger subsidiary shall continue as the directors and officers of the surviving corporation.

Merger Consideration

At the effective time, each share of Metropolitan common stock outstanding immediately prior to the effective time (other than shares owned by Metropolitan, Humana, merger subsidiary or their respective wholly-owned subsidiaries, which will be canceled) will be converted into the right to receive the merger consideration, without interest.

Payment Procedures

Prior to the effective time, Humana will enter into an agreement with a commercial bank or trust company, which is referred to as the “paying agent”, selected by Humana and reasonably satisfactory to Metropolitan, to pay the merger consideration to the holders of Metropolitan common stock in connection with the merger. At or prior to the effective time, Humana will deposit with the paying agent, for the benefit of the holders of Metropolitan common stock, cash sufficient to pay the aggregate merger consideration.

At the effective time, each certificate representing shares (or uncertificated shares in book-entry form) of Metropolitan common stock that has not been surrendered, other than any shares owned by Humana, Metropolitan, merger subsidiary or their respective wholly-owned subsidiaries, will represent only the right to receive, upon such surrender and without any interest, the merger consideration. Following the effective time, no further registrations of transfers on the stock transfer books of Metropolitan of the shares of Metropolitan common stock will be made. If, after the effective time, Metropolitan stock certificates or uncertificated shares of Metropolitan common stock in book-entry form are presented to Humana, the surviving corporation or the paying agent they will be canceled and converted into the right to receive payment of the merger consideration as described above, subject to certain exceptions described in the merger agreement.

Exchange of Shares

Promptly after the effective time, Humana will cause the paying agent to mail to each holder of record of a Metropolitan stock certificate or book-entry share whose shares of Metropolitan common stock were converted into the right to receive the merger consideration, a letter of transmittal and instructions explaining how to surrender Metropolitan stock certificates or book-entry shares in exchange for the merger consideration.

After the effective time, and upon surrender of a Metropolitan stock certificate or book-entry share to the paying agent, together with a letter of transmittal or “agent’s message”, each holder of the Metropolitan stock certificate or book-entry share will be entitled to receive the merger consideration, and the Metropolitan stock certificates or book entries evidencing book-entry shares so surrendered will be canceled. No interest will be paid or will accrue on any merger consideration payable under the merger agreement. If payment is to be made to a person other than the person in whose name the certificate or book-entry share surrendered is registered, the certificate or book-entry share so surrendered must be properly endorsed or otherwise in proper form for transfer and the person requesting such payment must pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate or book-entry share so surrendered, unless the person requesting such payment can establish to the satisfaction of the paying agent that such tax has been paid or is not applicable.

METROPOLITAN STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD(S). Metropolitan stock certificates should be returned with a validly executed transmittal letter and accompanying instructions that will be provided to Metropolitan shareholders following the effective time.

Lost Stock Certificates

If any stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the stock certificate to be lost, stolen or destroyed and, if required by the surviving corporation, the posting by such person of a bond in a reasonable amount as the surviving corporation may direct (or in such customary amount as the paying agent may direct in accordance with its standard procedures) as indemnity against any claim that may be made against it with respect to the stock certificate, the paying agent will issue, in exchange for such lost, stolen or destroyed stock certificate, the merger consideration in respect of such shares. These procedures will be described in the letter of transmittal that Metropolitan shareholders will receive, which such shareholders should read carefully in its entirety.

Effect of the Merger on Metropolitan’s Stock Options

Prior to the effective time, each outstanding option to purchase Metropolitan common stock will become fully vested and exercisable and will be canceled in exchange for the right to receive, at the effective time, a cash payment in an amount equal to the product of (a) the total number of shares of Metropolitan common stock subject to the option, and (b) the excess, if any, of $11.25 over the exercise price per share of such option, without interest and less any required withholding taxes. This cash payment, if any, will be made to the option holder as soon as reasonably practicable after the effective time.

Effect of the Merger on Metropolitan’s Restricted Stock Awards

Prior to the effective time, each outstanding restricted stock award granted by Metropolitan will become fully vested and will be converted into the right to receive, at the effective time, a cash payment in an amount equal to the product of (a) the total number of shares of Metropolitan common stock subject to the restricted stock award, and (b) $11.25, without interest and less any required withholding taxes. This cash payment, if any, will be made to the restricted stock award holder as soon as reasonably practicable after the effective time.

Representations and Warranties

The merger agreement contains customary representations and warranties made by each party to the other, which are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement and the matters contained in the confidential disclosure schedules that each of Humana and Metropolitan prepared and delivered to the other prior to signing the merger agreement.

In the case of Metropolitan, these representations and warranties relate to, among other things:

•	due organization, good standing and the requisite corporate power and authority to carry on its business;

•	capitalization;

•	ownership of subsidiaries;

•	corporate power and authority to enter into the merger agreement, the valid and binding nature of the merger agreement and enforceability of the merger agreement;

•	board of directors’ adoption and approval and recommendation to shareholders to adopt and approve the merger agreement and to approve the merger;

•	the affirmative vote required by shareholders of Metropolitan to adopt and approve the merger agreement and to approve the merger;

•

absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•

absence of required governmental or other third party consents in connection with execution, delivery and performance of the merger agreement and consummation of the transactions contemplated by the merger agreement, other than governmental filings specified in the merger agreement;

•

timely filing of required documents with the SEC since January 1, 2010, compliance of such documents with the requirements of the Securities Act and the Exchange Act, and the absence of untrue statements of material facts or omissions of material facts in those documents;

•	compliance with the Sarbanes-Oxley Act of 2002;

•	compliance of financial statements with GAAP;

•	absence, since January 1, 2010, of any transaction that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act;

•

absence, to the knowledge of Metropolitan, since January 1, 2010, of any substantive complaint or allegation regarding improper accounting practices, or reports of material violations of securities laws;

•

absence of any GAAP liabilities, other than as and to the extent reflected or reserved against in the consolidated audited balance sheet of Metropolitan and its subsidiaries, incurred in connection with the merger agreement or that would not have or reasonably be expected to have, individually or in the aggregate, a material adverse effect;

•	absence of specified changes or events and conduct of business in the ordinary course since January 1, 2012;

•

absence, since January 1, 2012, of any change, effect, development or event that has had, or would reasonably be expected to have, a material adverse effect on Metropolitan or its subsidiaries taken as a whole;

•	absence of misleading information contained in this proxy statement or any other filings made by Metropolitan with the SEC in connection with the merger;

•	compliance with applicable laws, including healthcare regulatory laws such as the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and holding of all necessary permits;

•	employee benefits matters and ERISA compliance;

•	labor matters and compliance with labor and employment law;

•	absence of litigation;

•	tax matters;

•	environmental matters and compliance with environmental laws;

•	intellectual property;

•	providers and provider contracts;

•	material contracts;

•	the filing and accuracy of all health care regulatory related reports, statements, registrations or filings;

•	real property and assets;

•	insurance;

•	inapplicability of takeover laws;

•	receipt of an opinion from Metropolitan’s financial advisor; and

•	no brokers’ or finders’ fees.

Humana made the following representations and warranties to Metropolitan in the merger agreement:

•	due organization, good standing and the requisite corporate power and authority to carry on its business;

•	corporate power and authority to enter into the merger agreement, the valid and binding nature of the merger agreement and enforceability of the merger agreement;

•

absence of conflicts with organizational documents, breaches of contracts and agreements, liens upon assets and violations of applicable law resulting from the execution and delivery of the merger agreement and consummation of the transactions contemplated by the merger agreement;

•	absence of misleading information contained in this proxy statement relating to Humana or the merger subsidiary;

•	no brokers’ or finders’ fees;

•	absence of litigation that challenges the merger;

•	ownership of Metropolitan common stock; and

•	availability of funds;

Many of the representations and warranties in the merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect” on Humana or Metropolitan means:

•

any change, effect, development or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of such party and its subsidiaries, or (ii) prevents or materially impairs the ability of such party to consummate the transactions contemplated by the merger agreement. In making this determination, no change, effect, development or event (by itself or when aggregated) to the extent resulting from any of the following shall be taken into account when determining whether a material adverse effect has occurred:

•	any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates);

•	any changes, effects, developments or events in the industries in which such party and its subsidiaries operate;

•

any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by the merger agreement, the identity of Humana or the performance or compliance with the terms of the merger agreement (including, in each case, any actions, challenges or investigations relating to the merger agreement or the transactions contemplated thereby by any current or former shareholders of Humana or Metropolitan, any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom, but excluding the effects of compliance with the operating covenants of Metropolitan);

•

any changes, effects, developments or events resulting from the failure of such party to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such party’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from the determination of a material adverse effect);

•

acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date of the merger agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack;

•	any adoption, implementation, promulgation, repeal, change or proposal in applicable law or GAAP (or any interpretation thereof); or

•

Metropolitan’s compliance with the covenant relating to the conduct of Metropolitan and its subsidiaries prior to the effective time set forth in the merger agreement and Metropolitan and Humana’s compliance with the covenants regarding antitrust filings and the use of commercially reasonable efforts to take any actions necessary to effect the merger;

unless, in the case of the first, second and sixth bullets, any change, effects, developments or events disproportionately affect such party and its subsidiaries as compared to other companies operating in the industries in which such party and its subsidiaries operate, taken as a whole.

The representations and warranties contained in the merger agreement will expire at the effective time, and will not survive the consummation of the merger, but they form the basis of specified conditions to the parties’ obligations to complete the merger.

Covenants and Agreements

Operating Covenants

Humana. Humana has agreed that from the date of the merger agreement until the earlier to occur of the effective time and the termination of the merger agreement, neither it nor merger subsidiary, shall, directly or indirectly:

•	become the beneficial owners of 20% or more of the voting securities of Metropolitan; or

•	acquire the power to, directly or indirectly, by contract or otherwise, cause the appointment or election of 25% or more of the directors to the Metropolitan Board.

Metropolitan. Metropolitan has agreed that to the fullest extent permitted by applicable law or order from the date of the merger agreement until the earlier to occur of the effective time and the termination of the merger agreement, Metropolitan will, and will cause each of its subsidiaries to:

•

conduct its business in all material respects in the ordinary course consistent with past practice and in compliance with all material applicable laws and all material authorizations from governmental authorities;

•

use its commercially reasonable efforts to preserve intact in all material respects its present business organization in a manner consistent with past practice, maintain in effect all material permits, keep available the services of its directors, officers and key employees in a manner consistent with past practice, and maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it; and

•

(i) prepare and file on or before the applicable due dates all material tax returns required to be filed by Metropolitan or its subsidiaries (except for any tax return for which an extension has been granted) on or before the closing date and (ii) pay all material taxes (including estimated taxes) due on such tax returns, or due with respect to tax returns for which an extension has been granted or which are otherwise required to be paid at any time prior to the closing date.

In addition, with specified exceptions set forth in the merger agreement or with Humana’s prior consent (not to be unreasonably withheld, conditioned or delayed with respect to the first (solely with respect to the bylaws), eleventh, twelfth, thirteenth, eighteenth, nineteenth and twentieth bullet points) Metropolitan has agreed, among other things, not to, and not to permit its subsidiaries to:

•	amend its organizational documents;

•

(i) split, combine or reclassify any shares of its capital stock, (ii) declare or pay any dividend or make any other distribution in respect of any shares of its capital stock or other securities (other than dividends or distributions by any of its wholly-owned subsidiaries) or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any of its securities or any securities of any of its subsidiaries, other than the cancellation of Metropolitan stock options in connection with the exercise thereof or the cancellation of Metropolitan’s series A preferred stock;

•

(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any of its securities or any securities of its subsidiaries, other than the issuance of any shares upon the exercise of outstanding Metropolitan stock options or upon cancellation of Metropolitan’s series A preferred stock or (ii) amend the terms of any of its securities or securities of its subsidiaries (in each case, whether by merger, consolidation or otherwise);

•

(i) acquire any equity interest or any material assets of any corporation, partnership, other business organization or any division thereof from any other person (other than equity interests or material assets of a corporation, partnership, other business organization or division thereof with operating income, for consideration, individually or in the aggregate, of up to $500,000), (ii) merge or consolidate with any other entity or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring (in each case, other than mergers, consolidations or acquisitions of assets by or among Metropolitan and its wholly-owned subsidiaries);

•

except for Metropolitan’s sleep diagnostic business, sell, lease, license or otherwise dispose of any subsidiary or any material assets, securities or property (other than, sales, leases, licenses or dispositions by or among Metropolitan and its wholly-owned subsidiaries);

•	create or incur any lien on any material asset other than permitted liens;

•

make any loan, advance or investment other than (i) advances to non-executive employees of Metropolitan in the ordinary course of business in an aggregate amount not to exceed $25,000 or (ii) to or in its wholly-owned subsidiaries;

•

incur any material indebtedness for borrowed money or guarantees thereof other than under existing credit facilities in the ordinary course of business consistent with past practices (i) up to $235,200,000 of term loan indebtedness under Metropolitan’s first lien credit facility, (ii) up to $40,000,000 of revolving indebtedness under Metropolitan’s first lien credit facility, (iii) up to $75,000,000 of term loan indebtedness under Metropolitan’s second lien credit facility or (iv) as reflected on Metropolitan’s balance sheet as of March 31, 2012;

•	materially amend or change its existing credit facility;

•

other than a contract with a physician that will be either an employee or an independent physician affiliate of Metropolitan: (i) enter into any contract that would have been deemed a material contract under the merger agreement were Metropolitan or any of its subsidiaries a party thereto on the date of the merger agreement; (ii) enter into, or assume the rights of, any contract with a management service organization or a provider service network; or (iii) terminate or amend in any material respect any material contract or waive any material right thereunder;

•	terminate, suspend, abrogate, amend or modify in any material respect any material permit;

•	abandon, cancel or allow to lapse or fail to maintain or protect any material registered intellectual property;

•

except as required by applicable law or existing employee plans (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers, employees or independent contractors; (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the merger agreement; (iii) enter into any plan, program, policy, contract, arrangement or agreement that would be an employee plan if in existence on the date hereof or otherwise amend, modify or terminate any employee plan (except as expressly required the merger agreement); (iv) establish, adopt or amend (except as required by applicable law) any collective bargaining arrangement; (v) increase the compensation, bonus or other benefits payable to any of their respective directors or executives, except in the ordinary course of business consistent with past practice; (vi) hire any non-physician employee with an annual base salary in excess of $125,000; or (vii) hire any physician employee (in his or her capacity as a physician) with an annual base salary in excess of $200,000 provided that with respect to (vi) and (vii), Metropolitan may replace an employee that leaves Metropolitan with a non employee at a salary equal to or less than such departed employee;

•

make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Securities Act, as approved by its independent registered public accounting firm;

•	make, change, or rescind any election relating to material taxes, settle or compromise any material claim relating to taxes, or, except as required by applicable law, amend any material tax return;

•

settle, or offer or propose to settle, any proceeding involving or against Metropolitan or any of its subsidiaries, other than settlements or offers or proposals to settle proceedings that (i) result in payments, individually or in the aggregate, by Metropolitan of less than $500,000, exclusive of any settlement costs covered by insurance and (ii) do not implicate or otherwise affect any Metropolitan permit or otherwise adversely affect Metropolitan;

•

enter into any material lease or terminate or surrender any existing material lease, in respect of any real property other than extensions of existing leases in the ordinary course of business consistent with past practice;

•	acquire any real property or dispose of, by sale or otherwise, any real property in transaction involving consideration, individually or in the aggregate, in excess of $500,000;

•

amend, modify or extend any material lease in respect of any material real property in any material respect or in any manner which would impose on Metropolitan or any of its subsidiaries a material financial obligation thereunder that does not currently exist;

•

except as otherwise provided in the merger agreement, convene any regular (except to the extent required by applicable law or order) or special meeting (or any adjournment or postponement thereof) of the Metropolitan shareholders;

•	change its fiscal year, its independent registered public accounting firm or its legal or tax status;

•	commence any bankruptcy, liquidation, dissolution or similar proceeding;

•	enter into any new line of business or expand the business into any county in which such business is not conducted on the date of the merger agreement;

•	waive or amend any of the rights of Metropolitan or any of its subsidiaries under any non-competition provision or any standstill, confidentiality or similar provision; or

•	agree, resolve or commit to take, any of the foregoing actions.

No Solicitation; Other Offers

The merger agreement provides that Metropolitan will not, and will cause its subsidiaries not to, and will direct its and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives not to, directly or indirectly:

•

solicit, initiate, knowingly facilitate or knowingly encourage, the making, submission or public announcement of any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute, an acquisition proposal (as defined below);

•

participate in any discussions or negotiations or otherwise cooperate regarding an acquisition proposal with, or furnish any nonpublic information regarding an acquisition proposal to, any party that has made an acquisition proposal (other than to notify such party of the existence of the non-solicitation provisions of the merger agreement);

•

enter into any written letter of intent, agreement, contract or agreement in principal regarding an acquisition proposal (except for confidentiality agreements otherwise permitted under the non-solicitation provision of the merger agreement), which is referred to as an “alternative acquisition agreement”;

•	take any action to make the provisions of any anti-takeover statute inapplicable to any transaction contemplated by an acquisition proposal;

•

terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement entered into by Metropolitan in respect of or in contemplation of an acquisition proposal; or

•	publicly propose to do any of the foregoing.

Metropolitan has agreed, and agreed to cause its subsidiaries and each of their respective affiliates and officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors and representatives to, promptly request any person (other than Humana and merger subsidiary or their representatives) with whom there have been any discussions, activities or negotiations regarding an acquisition proposal at any time to promptly after the execution of the merger agreement return or destroy all confidential information concerning Metropolitan and its subsidiaries in accordance with the applicable confidentiality agreement between Metropolitan and such person.

From and after the date of the merger agreement, Metropolitan shall promptly notify Humana in writing after Metropolitan or any of its subsidiaries has received any request for discussions or negotiations or any request for access to the properties or books and records of Metropolitan or any of its subsidiaries or any of their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants or other authorized agents, advisors or representatives is or has become aware, of any request for information relating to Metropolitan or any of its subsidiaries, in each case in connection with an acquisition proposal or any proposal, inquiry, offer or request relating to or constituting an acquisition proposal. The notice to Humana shall indicate the indentity of the party making such proposal or request and the material terms and conditions of such proposal, if any. Following the date of the merger agreement, Metropolitan shall promptly advise Humana (within 24 hours) of any material developments, discussions or negotiations regarding any acquisition proposal

(whether made before or after the date of the merger agreement) or any material change to the financial or other terms of any acquisition proposal.

Other than as permitted in the merger agreement, the Metropolitan Board shall not make a Metropolitan adverse recommendation change (as defined below) or authorize, cause or permit Metropolitan or any of its subsidiaries to enter into any alternative acquisition agreement.

However, at any time prior to the Metropolitan shareholders approving the merger agreement, if Metropolitan receives a bona fide unsolicited written acquisition proposal (that did not arise in connection with any failure of Metropolitan to comply with its obligations in the preceding paragraphs) which the Metropolitan Board determines in good faith, after consultation with its financial advisor and outside legal counsel, is or would reasonably be expected to result in a superior proposal, then Metropolitan may take the following actions:

•

furnish nonpublic information to the third party making the acquisition proposal, if and only if, prior to furnishing the information, Metropolitan receives from such third party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the confidentiality agreement between Metropolitan and Humana (and Metropolitan as promptly as practicable provides to Humana any nonpublic information concerning Metropolitan and its subsidiaries provided to the third party)

•

engage in discussions or negotiations with the third party with respect to the acquisition proposal provided that Metropolitan shall as promptly as practicable provide to Humana a copy of any acquisition proposal made to Metropolitan or any of its subsidiaries, and

•	in response to an acquisition proposal, the Metropolitan Board may effect a Metropolitan adverse recommendation change but only if prior to taking any such action:

•

the Metropolitan Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal is a superior proposal (as defined below) (taking into account any adjustment or revisions offered by Humana and intended to be binding on Humana and merger subsidiary in response to such acquisition proposal (including pursuant to the third bullet of this section point below));

•

Metropolitan has given Humana at least four business days’ prior written notice of its intention to effect a Metropolitan adverse recommendation change, such four business day period being referred to as the “negotiation period”, and has contemporaneously provided to Metropolitan a copy of such superior proposal and each of the relevant proposed transaction agreements to be entered into by Metropolitan with the party making such superior proposal; and

•

during the negotiation period, Metropolitan has negotiated in good faith with Humana to the extent Humana notifies Metropolitan it wishes to negotiate, to enable Humana to revise the terms of the merger agreement, and either (x) prior to the expiration of the negotiation period, Humana shall not have offered an amendment intended to be binding on Humana and merger subsidiary to the terms of the merger agreement, or (y) if Humana within such period shall have offered an amendment intended to be binding on Humana and merger subsidiary to the terms of the merger agreement, the Metropolitan Board, after consultation with its financial advisor and outside legal counsel, shall have determined in good faith that the party’s acquisition proposal remains a superior proposal with respect to Humana’s revised proposal; provided that each time material modifications to the material terms of an acquisition proposal determined to be a superior proposal are made, the negotiation period shall be extended for two business days after written notice of such change to Humana shall have been provided, which notification shall include a copy or description of the superior proposal with such material modifications; and

•	Metropolitan has complied with the non-solicitation provisions of the merger agreement described above.

Following the satisfaction of each of the conditions described in the immediately preceding four bullet points, Metropolitan may terminate the merger agreement, provided that prior to or concurrent with such termination Metropolitan shall have entered into a definitive agreement with respect to the superior proposal and paid Humana the termination fee and expense reimbursement as described in “— Termination of the Merger Agreement” and “— Termination Fees and Expenses.”

In addition, at any time prior to the Metropolitan shareholders approving the merger agreement, other than in connection with an acquisition proposal, the Metropolitan Board may effect a Metropolitan adverse recommendation change in response to an intervening event (as defined below), but only if prior to taking any such action:

•

the Metropolitan Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Metropolitan Board to make a Metropolitan adverse recommendation change in response to an intervening event would be inconsistent with the directors’ fiduciary duties under applicable law (taking into account any adjustment or revisions proposed by Humana, including pursuant to the third bullet point of this section below);

•

the Metropolitan Board has given Humana at least three business days’ prior written notice of its intention to effect a Metropolitan adverse recommendation change, which notice shall specify in detail the basis for the Metropolitan adverse recommendation change;

•

during such three business day period, Metropolitan has negotiated, in good faith with Humana (to the extent Humana notifies Metropolitan it wishes to negotiate), to enable Humana to revise the terms of the merger agreement in such a manner that would enable the Metropolitan Board to determine in good faith that, irrespective of the occurrence of the intervening event, the failure to make a Metropolitan adverse recommendation change would no longer be inconsistent with the directors’ fiduciary duties under applicable law; and

•

following such three business day period, Metropolitan shall have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the revisions to the merger agreement offered by Humana pursuant to the immediately prior bullet point would not obviate the need for the Metropolitan Board, in accordance with the directors’ fiduciary duties under applicable law, to make a Metropolitan adverse recommendation change in response to the occurrence of such intervening event.

Metropolitan and the Metropolitan Board are permitted under the merger agreement to (i) in connection with any tender or exchange offer for shares of Metropolitan common stock, disclose to the Metropolitan shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act (so long as any disclosure made or action taken is consistent with the non-solicitation provisions described above), and to issue a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) make any disclosure to the Metropolitan shareholders if the Metropolitan Board determines in good faith, after consultation with its outside legal counsel, that the failure of the Metropolitan Board to make such disclosure consistent with the non-solicitation provisions described above would be inconsistent with the directors’ fiduciary duties under applicable law.

If the Metropolitan Board changes its recommendation, Humana would have the right to terminate the merger agreement and be paid a $16 million termination fee (and be reimbursed up to $5.333 million of its out-of-pocket costs and expenses incurred in connection with the merger agreement) by Metropolitan. See “— Termination of the Merger Agreement” and “— Termination Fees and Expenses.”

An “acquisition proposal” means any proposal or offer (including any proposal or offer made directly to Metropolitan’s shareholders) relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of Metropolitan and its subsidiaries, consolidated assets of Metropolitan and its subsidiaries as to which 20% or more of the consolidated revenues or earnings of Metropolitan and its subsidiaries are attributable or 20% or more of any class of equity securities of Metropolitan or any of its subsidiaries in a single transaction or a series of related transactions, (ii) any tender offer or exchange offer that, if consummated, would result in any person or group becoming the beneficial owner of 20% or more of any class of equity securities of Metropolitan or any of its subsidiaries or the filing with the SEC of a Schedule TO, a Schedule 13E-3 or a registration statement under the Securities Act, (iii) any merger, consolidation, business combination, or similar transaction involving Metropolitan or any of its subsidiaries that if consummated would result in any person or group becoming the beneficial owner of 20% or more of any class of equity securities of Metropolitan or any of its subsidiaries, 20% or more of the consolidated assets of Metropolitan and its subsidiaries or consolidated assets of Metropolitan and its subsidiaries as to which 20% or more of the consolidated revenues or earnings of Metropolitan and its subsidiaries are attributable, in each case other than the transactions contemplated by the merger agreement. A proposal or offer relating to the acquisition of any equity securities of one or more subsidiaries of Metropolitan principally engaged in the sleep diagnostic business or the sale of a substantial portion of the assets of one or more such Metropolitan subsidiaries shall not be deemed an acquisition proposal.

An “intervening event” means a fact, event, change, occurrence, development or set of circumstances material to Metropolitan and its subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of the merger agreement by Metropolitan or any its subsidiaries) that was not known to the Metropolitan Board as of or prior to the date of the merger agreement.

A “Metropolitan adverse recommendation change” means (i) failing to make the Metropolitan Board recommendation (as defined below) in the proxy statement, (ii) changing, qualifying withdrawing or modifying, or publicly proposing to change, qualify, withdraw or modify, in a manner adverse to Humana, the Metropolitan Board recommendation, (iii) adopting, approving or recommending, or publicly proposing to approve or recommend, to the Metropolitan shareholders, an acquisition proposal or (iv) entering into any agreement, contract or agreement in principle requiring Metropolitan to abandon, terminate or breach its obligations under the merger agreement.

The “Metropolitan Board recommendation” means the Metropolitan Board’s recommendation of the adoption and approval of the merger agreement and approval of the merger by Metropolitan’s shareholders as being in the best interests of Metropolitan and its shareholders.

A “superior proposal” means any bona fide, written acquisition proposal, not solicited or initiated in violation of Metropolitan’s non-solicitation obligations, for at least 50.1% of the outstanding shares of Metropolitan common stock or all or substantially all of the assets of Metropolitan and its subsidiaries on terms that the Metropolitan Board determines in good faith, after consultation with a nationally recognized financial advisor and nationally recognized outside legal counsel and taking into account all the terms and conditions of the acquisition proposal would result in a transaction (i) that if consummated, is more favorable to the Metropolitan shareholders from a financial point of view than the merger or, if applicable, any binding offer by Humana made in the case of a Metropolitan adverse recommendation change in connection with Metropolitan receiving a superior proposal after taking into account all the terms and conditions of the merger agreement and such binding offer (including the expected timing and likelihood of consummation) and taking into account any governmental and other approval requirements, (ii) that is reasonably capable of being completed on the terms proposed and on a timetable not materially longer than the contemplated consummation of the merger, taking into account the identity of the person making the proposal or offer, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then committed.

Metropolitan Shareholder Meeting and Board Recommendation

Unless the merger agreement has been validly terminated, Metropolitan is required to convene a meeting of shareholders as soon as practicable following the date of the merger agreement (but in no event later than 30 days after the mailing of this proxy statement) to obtain the required affirmative vote of the Metropolitan shareholders upon the adoption and approval of the merger agreement and approval of the merger. Metropolitan has agreed to adjourn or postpone its shareholders meeting (i) to obtain a quorum or (ii) to solicit additional proxies. Subject to the provisions of the merger agreement discussed under “— Covenants and Agreements — No Solicitation”, the Metropolitan Board will recommend that its shareholders vote to adopt and approve the merger agreement and to approve the merger. The Metropolitan Board is required to include such recommendation in this proxy statement and use its commercially reasonable efforts to obtain the required shareholder approval.

Access to Information; Confidentiality

Except under certain circumstances, from the date of the merger agreement until the effective time Metropolitan will, and will cause its subsidiaries to, upon reasonable notice and request:

•	afford to Humana and its representatives reasonable access during normal business hours to all of its offices, properties, books and records;

•	furnish to Humana and its representatives such financial and operating data and other information as such persons may reasonably request; and

•	instruct its representatives to cooperate with Humana and its representatives in its investigation.

However, prior to the effective time, Metropolitan is not required to provide any information that, in its good faith judgment, cannot be provided because it would waive attorney-client, work product or similar privilege or trade secret protection held by Metropolitan or any of its subsidiaries or violate a confidentiality obligation. The information will be held in confidence to the extent required by the provisions of the confidentiality agreement between Humana and Metropolitan.

Commercially Reasonable Efforts; Covenants and Agreements

Humana and Metropolitan have each agreed to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger in the most expeditious manner possible. This includes:

•

preparing and filing as promptly as practicable with any governmental authority or third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents;

•

obtaining and maintaining all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all governmental authorities or other third parties that are necessary, proper or advisable to consummate the merger and to fulfill the conditions to the merger;

•

defending any proceedings, investigations or inquiries threatened or commenced by any governmental authority relating to the merger, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any governmental authority vacated or reversed; and

•	cooperating to the extent reasonable with the other party in its efforts to comply with its obligations under the merger agreement.

In connection with the efforts referenced above to obtain all requisite approvals and authorizations for the transactions contemplated by the merger agreement, each of Humana and Metropolitan made a notification pursuant to the HSR Act on November 9, 2012 and have agreed to supply as promptly as practicable any additional information that may be requested pursuant to the HSR Act, and use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

In addition, each of Humana and Metropolitan has agreed to use its commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act that are required for the consummation of the merger, which efforts shall include taking all such reasonable actions and doing all such things reasonably necessary, including, resolving any objections as any governmental authority may assert under the U.S. antitrust laws and avoiding or eliminating any impediments under the HSR Act that may be asserted by any governmental authority to enable the merger to be consummated as soon as possible.

Notwithstanding the above provisions, in no event will Metropolitan, Humana or any of their affiliates be required or obligated to (A) agree to defend any administrative or judicial action or proceeding instituted (or threatened to be instituted) by any governmental authority or private party challenging the merger, or (B) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses or other assets of Humana, Metropolitan or any of their respective subsidiaries.

Certain Other Filings

Metropolitan and Humana shall cooperate with one another (i) in connection with the preparation of this proxy statement, (ii) in determining whether any action by, or filing with, any governmental authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts and (iii) in taking such actions required in connection therewith or with this proxy statement and seeking timely to obtain any such actions, consents, approvals or waivers.

Indemnification and Insurance

The merger agreement contains provisions relating to the indemnification of and insurance for Metropolitan’s and its subsidiaries’ current and former directors and officers. For a period of six years following the effective time, the surviving corporation shall, and Humana shall cause the surviving corporation to, indemnify and hold harmless each current and former officer and director of Metropolitan and its subsidiaries against any costs or expenses (including advancing reasonable attorneys’ fees and expenses upon receipt of an undertaking to repay such amount if it shall be ultimately determined that the indemnified person is not entitled to be indemnified), judgments, fines, losses, claims, damages, liabilities and/or amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the effective time, and by reason of the fact that such indemnified person is or was a director, officer, employee or agent of Metropolitan or is or was serving at the request of Metropolitan as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by applicable law.

All rights in existence under Metropolitan’s and its subsidiaries’ organizational documents on the date of the merger agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them for acts or omissions occurring at or prior to the effective time is required to survive the merger for a period of six years from the effective time.

Prior to the effective time, Metropolitan has agreed to purchase a prepaid six-year officers’ and directors’ “tail” liability policy on terms and conditions that are substantially similar to its existing officers’ and directors’ liability policy and providing coverage benefits that are not materially more or less favorable to the indemnified persons than its current such policy. The aggregate cost of the officers’ and directors’ insurance shall not exceed 350% of the current annual premium paid by Metropolitan for its existing officers’ and directors’ liability policy and if the cost of the tail liability policy exceeds such amount, then Metropolitan shall purchase as much comparable insurance as is available for such amount.

In addition, Metropolitan shall cooperate with Humana to enable Humana to purchase “tail” coverage for professional liability and other similar insurance policies of Metropolitan and its subsidiaries to be placed through such brokers and with such insurance carriers as may be specified by Humana.

Additional Agreements

The merger agreement contains additional agreements between Humana and Metropolitan relating to, among other things:

•

that Metropolitan shall not settle any shareholder litigation relating to the merger agreement and the transactions contemplated under the merger agreement without Humana’s prior written consent (not to be unreasonably withheld, delayed or conditioned with respect to any settlement solely involving a cash payment by Metropolitan) and shall keep Humana reasonably informed with respect to such litigation;

•	that Metropolitan shall obtain the resignation of each of its officers and directors, including the officers and directors of Metropolitan’s subsidiaries, effective upon the effective time;

•	that Metropolitan shall cause its series A preferred stock to be cancelled (by way of redemption, repurchase, conversion or other action of similar effect);

•

that Metropolitan shall cooperate with Humana and use its commercially reasonable efforts to take or cause to be taken all actions and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and the rules and regulations of the NYSE to enable the delisting by Metropolitan, as the surviving corporation, of its common stock and the deregistration of such stock under the Exchange Act as promptly as practicable after the effective time;

•

that Metropolitan shall use commercially reasonable efforts to negotiate one or more payoff letters relating to Metropolitan’s credit facilities and shall deliver all notices and take all other reasonable actions requested by Humana to facilitate the termination of commitments under such credit facilities;

•

that Humana and merger subsidiary use their commercially reasonable efforts to take all actions and to do all things necessary or advisable to borrow sufficient funds under Humana’s existing credit agreement to make the payments required at the effective time;

•

notifying the other party of any event that would reasonably be expected to have a material adverse effect on such party or any breach by such party that could reasonably be expected to cause a closing condition to fail to be satisfied;

•	requiring the parties to consult with each other, and give each other the opportunity to review and comment on any applicable materials, regarding public announcements;

•	that Metropolitan take all actions to cause certain transactions by Metropolitan directors and officers in connection with the merger to be exempt from Rule 16b-3 of the Exchange Act; and

•	granting approvals and taking actions necessary to ensure that no state anti-takeover statute is or may become applicable to the merger or the other transactions contemplated by the merger agreement.

Conditions to Completion of the Merger

Conditions to Each Party’s Obligations

The obligations of each of Humana and Metropolitan to complete the merger are subject to the satisfaction (or, to the extent permissible, waiver) on or prior to the closing date of the merger of the following conditions:

•	the adoption and approval of the merger agreement and the approval of the merger by the Metropolitan shareholders;

•

the absence of any order, injunction, decree or other legal restraint issued by any governmental authority, or other rule or regulation that is in effect and restrains, enjoins, prevents, prohibits or makes illegal the consummation of the merger; and

•	the expiration or termination of the waiting periods applicable to the consummation of the merger under the HSR Act and the absence of any proceeding, investigation or inquiry initiated by a governmental authority that is challenging or seeking to prevent or prohibit consummation of the merger or seeking to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction.

Conditions to Obligations of Humana and Merger Subsidiary

The obligation of Humana to consummate the merger is further subject to satisfaction (or, to the extent permissible, waiver) of the following conditions:

•

the following representations and warranties of Metropolitan set forth in the merger agreement must be true and correct both as of the date of the merger agreement and as of the effective time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), as though made on and as of the effective time:

•	the due incorporation, valid existence and good standing of Metropolitan;

•

the corporate power and authority to enter into the merger agreement and the Metropolitan Board unanimously (i) determined that the merger agreement and the merger are in the best interests of Metropolitan and its subsidiaries, (ii) adopted and approved the merger agreement and (iii) recommended the adoption and approval of the merger agreement and the approval of the merger by Metropolitan’s shareholders as being in the best interests of Metropolitan and its shareholders; and

•

that the execution, delivery and performance of the merger agreement and the consummation of the transactions contemplated by the merger agreement do not and will not conflict with or breach any provision of the organizational documents of Metropolitan or any of its subsidiaries; and

•

the following representations and warranties of Metropolitan set forth in the merger agreement must be true and correct in all material respects both as of the date of the merger agreement and as of the effective time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date), as though made on and as of the effective time:

•

the capitalization of Metropolitan (which representation and warranty will be deemed to be true and correct in all material respects only if any inaccuracies will result in aggregate losses or expenses of no more than $750,000);

•

that the Metropolitan Board has received the written opinion of Barclays to the effect that, as of the date of the Barclays’ opinion and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the merger consideration to be offered to Metropolitan’s shareholders is fair, from a financial point of view, to such shareholders; and

•

that, other than Barclays and Morgan Joseph, there is no investment banker, broker, finder or other intermediary that has been retained to act on behalf of Metropolitan or any of its subsidiaries who may be entitled to any fee or commission in connection with the transactions contemplated by the merger agreement (which representation and warranty will be deemed to be true and correct in all material respects only if any inaccuracies will result in aggregate losses or expenses of no more than $750,000).

•

all other representations and warranties of Metropolitan set forth in the merger agreement must be true and correct (disregarding any materiality, material adverse effect or similar qualifications) both as of the date of the merger agreement and as of the effective time, as though made on and as of the effective time (except that any such representation and warranty that addresses matters as of a particular date need only be true and correct as of such date), except where the failure to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Metropolitan;

•	Metropolitan must have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the effective time;

•	Metropolitan must have delivered to Humana a certificate signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets;

•	Metropolitan must have obtained the regulatory consents and approvals described under “The Merger — Regulatory Approvals Required for the Merger”;

•	Metropolitan must have delivered an affidavit stating that the shares of Metropolitan Common Stock meet certain tax requirements;

•	Metropolitan must have cancelled each outstanding share of series A preferred stock (by way of redemption, repurchase, conversion or other action of substantially similar effect); and

•	since the date of the merger agreement, there have been no changes, effects, developments or events that have had or would reasonably be expected to have a material adverse effect on Metropolitan.

Conditions to Metropolitan’s Obligations

The obligation of Metropolitan to consummate the merger is further subject to satisfaction (or, to the extent permissible, waiver) of the following conditions:

•

the following representations and warranties of Humana set forth in the merger agreement must be true and correct both as of the date of the merger agreement and as of the effective time, as though made on and as of the effective time:

•	the due incorporation, valid existence and good standing of Humana;

•	the corporate power and authority to enter into the merger agreement and the approval of the merger agreement and the recommendation to approve the merger agreement by Humana’s board of directors; and

•

that Humana has, and will have at the effective time, cash on hand sufficient to enable Humana and merger subsidiary to consummate the merger, pay off the existing credit facilities of Metropolitan and make the other payments contemplated by the merger agreement.

•

all other representations and warranties of Humana set forth in the merger agreement must be true and correct (in each case disregarding and without giving effect to all qualifications and exceptions contained therein related to materiality or material adverse effect or any similar standard or qualification) both as of the date of the merger agreement and as of the effective time, as though made on and as of the effective time (except that any such representation and warranty that addresses matters as of a particular date need only be true and correct as of such date), except where the failure to be true and correct has not had and would not reasonably be expected to delay or impair the ability of Humana or merger subsidiary to perform its material obligations or consummate the other transactions contemplated by the merger agreement;

•

Humana must have performed or complied in all material respects all agreements and covenants required under the merger agreement to be performed or complied with by it on or prior to the closing time; and

•	Humana must have delivered to Metropolitan a certificate signed on its behalf by an executive officer certifying as to the matters set forth above in the preceding bullets.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time, whether or not the Metropolitan shareholders have approved the merger agreement:

•	by mutual written agreement of Metropolitan and Humana;

•	by either Metropolitan or Humana if:

•

the merger has not been consummated on or before the outside date of April 30, 2013, (which will be extended to May 10, 2013 if on the outside date only the closing conditions relating to the expiration or termination of the applicable waiting periods under the HSR Act and the absence of any proceedings, investigations or inquiries initiated by a governmental authority pending challenging or seeking to prevent or prohibit consummation of the merger or seeking to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction have not been satisfied): provided further that the right to terminate pursuant to this provision is not available to a party if the failure of the effective time to occur by the outside date is due wholly or partly to the failure of the party seeking to terminate to fulfill in all material respects all of its obligations under the merger agreement; or

•

any governmental authority obtains, enacts, promulgates, issues or enforces any final and non-appealable arbitration award, finding or order restraining, enjoining, preventing, prohibiting or making illegal the consummation of the merger.

•	by Humana if:

•

Metropolitan breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause any of the conditions to the closing not to be satisfied and such breach cannot be cured or is not cured by the earlier of 15 days after Metropolitan’s receipt of written notice thereof or the day immediately prior to the outside date;

•

the Metropolitan Board fails to include in this proxy statement its recommendation to the Metropolitan shareholders that they approve the merger or effects a Metropolitan adverse recommendation change;

•	Metropolitan enters into an alternative acquisition agreement;

•	the Metropolitan Board approves or recommends any acquisition proposal;

•	Metropolitan or the Metropolitan Board publicly announces its intention to take any action described in the preceding three bullets;

•

a third party commences a tender or exchange offer constituting an acquisition proposal relating to Metropolitan’s securities, and Metropolitan does not send (within ten business days after such offer is first published) its shareholders a statement disclosing that the Metropolitan Board recommends rejection of such tender or exchange offer; or

•	the Metropolitan shareholders do not approve the merger at the special meeting.

•	by Metropolitan if:

•

(i) prior to obtaining the Metropolitan shareholders approval of the merger, the Metropolitan Board enters into a definitive agreement relating to a superior proposal and Metropolitan did not enter into such agreement in violation of its non-solicitation obligations under the merger agreement, and (ii) prior to or concurrent with the termination of the merger agreement, Metropolitan pays to Humana the expense reimbursement and termination fee discussed under “— Termination Fees and Expenses”;

•

Humana or merger subsidiary breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause any of the conditions to the closing not to be satisfied and such breach cannot be cured or is not cured by the earlier of 15 days after Humana’s receipt of written notice thereof or the day immediately prior to the outside date; or

•	the Metropolitan shareholders do not approve the merger at the special meeting.

Termination Fees and Expenses

Metropolitan has agreed to pay Humana a termination fee of $16 million and/or to reimburse Humana for up to $5.333 million of its out-of-pocket costs and expenses incurred in connection with the merger agreement in the following circumstances:

•

if (1) the merger agreement is terminated by either party at a time when Humana is entitled to terminate the merger agreement because the merger has not been consummated on or before the outside date of April 30, 2013 (or May 10, 2013 if extended as described above), and (2) within 12 months after the merger agreement is terminated Metropolitan enters into, or consummates the transactions contemplated by, an alternative acquisition agreement, then Metropolitan shall pay the termination fee and the expense reimbursement to Humana within two business days after Metropolitan consummates such alternative acquisition agreement; provided, however, that the termination fee and the expense reimbursement will not be payable by Metropolitan if, on the outside date, all conditions to the merger shall have been satisfied or waived except that (a) the applicable waiting periods under the HSR Act shall not have expired or been terminated, or (b) a proceeding, investigation or inquiry initiated by a governmental authority shall be pending that concerns antitrust matters and (i) challenges or seeks to prevent or prohibit consummation of the merger, or (ii) seeks to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction;

•

if (1) the merger agreement is terminated by either party because the Metropolitan shareholders do not approve the merger at the Metropolitan shareholders meeting, and (2) an acquisition proposal (changing the reference therein from 20% to 50.1%) shall have been publicly announced and not withdrawn at the time of the Metropolitan shareholders meeting, and (3) within 12 months after the merger agreement is terminated Metropolitan enters into, or consummates the transactions contemplated by, an acquisition proposal, then Metropolitan shall pay the termination fee and the expense reimbursement to Humana within two business days after Metropolitan consummates such alternative acquisition agreement;

•

if the merger agreement is terminated by Humana because Metropolitan breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause any of the conditions to the closing not to be satisfied and such breach cannot be cured or is not cured by the earlier of 15 days after Metropolitan’s receipt of written notice thereof or the day immediately prior to the outside date, then Metropolitan shall pay the expense reimbursement to Humana within two business days after the merger agreement is terminated;

•	Metropolitan will pay Humana the termination fee and the expense reimbursement within two business days after Humana terminates the merger agreement for any of the following reasons:

•	the Metropolitan Board fails to include the Metropolitan Board recommendation in this proxy statement or effects a Metropolitan adverse recommendation change;

•	Metropolitan enters into an alternative acquisition agreement;

•	the Metropolitan Board approves or recommends any acquisition proposal;

•	Metropolitan or the Metropolitan Board publicly announces its intention to take any action described in any of the immediately preceding three bullets; or

•

a third party commences a tender or exchange offer constituting an acquisition proposal relating to Metropolitan’s securities, and Metropolitan does not send (within ten business days after such offer is first published) to its shareholders a statement disclosing that the Metropolitan Board recommends rejection of such tender or exchange offer; and

•

if, prior to obtaining the approval of the merger by the Metropolitan shareholders, Metropolitan terminates the merger agreement because Metropolitan enters into a definitive agreement providing for a superior proposal, then Metropolitan shall pay the termination fee and the expense reimbursement prior to or concurrent with such termination.

Humana has agreed to reimburse Metropolitan for up to $5.333 million of its out-of-pocket costs and expenses incurred in connection with the merger agreement in the following circumstance:

•

if the merger agreement is terminated by Metropolitan because Humana breaches its representations or warranties or fails to perform any covenants set forth in the merger agreement, which breach or failure would cause any of the conditions to the closing not to be satisfied and such breach cannot be cured or is not cured by the earlier of 15 days after Humana’s receipt of written notice thereof or the day immediately prior to the outside date, then Humana shall pay the expense reimbursement to Metropolitan within two business days after the merger agreement is terminated.

In the event a termination fee becomes payable and is paid, each of Metropolitan and Humana agree on behalf of itself and its affiliates, that the payment of the termination fee and expense reimbursement as provided above, is not a penalty but, rather, liquidated damages. The right to receive the amounts upon termination described above are the sole and exclusive remedy of the parties and, upon payment of such amounts, the paying party will have no further liability or obligation to the other party in connection with the transaction contemplated by the merger agreement except in certain limited circumstances as expressively provided in the merger agreement.

Notwithstanding the foregoing, in the event of a termination of the merger agreement due to the breach or failure to perform by any party to the agreement, the non-breaching party shall be entitled to pursue and recover such additional damages as it may be entitled to under applicable law resulting from the breach or failure to perform by the other party which gave rise to the right to terminate the merger agreement. Metropolitan and Humana expressly agreed that such additional damages may include damages based on the loss of economic benefits of the transactions contemplated by the merger agreement to the non-breaching party and, in the case of Metropolitan, to its shareholders.

Expenses

In general, unless the merger agreement is terminated under the circumstances described above, each of Humana and Metropolitan will bear its own expenses in connection with the merger agreement and the related transactions.

Specific Performance

Humana and Metropolitan agreed that, prior to the termination of the merger agreement, the parties shall be entitled (without posting a bond or similar indemnity) to an injunction to prevent breaches of the merger agreement and to enforce specifically the performance of the merger agreement.

Third Party Beneficiaries

The provisions of the merger agreement shall be binding upon and shall inure to the benefit of the parties to the merger agreement and their respective successors and permitted assigns. Except (i) only from and after the effective time, the right of each current and former officer and director of Metropolitan and its subsidiaries to indemnification by the surviving corporation, (ii) only from and after the effective time, for the rights of the holders of Metropolitan common stock and stock options under the merger agreement to receive payment for their shares of common stock and the stock options, and (iii) the right of Metropolitan on behalf of its shareholders to pursue and recover additional damages upon Humana’s or merger subsidiary’s breach or failure to perform any representation, warranty, covenant or agreement, no provision of the merger agreement is intended to confer any rights, benefits, remedies, obligations or liabilities upon any person other than the parties thereto and their respective successors and permitted assigns; provided that the third-party beneficiary rights referenced in clause (iii) may be exercised only by Metropolitan (on behalf of its shareholders as their agent) through actions expressly approved by the Metropolitan Board, and no shareholder of Metropolitan shall have any right or ability (on its own behalf or on behalf of Metropolitan) to exercise or cause the exercise of any such right.

Prevailing Parties

If any proceeding for the enforcement of the merger agreement is brought because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions in the merger agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding.

Amendments and Waivers

The merger agreement may be amended or waived by action of the board of directors of each of Metropolitan, Humana and merger subsidiary at any time prior to the effective time by an instrument in writing signed on behalf of each of the parties or, in the case of a waiver, by each party against whom the waiver is to be effective. However, after the approval of the merger agreement at the Metropolitan special meeting, there will be no amendment to, or waiver of any term or condition of, the merger agreement that (i) is prohibited by Florida law or (ii) pursuant to Florida law would require further approval of the shareholders of Metropolitan, without such further approval.

The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

THE METROPOLITAN SPECIAL MEETING

Overview

This proxy statement is being provided to Metropolitan shareholders as part of a solicitation of proxies by the Metropolitan Board for use at the special meeting of Metropolitan shareholders and at any adjournments or postponements thereof. This proxy statement is first being furnished to shareholders of Metropolitan on or about November 26, 2012. This proxy statement provides Metropolitan shareholders with information they need to know to be able to vote or instruct their vote to be cast at the special meeting of Metropolitan shareholders.

Date, Time and Place of the Metropolitan Special Meeting

The special meeting of Metropolitan shareholders will be held at 9:30 a.m., Eastern Time, on Friday, December 21, 2012, at the Boca Raton Mariott at Boca Center, 5150 Town Center Circle, Boca Raton, Florida 33486.

Purposes of the Metropolitan Special Meeting

At the Metropolitan special meeting, Metropolitan shareholders will be asked:

•	to adopt and approve the merger agreement and to approve the merger;

•

to approve an adjournment of the Metropolitan special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Metropolitan special meeting to adopt and approve the merger agreement and to approve the merger; and

•	to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Metropolitan to its named executive officers in connection with the merger.

Metropolitan shareholders must adopt and approve the merger agreement and approve the merger in order for the merger to occur. If Metropolitan shareholders fail to adopt and approve the merger agreement and fail to approve the merger, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement. You are encouraged to read the merger agreement carefully and in its entirety.

Metropolitan Board of Directors Recommendation

The Metropolitan Board has unanimously determined that the merger agreement and the merger are in the best interests of Metropolitan and Metropolitan’s unaffiliated shareholders and has unanimously adopted and approved the merger, the merger agreement and the other transactions contemplated thereby. The Metropolitan Board unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and approval of the merger, “FOR” the approval of an adjournment of the special meeting, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement and to approve the merger, and “FOR” the “golden parachute” compensation proposal.

Record Date; Outstanding Shares; Shares Entitled to Vote

The record date for the Metropolitan special meeting is November 16, 2012. This means that you must be a shareholder of record of Metropolitan common stock at the close of business on November 16, 2012, in order to vote at the Metropolitan special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of Metropolitan common stock at the close of business on the record date. At the close of business on the record date, there were 44,481,304 shares of Metropolitan common stock outstanding and entitled to vote, held by 240 holders of record. Each share of Metropolitan common stock entitles its holder to one vote on all matters properly presented at the special meeting.

Quorum

A quorum of shareholders is necessary to hold a valid special meeting of Metropolitan. The presence, in person or by proxy, of the holders of at least a majority of the shares of Metropolitan common stock outstanding at the close of business on the record date and entitled to vote at the special meeting constitutes a quorum for purposes of the special meeting. Shares of Metropolitan common stock held by shareholders present in person or represented at the special meeting but not voted, including shares of common stock for which proxies have been received but for which a shareholder has abstained from voting, as well as broker non-votes, will be counted for purposes of establishing a quorum. Once a share of Metropolitan common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and at any adjourned or postponed special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.

The adoption and approval of the merger agreement and approval of the merger requires the affirmative vote of holders of at least a majority of the outstanding shares of Metropolitan common stock entitled to vote on the proposal. The required vote of Metropolitan shareholders on the adoption and approval of the merger agreement and approval of the merger is based upon the number of outstanding shares of Metropolitan common stock as of the record date, and not the number of shares that are actually voted. A Metropolitan shareholder’s abstention from voting or other failure to vote will not be counted as votes cast in favor of the proposal to adopt and approve the merger agreement and to approve the merger, but will count for the purposes of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, or abstain, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Brokers, banks or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However brokers, banks or other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as each of the proposals described in this proxy statement, and, as a result, absent specific instructions from the beneficial owner of such shares of Metropolitan common stock, brokers, banks or other nominees are not empowered to vote those shares on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the merger agreement proposal.

If a quorum exists, the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies to adopt and approve the merger agreement and to approve the merger and approval of the “golden parachute” compensation proposal requires the affirmative vote of the holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the Metropolitan special meeting and voting on the proposal. If a quorum does not exist, an adjournment will require the affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal. For purposes of the adjournment proposal, if a quorum does not exist, a Metropolitan shareholder’s abstention from voting will have the same effect as a vote “AGAINST” the proposal. If a quorum exists, a Metropolitan shareholder’s abstention from voting will not be counted in respect of, and will have no effect on, the proposal to adjourn or postpone the special meeting. Regardless of whether a quorum exists, if a Metropolitan shareholder fails to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of Metropolitan common stock not voted, will not be counted in respect of, and will not have an effect on, the proposal to adjourn or postpone the special meeting.

For purposes of the “golden parachute” compensation proposal, if any shares of Metropolitan common stock are not voted (because of a Metropolitan shareholder’s abstention from voting, the failure of a Metropolitan shareholder to submit a proxy or vote in person at the special meeting, or a broker non-vote), such shares will not be counted in respect of, and will not have an effect on the “golden parachute” compensation proposal.

ITEM 1 — PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND TO APPROVE THE MERGER.

As discussed elsewhere in this proxy statement, Metropolitan shareholders are considering and voting on a proposal to adopt and approve the merger agreement and approve the merger. You should carefully read this proxy statement in its entirety for more detailed information concerning the transactions contemplated by the merger agreement, including the merger. In particular, you are directed to the merger agreement, which is attached as Annex A to this proxy statement.

The Metropolitan Board unanimously recommends that Metropolitan shareholders vote “FOR” the adoption and approval of the merger agreement and the approval of the merger, and your properly completed, signed and dated proxy will be so voted unless you specify otherwise.

ITEM 2 — PROPOSAL TO APPROVE AN ADJOURNMENT OF THE METROPOLITAN SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE MERGER AGREEMENT.

Metropolitan shareholders are being asked to approve a proposal that will give the Metropolitan Board the authority to adjourn the Metropolitan special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt and approve the merger agreement and to approve the merger at the time of the Metropolitan special meeting. If this proposal is approved, the Metropolitan special meeting could be adjourned to any date. If the Metropolitan special meeting is adjourned, Metropolitan shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. Under the FBCA, if the special meeting is adjourned to a date more than 120 days after November 21, 2012, the Metropolitan Board will be required to fix a new record date for the special meeting.

If a quorum exists, the affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the Metropolitan special meeting and voting on the proposal will be required to approve the adjournment of the Metropolitan special meeting. If a quorum does not exist, an adjournment will require the affirmative vote of the holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy at the special meeting and entitled to vote on the proposal.

The Metropolitan Board unanimously recommends that Metropolitan shareholders vote “FOR” the proposal to approve an adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies to adopt and approve the merger agreement and to approve the merger.

ITEM 3 — “GOLDEN PARACHUTE” COMPENSATION PROPOSAL.

Metropolitan is providing its shareholders with the opportunity to cast an advisory (non-binding) vote to approve and adopt the agreements or understandings between Metropolitan’s named executive officers and Metropolitan concerning any type of compensation based on or otherwise relating to the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as “say-on-golden parachute” and which is referred to in this proxy statement as the “golden parachute” compensation proposal, gives Metropolitan shareholders the opportunity to vote on an advisory (non-binding) basis on such “golden parachute” agreements or understandings.

The “golden parachute” compensation that Metropolitan’s named executive officers may be entitled to receive from Metropolitan in connection with the merger is summarized in the table entitled “Golden Parachute Compensation”, under “The Merger—Interests of Metropolitan Directors and Executive Officers in the Merger—Quantification of Potential Payments to Metropolitan Named Executive Officers in Connection with the Merger”. That summary includes all agreements or understandings between Metropolitan’s named executive officers and Metropolitan concerning any type of compensation based on or otherwise relating to the merger.

The Metropolitan Board encourages you to review carefully the “golden parachute” compensation information disclosed in this proxy statement.

The Metropolitan Board unanimously recommends that the shareholders of Metropolitan approve and adopt the following resolution:

“RESOLVED, that the shareholders of Metropolitan approve and adopt, on an advisory (e.g., non-binding) basis, the agreements or understandings between Metropolitan’s named executive officers and Metropolitan concerning any type of compensation based on or otherwise relating to the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the “Golden Parachute Compensation” table and the related narrative disclosures in this proxy statement.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the adoption and approval of the merger agreement and the approval of the merger. Accordingly, you may vote to adopt and approve the merger agreement and to approve the merger and vote not to approve and adopt the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either Metropolitan or the Metropolitan Board. Accordingly, if the merger agreement is adopted and approved, the merger is approved and the merger is completed, the compensation payments that are contractually required to be paid by Metropolitan to its named executive officers as described in the “Golden Parachute Compensation” table and related narrative disclosures will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of Metropolitan shareholders.

The affirmative vote of holders of at least a majority of the shares of Metropolitan common stock present in person or represented by proxy and voting on the proposal is required to approve and adopt the “golden parachute” compensation proposal.

The Metropolitan Board unanimously recommends that you vote “FOR” the approval and adoption of the “golden parachute” compensation proposal.

Stock Ownership and Voting by Metropolitan’s Directors and Executive Officers

At the close of business on November 16, 2012, Metropolitan’s directors and executive officers had the right to vote approximately 2,254,092 shares of the then-outstanding Metropolitan voting stock (excluding any shares of Metropolitan common stock deliverable upon exercise or conversion of any options or restricted shares) at the Metropolitan special meeting. At the close of business on November 16, 2012, these shares represented approximately 5.07% of the Metropolitan common stock outstanding and entitled to vote at the special meeting. It is expected that Metropolitan’s directors and executive officers will vote their shares “FOR” adoption and approval of the merger agreement and approval of the merger, “FOR” the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the merger agreement and to approve the merger and “FOR” the “golden parachute” compensation proposal.

How to Vote

You may vote in person at the Metropolitan special meeting or by proxy. Metropolitan recommends you submit your proxy even if you plan to attend the special meeting. If you vote by proxy, you may change your vote if you attend and vote at the special meeting.

If you own Metropolitan common stock in your own name, you are an “owner of record.” This means that you may use the enclosed proxy card(s) to tell the persons named as proxies how to vote your shares. If you properly complete, sign and date your proxy card(s), your shares will be voted in accordance with your instructions. You may also vote via the internet at www.proxyvote.com or by telephone by calling (800) 690-6903. Votes submitted via the internet or by telephone must be received by 11:59 p.m., Eastern Time on December 20, 2012. The named proxies will vote all shares at the meeting for which proxies have been properly submitted (whether by mail, telephone or over the internet) and not revoked. If you sign and return your proxy card(s) but do not mark your card(s) to tell the proxies how to vote your shares on each proposal, your shares will be voted as recommended by the Metropolitan Board. If you receive more than one proxy card, it means that you have multiple accounts at the transfer agent and/or with brokers, banks or other nominees. Please complete, sign and return all the proxy cards you have received by mail by simply signing, dating and mailing your proxy card(s) in the postage-paid envelope included with this proxy statement or otherwise submit your vote via the internet or by telephone.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting. If you are mailing a proxy card, your proxy card must be filed with Metropolitan’s General Counsel and Secretary by the time the special meeting begins. Please do not send your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you have any questions or need assistance voting your shares, please call Roberto L. Palenzuela, Esq., General Counsel and Secretary, at (561) 805-8500.

If you hold shares of Metropolitan common stock through a broker, bank or other nominee, or, in other words, in “street name”, please follow the voting instructions provided by that entity. With respect to the proposal to approve the merger agreement, if you do not instruct your broker, bank or other nominee how to vote your shares, your broker, bank or other nominee will not be authorized to vote with respect to this proposal and a broker non-vote will occur, which will have the same effect as a vote against the merger agreement. In addition, if you do not instruct your broker, bank or other nominee how to vote your shares with respect to the proposal to adjourn or postpone the meeting to solicit further proxies to approve the merger agreement, a broker non-vote will occur.

A number of brokers and banks participate in a program that also permits shareholders whose shares are held in “street name” to direct their vote by telephone or over the internet. If your shares are held in an account at a broker, bank or other nominee that participates in such a program, you may direct the vote of these shares by telephone or over the internet by following the voting instructions enclosed with the proxy form from the broker, bank or other nominee. The internet and telephone proxy procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their proxy voting instructions and to confirm that those instructions have been properly recorded. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the Metropolitan special meeting; however, you must first obtain a signed and properly executed legal proxy from your broker, bank or other nominee to vote your shares held in “street name” at the Metropolitan special meeting. Requesting a legal proxy prior to the deadline described above will automatically cancel any voting directions you have previously given by telephone or over the internet with respect to your shares.

It is important that you vote your shares of Metropolitan common stock promptly. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or over the internet. Metropolitan shareholders who attend the special meeting may revoke their proxies by voting in person.

Voting of Proxies

Shares of Metropolitan common stock represented by duly executed and unrevoked proxies in the form of the enclosed proxy card received by the Corporate Secretary of Metropolitan will be voted at the special meeting in accordance with specifications made therein by the Metropolitan shareholders, unless authority to do so is withheld. If no specification is made, shares represented by duly executed and unrevoked proxies in the form of the enclosed proxy card will be voted “FOR” the adoption and approval of the merger agreement and approval of the merger, “FOR” the proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to adopt and to approve the merger agreement and to approve the merger, and “FOR” the “golden parachute” compensation proposal.

If your shares of Metropolitan common stock are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares of Metropolitan common stock using the instructions provided by your broker, bank or other nominee. If you fail to vote on the proposal to adopt and approve the merger agreement and approve the merger or fail to instruct your broker on how to vote with respect to such proposal, it will have the same effect as a vote “AGAINST” such proposal. If you fail to vote on the adjournment proposal, it will have the same effect as a vote “AGAINST” such proposal (if a quorum does not exist). Your failure to instruct your broker on how to vote will not have any effect on the adjournment or “golden parachute” compensation proposals.

Revoking Your Proxy

If you are the owner of record of your shares, you can revoke your proxy at any time before its exercise at the special meeting by:

•	sending a written notice to Metropolitan at 777 Yamato Road, Suite 510, Boca Raton, Florida 33431,

Attention: Roberto L. Palenzuela, Esq., General Counsel and Secretary, bearing a date later than the date of the proxy, that is received prior to the Metropolitan special meeting and states that you revoke your proxy;

•	signing another proxy card(s) bearing a later date and mailing it so that it is received prior to the special meeting; or

•	attending the special meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If your shares of Metropolitan common stock are held in “street name” by your broker, you will need to follow the instructions you receive from your broker to revoke or change your proxy.

Other Voting Matters

Voting in Person

If you plan to attend the Metropolitan special meeting and wish to vote in person, you will receive from Metropolitan a ballot at the special meeting. However, if your shares are held in “street name”, you must first obtain from your broker, bank or other nominee a legal proxy authorizing you to vote the shares in person, which you must bring with you to the special meeting. If your shares are held in “street name” by your broker, bank or other nominee, and you plan to attend the Metropolitan special meeting, you must present proof of your ownership of Metropolitan common stock such as a bank or brokerage account statement, to be admitted to the meeting.

Electronic Access to Proxy Materials

This proxy statement is available on Metropolitan’s website at www.metcare.com.

People with Disabilities

Metropolitan can provide reasonable assistance to help you to participate in the special meeting if you tell Metropolitan about your disability and how you plan to attend. Please write to Metropolitan at 777 Yamato Road, Suite 510, Boca Raton, Florida 33431, Attention: Roberto L. Palenzuela, Esq., General Counsel and Secretary, or call at 561-805-8500.

Stock Certificates

Shareholders should not submit any stock certificates with their proxy cards. If the merger is completed, Metropolitan shareholders will be sent written instructions for sending their stock certificates or, in the case of book-entry shares, for surrendering their book-entry shares.

Solicitation of Proxies; Expenses of Solicitation

This proxy statement is being provided to holders of Metropolitan common stock in connection with the solicitation by the Metropolitan Board of proxies to be voted at the Metropolitan special meeting and at any adjournments or postponements of the Metropolitan special meeting. Metropolitan will bear all costs and expenses in connection with the solicitation of proxies, including the costs of filing, printing and mailing this proxy statement for the Metropolitan special meeting. Metropolitan has engaged Georgeson Inc. to assist in the solicitation of proxies for the Metropolitan special meeting and will pay Georgeson Inc. a fee of approximately $15,000, plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of Metropolitan or its subsidiaries may solicit proxies from shareholders by telephone, telegram, e-mail, personal interview or other means. Metropolitan currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a merger agreement. Directors, officers and employees of Metropolitan will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out of pocket expenses.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Metropolitan special meeting, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact the proxy solicitor for Metropolitan, Georgeson Inc. at (800) 267-4403, or Roberto L. Palenzuela, Esq., Metropolitan’s General Counsel and Secretary at (561) 805-8500.

INFORMATION ABOUT METROPOLITAN

Metropolitan is a for profit corporation incorporated under the laws of Florida. Metropolitan’s primary business is the operation of a PSN, primarily through its wholly-owned subsidiaries, Metcare of Florida, Inc. and Continucare, the latter of which Metropolitan acquired on October 4, 2011. Prior to 2012, the PSN provided and arranged for the provision of healthcare services to Medicare Advantage, Medicaid and commercially insured customers only in the State of Florida. In 2012, the PSN expanded its operations to include Ohio, Kentucky and Indiana. At September 30, 2012, the PSN operated through 33 wholly-owned primary care practices, a wholly-owned oncology practice and contracts with independent physician affiliates, or IPAs. As of September 30, 2012, the PSN operated throughout the Florida market, including in the cities of Miami, Ft. Lauderdale, West Palm Beach, Tampa, Daytona and Pensacola, as well as the Cincinnati, Ohio, northern Kentucky and Indianapolis, Indiana markets.

Prior to the acquisition of Continucare, substantially all of Metropolitan’s revenue was derived from Medicare Advantage health plans operated by Humana. As a result of the acquisition of Continucare, Metropolitan now has managed care agreements under the Medicare Advantage and Medicaid programs as well as commercially insured customers with several additional health maintenance organizations, or HMOs. Metropolitan’s most significant managed care agreements continue to be Medicare Advantage risk agreements with Humana. Metropolitan also has agreements with Contracting HMOs as well as other HMOs. Under Metropolitan’s HMO contracts, the substantial majority of which are risk agreements, the Contracting HMOs assign to Metropolitan Participating Customers. Under its risk agreements, Metropolitan receives a capitated fee which is a significant percentage of the premium that the HMOs receive with respect to those Participating Customers. In return, Metropolitan takes full financial responsibility for the care of its Participating Customers, even for services it does not provide directly. Revenue from Humana accounted for 82.9% and 99.4% of Metropolitan’s total revenue in the third quarter of 2012 and 2011, respectively. Revenue from Humana accounted for 82.8% and 99.5% of Metropolitan’s total revenue in the nine months ended September 30, 2012 and 2011, respectively.

Metropolitan also has non-risk agreements with these HMOs. Under its non-risk agreements, Metropolitan receives a monthly administrative fee based on the number of Participating Customers for which it is providing services and, under certain of these agreements, it also receives a percentage of any surplus generated as determined by the respective contract. The fees and Metropolitan’s portion of the surplus are recorded as revenue in the period in which services are provided. Under non-risk agreements, Metropolitan is not responsible for the cost of medical care provided to Participating Customers.

As of September 2012, Metropolitan provided services to or for approximately 70,400 Participating Customers on a risk basis and approximately 17,100 Participating Customers on a non-risk basis. Metropolitan also provides services to non-Participating Customers on a fee-for-service basis.

Metropolitan common stock is listed on the NYSE and trades under the symbol “MDF.”

The principal executive office of Metropolitan is located at 777 Yamato Road, Suite 510, Boca Raton, Florida 33431, and its telephone number is (561) 805-8500.

FUTURE SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of Metropolitan and no public participation in any future meetings of its shareholders. However, if the merger is not completed, Metropolitan’s shareholders will continue to be entitled to attend and participate in its shareholder meetings. Metropolitan intends to hold an annual shareholders meeting in 2013 only if the merger is not completed, or if required to do so by law.

Proposals received from shareholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by Metropolitan. Shareholder proposals are eligible for consideration for inclusion in the proxy statement for the 2013 annual meeting of shareholders if they are received by Metropolitan on or before January 3, 2013. Shareholder proposals must be directed to Metropolitan, c/o Roberto L. Palenzuela, Esq., General Counsel and Secretary, 777 Yamato Road, Suite 510, Boca Raton, Florida 33431.

In order for a shareholder proposal submitted outside of Rule 14a-8 to be considered “timely” within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by Metropolitan no later than the last date for submission under Metropolitan’s Bylaws. Pursuant to Metropolitan’s bylaws, in most circumstances, no business may be brought before the annual meeting unless it is specified in the notice of meeting or is otherwise brought before the meeting at the direction of the Metropolitan Board or by a shareholder who otherwise has the right to submit the proposal and who has delivered written notice to Metropolitan (containing certain information specified in the bylaws about the shareholder and the proposed action) no later than 90 days nor earlier than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting, i.e., between February 12, 2013 and March 14, 2013.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

Only one proxy statement is being delivered to multiple shareholders sharing an address unless Metropolitan has received contrary instructions from one or more of the shareholders sharing such address. Metropolitan undertakes to deliver promptly upon request a separate copy of this proxy statement to any shareholder at a shared address to which a single copy of this proxy statement was delivered and provide instructions as to how the shareholder can notify Metropolitan that the shareholder wishes to receive a separate copy of this proxy statement or other communications to the shareholder in the future. In the event a shareholder desires to provide Metropolitan with such a request, it may be given verbally by telephoning Metropolitan’s General Counsel and Secretary at (561) 805-8500 or by mail to Metropolitan’s address at 777 Yamato Road, Suite 510, Boca Raton, Florida 33431, Attention: Roberto L. Palenzuela, Esq., General Counsel and Secretary. In addition, shareholders sharing an address can request delivery of a single copy of annual reports or proxy statements if they are receiving multiple copies upon written or oral request to the General Counsel and Secretary at the address and telephone number stated above.

WHERE YOU CAN FIND MORE INFORMATION

Metropolitan files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location of the SEC:

Public Reference Room

Room 1580

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at (800) 732-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, Room 1580, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Metropolitan’s public filings are also available to the public from document retrieval services and the website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements or other information concerning us, without charge, by written or oral request directed to Metropolitan Health Networks, Inc., 777 Yamato Road, Suite 510, Boca Raton, Florida 33431, Attn: Roberto L. Palenzuela, Esq., General Counsel and Secretary, or (561) 805-8500, or from the SEC through the SEC’s website at the address provided above.

You should rely only on the information contained in this proxy statement. No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by Metropolitan or any other person. Humana has supplied certain information contained in this proxy statement relating to Humana.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

November 3, 2012

among

HUMANA INC.,

MINER ACQUISITION SUBSIDIARY, INC.

and

METROPOLITAN HEALTH NETWORKS, INC.

A-i

A-ii

SECTION 10.13.	Specific Performance	A-47
SECTION 10.14.	Prevailing Parties	A-47

ARTICLE 11 DEFINITIONS		A-47
SECTION 11.01.	Definitions	A-47
SECTION 11.02.	Other Definitional and Interpretative Provisions	A-54

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of November 3, 2012, by and among HUMANA INC., a Delaware corporation (“Parent”), MINER ACQUISITION SUBSIDIARY, INC., a Florida corporation and a wholly-owned Subsidiary of Parent (“Merger Subsidiary”), and METROPOLITAN HEALTH NETWORKS, INC., a Florida corporation (the “Company”).

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, Merger Subsidiary shall merge with and into the Company with the Company surviving the Merger, pursuant to which each outstanding share of Company Common Stock shall be converted into the right to receive the Merger Consideration, except for shares of Company Common Stock to be converted pursuant to Section 1.02(b);

WHEREAS, the Company Board has adopted and approved this Agreement and resolved that this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of Florida Law, be recommended and submitted to the Company’s shareholders as being in the best interests of the Company and its shareholders.

WHEREAS, the board of directors of Merger Subsidiary has adopted and approved this Agreement and resolved that this Agreement and the Merger, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the relevant provisions of Florida Law, be recommended and submitted to Parent, as the sole shareholder of Merger Subsidiary, as being in the best interests of Merger Subsidiary and Parent; and

WHEREAS, the Parent, as the sole shareholder of Merger Subsidiary, has adopted and approved this Agreement and approved the Merger; and

WHEREAS, certain capitalized terms used in this Agreement have the meanings set forth in Section 11.01.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

SECTION 1.01. The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Florida Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 8, the closing of the Merger (the “Closing”) shall take place at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004, as soon as possible, but in any event no later than three Business Days after the date the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree (the “Closing Date”).

(c) Upon the Closing, the Company and Merger Subsidiary shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Florida, in such form and with such provisions as are required by, and executed in accordance with, the relevant provisions of Florida Law. The Merger shall become effective at such time (the “Effective Time”) as the Articles of Merger are duly filed with the Department of State of the State of Florida (or at such later time as permitted by Florida Law as Parent and the Company shall agree and shall be specified in the Articles of Merger), which Effective Time shall be the effective date of the Merger contemplated by Section 607.1101(3)(b) of Florida Law.

(d) The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of Florida Law. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, the Surviving Corporation shall possess all title to the real estate and other property, or any interest therein, and be subject to all of the obligations and liabilities, of the Company and Merger Subsidiary, all as provided under Florida Law.

SECTION 1.02. Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Subsidiary or the holders of any shares of Company Common Stock or any shares of capital stock of Parent or Merger Subsidiary:

(a) except as otherwise provided in Section 1.02(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be automatically converted into and become the right to receive $11.25 in cash, without interest (such per share amount, the “Merger Consideration”); as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each such certificate, a “Certificate”) and each uncertificated share of Company Common Stock (an “Uncertificated Share”) which immediately prior to the Effective Time was registered to a holder on the stock transfer books of the Company, shall thereafter represent only the right to receive the Merger Consideration for each share of Common Stock represented thereby;

(b) each share of Company Common Stock held by the Company or any of its wholly-owned Subsidiaries or owned by Parent, Merger Subsidiary or any of their respective wholly-owned Subsidiaries immediately prior to the Effective Time shall automatically be converted into and become the right to receive $0.0001 in cash without interest; as of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each Certificate and Uncertificated Share which immediately prior to the Effective Time was registered to the Company, any of its wholly-owned Subsidiaries or owned by Parent, Merger Subsidiary or any of their respective wholly-owned Subsidiaries on the stock transfer books of the Company, shall thereafter represent only the right to receive the $0.0001 in cash for each share of Common Stock represented thereby; and

(c) each share of common stock, $1.00 par value, of Merger Subsidiary outstanding immediately prior to the Effective Time shall automatically be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

SECTION 1.03. Surrender and Payment.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company that is reasonably satisfactory to the Company (the “Paying Agent”) for the purpose of paying the Merger Consideration to the holders of Company Common Stock entitled thereto and shall enter into a Paying Agent agreement that is reasonably satisfactory to the Company with the Paying Agent. At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit (from and after the Effective Time) of the holders of shares of Company Common Stock entitled thereto, for payment in accordance with this Section 1.03 through the Paying Agent, cash sufficient to pay the aggregate Merger Consideration. All cash deposited with the Paying Agent pursuant to this Section 1.03(a) shall herewith be referred to as the “Payment Fund.” Promptly after the Effective Time (and in any event within two Business Days following the

Closing Date), Parent shall send, or shall cause the Paying Agent to send, to each Person who was, immediately prior to the Effective Time, a holder of record of shares of Company Common Stock entitled to receive payment of the Merger Consideration pursuant to Section 1.02(a), a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent) for use in such payment.

(b) The Paying Agent shall invest any cash in the Payment Fund as directed by Parent; provided, however, that no investment losses thereon shall affect the Merger Consideration payable to holders of shares of Company Common Stock entitled to receive such consideration; provided, further, however, that to the extent necessary to pay the Merger Consideration, Parent shall promptly cause to be deposited additional funds with the Paying Agent for the benefit of holders of shares of Company Common Stock entitled to receive such Merger Consideration up to the amount of such losses. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent upon termination of the Payment Fund.

(c) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration pursuant to Section 1.02(a) shall be entitled to receive, upon (i) surrender to the Paying Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of each share of Company Common Stock represented by a Certificate or each Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate (and the share(s) of Company Common Stock represented thereby) or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Paying Agent that such tax has been paid or is not payable.

(e) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. Until surrendered or transferred in accordance with this Section 1.03, each Certificate or Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Merger Consideration provided in Section 1.02(a) or the applicable consideration provided in Section 1.02(b), as the case may be. The applicable Merger Consideration provided in Section 1.02(a) or the applicable consideration provided in Section 1.02(b), as the case may be, paid upon surrender of any Certificate or the transfer of any Uncertificated Share shall be deemed to have been paid in full satisfaction of all rights pertaining to that Certificate or Uncertificated Share or any share(s) of the Company Common Stock formerly represented thereby.

(f) To the fullest extent permitted by Applicable Law, any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 1.03(a) that remains unclaimed by the holders of shares of Company Common Stock six months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any such holder who has not surrendered Certificate(s) or transferred Uncertificated Share(s) for the Merger Consideration in accordance with this Section 1.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, in respect of such Certificate(s) (and the share(s) of Company Common Stock represented thereby) or Uncertificated Share(s) without any interest thereon. Notwithstanding the foregoing, to the fullest extent permitted by Applicable Law, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(g) For the avoidance of doubt, Section 1.05 (and not this Section 1.03) shall govern the treatment of each share of Company Restricted Stock (as defined below).

SECTION 1.04. No Appraisal Rights. The parties understand and agree that, subject to the accuracy of the representations of Parent contained in Section 4.08 of this Agreement and assuming that neither Parent nor the Merger Subsidiary has breached any of the covenants contained in Section 6.03 of this Agreement, appraisal rights pursuant to Sections 607.1301 through 607.1333 of Florida Law or otherwise will not be available to the Company’s shareholders in connection with the Merger and no Company shareholder will be entitled to receive appraisal rights.

SECTION 1.05. Outstanding Equity Awards.

(a) Stock Plan. Prior to the Effective Time, the Company shall take all reasonable actions (including obtaining any necessary determinations and/or resolutions of the board of directors of the Company (the “Company Board”) or a committee thereof and amending the Stock Plan) to terminate the Stock Plan without any further liability on the part of the Company, the Surviving Corporation, Parent or any of their respective Subsidiaries and to effectuate the provisions of this Section 1.05.

(b) Options. Prior to the Effective Time, the Company shall take all necessary actions (including obtaining any necessary determinations and/or resolutions of the Company Board or a committee thereof) to provide that prior to the Effective Time each outstanding Company Stock Option, whether or not then exercisable or vested, shall become fully vested and exercisable and shall be cancelled in exchange for the right to receive, at the Effective Time, an amount in cash equal to the product of (A) the total number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of such Company Stock Option, without interest and less any applicable taxes required to be withheld with respect to such payment (the “Option Consideration”). As used herein, the term “Company Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock granted under the Stock Plan. In addition, the Company shall take all necessary actions (including obtaining any necessary determinations and/or resolutions of the compensation committee of the Company Board) to determine that the “Change in Control Price” as defined in the Stock Plan shall be the Merger Consideration.

(c) Restricted Stock. Each outstanding share of restricted Company Common Stock granted pursuant to the Stock Plan (“Company Restricted Stock”) shall immediately prior to the Effective Time become fully vested and, at the Effective Time, shall be converted into the right to receive the Merger Consideration. As of the Effective Time, all Company Restricted Stock shall no longer be outstanding and shall automatically be cancelled and cease to exist and shall thereafter represent only the right to receive the Merger Consideration.

(d) Cash Settlement through Payroll. Subject to Section 1.07, the Company shall pay, through its payroll system, to each holder of Company Stock Options and Company Restricted Stock, the cash payments provided for pursuant to this Section 1.05 as soon as reasonably practicable after the Effective Time. Parent agrees to make available to the Surviving Corporation, for the benefit (from and after the Effective Time) of the holders of Company Stock Options and Company Restricted Stock, cash sufficient to pay the cash payments provided for pursuant to this Section 1.05 within the time required by this Section 1.05.

SECTION 1.06. Adjustments.

(a) If, during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of Company Common Stock shall occur, as a result of any reclassification, recapitalization, stock split (including reverse stock split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any stock dividend or distribution thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration payable pursuant to this Agreement. Nothing in this Section 1.06(a) shall be construed to limit any restrictions that may arise under other provisions of this Agreement on actions of the Company or any of its Subsidiaries that would cause such an adjustment.

SECTION 1.07. Withholding Rights. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any amounts otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including federal, state, local or foreign Tax law, and if any such amounts are deducted and withheld, Parent shall, or shall cause the Surviving Corporation to, as the case may be, timely pay such amounts to the appropriate Governmental Authority. If the Paying Agent, Parent or the Surviving Corporation, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Paying Agent, Parent or the Surviving Corporation, as the case may be, made such deduction and withholding.

SECTION 1.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct (or in such customary amount as the Paying Agent may direct in accordance with its standard procedures), as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of each share of Company Common Stock represented by such Certificate, as contemplated by this Article 1.

ARTICLE 2

THE SURVIVING CORPORATION

SECTION 2.01. Articles of Incorporation. The articles of incorporation of the Company, as amended, in effect at the Effective Time shall be the articles of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

SECTION 2.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with their terms as provided by Applicable Law.

SECTION 2.03. Directors and Officers. From and after the Effective Time, in each case until the earlier of his or her death, resignation or removal or until his or her successors are duly elected and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) other than with respect to the representations and warranties in Section 3.01, Section 3.02, Section 3.05, Section 3.22, Section 3.23 and Section 3.24, as disclosed in the Company SEC Documents filed with or furnished to the SEC by the Company on or after March 6, 2012 and publicly available prior to the date of this Agreement (but excluding any risk factor section, any disclosures in any section relating to forward looking statements and any other disclosures included therein to the extent they are predictive or forward-looking in nature) or (ii) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

SECTION 3.01. Corporate Existence and Power.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida and has all corporate powers required to carry on its business as conducted as of the date hereof. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The Company has made available to Parent true and complete copies of the Organizational Documents of the Company as in effect on the date of this Agreement.

SECTION 3.02. Corporate Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock in connection with the adoption and approval of this Agreement and approval of the Merger (the “Company Shareholder Approval”), to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) The Company Shareholder Approval is the only vote of the holders of any of the Company’s capital stock necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(c) At a meeting duly called and held, the Company Board has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its shareholders, (ii) adopted and approved this Agreement and approved the Merger, and (iii) directed that this Agreement be submitted to the Company’s shareholders and resolved to recommend the adoption and approval of this Agreement and approval of the Merger by the Company’s shareholders as being in the best interests of the Company and its shareholders (such recommendation, the “Company Board Recommendation”).

SECTION 3.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to, any Governmental Authority, in each case by the Company and/or any of its Subsidiaries, other than (a) as disclosed in Section 3.03(a) of the Company Disclosure Schedule, (b) the filing of the Articles of Merger with the Department of State of the State of Florida, (c) compliance with any applicable requirements of the HSR Act, (d) compliance with any applicable requirements of the 1934 Act, and any other applicable U.S. state or federal securities laws, (e) compliance with any requirements of the NYSE applicable to the Company before the Effective Time, and (f) any actions, filings or notices the absence of which has not had and would not reasonably be expected to have a Material Adverse Effect on the Company or materially delay or impair the ability of the Company to perform its material obligations or consummate the transactions contemplated by this Agreement.

SECTION 3.04. Non-contravention. Except as set forth on Section 3.04 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 3.03(a) through Section 3.03(e), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 3.03(a) through Section 3.03(e), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Contract binding upon the Company or any of its Subsidiaries or any Contract, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries (in all cases other than any Contract to which Parent or any of Parent’s Subsidiaries is a counterparty) or (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b), such failures to obtain any such consent or other action referred to in clause (c), and such defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d), that would not reasonably be expected to have a Material Adverse Effect on the Company or materially delay or impair the ability of the Company to perform its obligations or consummate the transactions contemplated by this Agreement.

SECTION 3.05. Capitalization.

(a) The authorized capital stock of the Company consists of 80,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, $0.001 par value, of the Company ( “Company Preferred Stock” and together with Company Common Stock, the “Company Capital Stock”). Other than the Company Capital Stock, there are no shares of capital stock of the Company authorized, issued or outstanding. As of October 31, 2012, there were outstanding 44,272,279 shares of Company Common Stock (including 930,678 shares of Company Restricted Stock), (ii) 5,000 shares of Company Preferred Stock designated as Series A Preferred Stock (the “Series A Preferred Stock”), the terms of which are set forth in the Articles of Amendment to the Articles of Incorporation of the Company filed with the Department of State of the State of Florida on December 30, 1997 (the “Series A Articles of Amendment”) and (iii) Company Stock Options to purchase an aggregate of 4,923,034 shares of Company Common Stock at a weighted average per share exercise price of approximately $4.08. There are no shares of Company Capital Stock held by the Company in its treasury or owned of record or beneficially by any Subsidiary of the Company. There are no other Series of Company Preferred Stock outstanding, including shares of Company Preferred Stock designated as Series B Preferred Stock pursuant to the Articles of Amendment to the Articles of Incorporation of the Company filed with the Department of State of the State of Florida on July 8, 1998. All outstanding shares of Company Capital Stock have been, and all shares of Company Capital Stock that may be issued pursuant to the Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are fully paid and nonassessable. No Subsidiary of the Company owns any shares of capital stock of the Company. Section 3.05(a) of the Company Disclosure Schedule contains a complete and correct list of each outstanding Company Stock Option and share of Company Restricted Stock, including with respect to each such option the holder, date of grant, exercise price, vesting schedule and number of shares of Company Common Stock subject thereto and with respect to each such share of Company Restricted Stock, the holder, the date of grant, vesting schedule and number of shares of Company Common Stock subject thereto.

(b) There are outstanding no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth in Section 3.05(b) of the Company Disclosure Schedule and for changes since October 31, 2012 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding: (i) shares of capital stock or other voting securities of or other ownership interest in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interest in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interest in the Company or (iv) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom”

stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). Except for the conversion rights of the Series A Preferred Stock, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

SECTION 3.06. Subsidiaries.

(a) Section 3.06(a) of the Company Disclosure Schedule sets forth a true and complete list of the name, jurisdiction of incorporation or formation, as applicable, and equity owner(s) of each Subsidiary of the Company. Each Subsidiary of the Company indicated in Section 3.06(a) of the Company Disclosure Schedule is duly incorporated or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, as applicable, and has all corporate or other similar powers, as applicable, required to carry on its business as conducted as of the date hereof. Each such Subsidiary is duly licensed or qualified to do business as a foreign corporation or other entity, as applicable, and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the properties owned or leased by it requires such licensing or qualification, except where the failures to be so licensed or qualified have not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company.

(b) Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company or a wholly-owned Subsidiary of the Company, if applicable, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests) except for Permitted Liens. There are no issued, reserved for issuance or outstanding (i) Company Securities or securities of any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities of or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, restricted stock units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities of or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except as set forth in Section 3.06(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Subsidiary Securities.

SECTION 3.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2010 (all reports, schedules, forms, statements, prospectuses, registration statements and other documents filed or furnished by the Company since January 1, 2010, including those filed or furnished subsequent to the date of this Agreement, collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”). No Subsidiary of the Company is required to file with or furnish to the SEC any reports, schedules, forms, statements, prospectuses, registration statements and other documents. Other than such comment letters and responses thereto included in the Company’s filings disclosed in the website “sec.gov”, the Company has made available to Parent all comment letters received by the Company from the SEC since January 1, 2008 and all responses made by the Company to such comment letters.

(b) As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such subsequent filing), each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder, as the case may be.

(c) As of its respective filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company complies in all material respects with, and has complied since January 1, 2010, in all material respects with, (i) the applicable listing and corporate governance rules and regulations of the NYSE and (ii) the applicable provisions of the Sarbanes-Oxley Act.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and all such material information is made known to the Company’s principal executive officer and principal financial officer.

(g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”), including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries that could have a material effect on the financial statements. Section 3.07(g) of the Company Disclosure Schedule sets forth, based on the Company’s most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee (x) any “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which would be reasonably expected to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that to the Knowledge of the Company, involves management or other employees who have a significant role in internal controls.

(h) Since January 1, 2010, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, as applicable, and the statements contained in any such certifications were when made complete and correct. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(i) Since January 1, 2010, to the Knowledge of the Company, no executive officer or director of the Company has received or otherwise had or obtained knowledge of, and to the Knowledge of the Company, no auditor, accountant, or representative of the Company has provided written notice to the Company or any executive officer or director of, any substantive complaint or allegation that the Company or any of its Subsidiaries has engaged in improper accounting practices. Since January 1, 2010, to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries has reported to the Company Board or any committee thereof or to any director or executive officer of the Company evidence of a material violation of United States or other securities laws or breach of fiduciary duty by the Company or any of its executive officers or directors.

(j) Since January 1, 2010, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any proposed transactions as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that was required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC and that was not so disclosed.

SECTION 3.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in accordance with GAAP (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal and recurring year-end audit adjustments in the case of any unaudited interim financial statements). Since January 1, 2010, the Company has not received written notices from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of review, inquiry, investigation or challenge from the SEC or any other Governmental Authority.

SECTION 3.09. Proxy Statement. The Proxy Statement, at the time the Proxy Statement is first sent or given to the holders of Company Common Stock and at the time of the Company Shareholder Meeting, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to the statements made based upon information supplied in writing by Parent or Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement. The Proxy Statement will, when filed with the SEC and distributed or disseminated, as applicable, comply as to form in all material respects with the applicable requirements of the 1934 Act.

SECTION 3.10. Absence of Certain Changes. (a) Since January 1, 2012 through the date of this Agreement, except as set forth in Section 3.10 of the Company Disclosure Schedule or as expressly contemplated by this Agreement, the business of the Company and its Subsidiaries has, in all material respects, been conducted in the ordinary course consistent with past practices and there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, without Parent’s consent, would constitute a breach of Section 5.01.

(b) Since January 1, 2012, there have been no changes, effects, developments or events that have had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.11. No Undisclosed Material Liabilities; No Intercompany Loans. There are no liabilities or obligations of the Company or any of its Subsidiaries of any nature (whether absolute, accrued, known, unknown, contingent, determined, determinable or otherwise) that would be required by GAAP to be reflected or reserved against on a balance sheet that are not so reflected or reserved on the Company Balance Sheet other than (i) liabilities or obligations reflected or reserved against on the Company Balance Sheet or the Company’s most recent audited consolidated financial statements and most recent unaudited consolidated interim financial statements or the notes thereto, (ii) liabilities or obligations incurred in connection with the negotiation, execution, delivery or performance of this Agreement or consummation of the transactions contemplated hereby,

(iii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and (iv) liabilities or obligations that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.12. Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, as of the date of this Agreement, there is (a) no Proceeding pending, (b) to the Knowledge of the Company, no investigation or inquiry pending or, (c) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened, in each case against the Company or any of its Subsidiaries that challenges or seeks to enjoin the transactions contemplated by this Agreement. There are (a) no Proceedings pending, (b) to the Knowledge of the Company, no investigations or inquiries pending or, (c) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened against the Company or any of its Subsidiaries, or (d) to the Knowledge of the Company, any present or former Employee of the Company or any of its Subsidiaries in his or her capacity as such, in each case that have or would reasonably be expected to have a Material Adverse Effect on the Company. There are no Orders outstanding against or involving the Company or any of its Subsidiaries or any present or former Employee of the Company or any of its Subsidiaries in his or her capacity as such that have or would reasonably be expected to have a Material Adverse Effect on the Company, or are or would reasonably be expected to prevent or enjoin any of the transactions contemplated by this Agreement.

SECTION 3.13. General Compliance with Applicable Law; Other Governmental and Healthcare Matters.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, the Company, its Subsidiaries, and their operations are in compliance with Applicable Law, including such administered by AHCA, CMS, HHS and other Governmental Authorities in each jurisdiction where the Company and its Subsidiaries conduct business, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect on the Company. Without limiting the foregoing, since January 1, 2010 the Company, its Subsidiaries, their directors and officers and, to the actual knowledge of the Company’s executive officers, licensed professional employees have not engaged in any activities with respect to or on behalf of the Company which are prohibited under, and in such capacity have acted in compliance with, the (i) the False Claims Act, 31 U.S.C. §§3729 et seq, and any similar state law; (ii) the Civil Monetary Penalties Law, 42 U.S.C. §1320a 7a, and any similar state law; (iii) the Federal and any applicable state anti-kickback statutes, including 42 U.S.C. §1320a 7b and Articles 456.054 and 817.505, Florida Statutes; (iv) Federal or state referral laws, including 42 U.S.C. §1395nn and Section and 456.053, Florida Statutes; (v) any other Federal or state statute of general applicability to health care fraud or governing or regulating the management of health care providers; (vi) all Applicable Laws related to Medicare and Medicaid; (vii) all Health Benefit Laws and HIPAA, except in each case, where such act or failure to act has not had, and would not reasonably be expected to have, a Material Adverse Effect on the Company. Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, there are no Proceedings pending nor, to the Knowledge of the Company, has any Proceeding been threatened against the Company or any of its Subsidiaries in connection with the foregoing Applicable Law related thereto. Neither the Company nor any Subsidiary has been given written notice of, and to the Knowledge of the Company, neither the Company nor any Subsidiary is under (or threatened with) any investigation or inquiry with respect to any violation of, or under any obligation to take remedial action ordered by any Governmental Authority concerning, any Applicable Law or Company Permit which would reasonably be expected to have a Material Adverse Effect on the Company.

(b) Without limiting anything in Section 3.13(a), except as set forth in Section 3.13(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of its directors or executive officers nor, to the actual knowledge of the Company’s executive officers, any of its licensed professional employees (i) is a party to a corporate integrity agreement with the Office of the Inspector General of HHS or similar government-mandated compliance program or agreement with any other federal or state Governmental Authority, (ii) has any reporting obligations pursuant to a settlement agreement or other remedial measure entered into with any Governmental Authority relating to alleged noncompliance with any Applicable Laws, (iii) is a defendant to any pending and unsealed qui tam/false claims act litigation either at a federal or state level relating to alleged noncompliance with any Applicable Laws, and (iv) has since January 1,

2010 been served with or received any search warrants, subpoenas, civil investigative demands or contact letters by or from any Governmental Authority alleging that the Company or any of its Subsidiaries or that the business operations of the Company or any of its Subsidiaries are in violation of any Applicable Laws.

(c) The Company and each of its Subsidiaries hold all governmental licenses, authorizations, permits, consents, approvals, certificates of need, registrations, variances, exemptions and orders necessary for the operation of the business of the Company and its Subsidiaries (the “Company Permits”), except for such Company Permits which are not material to the operation of the business of the Company and its Subsidiaries. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits except for failures to comply or violations that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company and the Company Permits held by the Company are valid and in full force and effect. There are no material restrictions placed upon the Company Permits or the operations of the Company or any of its Subsidiaries under any Applicable Laws, except for such restrictions which are placed on Persons operating in the Company’s industry in general.

(d) Except as set forth on Section 3.13(d) of the Company Disclosure Schedule, since January 1, 2010, neither the Company nor any Subsidiary has received any written notice from any Governmental Authority of (A) any actual or suspected violation of any Applicable Law pertaining to any Company Permit or any failure to comply with any term or requirement of any Company Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit, other than notices related to matters that have been cured and for which the Company and its Subsidiaries have no further liability (contingent or otherwise) or which would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Except as set forth in Section 3.13(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) is a party to any agreement with CMS, AHCA or any other similarly situated federal or state health care related regulatory agency (“Governmental Contracts”).

(f) Since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to Knowledge of the Company, any of its directors or executive officers nor, to the actual knowledge of the Company’s executive officers, any of its licensed professional employees (i) have been, or received notice that they will be, excluded or suspended from participation in any Governmental Healthcare Programs (ii) been sanctioned by, any state or federal health care program, including the Medicare and Medicaid programs except where such sanctions would not reasonably be expected to have a Material Adverse Effect on the Company, (iii) has been convicted of or found liable under, has a pending criminal or other material charge with respect to, or has entered into any settlement or reformation agreement with any Governmental Authority to avoid conviction under or any violation of, any Applicable Law related to any Governmental Healthcare Programs.

(g) The Company and its Subsidiaries, to the extent they are covered entities under HIPAA and HIPAA’s accompanying privacy, security and transmission regulations, (i) are and since January 1, 2010 have been in compliance with HIPAA and all Applicable Laws relating to the privacy, security and transmission of health information applicable to them (collectively, “Health Information Laws”) with regard to their operations and the services they provide, except where the failure to comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company; and (ii) have developed and implemented appropriate policies and procedures and training programs to ensure past, current, and ongoing compliance, in all material respects, with HIPAA’s privacy, security and breach notification regulations and state privacy and security Applicable Law. Except as set forth in Section 3.13(g) of the Company Disclosure Schedule, to the Knowledge of the Company, since January 1, 2010, there has not been a material Breach, as defined in the Health Information Laws, by the Company or any of its Subsidiaries that has not been remedied as required by Applicable Law, and neither the Company nor any of its Subsidiaries have received any written notice from any Governmental Authority alleging any material violation of applicable Health Information Laws.

(h) The Company and its Subsidiaries maintain processes sufficient for medical record documentation and diagnosis coding that complies in all material respects with Applicable Laws applicable to Medicare Advantage and Part D risk adjusted payments.

SECTION 3.14. Providers and Provider Contracts.

(a) Section 3.14(a)of the Company Disclosure Schedule contains a true and complete list of all Contracts between the Company (which as used in this Section 3.14(a) includes any Subsidiary) and any provider of health care services, including any physician (other than physicians that are either an employee of the Company or an independent physician affiliate of the Company), hospital, pharmacy, pharmacy benefit management, ancillary service provider or other health care service provider (including any managed care organizations) (each of the foregoing, a “Provider”) that resulted in payments by the Company, or charges made by the Provider against the Company, in excess of $500,000 in the 12 months ended September 30, 2012 (“Material Provider Contracts”). Notwithstanding anything to the contrary in this Agreement, no Contract shall be (or shall be deemed to be) a Material Provider Contract if the counterparty to such Contract is Parent or any of Parent’s Subsidiaries.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Schedule, no Material Provider Contract (i) requires the Company to pay the applicable Provider on a most favored Provider basis; (ii) provides for a guaranty of a minimum level of Members who are to have access to a given Provider of the Company; (iii) contains change of control language relating to the Company, including any terms requiring written notice or prior consent in the event of a change of control of the Company; or (iv) contains non-solicitation, non-hire or non-competition provisions placing material restrictions upon the Company. To the Knowledge of the Company, no party to a Material Provider Contract has given notice to the Company or any of its Subsidiaries of its intention to terminate, cancel or not renew its Provider Contract.

(c) There are no current material claims or disputes between the Company and any Providers that are party to the Material Provider Contracts, other than claims for payment due and owing to the Providers in the ordinary course of business in accordance with the Material Provider Contracts and Applicable Law or other claims or disputes involving de minimis costs or expenses. Except as set forth in Section 3.14(c) of the Company Disclosure Schedule, the Company has not received written notice from any Provider or Governmental Authority claiming a breach or default in payment of material claims or material other sums due the Providers under the Material Provider Contracts.

SECTION 3.15. Regulatory Filings and Reports; Accreditation. Except as set forth on Section 3.15 of the Company Disclosure Schedule, the Company (which as used in this Section 3.15 includes any Subsidiary) has filed all health care regulatory related reports, statements, registrations or filings required to be filed by it with any Governmental Authority (the “Regulatory Filings”) which are material to the business of the Company. The Company has also made available to Parent complete and correct copies of all material audits and examinations, including licensure surveys (other than audits and examinations that did not have any materially adverse findings against the Company) performed with respect to the Company by any health care regulatory related Governmental Authority since January 1, 2010 (the “Audit Reports”), along with the responses thereto of the Company. Other than as set forth in the Audit Reports or in Section 3.15 of the Company Disclosure Schedule and except as would not result in a Material Adverse Effect: (i) no deficiencies have been asserted against the Company by any such Governmental Authority with respect to the Regulatory Filings; (ii) the Regulatory Filings were in compliance with Applicable Law when filed; (iii) since January 1, 2010, no fine or penalty has been imposed on the Company by any Governmental Authority in connection with the Company’s Regulatory Filings; and (iv) no audits or examinations are currently being performed or, to the Knowledge of the Company, are scheduled to be performed. The Company has completed, or is currently in the process of completing, all plans of correction or other filed responses to any such Governmental Authority, including plans of correction or responses to all Audit Reports, and has not received written notice from any Governmental Authority of any material violation or non-compliance therewith that are pending. Since January 1, 2010, the Company has not been denied or failed to obtain any accreditation by any accreditation agency from which the Company sought accreditation where such denial or failure has had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.16. Material Contracts.

(a) For purposes of this Agreement, a “Company Material Contract” shall mean each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which it is bound:

(i) Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii) Contracts with respect to a joint venture, partnership, limited liability or other similar agreement or arrangement, related to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Subsidiaries or in which the Company and its Subsidiaries in the aggregate own more than a five percent voting or economic interest, or with respect to which the Company and its Subsidiaries in the aggregate have obligations, including contingent obligations, individually or in the aggregate, of more than $500,000;

(iii) Contracts that relate to indebtedness for borrowed money, the deferred purchase price of property or service, any credit agreement, note, bond, mortgage, debenture or other similar instrument, any letter of credit or similar facilities, any agreement evidencing financial hedging or similar trading activities any obligation to purchase, redeem, retire, defease or otherwise acquire for value Company Securities or Company Subsidiary Securities, advances or loans to any other Person or any guarantee with respect to an obligation of any other Person, that are in effect on the date hereof and would reasonably be expected to result in payments or involve amounts, individually or in the aggregate, in excess of $500,000;

(iv) Contracts that relate to an acquisition, divestiture, merger or similar transaction that contains representations, covenants, indemnities or other obligations (including payment, indemnification, “earn-out” or other contingent obligations), that are in effect on the date hereof and could reasonably be expected to result in payments or receipts by the Company and its Subsidiaries, individually or in the aggregate, in excess of $500,000;

(v) Contracts that, other than an acquisition subject to Section 3.16(a)(iv), obligate the Company to make capital commitments or expenditures (including pursuant to any joint venture), individually or in the aggregate, in excess of $500,000 and that are not terminable by the Company or its Subsidiaries upon ninety days’ notice or less without material liability to the Company;

(vi) Contracts that prohibit the payment of dividends or distributions in respect of the Company Securities or Company Subsidiary Securities, prohibits the pledging of the Company Securities or Company Subsidiary Securities or prohibits the issuance of guarantees by the Company or any Subsidiary of the Company;

(vii) Contracts (A) containing any covenant limiting or prohibiting the right of the Company or any of its Subsidiaries (or, after the Closing Date, Parent or the Surviving Corporation or any of their respective Subsidiaries) to (1) engage in any line of business or in any geographic area, (2) solicit or hire physicians, customers or suppliers in any manner that would reasonably be considered to prevent the Company from engaging in any line of business or in any geographic area, (3) distribute or offer any products or services or (4) compete or engage with any Person in any line of business or (B) levying a material fine, charge or other payment for violating any such limitation or prohibition;

(viii) Contracts which grant any exclusive rights, right of first refusal, right of first offer or similar right with respect to any material services, assets, rights or properties of the Company or any of its Subsidiaries (or, after the Closing Date, Parent, the Surviving Corporation or any of their respective Subsidiaries);

(ix) Contracts that would be required to be disclosed under Section 3.19(b).

(x) Contracts that have involved, or would reasonably be expected to involve, payments or receipts by the Company and its Subsidiaries in excess of $500,000 during (i) the 12 month period ended September 30, 2012 or (ii) the 12 month period ending September 30, 2013, in each case pursuant to which the Company or any of its Subsidiaries (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) has granted “most favored nation” pricing provisions;

(xi) Contracts (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) that the other party to which is a Governmental Authority, including the secretary, administrator, or other official thereof, or is any program operated by a Governmental Authority;

(xii) Contracts (but with respect to Seredor Corporation and its Subsidiaries, to the Knowledge of the Company) with Third Party payors, including Medicaid provider agreements, management agreements, managed care agreements or other agreements with customers (including any insurance company or health maintenance organization) to the extent that such agreements have involved payments to the Company and/or its Subsidiaries in excess of $1,000,000 during the 12 month period ended September 30, 2012, provided, however, that with respect to this clause (xi), payments required under multiple Contracts with the same Third Party or with affiliates of such Third Party will be aggregated in order to determine if the $1,000,000 threshold is reached;

(xiii) Contracts, including any Employee Plans pursuant to which any benefits or compensation will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(xiv) Contracts relating to the settlement of a Proceeding or Proceeding that was threatened to be commenced, brought or conducted by any Person or Governmental Authority, other than settlement agreements (i) providing for the payment, individually or in the aggregate, of less than $500,000 subsequent to the date hereof, exclusive of any settlement costs covered by insurance and (ii) that do not implicate or otherwise affect any Company Permit or otherwise materially and adversely affect the Company;

(xv) Material Provider Contracts;

(xvi) any mortgage, pledge, indenture or security or other agreement constituting a Lien upon the property or assets of the Company or any of its Subsidiaries having a value, individually or in the aggregate, in excess of $500,000;

(xvii) Contracts that have involved, or would reasonably be expected to involve, payments or receipts by the Company and its Subsidiaries in excess of $500,000 during (i) the 12 month period ended September 30, 2012 or (ii) the 12 month period ending September 30, 2013, in each case for which the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby would require consent or other action by any Person (including notice by the Company) thereunder, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, thereunder, or cause or permit the termination, cancellation, acceleration, or other material change of obligations (including triggering a price adjustment, right of renegotiation or other remedy) or the loss of any material benefit to which the Company and its Subsidiaries is entitled hereunder; and

(xviii) Contracts that have involved, or would reasonably be expected to involve, payments or receipts by the Company and its Subsidiaries in excess of $500,000 during (i) the 12 month period ended September 30, 2012 or (ii) the 12 month period ending September 30, 2013, in each case that are not terminable by the Company or its Subsidiaries upon ninety days’ notice or less without material liability to the Company or any of its Subsidiaries and are not required to be disclosed pursuant to Section 3.16(a)(i) to Section 3.16(a)(xvii);

(b) Section 3.16(a) of the Company Disclosure Schedule lists each Company Material Contract as of the date of this Agreement, and the Company has made available to Parent true and complete copies of Company Material Contracts (other than immaterial amendments thereto) listed in Section 3.16(a) of the Company Disclosure

Schedule. Each Company Material Contract is valid, binding and enforceable on the Company or one of its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto and in full force and effect in accordance with its terms (except those which are cancelled, rescinded or terminated after the date of this Agreement in accordance with their terms (and not as a result of a default by the Company) and subject to applicable bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium and other laws, affecting creditors’ rights generally and general principles of equity), except where the failures to be in full force and effect have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has not received any written or, to the Knowledge of the Company, oral, notice to terminate, in whole or part, any of the Company Material Contracts. None of the Company or any of its Subsidiaries is in breach under any Company Material Contract and to the Knowledge of the Company, no other party to any Company Material Contract is in breach thereunder, except where such breach has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Notwithstanding anything to the contrary in this Agreement, no Contract shall be (or shall be deemed to be) a Company Material Contract if the counterparty to such Contract is Parent or any of Parent’s Subsidiaries; provided, however, that neither the Company nor any of its Subsidiaries is in breach of any Contract (except where such breach has not had and would not reasonably be expected to have a Material Adverse Effect on the Company) that would have been included within the definition of Company Material Contract except for this sentence.

SECTION 3.17. Taxes.

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed on a timely basis in accordance with Applicable Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or caused to be paid) or has withheld (including as required under Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign law) and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the date of this Agreement.

(c) There is (i) no Proceeding pending, (ii) to the Knowledge of the Company, no investigation or inquiry by a Governmental Authority pending or, (iii) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened, in each case against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(d) Neither the Company nor any of its Subsidiaries has granted (or is subject to) any waiver or extension that is currently in effect, of the statute of limitations for the assessment or payment of any Tax or the filing of any Tax Return.

(e) During the five-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(f) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a transferee or successor of such Person, (ii) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (iii) a party to a Tax sharing or Tax allocation agreement or any other express or implied agreement to indemnify such Person (other than (A) such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business; (B) employment agreements; and (C) standard Tax indemnity provisions entered into in connection with purchase or sale agreements entered into in the ordinary course of business).

(g) Neither the Company nor any of its Subsidiaries participate or have “participated” in any “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b).

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) “Closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Closing Date;

(ii) Installment sale or open transaction disposition made on or prior to the Closing Date; or

(iii) An election under Section 108(i) of the Code.

(i) Neither the Company nor any of its Subsidiaries has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise for any taxable period (or portion thereof) ending after the Closing Date.

(j) None of the Company or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company).

(k) No material deferred intercompany gain or excess loss account exists with respect to any member of the affiliated group the common parent of which is the Company.

(l) “Taxes” means all taxes, charges, fees, levies, or other like assessments, including all federal, possession, state, city, county and non-U.S. (or governmental unit, agency, or political subdivision of any of the foregoing) income, profits, alternative minimum, net worth, payroll, employment (including Social Security, workers’ compensation, unemployment insurance and employee income Tax withholding), franchise, gross receipts, sales, use, transfer, stamp, occupation, property, capital, severance, premium, windfall profits, customs, duties, ad valorem, value added and excise taxes, PBGC premiums and any other Governmental Authority (a “Taxing Authority”) charges of the same or similar nature; including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to assume or succeed to the Tax liability of any other Person by operation of law, and any obligations to indemnify the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax”.

(m) “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

(n) “Treasury Regulations” means the Treasury regulations promulgated under the Code.

SECTION 3.18. Employees and Employee Plans.

(a) Section 3.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (whether or not subject to ERISA), each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (whether or not subject to ERISA) and each other material employee benefit plan, program, agreement (other than employment or other service agreements entered into in the ordinary course of business with physicians (i) which provide for annual compensation of less than $175,000 or (ii) which may be terminated by the Company or its Subsidiaries without any material liability to it or its Subsidiaries under any such agreement), arrangement, policy, practice, Contract, fund or commitment providing for pension, severance, profit-sharing, service fees, bonuses, retention, stock ownership, stock options, stock appreciation, stock purchase or other stock-related benefits, incentive or deferred compensation, vacation benefits, life or other insurance (including any self-insured arrangements), health or medical benefits, dental benefits, employee assistance programs, salary continuation, unemployment benefits, disability or sick leave benefits, workers’ compensation benefits, relocation or post-employment or retirement benefits (including compensation, pension, health, medical and life insurance benefits) or other form of employee benefits which is maintained, administered, participated in or contributed to by the Company or any ERISA Affiliate of the Company, or with respect to which the Company or any of its Subsidiaries has or would reasonably be expected to have any material liability (collectively, the “Employee Plans”).

(b) The Company has made available to Parent true and complete copies of (i) each Employee Plan (or, if appropriate, a form thereof), including any amendments thereto and in the case of unwritten Employee Plans, written descriptions thereof; (ii) the most recent annual report (Form 5500 series including, if applicable, Schedule B thereto), and the most recent actuarial valuation (if applicable); (iii) the most recent non-discrimination testing results with respect to each Employee Plan (if applicable), (iv) the most recent IRS determination or opinion letter received with respect to each Employee Plan, to the extent applicable and (v) the most recent summary plan description for each Employee Plan for which such summary plan description is required.

(c) Neither the Company nor any ERISA Affiliate of the Company nor any predecessor thereof (i) sponsors, maintains, participates in, or contributes to, (ii) has since January 1, 2009 sponsored, maintained, participated in, or contributed to, or (iii) has or could reasonably be expected to incur any material liability that has not been satisfied with respect to, any plan subject to (A) Section 302 or Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA or (B) Section 413(c) of the Code, including any “multiple employer plan” as defined therein.

(d) Each Employee Plan which is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that it is so qualified, and to the Knowledge of the Company, nothing has occurred since the date of such letter that has or would reasonably be expected to adversely affect such qualification, or (ii) has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service or to obtain such an opinion letter, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to materially and adversely affect the qualified status of such Employee Plan. Each Employee Plan has been, in all material respects, maintained and administered in compliance with its terms and with the requirements prescribed by any Applicable Law, including ERISA and the Code, which are applicable to such Employee Plan. All premiums, contributions or other payments required to have been made by Applicable Law or under the terms of any Employee Plan have been made, and all material reports, returns and similar documents required to be filed with any Governmental Authority have been timely filed. To the Knowledge of the Company, neither the Company nor its Subsidiaries is or reasonably could be subject to a material liability pursuant to Section 502 of ERISA. No events have occurred with respect to any Employee Plan that could result in material payment or assessment by or against the Company or any of its Subsidiaries of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code. There are (1) no pending, or (2) to the Knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any Employee Plan or any trust related thereto which could reasonably be expected to result in any material liability to the Company or any of its Subsidiaries. There is (x) no Proceeding pending, (y) to the Knowledge of the Company, no investigation or inquiry pending or, (z) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened or anticipated, in each case by a Governmental Authority with respect to any Employee Plan. To the Knowledge of the Company, no “prohibited transactions” or “reportable events” (each term as defined in ERISA and the Code) have occurred with respect to any Employee Plan.

(e) No Employee Plan is maintained for the benefit of Employees who are primarily located outside of the United States.

(f) Except as contemplated by Section 1.05 or as set forth in Section 3.18(f) of the Company Disclosure Schedule, with respect to each current or former Employee of the Company or any of its Subsidiaries, the consummation of the transactions contemplated by this Agreement will not, either alone or together with any other event: (i) entitle any such Person to severance pay, bonus amounts, incentive plan payments, retirement benefits, job security benefits or any similar payments or benefits, (ii) trigger or accelerate the time of payment or funding (through a grantor trust or otherwise) of any compensation or benefits payable to any such Person, (iii) accelerate the vesting of any compensation or benefits of any such Person (including any stock options or other equity-based awards, any incentive compensation or any deferred compensation entitlement), (iv) trigger any other material obligation to any such Person, (v) result in the forgiveness of any indebtedness of any such Person, (vi) otherwise give rise to any material liability under any Employee Plan or (vii) limit or restrict the right, to the extent such right otherwise exists, to amend, terminate or transfer the asset of any Employee Plan on or following the Effective Time. Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, there is no Contract or Employee Plan (written or otherwise) covering any Employee that, individually or collectively, could reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(g) Except as set forth in Section 3.18(g) of the Company Disclosure Schedule, no Employee Plan provides for, and neither the Company nor any of its Subsidiaries has any material liability in respect of, post-retirement or post-termination of employment health, medical or life insurance benefits for retired, former or current Employees of the Company or its Subsidiaries or any of their dependents, and there has been no communication (whether written or oral) to any Person that would reasonably be expected to promise or guarantee any such material post-retirement or post-termination of employment medical, health or life insurance or other retiree welfare benefits, except in each case as may be required by Applicable Law, including the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). Each of the Employee Plans is in material compliance with, and the operation of each such Employee Plan will not result in the incurrence of any material penalty to any of the Company or its Subsidiaries under a good faith and reasonable interpretation of, the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, to the extent applicable. No Employee Plan is a self-funded group health plan.

(h) Each Employee Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is subject to Section 409A of the Code, has been operated in compliance with a good faith interpretation of Section 409A of the Code and the regulations thereunder. Neither the Company nor any of its Subsidiaries has the contractual obligation to indemnify, hold harmless or gross-up any individual with respect to any tax, penalty or interest under Section 409A of the Code.

(i) No condition exists that would prevent the Company from amending or terminating any Employee Plan without material liability, other than the obligation for ordinary benefits accrued prior to the termination of such plan.

(j) Except as set forth in Section 3.18(j) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has been since January 1, 2005 or is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other labor agreement with any union or labor organization, and to the Knowledge of the Company, there has not been any material activity, Proceeding, investigation, or inquiry of any labor organization or employees to organize any employees. In addition: (i) there are no material unfair labor practice charges or complaints against Company or any of its Subsidiaries pending before the National Labor Relations Board; (ii) there are no labor strikes, material slowdowns or stoppages actually pending or to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries; (iii) there are no representation claims or petitions pending before the National Labor Relations Board and to the Knowledge of the Company, there are no material questions concerning the representation of employees of the Company or its Subsidiaries by labor organizations; and (iv) there are no material grievances or pending Proceedings or, to the Knowledge of the Company, threatened Proceedings, or to the Knowledge of the Company, investigations or inquiries pending or threatened, against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

(k) Since January 1, 2011, neither the Company nor any of its Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; (ii) a “mass layoff” (as defined in the WARN Act); or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar state or local law.

(l) Except as set forth in Section 3.18(l) of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance, in all material respects, with Applicable Law, collective bargaining agreements and arrangements, works councils, judgments or arbitration awards of any court, arbitrator or any Governmental Authority, extension orders and binding customs respecting labor and employment, including laws relating to employment practices, terms and conditions of employment, discrimination, disability, fair labor standards, workers compensation, wrongful discharge, immigration, occupational safety and health, family and medical leave, wages and hours, and employee terminations. With respect to current or former employees, consultants, independent contractors or directors of the Company or any of its Subsidiaries (each, an “Employee”), the Company and its Subsidiaries: (i) have withheld and reported all material amounts required by Applicable Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (ii) are not liable for any material arrears of wages, severance pay or any material Taxes or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no material actions pending or, to the Knowledge of the Company, threatened or reasonably anticipated, between the Company or any of its Subsidiaries and any of their Employees. There are no pending or, to the Knowledge of the Company, threatened or reasonably anticipated material claims or actions against the Company, any of its Subsidiaries or any Company trustee under any worker’s compensation policy or long-term disability policy (other than routine claims made in the ordinary course of business consistent with past practice).

(m) Neither the Company nor any of its Subsidiaries has any direct or indirect material liability as a result of any misclassification of any Person as an independent contractor, temporary employee or leased employee (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Employee Plan.

(n) Each Company Stock Option (i) was granted pursuant to the Stock Plan in compliance with Applicable Law and all of the terms and conditions of the Stock Plan and related grant agreement pursuant to which it was granted, (ii) has an exercise price per share of Company Common Stock equal to or greater than the fair market value of a share of Company Common Stock on the date of such grant and (iii) has a grant date which was approved by the Company Board or a committee thereof no later than the grant date set forth in the related grant agreement.

SECTION 3.19. Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a complete and correct list of all registrations and applications for registration of material Company Owned Intellectual Property and material unregistered Company Owned Intellectual Property, in each case listing, as applicable (i) the name of the current owner of record, (ii) the jurisdiction where the application/registration is located and (iii) the application or registration number.

(b) Section 3.19(b) of the Company Disclosure Schedule contains a complete and correct list of all Contracts granting the Company or any of its Subsidiaries any right in or to Intellectual Property of a Third Party (excluding any commercially available “off the shelf,” “shrink-wrap” software license at a cost less than $100,000 per year) that is material to the Company and its Subsidiaries or any material IT Assets.

(c) Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(i) with respect to all Company Owned Intellectual Property, the Company or its Subsidiaries, as the case may be, exclusively own all right, title and interest in and to such Company Owned Intellectual Property (in each case, free and clear of any Liens except Permitted Liens);

(ii) other than as disclosed in Section 3.19(b) of the Company Disclosure Schedule and generally commercially available “off the shelf,” “shrink-wrap” software licensed at a cost less than $100,000 per year, the Company Owned Intellectual Property constitute all the Intellectual Property used by or necessary for the Company and its Subsidiaries in the conduct of their business;

(iii) the Company and its Subsidiaries have not granted licenses to Third Parties under Company Owned Intellectual Property;

(iv) the use and exploitation of Company Owned Intellectual Property, and the conduct of the business of the Company and its Subsidiaries, have not, and are not, infringing, misappropriating, or otherwise violating the Intellectual Property of any Person;

(v) the consummation of the transactions contemplated by this Agreement will not (A) alter, encumber, impair, make subject to a Lien (other than Permitted Liens) or extinguish any Company Owned Intellectual Property right or IT Assets; (B) impair the right of Surviving Corporation to use, sell, license or dispose of any Company Owned Intellectual Property; or (C) result in the Company, any of its Subsidiaries or, pursuant to a Contract to which the Company or any of its Subsidiaries is a party, Parent, granting to any Third Party any rights or licenses to any Intellectual Property or being bound by or subject to any non-compete or other restriction on the operation or scope of their respective businesses;

(vi) the Company and its Subsidiaries have exercised reasonable care to maintain the confidentiality of all Trade Secrets that are Company Owned Intellectual Property or of a Third Party where the Company or any Subsidiaries is under an obligation to keep such Trade Secrets confidential and, to the Knowledge of the Company, during the past 12 months, no such Trade Secrets have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by written confidentiality agreements, or to Third Parties under an obligation of confidentiality;

(vii) the IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no person has gained unauthorized access to the IT Assets; and

(viii) the Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

SECTION 3.20. Properties.

(a) Section 3.20(a) of the Company Disclosure Schedule contains a complete and correct list of the Company Owned Real Property and sets forth the street address, city and state of the Company Owned Real Property.

(b) Section 3.20(b) of the Company Disclosure Schedule contains a complete and correct list of the Material Company Leased Real Property and sets forth, with respect to each Material Company Leased Real Property, the street address and city and state of the Material Company Leased Real Property.

(c) Section 3.20(c) of the Company Disclosure Schedule contains a complete and correct list of all Company Owned Real Property with respect to which any Person other than the Company or its Subsidiaries has any right (whether by lease, sublease, license or otherwise) to use or occupy such Company Owned Real Property.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Schedule, (i) the Company or one of its Subsidiaries, as applicable, has good fee simple title to the Company Owned Real Property, free and clear of any Lien (other than Permitted Liens) and material defects in title, easements, restrictive covenants and similar encumbrances; (ii) the Company has not received any written notice of any material condemnation or eminent domain Proceedings or similar actions relating to any part of the Company Owned Real Property nor, to the Knowledge of the Company, is any such condemnation or eminent domain Proceeding or similar action threatened; and (iii) taken as a whole, all buildings and structures included within the Company Owned Real Property are adequate and suitable for the purposes for which they are presently being used or held for use.

(e)(i) Each Material Company Lease is in full force and effect, valid, and binding on the Company or its Subsidiaries, as applicable, and to the Knowledge of the Company, each other party thereto; (ii) none of the Company or any of its Subsidiaries, nor to the Knowledge of the Company, any other party thereto, is in material breach of or default under such Material Company Lease, and no event has occurred which, with notice, lapse of time or both, would constitute a material breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any Person thereunder; and (iii) true and complete copies of all Material Company Leases (including all modifications, amendments, supplements, material waivers and side letters thereto) to which the Company or any of its Subsidiaries is a party have been made available to Parent.

(f) All of the tangible personal property used in the business of the Company and its Subsidiaries, is either (i) owned by the Company or a Subsidiary of the Company, as applicable, or (ii) leased pursuant to valid leasehold interests, in each case, free and clear of any Liens (other than Permitted Liens), except, in the case of clause (i) or (ii), for such tangible personal property the failure of which to own or lease would not reasonably be expected to have a Material Adverse Effect on the Company. All of the tangible personal property of the Company and its Subsidiaries is in sufficiently good operating condition (allowing for ordinary wear and tear) and is suitable for its intended use by the Company and its Subsidiaries in the conduct of their respective businesses as currently conducted except where the failure of such tangible personal property to be in good operating condition or to be suitable for its intended use would not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 3.21. Environmental Matters. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company: (a) no notice, notification, demand, request for information, citation, summons or Order has been received, no complaint or decree has been filed, no penalty has been assessed, and as of the date of this Agreement, there is (i) no Proceeding pending, (ii) to the Knowledge of the Company, no investigation or inquiry pending or, (iii) to the Knowledge of the Company, no Proceeding, investigation or inquiry threatened, in each case by any Governmental Authority or other Person relating to the Company or any Subsidiary (or, to the Knowledge of the Company, any of their predecessors) and relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have been in compliance with all Environmental Laws and have obtained, are and have been in compliance with, and have made all appropriate and timely applications for renewal of, all Environmental Permits; (c) the Company and its Subsidiaries have no Knowledge of any presence or release of or exposure to Hazardous Substances or other condition reasonably expected to give rise to a requirement for investigation or remediation, violation of, or liability pursuant to any Environmental Laws and (d) there are no currently accrued liabilities of the Company or any of its Subsidiaries arising under or relating to any violation of any Environmental Law or any Hazardous Substance. The Company has made available to Parent copies of (a) all “Phase I” and “Phase II” reports obtained by the Company since January 1, 2008 for any real property currently or formerly owned or currently leased by the Company or any of its Subsidiaries (or any of their predecessors) and (b) all other similar material written environmental, health or safety assessments, audits or other material documents relating to the Company Owned Real Property or the Material Company Leased Real Property, in each case in the Company’s possession or reasonably available to it.

SECTION 3.22. Anti-takeover Statutes; Other Proposals.

(a) Assuming the accuracy of the representations and warranties made by Parent in Section 4.08, the Company has taken all action necessary to exempt or exclude the Merger, this Agreement and the transactions contemplated hereby from any “fair price”, “moratorium”, “control share acquisition”, “business combination” or similar antitakeover statue or regulation (including Sections 607.0901 and 607.0902) of Florida Law) enacted under Florida Law (collectively, the “Anti-Takeover Statutes”) and, accordingly, none of the restrictions in such Anti-Takeover statutes or any other antitakeover or similar statute or regulation applies to this Agreement, the Merger and the other transactions contemplated hereby.

(b) The Company represents that, effective October 10, 2012, the Company and its Subsidiaries, and their respective officers, directors, employees, investment bankers, attorneys, accountants, consultants and other authorized agents, advisors or representatives (collectively, “Representatives”) and Affiliates, ceased any and all discussions, activities or negotiations with any Person or Persons (other than Parent and Merger Subsidiary or their Representatives) that may have been ongoing at that time with respect to any Acquisition Proposal or seeking any Acquisition Proposal and, through the date hereof, none of them has conducted any such discussions, or engaged in any such activities or negotiations.

SECTION 3.23. Opinions of Financial Advisors. The Company Board has received, and Parent has been provided with copies of, the written opinion of Barclays Capital Inc. (“Barclays”), financial advisor to the Company, to the effect that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to holders of Company Common Stock entitled to receive the Merger Consideration, which such opinion, as of the date hereof, has not been withdrawn, rescinded or modified.

SECTION 3.24. Finders’ Fees. Except for Barclays and Morgan Joseph TriArtisan LLC, copies of the respective engagement agreements (including all amendments) of which have been provided to Parent prior to the execution of this Agreement, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

SECTION 3.25. Insurance. The Company has made available to Parent a list of all material insurance policies for which the Company or any of its Subsidiaries is a policyholder or which covers the business, operations, employees, officers, directors or assets of the Company or any of its Subsidiaries (the “Insurance Policies”). The Company and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as the Company reasonably believes, based on past experience, are adequate for the businesses and operations of the Company and its Subsidiaries (taking into account the cost and availability of such insurance). Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Insurance Policies are sufficient for compliance by the Company and its Subsidiaries with all Company Material Contracts. Section 3.25 of the Company Disclosure Schedule sets forth the amount per annum that the Company paid for its existing directors’ and officers’ insurance policies in respect of the current policy period.

SECTION 3.26. No Other Representations or Warranties. Except for the representations and warranties of the Company expressly contained in this Agreement, the Company expressly disclaims any other representations or warranties of any kind or nature, express or implied, including, as to liabilities, financial projections, future performance of the Company or its Subsidiaries, operations of the facilities, the title, condition, value or quality of the Company or its Subsidiaries or their respective assets. No exhibit to this Agreement, nor any other material or information provided by or communications made by the Company or any of its Affiliates or Representatives, whether in the Company Data Room, or in any information memorandum or otherwise, will cause or create any representation or warranty of the Company, express or implied, including as to the title, condition, value or quality of the Company or its Subsidiaries (except as otherwise set forth in the representations and warranties of the Company contained in this Agreement).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in Parent Disclosure Schedule, Parent represents and warrants to the Company that:

SECTION 4.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the States of Delaware and Florida, respectively, and has all corporate powers required to carry on its business as conducted as of the date hereof. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

SECTION 4.02. Corporate Authorization. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the Merger and the other transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) No vote of the holders of any of Parent’s capital stock is necessary to consummate the Merger and the other transactions contemplated by this Agreement.

(c) At a meeting duly called and held, the Board of Directors of Merger Subsidiary has unanimously (i) adopted and approved this Agreement and approved the Merger and (ii) directed that this Agreement be submitted to Parent, as the sole shareholder of Merger Subsidiary, and resolved to recommend the adoption and approval of this Agreement and the approval of the Merger to Parent, as the sole shareholder of Merger Subsidiary, as being in the best interests of Merger Subsidiary and Parent.

(d) At a meeting duly called and held, the board of directors of Parent (the “Parent Board”) has adopted and approved this Agreement and approved the Merger. No other vote or approval of Parent’s or Merger Subsidiary’s shareholders or of the Parent Board or the Board of Directors of Merger Subsidiary is necessary to consummate the Merger and the other transactions contemplated by this Agreement.

SECTION 4.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, filing with, or notice to any Governmental Authority, in each case by Parent and/or any of its Subsidiaries, other than (a) as disclosed in Section 4.03(a) of the Parent Disclosure Schedule, (b) the filing of the Articles of Merger with the Florida Secretary of State, (c) compliance with any applicable requirements of the HSR Act, (d) compliance with any applicable requirements of the 1934 Act, and any other applicable U.S. state or federal securities laws, (e) compliance with any requirements of the NYSE, and (f) any actions, filings or notices the absence of which has not had and would not reasonably be expected to materially delay or impair the ability of Parent or Merger Subsidiary to perform its material obligations or consummate the transactions contemplated by this Agreement.

SECTION 4.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of Parent or Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 4.03(a) through Section 4.03(e), contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) assuming compliance with the matters referred to in Section 4.03(a) through Section 4.03(e), require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any Contract binding upon Parent or any of its Subsidiaries or any Contract, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such contraventions, conflicts and violations referred to in clause (b), such failures to obtain any such consent or other action referred to in clause (c), and such defaults, terminations, cancellations, accelerations, changes, losses or Liens referred to in clauses (c) and (d), that has not had and would not reasonably be expected to have a Material Adverse Effect on Parent or materially delay or impair the ability of each of Parent and Merger Subsidiary to perform its obligations or consummate the transactions contemplated by this Agreement.

SECTION 4.05. Proxy Statement. The information supplied in writing by Parent and Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement, at the time the Proxy Statement is first sent or given to the holders of Company Common Stock and at the time of the Company Shareholder Meeting, will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

SECTION 4.06. Finders’ Fees. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

SECTION 4.07. Litigation. As of the date of this Agreement, there is (a) no Proceeding pending, (b) to the Knowledge of the Company, no investigation or inquiry pending or, (c) to the Knowledge of Parent, no Proceeding, investigation or inquiry threatened, in each case against Parent or Merger Subsidiary that challenges or seeks to enjoin the transactions contemplated by this Agreement.

SECTION 4.08. Ownership of Company Common Stock. Other than pursuant to this Agreement, neither Parent nor Merger Subsidiary is, and neither Parent nor Merger Subsidiary has been within the three years prior the date hereof, (i) the “beneficial owner” (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder) of any shares of Company Common Stock or an “interested shareholder” of the Company (as defined in Section 607.0901 of Florida Law), (ii) a party to any Contract, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock; or (iii) the holder, directly or indirectly, of the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the Company Board.

SECTION 4.09. Availability of Funds. Parent has cash available to it or has existing undrawn borrowing facilities available to it, and Parent will have as of the Effective Time cash available to it (including from borrowings under the Credit Agreement, as defined below), that are sufficient to enable Parent and Merger Subsidiary to make the payments required to be made by Parent and Merger Subsidiary at the Effective Time, including to pay in full all amounts contemplated to be paid under Article I and Section 7.06 . Exhibit No. 10 to Parent’s Form 8-K, filed with the SEC on November 28, 2011, as disclosed on the website “sec.gov,” sets forth a true, complete and correct copy of the executed Amended and Restated Credit Agreement, dated as of November 22, 2011, among Parent, the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A., Bank of America N.A., Citibank, N.A., and Wells Fargo Bank, National Association (the “Credit Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, the lenders party thereto have committed to lend the amounts set forth therein (the “Financing”) which may be used to fund the transactions contemplated by this Agreement. The Credit Agreement has not been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective agreements contained in the Credit Agreement have not been withdrawn, terminated or rescinded in any respect. There are no other agreements, side letters or arrangements to which Parent is a party relating to the Credit Agreement that could affect the availability of the Financing. The Credit Agreement constitutes the legally valid and binding obligation of Parent and, to the Knowledge of the Parent, the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). The Credit Agreement is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. Parent is not in breach of any of the terms or conditions set forth in the Credit Agreement, and no event has occurred which, with or without notice, lapse of time or both, would constitute a breach, default or failure to satisfy any condition precedent set forth therein. No lender has notified Parent of its intention to terminate the Credit Agreement or to not provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Credit Agreement. Parent has paid in full any and all commitment or other fees required by the Credit Agreement that are due as of the date hereof. Parent has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to Parent on the Closing Date. Parent understands and acknowledges that under the terms of this Agreement, Parent’s and Merger Subsidiary’s obligations to consummate the Merger are not in any way contingent upon or otherwise subject to Parent’s or Merger Subsidiary’s consummation of any financing arrangements, Parent’s or Merger Subsidiary’s obtaining of any financing, or the availability, grant, provision or extension of any financing to Parent or Merger Subsidiary.

SECTION 4.10. No Other Representations or Warranties. Except for the representations and warranties of Parent expressly contained in this Agreement, Parent expressly disclaims any other representations or warranties of any kind or nature, express or implied, including as to liabilities, financial projections, future performance of Parent or its Subsidiaries, operations of the facilities, the title, condition, value or quality of Parent or its Subsidiaries or their respective assets. No exhibit to this Agreement, nor any other material or information provided by or communications made by Parent or any of its Affiliates or Representatives, in any information memorandum or otherwise, will cause or create any representation or warranty of Parent, express or implied, including as to the title, condition, value or quality of Parent or its Subsidiaries.

ARTICLE 5

COVENANTS OF THE COMPANY

SECTION 5.01. Conduct of the Company. From the date of this Agreement and to the fullest extent permitted by Applicable Law or Order until the Effective Time, except as expressly contemplated by this Agreement or set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course consistent with past practice and in compliance with all material Applicable Law and all material authorizations from Governmental Authorities, (ii) use its commercially reasonable efforts to preserve intact in all material respects its present business organization in a manner consistent with past practice, maintain in effect all material Company Permits, keep available the services of its directors, officers and key employees in a manner consistent with past practice and maintain satisfactory relationships with its material customers, lenders, suppliers and others having material business relationships with it and (iii) (a) prepare and file on or before the due date therefore all material Tax Returns required to be filed by the Company or any Subsidiary (except for any Tax Return for which an extension has been granted) on or before the Closing Date, and (b) pay all material Taxes (including estimated Taxes) due on such Tax Returns (or due with respect to Tax Returns for which an extension has been granted) or which are otherwise required to be paid at any time prior to the Closing Date. Without limiting the generality of the foregoing, except (A) as otherwise expressly contemplated by this Agreement, (B) as set forth in Section 5.01 of the Company Disclosure Schedule or (C) with Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed with respect to clauses (a)(but only with respect to the Company’s bylaws), (j), (k), (l), (q), (r), (s) or any agreement, resolution or commitment to undertake any such aforementioned actions), the Company shall not, and shall not permit any of its Subsidiaries to:

(a) amend its Organizational Documents (whether by merger, consolidation or otherwise);

(b)(i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or make any other distribution (whether in cash, stock, property or any combination thereof) in respect of any shares of Company Securities or Company Subsidiary Securities (other than dividends or distributions by any of its wholly-owned Subsidiaries), or (iii) redeem, repurchase, cancel or otherwise acquire or offer to redeem, repurchase, or otherwise acquire, any shares of Company Securities or Company Subsidiary Securities, other than the cancellation of Company Stock Options in connection with the exercise thereof or as contemplated by Section 5.09;

(c)(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of any shares of the Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or as contemplated by Section 5.09 or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)(i) acquire (including by merger, consolidation, or acquisition of stock or assets) any equity interest or any material assets of any Person (other than equity interests or material assets of a corporation, partnership, other business organization or division thereof with operating income, for consideration, individually or in the aggregate, of up to $500,000), (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(e) except for its sleep diagnostic business, sell, lease, license or otherwise dispose of any Subsidiary or any material assets, securities or property;

(f) create or incur any Lien on any material asset other than Permitted Liens;

(g) make any loan, advance or investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any Person other than (i) advances to non-executive employees of the Company in the ordinary course of business in an aggregate amount to exceed $25,000 or (ii) loans or advances to, or investments in, its wholly-owned Subsidiaries;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any material indebtedness for borrowed money or guarantees thereof other than indebtedness incurred by the Company or any of its Subsidiaries under the Company Credit Facilities in the ordinary course of business consistent with past practices (i) up to $235,200,000 of term loan indebtedness under the First Lien Credit Facility, (ii) up to $40,000,000 of revolving indebtedness under the First Lien Credit Facility, (iii) up to $75,000,000 of term loan indebtedness under the Second Lien Credit Facility or (iv) as reflected on the Company Balance Sheet;

(i) amend or change the Company Credit Facilities other than amendments or changes that are not materially adverse to the Company and its Subsidiaries and do not require the payment of any material consent, waiver, amendment or other fee;

(j) other than a Contract with a physician that will be either an employee or an independent physician affiliate of the Company, (i) enter into any Contract that would have been a Company Material Contract were the Company or any of its Subsidiaries a party or subject thereto on the date of this Agreement, (ii) enter into, or assume the rights of, any Contract with a management service organization or a provider service network; or (iii) terminate or amend in any material respect any Company Material Contract or waive any material right thereunder;

(k) terminate, suspend, abrogate, amend or modify in any material respect any material Company Permit;

(l) abandon, cancel or allow to lapse or fail to maintain or protect any material registered Company Owned Intellectual Property, provided, however, that the foregoing shall not be construed as an acknowledgement that the Company owns any material registered Company Owned Intellectual Property;

(m) except as required by Applicable Law or existing Employee Plans as in effect on the date hereof (i) grant or increase any severance or termination pay to (or amend any existing arrangement with) any of their respective directors, officers, employees or independent contractors; (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement; (iii) enter into any plan, program, policy, Contract, arrangement or agreement that would be an Employee Plan if in existence on the date hereof or otherwise amend, modify or terminate any Employee Plan (except as expressly required by Section 1.05); (iv) establish, adopt or amend (except as required by Applicable Law) any collective bargaining arrangement; (v) increase the compensation, bonus or other benefits payable to any of their respective Employees, except in the ordinary course of business consistent with past practice; (vi) hire any non-physician employee with an annual base salary in excess of $125,000; or (vii) hire any physician employee (in his or her capacity as a physician) with an annual base salary in excess of $200,000, provided, however, that the Company shall be permitted to replace an employee who leaves the Company (a “Replaced Employee”) with a new employee at a salary equal to or less than the salary of the Replaced Employee at the time of the Replaced Employee’s departure from the Company;

(n) make any material change in any method of accounting or accounting principles or practice, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X promulgated by the SEC, as approved by its independent registered public accounting firm;

(o) make, change, or rescind any election relating to material Taxes, settle or compromise any material claim relating to Taxes, or, except as required by Applicable Law, amend any material Tax Return;

(p) subject to Section 5.04, settle, or offer or propose to settle, any Proceeding involving or against the Company or any of its Subsidiaries, other than settlements or offers or proposals to settle Proceedings that (i) result in payments, individually or in the aggregate, by the Company of less than $500,000, exclusive of any settlement costs covered by insurance and (ii) do not implicate or otherwise affect any Company Permit or otherwise materially and adversely affect the Company and its Subsidiaries or, after the Closing Date, adversely affect Parent and its Subsidiaries (other than the Company and its Subsidiaries);

(q) enter into any Material Company Lease or terminate or surrender any existing Material Company Lease, in respect of any Material Company Real Property other than extensions of existing Material Company Leases in the ordinary course of business consistent with past practice;

(r) acquire any real property or dispose of, by sale or otherwise, any Company Owned Real Property in transaction involving consideration, or any Company Owned Real Property having a fair market value, individually or in the aggregate, in excess of $500,000;

(s) amend, modify or extend any Material Company Lease in respect of any Material Company Real Property in any material respect or in any manner which would impose on the Company or any of its Subsidiaries a material financial obligation thereunder that does not currently exist;

(t) except as provided in Section 7.01(d), convene any regular (except to the extent required by Applicable Law or Order) or special meeting (or any adjournment thereof) of the shareholders of the Company; or

(u) change its fiscal year, its independent registered public accounting firm or its legal or tax status;

(v) commence any bankruptcy, liquidation, dissolution or similar proceeding;

(w) enter into any new line of business or expand the business into any county in which such business is not conducted on the date of this Agreement;

(x) waive or amend any of the rights of the Company or any of its Subsidiaries under any non-competition provision or any standstill, confidentiality or similar provision; or

(y) agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall be deemed to give, directly or indirectly, Parent the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.02. No Solicitation; Other Offers.

(a) The Company shall and shall cause each of its Subsidiaries and each of their respective Affiliates and Representatives to promptly request any such Person or Persons (other than Parent and Merger Subsidiary or their Representatives) with whom there have been any such discussions, activities or negotiations regarding an Acquisition Proposal at any time to promptly return or destroy all confidential information concerning the Company and its Subsidiaries in accordance with the applicable confidentiality agreement between the Company and such Person. Subject to the provisions of this Section 5.02, the Company shall not and shall cause each of its Subsidiaries not to, and shall direct the Company’s and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly facilitate, or knowingly encourage, the making, submission or public announcement of any inquiry, proposal or offer that constitutes, or would reasonably be expected to constitute, an Acquisition Proposal, (ii) participate in any discussions or negotiations or otherwise cooperate regarding an Acquisition Proposal with, or furnish any nonpublic information regarding an Acquisition Proposal to, any Person that has made an Acquisition Proposal, except that the Company and its Representatives shall be entitled to notify such Person as to the existence of the provisions of this Section 5.02, (iii) enter into any written letter of intent, agreement, contract or agreement in principle regarding an Acquisition Proposal (except for confidentiality agreements permitted under Section 5.02(d), an “Alternative Acquisition Agreement”)), (iv) take any action to make the provisions of any Anti-Takeover Statute inapplicable to any transaction contemplated by an Acquisition Proposal, (v) terminate, amend, release, modify or fail to enforce any provision of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement entered into by the Company in respect of or in contemplation of an Acquisition Proposal or (vi) publicly propose to do any of the foregoing (in each case other than disclosure of and compliance with the terms of this Agreement).

(b) From and after the date of this Agreement, the Company shall promptly notify Parent in writing after the Company or any of its Subsidiaries has received any request for discussions or negotiations, or any request for access to the properties or books and records of the Company or any of its Subsidiaries, of which the Company or any of its Subsidiaries or any of their respective Representatives is or has become aware, or any request for information relating to the Company or any of its Subsidiaries, in each case, in connection with an Acquisition Proposal or any proposal, inquiry, offer or request relating to or constituting an Acquisition Proposal. Such notice to Parent shall indicate the identity of the Person making such proposal or request and the material terms and conditions of such proposal, if any. Following the date hereof, the Company shall promptly advise Parent (and in any event within 24 hours) of any material developments, discussions or negotiations regarding any Acquisition Proposal (whether made before or after the date hereof) or any material change to the financial or other terms of any such Acquisition Proposal.

(c) Except as expressly permitted by or otherwise set forth in this Section 5.02, the Company Board shall not (i)(A) fail to include the Company Board Recommendation in the Proxy Statement, (B) change, qualify, withdraw or modify, or publicly propose to change, qualify, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation or (C) adopt, approve or recommend, or publicly propose to approve or recommend, to the shareholders of the Company, an Acquisition Proposal or (D) enter into any agreement, contract or agreement in principle requiring the Company to abandon, terminate or breach its obligations under this

Agreement (such actions prohibited by this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize, cause or permit the Company or any Subsidiary of the Company to enter into any Alternative Acquisition Agreement.

(d) Notwithstanding anything in this Section 5.02 to the contrary, at any time prior to obtaining the Company Shareholder Approval:

(i) if (A) the Company receives a written bona fide Acquisition Proposal which the Company Board determines in good faith, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), is or would reasonably be expected to result in a Superior Proposal and (B) the Company has not breached in any material respect Section 5.02(a), the Company may take the following actions: (x) furnish nonpublic information to the Third Party making such Acquisition Proposal, if, and only if, prior to so furnishing such information, the Company receives from the Third Party an executed confidentiality agreement having provisions as to confidential treatment of information that are substantially similar to the confidentiality provisions of the Confidentiality Agreement (and does not omit restrictive provisions contained in the Confidentiality Agreement); provided, however, that the Company shall as promptly as practicable provide to Parent any nonpublic information concerning the Company and its Subsidiaries that is provided to a third party given such access which was not previously provided to Parent or its Representatives, and (y) engage in discussions or negotiations with the Third Party with respect to the Acquisition Proposal; provided, however, that the Company shall as promptly as practicable provide to Parent a copy of any Acquisition Proposal made to the Company or any of its Subsidiaries; and

(ii) in response to an Acquisition Proposal, the Company Board may effect a Company Adverse Recommendation Change but only if prior to taking any such action:

(1) the Company Board determines in good faith, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that such Acquisition Proposal is a Superior Proposal (taking into account any adjustment or revisions offered by Parent and intended to be binding on Parent and Merger Subsidiary in response to such Acquisition Proposal (including pursuant to clause (3) below));

(2) the Company has given Parent at least four Business Days’ prior written notice of its intention to effect a Company Adverse Recommendation Change (the “Negotiation Period”) and has contemporaneously provided to Parent a copy of such Superior Proposal and each of the relevant proposed transaction agreements to be entered into by the Company with the Third Party making such Superior Proposal; and

(3) during the Negotiation Period, the Company has negotiated in good faith with Parent to the extent Parent notifies the Company that it wishes to negotiate, to enable Parent to revise the terms of this Agreement, and either (x) prior to the expiration of the Negotiation Period, Parent shall not have offered an amendment intended to be binding on Parent and Merger Subsidiary to the terms of this Agreement, or (y) if Parent within such period shall have offered an amendment intended to be binding on Parent and Merger Subsidiary to the terms of this Agreement, the Company Board, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), shall have determined in good faith that the Third Party’s Acquisition Proposal remains a Superior Proposal with respect to Parent’s revised proposal; provided, however, that each time material modifications to the material terms of an Acquisition Proposal determined to be a Superior Proposal are made, the Negotiation Period shall be extended for two Business Days after written notification of such change to Parent shall have been provided (which notification shall include a copy or description of the Superior Proposal with such material modifications); and

(4) the Company shall not have breached in any material respect this Section 5.02;

in which event, following the satisfaction of each of the foregoing clauses (1) through (4), the Company may terminate this Agreement pursuant to Section 9.01(g); provided, however, that prior to or concurrent with such termination the Company shall have entered into a definitive agreement with respect to such Superior Proposal and paid Parent the Termination Fee and Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) pursuant to the provisions of Section 10.04(b)(v).

(e) Notwithstanding anything in this Section 5.02 to the contrary, at any time prior to obtaining the Company Shareholder Approval, other than in connection with an Acquisition Proposal, the Company Board may effect a Company Adverse Recommendation Change in response to an Intervening Event, but only if prior to taking any such action:

(i) the Company Board determines in good faith, after consultation with its outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that the failure of the Company Board to make a Company Adverse Recommendation Change in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under Applicable Law (taking into account any adjustment or revisions proposed by Parent (including pursuant to clause (iii) below));

(ii) the Company Board has given Parent at least three Business Days’ prior written notice of its intention to take such action, which notice shall specify in detail the basis for the Company Adverse Recommendation Change;

(iii) during such three Business Day period, the Company has negotiated, in good faith with Parent (to the extent Parent notifies the Company that it wishes to negotiate), to enable Parent to revise the terms of this Agreement in such a manner that would enable the Company Board to determine in good faith that, irrespective of the occurrence of the Intervening Event, the failure to make a Company Adverse Recommendation Change would no longer be inconsistent with the directors’ fiduciary duties under Applicable Law; and

(iv) following such three Business Day period, the Company shall have determined in good faith, after consultation with its nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that the revisions to this Agreement offered by Parent pursuant to the foregoing clause (iii) would not obviate the need for the Company Board, in accordance with the directors’ fiduciary duties under Applicable Law, to make a Company Adverse Recommendation Change in response to the occurrence of such Intervening Event.

(f) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the 1934 Act (so long as any disclosure made or action taken is consistent with Section 5.02), or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder or (ii) making any disclosure to its shareholders if the Company Board determines in good faith, after consultation with the Company’s outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel), that the failure of the Company Board to make such disclosure consistent with Section 5.02 would be inconsistent with the directors’ fiduciary duties under Applicable Law.

SECTION 5.03. Access to Information; Confidentiality.

(a) From the date of this Agreement until the Effective Time and subject to Applicable Law, the Company shall, and shall cause its Subsidiaries to, upon reasonable notice and request, (i) give to Parent and its Representatives reasonable access during normal business hours to its offices, properties, books and records, (ii) furnish to Parent and its Representatives, such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that all such notices or requests by Parent and its Representatives shall be made directly to the Chief Financial Officer of the Company or his designees. Any investigation pursuant to this Section 5.03 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing contained in this Section 5.03 shall, prior to the Effective Time, require the Company to take any action that would, in the good faith judgment of the Company, constitute a waiver of the attorney-client, work product or similar privilege or trade secret protection held by the Company or any of its Subsidiaries or violate confidentiality obligations owing to Third Parties; provided, however, that the Company shall make a good faith effort to accommodate any request from Parent and its Representatives for access or information pursuant to this Section 5.03 in a manner that does not result in such a waiver or violation (including by entering into joint defense or similar agreements with respect thereto).

(b) All information furnished pursuant to this Section 5.03 shall be subject to that certain Confidentiality Agreement, dated as of July 18, 2011 between Parent and the Company (the “Confidentiality Agreement”). The parties acknowledge and agree that nothing in the Confidentiality Agreement shall be deemed to restrict Parent from engaging in discussions and negotiations or making proposals as contemplated by Section 5.02(d) and Section 5.02(e).

SECTION 5.04. Shareholder Litigation. The Company shall give Parent the opportunity to consult with the Company (and the Company shall give due consideration to Parent’s advice) regarding the defense or settlement of any shareholder litigation against the Company and/or its officers or directors relating to this Agreement and the transactions contemplated hereunder and the Company shall keep Parent reasonably informed with respect to the status of, and any material developments in, any such litigation. The Company shall not settle any such litigation prior to such consultation and consideration and without Parent’s prior written consent (which such consent shall not be unreasonably withheld, delayed or conditioned with respect to any settlement of such litigation that solely involves a cash payment by the Company); provided, however, that such consent shall not be required with respect to any settlement of such litigation that solely involves a cash payment by the Company if such cash payment is made by the Company using only proceeds of one or more of its insurance policies (taking into account applicable deductibles payable by the Company).

SECTION 5.05. Real Estate Matters. Parent, at its sole discretion and expense, may order preliminary title reports from one or more nationally recognized title companies (the “Title Companies”) with respect to any of the Company Owned Real Property (the Company Owned Real Property covered by such reports being referred to herein as the “Titled Property”). The Company, at no expense to the Company, shall use commercially reasonable efforts in connection with Parent’s efforts to obtain title insurance policies pursuant thereto, including, by providing customary affidavits and indemnities as are required by the Title Companies and in a form reasonably acceptable to the Company for the deletion or modification of standard or printed exceptions regarding construction liens, parties in possession and unrecorded title matters so as to remove the “gap” in any title insurance policies issued pursuant thereto, that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions in the state or province in which the Titled Property is located. Such cooperation shall include providing Parent and the Title Companies copies of, with respect to Titled Property, reasonably requested existing surveys, existing title commitments and title insurance policies, to the extent the same are in the possession of the Company or its Subsidiaries and to the extent the same are not publicly available. Neither the Company nor its Subsidiaries shall have any obligation to cure any title matters.

SECTION 5.06. D&O Insurance. Prior to the Effective Time, the Company shall purchase prepaid six-year officers’ and directors’ “tail” liability policies (“D&O Insurance”) on terms and conditions that are substantially similar to the Company’s existing officers’ and directors’ liability policies and providing coverage benefits that are not materially more or less favorable to the Indemnified Persons than the Company’s current such policy; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed 350% of the current annual premium paid by the Company for its existing officers’ and directors’ liability policy (the “Maximum Amount”); provided, further, however, that if the cost of the D&O Insurance exceeds the Maximum Amount, the Company shall purchase as much comparable insurance as is available for the Maximum Amount. The D&O Insurance shall be placed through Willis Group Holdings or its Affiliates. In addition, the Company shall cooperate with Parent to enable Parent to purchase “tail” coverage for professional liability and other similar insurance policies of the Company and its Subsidiaries to be placed through such brokers and with such insurance carriers as may be specified by Parent.

SECTION 5.07. Rule 16b-3. The Company shall, and shall be permitted to, take all actions to cause any dispositions of equity securities of the Company by each individual who is a director or officer of the Company, and who would otherwise be subject to Rule 16b-3 under the 1934 Act, to be exempt under Rule 16b-3 under the 1934 Act.

SECTION 5.08. Company Board of Directors. Prior to the Closing, the Company shall obtain the resignation of each of the officers and directors of the Board of Directors of each of the Company’s Subsidiaries effective upon the Effective Time.

SECTION 5.09. Series A Preferred Stock. Prior to the Effective Time, the Company shall cause the Series A Preferred Stock to be cancelled (by way of redemption, repurchase, conversion or other action of substantially similar effect); provided, however, that the Company shall not, without the prior written consent of Parent, (a) pay more than an amount per share in cash equal to the sum of (i) $105 per share of Series A Preferred Stock plus (ii) all accrued and unpaid dividends thereon, or (b) issue more than the number of shares of Company Common Stock issuable upon conversion of the Series A Preferred Stock in accordance with the terms of the Series A Articles of Amendment; provided, further, however, that notwithstanding the foregoing, (i) the Company shall be deemed to have redeemed all outstanding shares of Series A Preferred Stock if, at least ten trading days prior to the Effective Time, the Company provides notice of such redemption to the holders of the Series A Preferred Stock (the “Series A Holders”) in accordance with Article VI of the Company’s bylaws, the Company complies with Section 607.0721 of Florida Law in connection with such redemption and a sum sufficient to redeem such shares has been deposited with a bank, trust company, or other financial institution upon an irrevocable obligation to pay the Series A Holders the redemption price upon surrender of the shares and (ii) in the event that any Series A Holder is unable to provide the Company with a stock certificate or other satisfactory evidence of ownership of any shares of Series A Preferred Stock, payment of the redemption price or the repurchase price, as the case may be, for any shares of Series A Preferred Stock held by such Series A Holder may be made upon receipt of an indemnity bond in an amount per share and form satisfactory to the Company (which in no event will be less than the amount to be received by such Series A Holder upon redemption or repurchase in accordance with this Section 5.09). If and to the extent cancellation of any shares of Series A Preferred Stock is made by other action of substantially similar effect as repurchase or redemption, the provisions of subsection (ii) of the proviso above, or other action of substantially similar effect, shall apply if appropriate.

ARTICLE 6

COVENANTS OF PARENT

SECTION 6.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement.

SECTION 6.02. Director and Officer Liability.

(a) For six years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless each current and former officer and director of the Company and its Subsidiaries (each, together with such Person’s heirs, executors or administrators, an “Indemnified Person”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, arbitration, proceeding or investigation to each Indemnified Person to the fullest extent permitted by Applicable Law; provided, however, that any advancement of fees and expenses shall be conditioned upon the Surviving Corporation’s receipt of an undertaking by or on behalf of the Indemnified Person to repay such advanced amounts if it shall be ultimately determined by final judgment of a court of competent jurisdiction that the Indemnified Person is not entitled to be indemnified pursuant to this Section 6.02(a)), judgments, fines, losses, claims, damages, liabilities and/or amounts paid in settlement in connection with any actual or threatened claim, action, suit, arbitration, proceeding or investigation in respect of or arising out of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time and by reason of the fact that the Indemnified Person is or was a director, officer, employee, or agent of the Company or any of its Subsidiaries or is or was serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, in each case to the fullest extent permitted by Applicable Law. In the event of any such action, Parent and the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such action;.

(b)(i) All rights in existence under the Company’s and its Subsidiaries’ Organizational Documents in effect on the date of this Agreement regarding elimination of liability of directors, indemnification and exculpation of officers, directors and employees and advancement of expenses to them for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time and (ii) any indemnification agreement in effect on the date of this Agreement between one or more Indemnified Persons, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that is set forth on Section 6.02(b) of the Company Disclose Schedule, in each case, shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall not be modified or amended, in a manner adverse to any Indemnified Person; in the case of clause (i), for a period of six years from the Effective Time; it being understood that nothing in this sentence shall require any amendment to the Organizational Documents of the Surviving Corporation or any such indemnification agreement; provided, however, that, in the case of clauses (i) and (ii), that any such elimination of liability or exculpation provisions shall be subject to any limitations imposed from time to time under Applicable Law.

(c) If Parent, the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or the Surviving Corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.02.

(d) The rights of each Indemnified Person under this Section 6.02 shall be in addition to any rights such Person may have under the Organizational Documents of the Company or any of its Subsidiaries, or under any Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

SECTION 6.03. Certain Prohibited Actions. Prior to the Closing, neither Parent nor Merger Subsidiary shall, directly or indirectly, (a) become the beneficial owner of 20% or more of the voting securities of the Company, or (b) acquire the power to, directly or indirectly, by contract or otherwise, cause the appointment or election of 25% or more of the directors to the Company Board.

SECTION 6.04. Financing. Parent and Merger Subsidiary shall use their commercially reasonable efforts to take all actions and to do all things necessary or advisable, after taking in account the cash of Parent to be used to make the payments required to be made by Parent and Merger Subsidiary at the Effective Time, to draw down borrowings under the Credit Agreement at the Effective Time in an amount sufficient to make the payments required to be made by Parent and Merger Subsidiary at the Effective Time, including using commercially reasonable efforts to (i) maintain in effect the Credit Agreement; (ii) to the extent within their control, satisfy on a timely basis all of the conditions precedent set forth in the Credit Agreement; and (iii) execute and deliver any documentation required by the Credit Agreement to make such borrowings. Parent shall give the Company prompt notice of any material breach or threatened material breach by any party to the Credit Agreement of which Parent becomes aware. Without limiting Parent’s and Merger Subsidiary’s other obligations under this

Section 6.04, if a breach of the Credit Agreement occurs, Parent shall (A) promptly notify the Company of such breach and (B) use commercially reasonable efforts to cure such breach or obtain alternative financing in an amount (if any) necessary to make the payments to be made by Parent and Merger Subsidiary at the Effective Time, as promptly as practicable following the occurrence of such event. Parent shall not agree to any material amendment, replacement, reduction, supplement, or other modification of, or waive any of its material rights under, the Credit Agreement, if such amendment, replacement, supplement or other modification or waiver would reasonably be expected to prevent, materially delay, or materially impede the borrowings under the Credit Agreement (or would add any material additional conditions to the availability of such borrowings).

ARTICLE 7

COVENANTS OF PARENT AND THE COMPANY

SECTION 7.01. Proxy Statement; Company Shareholder Meeting.

(a) As soon as practicable following the date of this Agreement, but in no event no later than ten Business Days after the date of this Agreement, the Company shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”), to be sent to the holders of Company Common Stock relating to the meeting of such holders to be held for the purpose of obtaining the Company Shareholder Approval (the “Company Shareholder Meeting”). The Proxy Statement shall comply as to form, in all material respects, with the applicable provisions of the 1934 Act, and shall be in form and substance reasonably satisfactory to Parent prior to filing. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the SEC notifies the Company that the SEC has no further comments to the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent and its counsel the reasonable opportunity to review and comment thereon, which such comments shall be given reasonable and good faith consideration by the Company. The Company shall (i) notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement and (ii) provide Parent with a reasonable opportunity to review and comment on the Company’s proposed response to any such comments from the SEC and its staff (to which reasonable and good faith consideration shall be given by the Company). The Company will advise Parent, promptly after it receives notice of the time when the SEC has cleared the Proxy Statement for mailing. If at any time prior to the Company Shareholder Meeting, any information in the Proxy Statement (other than information that is supplied in writing by Parent or Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement) is discovered by the Company to contain any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly notify Parent and the Company shall promptly file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by Applicable Law, disseminate the information contained in such amendment or supplement to the shareholders of the Company.

(b) Parent shall supply, or cause to be supplied, any such information relating to Parent and Merger Subsidiary required under the 1934 Act and SEC rules and regulations promulgated thereunder to be set forth in the Proxy Statement requested in writing by the Company within two Business Days of its receipt of such request.

(c) If at any time prior to the Company Shareholder Meeting, any information that is supplied in writing by Parent or Merger Subsidiary, or their counsel, specifically for inclusion in the Proxy Statement, should be discovered by Parent to contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company in writing of the changes that should be made to such information, and the

Company shall promptly file an appropriate amendment or supplement to reflect such changes and, to the extent required by Applicable Law, disseminate the information contained in such amendment or supplement to the shareholders of the Company.

(d) The Company shall, not later than five calendar days prior to the date on which it expects to mail to shareholders the definitive Proxy Statement, duly call and give notice of, and as soon as reasonably practicable thereafter (which shall be no more than thirty (30) days after the mailing of the Proxy Statement (unless Parent shall consent to a later date)), convene and hold the Company Shareholder Meeting in accordance with Applicable Law and the Organizational Documents of the Company for the purpose of obtaining the Company Shareholder Approval. Subject to the right of the Company Board to make a Company Adverse Recommendation Change in accordance with Section 5.02(d) or Section 5.02(e), the Company shall use its commercially reasonable efforts (including, subject to the Company Board’s exercise of its fiduciary duties, postponing or adjourning the Company Shareholder Meeting to make any communication permitted by this Agreement or to obtain a quorum or to solicit additional proxies) to obtain the Company Shareholder Approval. Subject to Section 5.02(d) or Section 5.02(e), the Company Board shall include the Company Board Recommendation in the Proxy Statement. At such Company Shareholder Meeting, the Company agrees that it shall not submit to the vote of the shareholders of the Company any matters other than matters which relate to the approval of this Agreement and the Merger and the adoption of this Agreement and such other matters as may be required under Applicable Law to be considered at such meeting or otherwise reasonably approved by Parent.

SECTION 7.02. Commercially Reasonable Efforts; Antitrust Filings.

(a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate in the most expeditious manner possible the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (ii) taking all appropriate actions, and doing, or causing to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement, including using their commercially reasonable efforts to obtain and maintain all approvals, consents, registrations, permits, licenses, certificates, variances, exemptions, orders, franchises, authorizations and other confirmations of all Governmental Authorities or other Third Parties that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to fulfill the conditions to the transactions contemplated by this Agreement, (iii) defending any Proceedings, investigations or inquiries threatened or commenced by any Governmental Authority relating to the transactions contemplated by this Agreement, including seeking to have any stay, temporary restraining order or preliminary injunction entered by any Governmental Authority vacated or reversed, and (iv) cooperating to the extent reasonable with the other parties hereto in their efforts to comply with their obligations under this Agreement.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within seven Business Days after the date of this Agreement and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to use their commercially reasonable efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(c) In addition, each of Parent and the Company shall use their respective commercially reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorizations relating to the HSR Act that are required for the consummation of the transactions contemplated by this Agreement, which efforts shall include taking all such reasonable actions and doing all such things reasonably necessary to (i) resolve any objections, if any, as any Governmental Authority may assert under Section 7 of the Clayton Act or similar US antitrust or competition laws with respect to the transactions contemplated by this Agreement and (ii) avoid or eliminate each and every impediment under the HSR Act that may be asserted by any Governmental Authority so as to enable the transactions contemplated by this Agreement to be consummated as soon as possible after the date hereof, including for purposes of the preceding clauses (i) and (ii), such reasonable undertakings and commitments as may be reasonably requested by any Governmental Authority, in sufficient time to allow the conditions to the Merger to be satisfied on or before the End Date. Notwithstanding the foregoing or any other provision to the contrary in this Agreement, nothing contained in this Agreement shall require or obligate the Company, Parent or any of their respective Affiliates to: (i) in the event that an administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority or private party challenging the transactions contemplated by this Agreement, agree to defend any such action or actions, or (ii) agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or other assets of Parent, the Company or any of their respective Subsidiaries, or any interest or interests therein.

(d) Parent and the Company will promptly inform the other of any communication from any Governmental Authority with respect to the HSR Act that is substantive in nature, and consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted by either of them in connection with any investigation by any Governmental Authority of the Merger or legal proceeding that is substantive in nature related to the Merger. In addition, except as may be requested by any Governmental Authority or prohibited by any Applicable Law, in connection with any investigation or legal proceeding relating to the HSR Act to which either Parent or the Company is a party, each of Parent and the Company will provide prompt notice of and permit authorized representatives of the other party to be present at each meeting or conference relating to any such investigation or legal proceeding and to be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Authority that is substantive in nature in connection with any such investigation or legal proceeding.

(e) Notwithstanding anything in this Agreement to the contrary, Parent shall be responsible for any and all filing fees with respect to the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby.

(f) Parent and the Company shall jointly determine strategy, subject to mutual consultation with each other, in connection with all matters relating to the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby and the expiration of waiting periods.

SECTION 7.03. Certain Filings.

(a) The Company and Parent shall cooperate with one another (i) in connection with the applications and notices for the consents required that are listed in Section 3.03(a) of the Company Disclosure Schedule and Section 4.03(c) of the Parent Disclosure Schedule, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Each of Parent and the Company shall promptly notify the other party of any notice or other communication that is substantive in nature it or any of its Subsidiaries receives from any Governmental Authority or any Third Party relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any Governmental Authority or Third

Party and shall provide each other with copies of all correspondence, filings or communications between them or any of their Representatives and any Governmental Authority or Third Party. Neither Parent nor the Company shall agree to participate in any meeting with any Governmental Authority or Third Party in respect of any such filings, investigation or other inquiry that is substantive in nature unless it consults with the other party in advance and, unless the other party is requested by such Governmental Authority not to attend or such attendance is prohibited by Applicable Law, gives the other party the opportunity to attend and participate at such meeting.

(c) Matters relating to the Proxy Statement shall be governed by Section 7.01 and not this Section 7.03. Matters relating to the HSR Act shall be governed by Section 7.02 and not this Section 7.03.

SECTION 7.04. Public Announcements. The initial press release concerning the Merger, this Agreement and the transactions contemplated hereby shall be a joint press release in the form attached hereto as Exhibit A. Following the issuance of such initial press release and prior to the Effective Time, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, Parent and the Company shall, to the extent practicable, consult with each other, and give each other the opportunity for review and comment on any applicable materials, before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before such consultation and opportunity to review and comment; provided, however, that the restrictions set forth in this Section 7.04 shall not apply to any release, public statement, press conference or conference call in connection with any dispute between the Company and Parent regarding the Merger, this Agreement or the transactions contemplated hereby.

SECTION 7.05. Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use its commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law and the rules and regulations of the NYSE to enable the de-listing by the Surviving Corporation of the Company Common Stock from the NYSE and the deregistration of the Company Common Stock under the 1934 Act as promptly as practicable after the Effective Time.

SECTION 7.06. Company Credit Facilities.

(a) The Company shall use commercially reasonable efforts to negotiate one or more payoff letters from the agents under the Company Credit Facilities, in customary form reasonably acceptable to Parent, with respect to any and all obligations of the Company and its Subsidiaries under the Company Credit Facilities (collectively, the “Company Indebtedness”) which one or more payoff letters shall (i) indicate the total amount required to be paid to fully satisfy all principal and interest as well as any prepayment premiums, make whole amounts, penalties, breakage costs or similar obligations related to such Company Indebtedness as of the anticipated Closing Date (and daily accrual thereafter) (the “Payoff Amounts”) and (ii) state that all liens and all guarantees in connection therewith relating to the assets of the Company or any Subsidiary of the Company shall be, upon the payment of the Payoff Amounts on the Closing Date, released and terminated; provided, however, in the case of clauses (i) and (ii) of this Section 7.06(a), other than in respect of obligations that customarily continue subsequent to the satisfaction of amounts then outstanding under credit facilities on the Closing Date (the payoff letters described in this sentence being referred to as the “Payoff Letters”). The Company shall use its commercially reasonable efforts to deliver a copy of the Payoff Letters to Parent no less than two Business Days prior to the Closing Date. The Company shall, and shall cause its Subsidiaries to, deliver all notices and take all other reasonable actions requested by Parent to facilitate the termination of commitments under the Company Credit Facilities, effective as of immediately after the Effective Time, the repayment in full of all obligations then outstanding thereunder (using funds provided by Parent) and the release of all encumbrances and termination of all guarantees (other than customarily continuing obligations thereunder) in connection therewith on the Closing Date, effective as of immediately after the Effective Time (such termination, repayment and release, the “Credit Facility Termination”); provided, however, that in no event shall this Section 7.06 require the Company or any of its Subsidiaries to make any payment or incur any monetary obligation or liability in connection with such Credit Agreement Termination or cause such Credit Agreement Termination unless the Closing shall have occurred and the Company shall have received funds to pay in full the Payoff Amounts from Parent, except as provided in Section 7.06(c). In addition, to the extent Parent requests, the Company shall use its commercially reasonable efforts to obtain payoff letters in customary form for and with respect to any other indebtedness for borrowed money to be paid at Closing not covered by the foregoing.

(b) Section 7.06(b) of the Company Disclosure Schedule contains a correct and complete list of all outstanding letters of credit issued by the Company or any of its Subsidiaries, indicating which of these letters of credit are reserved under the revolving credit facility under the First Lien Credit Facility. The Company shall cooperate with Parent to provide that these letters of credit, which are reserved under such revolving credit facility, are either terminated at the Effective Time or become reserved under Parent’s Amended and Restated Credit Agreement, dated as of November 22, 2011.

(c) Immediately following the Effective Time, Parent shall contribute capital to the Surviving Corporation and/or loan or advance to the Surviving Corporation an amount of funds sufficient to repay the Payoff Amounts as set forth in the Payoff Letters, net of any cash of the Company and its Subsidiaries available for such purpose, as contemplated by Section 7.06(a).

SECTION 7.07. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other lawful actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

SECTION 7.08. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication of a substantive nature from any Governmental Authority received by such party in connection with the transactions contemplated by this Agreement;

(b) any inaccuracy of any representation or warranty of such party contained in this Agreement at any time during the term of this Agreement that could reasonably be expected to give rise to a failure of the closing condition set forth in Section 8.02(a) or Section 8.03(a), as the case may be;

(c) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to give rise to a failure of the closing condition set forth in Section 8.02(b) or Section 8.03(b), as the case may be; and

(d) any change, effect, development or event that has or would reasonably be expected to have a Material Adverse Effect on such party;

provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

SECTION 7.09. Anti-Takeover Statute. If any Anti-Takeover Statute is or may become applicable to this Agreement (including the Merger and the other transactions contemplated hereby), each of Parent, the Company and Merger Sub and their respective Board of Directors shall grant all such approvals and take all such actions as are necessary so that such transactions may be consummated as promptly as practicable hereafter on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE 8

CONDITIONS TO THE MERGER

SECTION 8.01. Conditions to the Obligations of Each Party. The obligations of the Company and Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver) of the following conditions on or prior to the Closing Date:

(a) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Order. No Applicable Law, arbitration award, finding or Order (whether temporary, preliminary or permanent) shall be in effect that restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Merger.

(c) HSR Act; No Proceeding. (i) Any applicable waiting periods, together with any extensions thereof, under the HSR Act to consummate the Merger shall have expired or been terminated and (ii) no Proceeding, investigation or inquiry initiated by a Governmental Authority shall be pending that is (x) challenging or seeking to prevent or prohibit consummation of the Merger or (y) seeking to impose any undertaking, condition or consent decree to compel any divestiture or operational restriction.

SECTION 8.02. Additional Conditions to Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are also subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver) of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.01(a) (Corporate Existence and Power), Section 3.02 (Corporate Authorization), and Section 3.04(a) (Non-contravention) shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); (ii) the representations and warranties of the Company set forth in Section 3.05 (Capitalization), Section 3.23 (Opinion of Financial Advisor) and Section 3.24 (Finders’ Fees) shall be true and correct in all material respects as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct in all material respects as of such date); it being understood that the representations made in Section 3.05 and Section 3.24 shall be deemed to be true and correct in all material respects only if any inaccuracies will result in aggregate losses or expenses of no more than $750,000; and (iii) all of the other representations and warranties of the Company contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. The Company shall have delivered to Parent a certificate, signed by an executive officer of the Company and dated as of the Closing Date, to the effect that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied.

(d) Consents and Approvals. The Company shall have obtained all of the consents, approvals and waivers listed in Schedule 8.02(d) of the Company Disclosure Schedule.

(e) Tax Certificate. Parent shall have received an affidavit from the Company stating that the shares of Company Common Stock are not a “United States real property interest” within the meaning of Section 897(c) of the Code, dated as of the Closing Date and in form and substance required under Sections 1.897-2(h) and 1.1445-2(c) of the Treasury Regulations.

(f) Series A Preferred Stock. The Company shall have caused to be cancelled each outstanding share of Series A Preferred Stock in accordance with Section 5.09.

(g) Company Material Adverse Effect. Since the date of this Agreement, there have been no changes, effects, developments or events that have had or would reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 8.03. Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction (or, to the extent permissible under Applicable Law, waiver) of the following conditions on or prior to the Closing Date:

(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization) and Section 4.09 (Availability of Funds), shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time; and (ii) all of the other representations and warranties of Parent contained in this Agreement, in each case disregarding and without giving any effect to all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect or any similar standard or qualification, shall be true and correct as of the date hereof and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to delay or impair the ability of Parent or Merger Subsidiary to consummate the Merger or materially delay or impair the ability of Parent or Merger Subsidiary to perform its material obligations or consummate the other transactions contemplated by this Agreement.

(b) Agreements and Covenants. Parent shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) Officer’s Certificate. Parent shall have delivered to the Company a certificate, signed by an executive officer of Parent and dated as of the Closing Date, to the effect that the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

ARTICLE 9

TERMINATION

SECTION 9.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding the receipt of Company Shareholder Approval):

(a) by mutual written agreement of the Company and Parent, by action of their respective Boards of Directors;

(b) by either Parent or the Company, if the Merger has not been consummated on or before April 30, 2013(such date as may be extended pursuant to the second proviso of this Section 9.01(b), the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.01(b) shall not be available to any party if the failure of the Effective Time to occur by the End Date is due wholly or partly to the failure of that party to fulfill in all material respects all of its obligations under this Agreement; provided, however, that that if on the End Date, the conditions set forth in Section 8.01(c) shall not have been satisfied, but all other conditions set forth in Article 8 shall have been satisfied or waived (other than those conditions that by their nature cannot be satisfied other than at the Closing), then the End Date shall be extended until May 10, 2013;

(c) by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 8.01 or Section 8.03 not to be satisfied and (ii) either cannot be cured or has not been cured prior to the earlier of (A) the fifteenth calendar day following receipt by Parent of written notice of such breach from the Company and (B) the calendar day immediately prior to the End Date;

(d) by Parent, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause any of the conditions set forth in Section 8.01 or Section 8.02 not to be satisfied and (ii) either cannot be cured or has not been cured prior to the earlier of (A) the fifteenth calendar day following receipt by Company of written notice of such breach from Parent and (B) the calendar day immediately prior to the End Date;

(e) by Parent, if (i) the Company Board shall have failed to include the Recommendation in the Proxy Statement or shall have effected a Company Adverse Recommendation Change, (ii) the Company enters into an Alternative Acquisition Agreement, (iii) the Company Board approves or recommends any Acquisition Proposal, (iv) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing or (v) a tender or exchange offer constituting an Acquisition Proposal relating to the Company’s securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall have not sent to its security holders pursuant to Rule 14e-2 promulgated under the 1934 Act, within ten Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Company Board recommends rejection of such tender or exchange offer;

(f) by either Parent or the Company, if any Governmental Authority shall have obtained, enacted, issued, promulgated or enforced any arbitration award, finding or Order restraining, enjoining, preventing, prohibiting or making illegal the consummation of the Merger, and such arbitration award, finding or Order shall have become final and non-appealable;

(g) by the Company, if (i) prior to obtaining Company Shareholder Approval the Company Board enters into a definitive agreement providing for a Superior Proposal not in violation of Section 5.02(d)(ii), and (ii) prior to or concurrent with such termination, Parent has received the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee by wire transfer in same day funds; or

(h) by the Company or Parent, if the Company Shareholder Approval is not obtained at the Company Shareholder Meeting.

SECTION 9.02. Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto (except as provided in Section 10.04(b) or 10.14 or in the case of willful or intentional breach or fraud). Notwithstanding the foregoing, the provisions of this Section 9.02, Section 10.04, Sections 10.06 through 10.14 and Article 11 shall survive any termination of this Agreement.

ARTICLE 10

MISCELLANEOUS

SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Humana Inc.

500 West Main Street

Louisville, Kentucky 40202

Attention: Law Department

Facsimile No.: (502) 580-2799

with a copy to (which shall not constitute notice):

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, New York 10004

Attention: Jeffrey Bagner, Esq.

Facsimile No.: (212) 859-4000

if to the Company, to:

Metropolitan Health Networks, Inc.

777 Yamato Road

Suite 510

Boca Raton, Florida 33431

Attention: Roberto L. Palenzuela, General Counsel

Facsimile No.: (561) 805-8501

with a copy to (which shall not constitute notice):

Greenberg Traurig, P.A.

333 Avenue of the Americas, Suite 4400

Miami, Florida 33131

Attention: David Wells, Esq.

Facsimile No.: (305) 961-5613

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next Business Day in the place of receipt.

SECTION 10.02. Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, or except as otherwise provided in Section 9.02, the termination of this Agreement.

SECTION 10.03. Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived prior to the Effective Time by action of the Board of Directors of each of the Company, Parent and Merger Subsidiary, if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided, however, that, after the Company Shareholder Approval shall have been obtained, there shall be no amendment or waiver that (i) is prohibited by Florida Law or (ii) pursuant to Florida Law requires further Company Shareholder Approval, without such further approval.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

SECTION 10.04. Expenses; Termination Fee.

(a) Except as set forth in Section 7.02(e), this Section 10.04 and Section 10.14, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated or this Agreement is terminated.

(b) If this Agreement is terminated:

(i) by either party at a time when Parent is entitled to terminate this Agreement in accordance with Section 9.01(b) (End Date) (other than if on the End Date (as may be extended in accordance with Section 9.01(b)), the conditions set forth in Section 8.01(c)(i) or Section 8.01(c)(ii) (if such Proceeding, investigation or inquiry concerns antitrust matters) shall not have been satisfied but all other conditions shall have satisfied or waived (other than those conditions which by their nature cannot be satisfied other than at the Closing)), and if within 12 months after this Agreement is terminated in accordance with Section 9.01(b), the Company enters into, or consummates the transactions contemplated by, an Alternative Acquisition Agreement, then the Company shall pay in cash to Parent within two Business Days after the Company consummates such Alternative Acquisition Agreement, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee;

(ii) by the Company in accordance with Section 9.01(c) (Parent Breach), then Parent shall pay in cash to the Company, within two Business Days after the date on which this Agreement is terminated, the Expense Reimbursement (to the extent that the Company has at such time provided documentation for such Expense Reimbursement; provided, however, if the Company has not at such time provided documentation for such Expense Reimbursement, Parent shall promptly pay such Expense Reimbursement to the Company upon receiving such documentation);

(iii) by Parent in accordance with Section 9.01(d) (Company Breach), then the Company shall pay in cash to Parent, within two Business Days after the date on which this Agreement is terminated, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation);

(iv) by Parent in accordance with Section 9.01(e) (Company Adverse Recommendation Change), then the Company shall pay in cash to Parent, within two Business Days after the date on which this Agreement is terminated, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee;

(v) by the Company in accordance with Section 9.01(g) (Superior Proposal), then the Company shall pay in cash to Parent the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee as provided in Section 9.01(g); or

(vi) by the Company or Parent in accordance with Section 9.01(h) (Failure of Company Shareholder Approval), an Acquisition Proposal (for purposes of this Section 10.04(b)(vi), changing the references therein from 20% to 50.1%) shall have been publicly announced (whether or not conditional) and is not withdrawn at the time of the Company Shareholder Meeting and if within 12 months after this Agreement is terminated in accordance with Section 9.01(h), the Company enters into, or consummates the transactions contemplated by, an Acquisition Proposal, then the Company shall pay in cash to Parent within two Business Days after the Company consummates such Alternative Acquisition Agreement, the Expense Reimbursement (to the extent that Parent has at such time provided documentation for such Expense Reimbursement; provided, however, if Parent has not at such time provided documentation for such Expense Reimbursement, the Company shall promptly pay such Expense Reimbursement to Parent upon receiving such documentation) and the Termination Fee.

(c) Each party acknowledges that the agreements contained in Section 10.04(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, each party acknowledges and agrees on behalf of itself and its Affiliates that the payments contemplated by Section 10.04(b) is not a penalty, but rather, except in the case of Section 10.04(b)(ii) or Section 10.04(b)(iii), is liquidated damages in a reasonable amount that will compensate the other party in the circumstances in which the fee is payable for the efforts and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary contained herein, the right to receive the amounts upon termination of this Agreement pursuant to Section 10.04(b) and Section 10.14, except in the case of Section 10.04(b)(ii) or Section 10.04(b)(iii), shall be the sole and exclusive remedy of the parties in the event the Agreement is terminated and, upon payment of such amounts, the paying party shall not have any further liability or obligation to the other party relating to or arising out of this Agreement or the transactions contemplated hereby.

(d) For the avoidance of doubt, only one fee shall be payable pursuant to Section 10.04(b).

(e) In the case of Section 10.04(b)(ii) or Section 10.04(b)(iii), the Company (on behalf of itself and its shareholders) or Parent, as applicable, may pursue and recover such additional damages as it may be entitled under Applicable Law resulting from the breaches or failures to perform by the other party that gave rise to the right to terminate this Agreement. Each of the Company, on the one hand, and Parent and Merger Subsidiary, on the other hand, hereby expressly acknowledges and agrees that such additional damages may include damages based on the loss of economic benefits of the transactions contemplated by this Agreement to the other and, in the case of the Company, to its shareholders.

SECTION 10.05. Disclosure Schedule References. If and to the extent any information required to be furnished in any Section of a Disclosure Schedule is contained in any other Section of such Disclosure Schedule, such information shall be deemed to be included in all Sections of such Disclosure Schedule in which the information would otherwise be required to be included so long as the relevance of such information to such other Sections is reasonably apparent on its face. Disclosure of any fact or item in any Section of a Disclosure Schedules shall not be considered an admission by the disclosing party that such item or fact (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or Parent, as the case may be, or that such item or fact will in fact exceed any applicable threshold limitation set forth in this Agreement and shall not be construed as an admission by the disclosing party of any non-compliance with, or violation of, any third party rights (including any Intellectual Property rights) or any Applicable Law of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations and warranties made herein or of disclosing any information required to be disclosed under this Agreement.

SECTION 10.06. Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except (i) only from and after the Effective Time as provided in Section 6.02, (ii) only from and after the Effective Time, for the rights of the holders of Company Common Stock and Company Stock Options under Article 1 of this Agreement to receive payment therefor, and (iii) the right of the Company on behalf of its shareholders to pursue and recover additional damages as provided in Section 10.04(e), no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns. The third-party beneficiary rights referenced in clause (iii) above may be exercised only by the Company (on behalf of its shareholders as their agent) through actions expressly approved by the Company Board, and no shareholder of the Company whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party; provided, however, that Parent may assign the rights and obligations of Merger Subsidiary to another wholly owned Subsidiary of Parent.

SECTION 10.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without regard to the conflicts of law rules of such state.

SECTION 10.08. Jurisdiction. (a) The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Southern District of Florida or, if such court shall not have jurisdiction, any federal court sitting in the State of Florida, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Florida, and to the fullest extent permitted by Applicable Law, each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such court or that any such Proceeding brought in any such court has been brought in an inconvenient forum. To the fullest extent permitted by Applicable Law, process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees to the fullest extent permitted by Applicable Law that service of process on such party as provided in Section 10.01 shall be deemed effective service of process on such party.

SECTION 10.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of a signed counterpart of a signature page of this Agreement by facsimile or by PDF file (portable document format file) shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 10.11. Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter thereof and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter thereof.

SECTION 10.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

SECTION 10.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement, the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court as specified in Section 10.08.

SECTION 10.14. Prevailing Parties. If any Proceeding for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Proceeding and, if applicable, the interest on any then unpaid portion of the Termination Fee (at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment is actually made), in addition to any other relief to which it may be entitled.

ARTICLE 11

DEFINITIONS

SECTION 11.01. Definitions.

As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Acquisition Proposal” shall mean any proposal or offer (including any proposal or offer made directly to the Company’s shareholders) from any Third Party relating to (i) any direct or indirect acquisition or purchase of 20% or more of the consolidated assets of the Company and its Subsidiaries (including securities of such Subsidiaries), consolidated assets of the Company and its Subsidiaries as to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable or 20% or more of any class of equity securities of the Company or any of its Subsidiaries in a single transaction or a series of related transactions, (ii) any tender offer or exchange offer that, if consummated, would result in any Third Party becoming the beneficial owner of 20% or more of any class of equity securities of the Company or any of its Subsidiaries or the filing with the SEC of a Schedule TO, a Schedule 13E-3 or a registration statement under the Securities Act in connection therewith, (iii) any merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries that if consummated would result in any Third Party becoming the beneficial owner of 20% or more of any class of equity securities of the Company or any of its Subsidiaries, 20% or more of the consolidated assets of the Company and its Subsidiaries (including securities of such Subsidiaries) or consolidated assets of the Company and its Subsidiaries as to which 20% or more of the consolidated revenues or earnings of the Company and its Subsidiaries are attributable in each case other than the transactions contemplated by this Agreement. Notwithstanding the foregoing, a proposal or offer from any Third Party relating to (x) the acquisition any equity securities of one or more Subsidiaries of the Company principally engaged in the sleep diagnostic business or (y) the sale of a substantial portion of the assets of one or more such Subsidiaries of the Company shall not be deemed to be an Acquisition Proposal.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership or voting securities, by contract or otherwise.

“AHCA” means the Florida Agency for Health Care Administration.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation (including any guideline or criterion that is administered or enforced), Order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as the same may be amended from time to time unless expressly specified otherwise herein.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in Miami, Florida, Louisville, Kentucky or New York, New York are authorized or required by Applicable Law to close.

“CMS” means the Centers for Medicare and Medicaid Services, a division of the United States Department of Health and Human Services.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2012 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2012.

“Company Balance Sheet Date” means March 31, 2012.

“Company Common Stock” means the common stock, $0.001 par value, of the Company.

“Company Credit Facilities” means that certain (i) Credit Facility Agreement, dated as of October 4, 2011 (the “First Lien Credit Facility”), by and among the Company and certain of its Affiliates, in their capacity as credit parties thereto, General Electric Capital Corporation, in its capacity as agent and lender, and certain other lenders party thereto and (ii) Second Lien Credit Agreement (the “Second Lien Credit Facility”, dated as of October 4, 2011, by and among the Company and certain of its Affiliates, in their capacity as credit parties thereto, General Electric Capital Corporation, in its capacity as agent and lender, and certain other lenders party thereto.

“Company Data Room” means the documents and information relating to the Company and its Subsidiaries provided to Parent in that certain virtual data room maintained by the Company.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Owned Intellectual Property” means all Intellectual Property owned (or purported to be owned) by the Company or any of its Subsidiaries and includes all Intellectual Property listed in Section 3.19(a) of the Company Disclosure Schedule.

“Company Owned Real Property” means, all real property owned in fee by the Company and its Subsidiaries, together with all buildings, structures, fixtures and improvements thereon and all of the Company’s and its Subsidiaries’ rights thereto, including all easements, rights of way and appurtenances relating thereto.

“Contract” means any legally binding contract, agreement, obligation, commitment, arrangement, understanding, instrument, lease or license, whether written or oral.

“Disclosure Schedule” means the Company Disclosure Schedule and/or the Parent Disclosure Schedule, as applicable.

“Environmental Law” means any Applicable Law relating to (i) the presence, release or control of or exposure to any Hazardous Substance (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation of a Hazardous Substance, (iii) human health and safety with respect to exposures to and management of Hazardous Substances, or (iv) pollution or protection of the environment (including air, groundwater, surface water, sediments, soils, land surface and subsurface strata) or natural resources.

“Environmental Permits” means all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Authorities required by Environmental Laws and affecting, or relating to, the business of the Company or any of its Subsidiaries as conducted as of the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“Expense Reimbursement” means with respect to the relevant party, reimbursement for such party’s reasonable and documented out of pocket costs and expenses in connection with due diligence, drafting and negotiating in connection with the transactions contemplated by this Agreement (which, as to Parent, shall include expenses incurred by Merger Subsidiary), including printing fees, filing fees, and reasonable fees and expenses of its legal and financial advisors and other Representatives related to this Agreement and the transactions contemplated hereby and any relating financings, in an amount not to exceed $5,333,000 in the aggregate (for the avoidance of doubt, any portion of the Termination Fee payable by Parent to its financial advisors shall not be deemed as an expense that is reimbursable under this definition nor shall any such amount be applied against the $5,333,000 limit under this definition).

“Florida Law” means the Florida Business Corporation Act, as amended.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Governmental Healthcare Program” means collectively, any “Federal Healthcare Programs” or “State Healthcare Programs” as defined under Title XVIII of the Social Security Act, as amended, including the Medicare and Medicaid programs established under and governed by the applicable provisions of Title XVIII of the Social Security Act (as well as any Applicable Laws implementing the Medicaid program) and any other state or federal health care program, plan or contract.

“Hazardous Substance” means any chemical, substance, waste or material identified, listed, regulated or defined as a “pollutant”, “contaminant”, “toxic,” “radioactive,” “ignitable,” “corrosive,” “reactive,” or “hazardous,” or subject to liability or a requirement for investigation or remediation, under any Environmental Law, including petroleum or any fraction thereof, asbestos and asbestos-containing material, and toxic mold.

“Health Benefit Laws” shall mean all Applicable Law relating to the licensure, certification, qualification or authority to transact business relating to the provision of, payment for, arrangement of, or administration or utilization of health or medical benefits, insurance or provider claims, including ERISA, the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, the HIPAA, the Applicable Law governing the Medicare Advantage Program, the Insurance Code of the State of Florida, and other Applicable Law relating to the regulation of workers compensation, managed care organizations, insurance companies, third-party administrators, utilization review agents, certificates of need, utilization review coordination of benefits, hospital reimbursement, Medicare and Medicaid participation, fraud and abuse, patient referrals and provider incentives.

“Health Benefit Plan” means all of the health and medical care benefit plans and products, and all of the prescription drug plans and products, and any evidence of coverage form, summary of benefits form, or other policy forms reflecting the benefits or coverage under such plans, offered, sold, administered or maintained by the Company for the benefit of its Members.

“HHS” means the Department of Health and Human Services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996. HIPAA, as amended by the Health Information Technology for Economic and Reinvestment Act and any other amendments thereto, and all related and other Applicable Law addressing the privacy, security, and transmission of health information with regard to the operations and services provided by Company and its Subsidiaries and with regard to any and all health plans maintained for the benefit of the their employees.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and other proprietary rights, in any jurisdiction, whether registered or not, including, rights in and to (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions and discoveries, whether patentable or not, patents, applications for patents (including divisions, continuations, continuations in part, reexaminations and any counterparts claiming priority therefrom), and any renewals, extensions, or reissues thereof; (iii) trade secrets, business, technical and know-how information, non-public information and confidential information (collectively, “Trade Secrets”); (iv) writings and other works of authorship including software, whether copyrightable or not, and any and all copyright rights, whether registered or not and registrations or applications for registration of copyrights, and any renewals or extensions thereof; (v) database rights, design rights, and privacy rights and (vi) tangible embodiments.

“Intervening Event” shall mean a fact, event, change, occurrence, development or set of circumstances material to the Company and its Subsidiaries, taken as a whole (other than any event or circumstance resulting from a breach of this Agreement by the Company or any of its Subsidiaries) that was not known to the Company Board as of or prior to the date of this Agreement.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment and associated documentation used by, and related services provided to, the Company or its Subsidiaries, including as owned, licensed, leased or otherwise used by the Company or its Subsidiaries.

“Knowledge” of a party means the actual knowledge of such party’s executive officers after making due and diligent inquiry.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or encumbrance, including rights of first refusal, options to purchase, purchase agreements and Contracts for deed or installment sale agreements.

“made available” means with respect to any material provided by the Company shall mean a copy of such material has been (a) filed as an exhibit to the Company SEC Reports without any redacted information, (b) posted to the Company Data Room prior to the execution of this Agreement or (c) provided or delivered to any legal counsel to Parent or any executive officer of Parent, in each case, prior to the execution of this Agreement.

“Material Adverse Effect” means with respect to any Person, any change, effect, development or event that, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the financial condition, business, assets, liabilities, or results of operations of such Person and its Subsidiaries, or (ii) prevents or materially impairs the ability of such Person to consummate the transactions contemplated by this Agreement; provided, however, that no change, effect, development or event (by itself or when aggregated or taken together with any and all other changes, effects, developments or events) to the extent resulting from, arising out of, or attributable to, any of the following shall be deemed to constitute or be taken into account when determining whether a “Material Adverse Effect” has occurred: (A) any changes, effects, developments or events in the economy or the financial, credit or securities markets in general (including changes in interest or exchange rates), (B) any changes, effects, developments or events in the industries in which such Person and its Subsidiaries operate, (C) any changes, effects, developments or events resulting from the announcement or pendency of the transactions contemplated by this Agreement, the identity of Parent or the performance or compliance with the terms of this Agreement (including, in each case (i) any actions, challenges, or investigations relating to this Agreement or the transactions contemplated hereby made or brought by any current or former shareholders of Parent or the Company and (ii) any loss of customers, suppliers or employees or any disruption in business relationships resulting therefrom, (D) any changes, effects, developments or events resulting from the failure of such Person to meet internal forecasts, budgets or financial projections or fluctuations in the trading price or volume of such Person’s common stock (but not, in each case, the underlying cause of such failure or fluctuations, unless such underlying cause would otherwise be excepted from this definition), (E) acts of God, natural disasters, calamities, national or international political or social conditions, including the engagement by any country in hostility (whether commenced before, on or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of a military or terrorist attack, (F) any adoption, implementation, promulgation, repeal, change or proposal in Applicable Law or GAAP (or any interpretation thereof), or (G) compliance with Section 5.01 and/or Section 7.02, except to the extent such changes, effects, developments or events resulting from or arising out of the matters described in clauses (A), (B) and (F) disproportionately affect such Person and its Subsidiaries as compared to other companies operating in the industries in which such Person and its Subsidiaries operate, taken as a whole.

“Material Company Lease” means any lease, sublease or license of Material Company Leased Real Property for the payment by the Company or any Company Subsidiary of aggregate annual rental payments of $500,000 or more.

“Material Company Leased Real Property” means all real property leased, subleased, licensed, or otherwise occupied by the Company or its Subsidiaries pursuant to a Material Company Lease.

“Material Company Real Property” means the Material Company Leased Real Property and the Company Owned Real Property.

“Medicaid” means Title XIX of the Social Security Act, as amended, or any successor law, and all regulations issued pursuant thereto and any successor law, and the laws of the State of Florida and any other States in which the Company does business passed or promulgated in connection with programs administered under Title XIX of the Social Security Act, as amended.

“Medicare” means Title XVIII of the Social Security Act, as amended, or any successor law and all regulations issued pursuant thereto and any successor law.

“Multiemployer Plan” means any “multiemployer plan,” as defined in Section 3(37) of ERISA.

“NYSE” means the New York Stock Exchange.

“Order” means any claim, judgment, decree, injunction, ruling, award, stipulation, writ, verdict or decision or order of any court or arbitrator having jurisdiction over such matter or any Governmental Authority (in each case, whether temporary, preliminary or permanent), including any voluntary agreement enter into with a Governmental Authority such as a corporate integrity agreement.

“Organizational Documents” means (i) with respect to any entity that is a corporation, such corporation’s certificate or articles of incorporation and bylaws, (ii) with respect to any entity that is a limited liability company, such limited liability company’s certificate or articles of formation and operating agreement, and (iii) with respect to any other entity, such entity’s organizational or charter documents.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet due and delinquent or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising or incurred in the ordinary course of business that are not yet due or being contested in good faith; (iii) Liens to secure obligations to landlords, lessors or renters under leases or rental agreements or underlying leased property arising in the ordinary course of business; (iv) Liens imposed by Applicable Law (other than as a result of a failure to comply therewith); (v) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (vi) pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vii) Liens (other than mortgage liens) that do not materially detract from the value or materially interfere with the present use of the property or asset subject thereto or affected thereby; and (viii) Liens the existence of which are specifically disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Documents filed prior to the date of this Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any action, claim, charge, audit, lawsuit, demand, suit, hearing, litigation, proceeding, arbitration, appeal, judicial review or other dispute (in each of foregoing cases, whether civil, criminal or administrative) commenced, brought or conducted by any Person or Governmental Authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the Securities and Exchange Commission.

“Stock Plan” means the Company’s Omnibus Equity Compensation Plan.

“Subsidiary” means (i) with respect to any Person (including the Company), any entity, the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other entity, of which securities or other ownership interests representing at least fifty percent of the equity or at least fifty percent of the ordinary voting power (or, in the case of a partnership, more than fifty percent of the general partnership interests) are directly or indirectly owned by such Person and (ii) with respect to the Company (in addition to clause (i)) each of the entities listed on Section 3.06(a) of the Company Disclosure Schedule.

“Superior Proposal” means any bona fide, written Acquisition Proposal, not solicited or initiated in violation of Section 5.02(a), for at least 50.1% of the outstanding shares of Company Common Stock or all or substantially all of the assets of the Company and its Subsidiaries on terms that the Company Board determines in good faith, after consultation with a nationally recognized financial advisor and outside nationally recognized legal counsel (which may be the Company’s current outside legal counsel) and taking into account all the terms and conditions of the Acquisition Proposal would result in a transaction (i) that if consummated, is more favorable to the Company’s shareholders from a financial point of view than the Merger or, if applicable, any binding offer by Parent to amend the terms of this Agreement made in circumstances contemplated by Section 5.02(d) (in the case of a Company Adverse Recommendation Change being made in respect of a Superior Proposal) after taking into account all the terms and conditions of this Agreement and such binding offer (including the expected timing and likelihood of consummation) and taking into account any governmental and other approval requirements, (ii) that is reasonably capable of being completed on the terms proposed and on a timetable not materially longer than the contemplated consummation of the Merger, taking into account the identity of the Person making the proposal or offer, any approval requirements and all other financial, legal and other aspects of such proposal and (iii) for which financing, if a cash transaction (whether in whole or in part), is then committed.

“Termination Fee” means a fee in the amount of $16,000,000.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“WARN Act” means the U.S. Worker Adjustment and Retraining Notification Act and any state or local equivalent.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.02(a)
Anti-Takeover Statutes	Section 3.22(a)
Articles of Merger	Section 1.01(c)
Audit Reports	Section 3.15
Barclays	Section 3.23
Certificate	Section 1.02(a)
Closing	Section 1.01(b)
Closing Date	Section 1.01(b)
COBRA	Section 3.18(g)
Company	Preamble
Company Adverse Recommendation Change	Section 5.02(c)
Company Board	Section 1.05(a)
Company Board Recommendation	Section 3.02(c)
Company Capital Stock	Section 3.05(a)
Company Indebtedness	Section 7.06(a)
Company Material Contract	Section 3.16(a)
Company Permits	Section 3.13(c)
Company Preferred Stock	Section 3.05(a)
Company Restricted Stock	Section 1.05(c)
Company SEC Documents	Section 3.07(a)
Company Securities	Section 3.05(b)
Company Shareholder Approval	Section 3.02(a)
Company Shareholder Meeting	Section 7.01(a)
Company Stock Option	Section 1.05(b)
Company Subsidiary Securities	Section 3.06(b)
Confidentiality Agreement	Section 5.03(b)
Contingent Worker	Section 3.18(m)
Credit Agreement	Section 4.09
Credit Facility Termination	Section 7.06(a)
D&O Insurance	Section 5.06
Effective Time	Section 1.01(c)
Employee	Section 3.18(l)
Employee Plans	Section 3.18(a)
End Date	Section 9.01(b)
Financing	Section 4.09
Governmental Contracts	Section 3.13(e)
Health Information Laws	Section 3.13(g)
Indemnified Person	Section 6.02(a)
Insurance Policies	Section 3.25
internal controls	Section 3.07(g)
Material Provider Contracts	Section 3.14(a)
Maximum Amount	Section 5.06
Merger	Section 1.01(a)
Merger Consideration	Section 1.02(a)
Merger Subsidiary	Preamble

Term	Section
Negotiation Period	5.02(d)(ii)(2)
Option Consideration	Section 1.05(b)
Parent	Preamble
Parent Board	Section 4.02(c)
Paying Agent	Section 1.03(a)
Payment Fund	Section 1.03(a)
Payoff Amounts	Section 7.06(a)
Payoff Letters	Section 7.06(a)
Provider	Section 3.14(a)
Proxy Statement	Section 7.01(a)
Regulatory Filings	Section 3.15
Replaced Employee	Section 5.01(m)
Representatives	Section 3.22(b)
Series A Articles of Amendment	Section 3.05(a)
Series A Holders	Section 5.09
Series A Preferred Stock	Section 3.05(a)
Surviving Corporation	Section 1.01(a)
Tax Return	Section 3.17(m)
Taxes	Section 3.17(l)
Taxing Authority	Section 3.17(l)
Title Companies	Section 5.05
Titled Property	Section 5.05
Treasury Regulations	Section 3.17(n)
Uncertificated Share	Section 1.02(a)

SECTION 11.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. Any dollar threshold set further herein shall not be used as a benchmark for determination of what is “material” or a “Material Adverse Effect” or any phrase of similar import under the Agreement. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The terms “material,” “materiality,” or other similar qualifiers when used with respect to any Person or any of its Subsidiaries shall refer to such Person and its Subsidiaries, taken as a whole. The parties agree that the terms and language of this Agreement were the result of negotiations between the parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PARENT:

HUMANA INC.

By:	/s/ Paul Kusserow
Name:	Paul Kusserow
Title:	Senior Vice President and Chief Strategy and Corporate Development Officer

MERGER SUBSIDIARY:

MINER ACQUISITION SUBSIDIARY, INC.

By:	/s/ Joan O. Lenahan
Name:	Joan O. Lenahan
Title:	Vice President and Secretary

COMPANY:

METROPOLITAN HEALTH NETWORKS, INC.

By:	/s/ Michael M. Earley
Name:	Michael M. Earley
Title:	Chairman and Chief Executive Officer

[Signature Page to Merger Agreement]

ANNEX B

745 Seventh Avenue New York, NY 10019 United States

November 3, 2012

Board of Directors

Metropolitan Health Networks, Inc.

777 Yamato Road, Suite 510

Boca Raton, FL 33431

Members of the Board of Directors:

We understand that Metropolitan Health Networks, Inc. (the “Company”) intends to enter into a transaction (the “Proposed Transaction”) with Humana Inc. (“Humana”) pursuant to which Miner Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Humana (“Merger Sub”) will be merged with and into the Company, with the Company resulting as the surviving entity and wholly-owned subsidiary of Humana (the “Merger”). We further understand that, upon the effectiveness of the Merger, each share of common stock of the Company, par value $0.001 (the “Company Common Stock”) shall be converted into the right to receive $11.25 per share in cash, without interest (the “Consideration”), other than shares of Company Common Stock owned directly or indirectly by Humana, Merger Sub or any of their respective wholly-owned subsidiaries or which are held directly or indirectly by the Company or any of its wholly-owned subsidiaries. The terms and conditions of the Proposed Transaction are set forth in more detail in a draft of the Agreement and Plan of Merger, which agreement is dated as of November 3, 2012, by and among Humana, the Company and Merger Sub (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company’s stockholders of the Consideration to be offered to such stockholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be offered to the stockholders of the Company in the Proposed Transaction.

In arriving at our opinion, we reviewed and analyzed: (1) a draft of the Agreement, as of November 2, 2012, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company that we believe to be relevant to our analysis, including its most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; (3) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company; (4) a trading history of the Company’s common stock from June 27, 2011 to November 1, 2012 and a comparison of that trading history with those of other companies that we deemed relevant; (5) a comparison of the historical financial results and present financial condition of the Company with those of other companies that we deemed relevant; (6) published estimates of independent research analysts with respect to the future financial performance and price targets of the Company; and (7) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other recent transactions that we deemed relevant. We also have considered the commercial relationship between the Company and Humana and its potential implications on the Proposed Transaction or any similar transaction. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections of the Company, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections. We assume no responsibility for and we express no view as to any such projections or estimates or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company. In addition, at your request we solicited an indication of interest from a third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Consideration to be offered to the stockholders of the Company in the Proposed Transaction is fair to such stockholders.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse certain of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking and financial services for the Company and Humana in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. Specifically, we currently serve, and have served since prior to October 10, 2012, as a lender to Humana’s $1 billion 5-year revolving credit facility which expires on November 21, 2016.

Barclays Capital Inc. and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Humana for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ Barclays Capital Inc.

BARCLAYS CAPITAL INC.

METROPOLITAN HEALTH NETWORKS, INC. AMERICAN STOCK TRANSFER 6201 15TH AVENUE BROOKLYN, NY 11219

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  ☒

KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS    PROXY    CARD    IS    VALID     ONLY    WHEN    SIGNED    AND    DATED.

The Board of Directors recommends you vote FOR proposals 1., 2. and 3.			For	Against	Abstain
1.

A proposal to adopt and approve the Agreement and Plan of Merger, dated as of November 3, 2012, among Humana Inc., Miner Acquisition Subsidiary, Inc., a wholly-owned subsidiary of Humana Inc., and Metropolitan Health Networks, Inc., pursuant to which Metropolitan Health Networks, Inc. will become a wholly-owned subsidiary of Humana Inc., which is referred to as the merger, and to approve the merger;

			☐	☐	☐
2.	A proposal to approve an adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposal; and		☐	☐	☐
3.

a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by Metropolitan Health Networks, Inc. to its named executive officers in connection with the merger.

			☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

IMPORTANT: Please mark, date and sign your name exactly as it appears on this proxy and return this proxy in the enclosed envelope. When signing as attorney, executor, administrator, trustee, guardian or officer of a corporation, please give your full title as such. For joint accounts, each joint owner should sign.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice & Proxy Statement is/are available at www.proxyvote.com.

 — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

SPECIAL MEETING OF STOCKHOLDERS

METROPOLITAN HEALTH NETWORKS, INC.

DECEMBER 21, 2012

This Proxy is solicited by the Board of Directors of Metropolitan Health Networks, Inc. (“Metropolitan”)

The Metropolitan Board has unanimously adopted and approved the merger agreement and approved the merger and has unanimously determined that the adoption and approval of the merger agreement and the approval of the merger by the Metropolitan shareholders is in the best interests of, Metropolitan and the Metropolitan shareholders. The Metropolitan Board unanimously recommends that you vote “FOR” the adoption and approval of the merger agreement and approval of the merger, “FOR” the adjournment of the Metropolitan special meeting, if necessary, to solicit additional proxies in favor of the foregoing proposal and “FOR” the “golden parachute” compensation proposal.

The shares represented by this proxy will be voted as specified and, in the discretion of the proxies, on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side